As filed with the Securities and Exchange Commission on September 21, 2007

Registration No: 333-141453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BELVEDERE SOCAL

(exact name of registrant as specified in its charter)

California	6021	20-8356735
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

One Maritime Plaza, Suite 825

San Francisco, California 94111

(415) 434-1236

(Address, including zip code and telephone number,

including area code, of registrant’s principal and executive offices)

Alison Davis

Belvedere SoCal

Chief Executive Officer

One Maritime Plaza, Suite 825

San Francisco, California 94111

(415) 434-1236

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

copies to:

John F. Stuart, Esq.	Barbara S. Polsky, Esq.
Kenneth E. Moore, Esq.	Joshua A. Dean, Esq.
Reitner, Stuart & Moore	Manatt, Phelps & Phillips, LLP
1319 Marsh Street	11355 West Olympic Boulevard
San Luis Obispo, CA 93401	Los Angeles, CA 90064
(805) 545-8590	(310) 312-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

[NAME AND LOGO]

PROFESSIONAL BUSINESS BANK

To the Shareholders of Professional Business Bank

The boards of directors of Professional Business Bank and Belvedere SoCal have approved the merger of Professional Business Bank into a subsidiary of Belvedere SoCal.

In the transaction, shareholders of Professional Business Bank will have the election to receive all shares of common stock of Belvedere SoCal, all cash or a combination of cash and shares in Belvedere SoCal in exchange for their shares of Professional Business Bank stock, subject to certain allocation provisions. Professional Business Bank shareholders will receive either $23.00 cash or 0.87 shares of Belvedere SoCal common stock in exchange for each share of Professional Business Bank common stock they own. Shareholders of Professional Business Bank who receive shares of Belvedere SoCal will also receive warrants to purchase additional shares of Belvedere SoCal in the future at $0.01 per share. Such shareholders are estimated to receive between 0.043 and 0.045 warrants for each share of Professional Business Bank owned with any fractional warrants being paid in cash.

Belvedere SoCal’s common stock has never traded on any public exchange nor in the over-the-counter market. Accordingly, it has no established trading value. Upon successful completion of the merger, Belvedere SoCal is obligated to take all required action to have its common stock quoted on the OTC Bulletin Board and to maintain eligibility for quotation on the OTC Bulletin Board. We can provide no assurance as to the prices at which Belvedere SoCal common stock will trade once it becomes eligible for quotation on the OTC Bulletin Board or in the future. Shareholders of Professional Business Bank should not assume that shares of Belvedere SoCal common stock will trade at the cash merger price of $23.00 per share or even at the trading prices of Professional Business Bank’s common stock prior to the announcement of the merger.

It is expected that the transaction will be tax-free to Professional Business Bank’s shareholders who receive Belvedere SoCal common stock. Cash paid in lieu of fractional shares and cash paid to those shareholders receiving cash will be taxable.

Professional Business Bank will hold a special shareholders’ meeting to consider and vote upon the proposed merger agreement. Approval by the current Belvedere SoCal shareholder of the merger has already been obtained. This document provides you with detailed information about the special meeting and the merger. You are urged to read this document carefully and in its entirety. In particular, see “Risk Factors” beginning on page [*].

The board of directors unanimously recommends you vote for the merger. If you do not vote, it will have the same effect as voting against the proposal. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting.

Norman Broyer

President and Chief Executive Officer

Professional Business Bank

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT—PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF PROFESSIONAL BUSINESS BANK OR OF BELVEDERE SOCAL, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement—prospectus is dated [*], 2007 and is first being mailed to shareholders on or about [*], 2007.

[logo of PBB]

NOTICE OF

SPECIAL MEETING OF SHAREHOLDERS

PROFESSIONAL BUSINESS BANK

TO BE HELD [*], 2007

To the shareholders of Professional Business Bank:

Notice is hereby given that, pursuant to the Bylaws of Professional Business Bank and the call of its board of directors, a special meeting of shareholders will be held at [*], on [*], 2007, at [*] a.m., for the purpose of considering and voting on the following matters:

1.	Approval of Merger With Belvedere SoCal. To consider and act upon a proposal to approve the principal terms of the merger pursuant to which Professional Business Bank will be merged into SoCal Interim Bank, a wholly-owned banking subsidiary of Belvedere SoCal, as described in the attached proxy statement—prospectus.

2.	Adjournments. To consider and act upon a proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the merger and the merger agreement.

No other business may be conducted at the special meeting.

Only shareholders of record at the close of business on [*], 2007 may vote at the special meeting. Approval of the merger requires the affirmative vote of a majority of the shares of Professional Business Bank common stock issued and outstanding on the record date.

Under California law, holders of Professional Business Bank stock who dissent from the merger and comply with certain provisions will be entitled to receive a cash payment for their shares. A summary of the applicable requirements of such law is contained in the attached proxy statement—prospectus under the caption “THE MERGER—Dissenters’ Rights.” In addition, the text of Chapter 13 of the California General Corporation Law is attached as Appendix C to the attached proxy statement—prospectus.

SINCE IMPORTANT MATTERS ARE TO BE CONSIDERED AT THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT EACH SHAREHOLDER VOTE. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the special meeting.

THE ENCLOSED PROXY CARD IS SOLICITED BY PROFESSIONAL BUSINESS BANK’S BOARD OF DIRECTORS. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY CARD HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PROFESSIONAL BUSINESS BANK, BY SUBMITTING PRIOR TO THE SPECIAL MEETING A PROPERLY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE SPECIAL MEETING AND ELECTING TO VOTE IN PERSON BY ADVISING THE CHAIRMAN OF THE SPECIAL MEETING OF SUCH ELECTION BEFORE THE VOTING BEGINS.

PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING SO THAT ARRANGEMENTS FOR ADEQUATE ACCOMMODATIONS CAN BE MADE.

If you would like to attend the Professional Business Bank special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the Professional Business Bank special meeting, you must obtain from the nominee a proxy issued in your name.

By order of the Board of Directors

[*]
Secretary

[*], 2007

Table of Con tents

i

APPENDICES
Agreement to Merge and Plan of Reorganization, as amended	Appendix A
Fairness Opinion of Keefe, Bruyette & Woods, Inc.	Appendix B
Chapter 13 of the California General Corporation Law	Appendix C

QUES TIONS AND ANSWERS ABOUT VOTING

Q: Why have you sent me this document?

A: You are receiving this document because it is serving as both a proxy statement for Professional Business Bank and a prospectus of Belvedere SoCal. It is a proxy statement because it is being used by the Professional Business Bank board of directors to solicit the proxies of its shareholders. It is a prospectus because Belvedere SoCal is offering shares of its common stock in exchange for shares of Professional Business Bank in the merger described below.

This proxy statement—prospectus contains important information regarding the proposed merger, as well as information about Belvedere SoCal and Professional Business Bank. It also contains important information about what Professional Business Bank’s board of directors and management considered when evaluating this proposed merger. You are urged to read this proxy statement—prospectus carefully, including its appendices.

Q: What is happening in this transaction?

A: Professional Business Bank is being merged with and into SoCal Interim Bank, or “SoCal Bank,” which will be a wholly-owned subsidiary of Belvedere SoCal and which is being formed specifically for this transaction and will have no operations prior to the merger. SoCal Bank will be the surviving corporation. As a result of such merger, Professional Business Bank will cease to exist. However, upon the closing of the merger, SoCal Bank will change its name to Professional Business Bank. The merger is governed by the Agreement to Merge and Plan of Reorganization dated February 1, 2007 and amended on April 23 and August 7, 2007, a copy of which is attached as Appendix A. For convenience, in this proxy statement—prospectus the entire transaction is referred to simply as “the merger” and the bank resulting from the merger is referred to as the “Surviving Bank.”

Q: Why is the merger proposed?

A: Professional Business Bank is proposing the merger because its board of directors concluded that the merger is in its and its shareholders’ best interest. Professional Business Bank believes that the merger affords a fair price for shareholders and an opportunity for the combined companies to offer customers a broader array of services and products.

Q: What are the Professional Business Bank shareholders being asked to approve?

A: Professional Business Bank shareholders are required to approve the principal terms of the merger before the merger can be completed.

Q: What should I do now?

A: Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope in time to be represented at the special meeting.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares for you only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger.

Q: What happens if I don’t vote?

A: If you fail to respond, your shares will not be counted to help establish a quorum at the special meeting. Not voting also has the same effect as voting against the merger.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways:

•	Send a written notice to the Professional Business Bank Secretary, [*], stating that you are revoking your proxy.

•	Complete and submit a new proxy card bearing a later date.

•

Attend the special meeting and vote in person (but only if you tell the Chairman of the Special Meeting before the voting begins that you want to cancel your proxy and vote in person). Simply attending the special meeting, however, will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to Professional Business Bank at the address at the top of Professional Business Bank’s notice of special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q: How many votes are needed to approve the merger proposal?

A: Approval of the merger proposal requires the affirmative vote of the holders of not less than a majority of the shares of Professional Business Bank common stock issued and outstanding on the record date.

Q: How many votes are needed to approve the proposal to authorize adjournments to solicit additional proxies?

A: Approval of the proposal to authorize adjournments to solicit additional proxies requires the affirmative vote of a majority of the shares of Professional Business Bank represented and voting at the special meeting.

Q: Why are we also voting on a proposal to authorize adjournments to solicit additional proxies?

A: Obtaining the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of common stock may be difficult and require more time. Although it is not anticipated, it may be necessary to adjourn the special meeting to solicit additional proxies. Because of the importance of this matter, all shareholders are strongly encouraged to submit completed proxy cards as soon as possible.

Q: Do I have appraisal or dissenters’ rights if I object to the merger?

A: Shareholders of Professional Business Bank will have dissenters’ rights in the merger. If you follow certain procedures, you may choose to receive the fair market value of your shares in cash when the merger is completed. The procedures which you must follow to exercise your dissenters’ rights is set forth in Chapter 13 of the California General Corporation Law. A copy of Chapter 13 is attached as Appendix C. In addition, see the discussion entitled “THE MERGER—Dissenters’ Rights” on page 59.

Q: Who can help answer my questions?

A: If you have more questions about the merger or the special meeting, you should contact:

Mr. William Baribault Chairman Professional Business Bank 199 South Los Robles Avenue, Suite 110 Pasadena, CA 91101 (626) 395-7000

SUMMARY

This brief summary, together with the “Questions and Answers” on the preceding pages, highlight selected information from the proxy statement—prospectus. It does not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement—prospectus and the other documents included herein in order to fully understand the merger. Each item in this summary refers to the page where that subject is discussed in more detail.

The Merger (Page [*] and Appendix A)

As used in this document, the term “the merger” means the merger of Professional Business Bank with and into SoCal Interim Bank (“SoCal Bank”), upon the effectiveness of which SoCal Bank shall change its name to Professional Business Bank. For convenience, the bank resulting from the merger is referred to as the “Surviving Bank.” The merger is governed by the Agreement to Merge and Plan of Reorganization dated February 1, 2007 and amended on April 23 and August 7, 2007 (the “merger agreement”).

A copy of the merger agreement is attached as Appendix A at the back of this proxy statement—prospectus. You are encouraged to read the merger agreement, as it is the legal document that governs the merger.

Information Regarding the Parties (Pages [*] and [*])

Belvedere SoCal One Maritime Plaza Suite 825 San Francisco, California 94111 Phone: (415) 434-1236

Belvedere Capital Fund II L.P. One Maritime Plaza Suite 825 San Francisco, California 94111 Phone: (415) 434-1236 http://www.belvederecapital.com

Belvedere SoCal, or SoCal, is a newly formed California corporation, which will, upon completion of the proposed merger, be a registered bank holding company and will own 100% of the outstanding shares of the Surviving Bank. SoCal has conducted no business and has no material assets or liabilities.

SoCal is currently wholly-owned by Belvedere Capital Fund II L.P., or the Fund. The Fund is a Delaware limited partnership formed in 2002. It is a private investment fund with 30 limited partners and one general partner. Both the Fund and its general partner are registered bank holding companies. Two of the Fund’s principals were the original founders of the successful first Belvedere fund, California Community Financial Institutions Fund, L.P., which over eight years aggregated eight community banks in California into Placer Sierra Bancshares. The Fund currently owns controlling positions in Presidio Bank (San Francisco, CA), Belvedere Texas Holdings L.P. (the controlling investor in Green Bancorp (Houston, TX)) and Belvedere HCC Holdings, Inc. (the controlling investor in Hometown Commercial Capital, LLC (Burlingame, CA)). The Fund uses committed funds from its partners to fund its acquisition activities. At December 31, 2006, the book value of the Fund’s investments in other institutions was approximately $55.0 million.

Funds to cover the cash portion of the purchase price to be paid in the merger will come from approximately $11.5 million in new equity that the Fund will contribute to SoCal immediately prior to the effective time and approximately $15 million from the sale of trust preferred securities by an affiliate of SoCal. SoCal will retain approximately $800 thousand of the cash to make interest payments in connection with the trust preferred securities. SoCal will also pay a transaction fee of 2% of the total consideration paid in the merger (approximately a $1 million fee) to the Fund and reimburse the Fund and its general partner for their expenses in the transaction. SoCal will not contribute any material assets or any liabilities to the Surviving Bank at the effective time of the merger.

SoCal was formed specifically for the proposed merger and to be the platform for the Fund to expand into the Southern California market. As discussed in “RECENT DEVELOPMENTS AFFECTING SOCAL,” SoCal has recently announced the pendency of the additional acquisitions in Southern California of Spectrum Bank and First Heritage Bank, N.A.

The percentage of SoCal common stock to be owned after the merger by the Fund and the former shareholders of Professional Business Bank who receive SoCal common stock in the merger cannot be precisely calculated because of a number of variables, including the number of Professional Business Bank stock options which will be exercised before the effective time of the merger, the number of such stock options for which substitute options of SoCal will be granted and exercised after the effective time, the exercise of warrants after the effective time and the number of shares of SoCal common stock to be issued in connection with the two additional bank acquisitions referenced in the preceding paragraph. For a range of ownership among the Fund, the former Professional Business Bank shareholders and the owner of First Heritage Bank, N.A., see “RECENT DEVELOPMENTS AFFECTING SOCAL—Ownership of SoCal” at page [*].

Certain provisions of SoCal’s articles of incorporation and bylaws require that two of SoCal’s directors be “independent” as defined in Nasdaq listing standards. The initial two such independent directors will be Mr. William Baribault and Mr. Larry Tashjian, both of whom presently serve as directors of Professional Business Bank.

All of SoCal’s common stock is currently owned by the Fund and such shares have never been traded on any public exchange nor in over-the-counter market. Upon the successful completion of the merger, SoCal is obligated to take all required action to have its common stock quoted on the OTC Bulletin Board, and to maintain eligibility for quotation on the OTC Bulletin Board. We can provide no assurance as to the prices at which the SoCal common stock will trade once it becomes eligible for quotation on the OTC Bulletin Board or in the future. Shareholders of Professional Business Bank should not assume that shares of SoCal common stock will trade at the cash merger price of $23.00 per share, at the $25.00 per share value ascribed to the shares of SoCal common stock in the Spectrum Bank and the First Heritage Bank, N.A. acquisitions, or even at the trading prices of Professional Business Bank’s common stock prior to the announcement of the merger as SoCal intends to incur significant expenses to expand the Surviving Bank and to pay interest on the trust preferred securities issued to fund, in part, the cash portion of the merger consideration as well as anticipated subsequent issuances of trust preferred securities to be used to fund the Spectrum Bank acquisition and to support the growth of the Surviving Bank. These expenses are expected to result in yearly losses of SoCal.

Additional information about SoCal and the Fund, including a description of the business plan are located elsewhere in this proxy statement—prospectus under the heading “INFORMATION ABOUT BELVEDERE SOCAL AND SOCAL BANK” on page [*].

Professional Business Bank 199 South Los Robles Avenue Suite 110 Pasadena, California 91101 Phone: (626) 395-7000 http://www.probizbank.com

Professional Business Bank is a business focused bank based in Pasadena, California with total assets of $199.9 million and total shareholders’ equity of $20.0 million as of June 30, 2007. It lost $153 thousand for the six months ended June 30, 2007 and earned $1.3 million for the year ended December 31, 2006. Founded as a California state-chartered bank in November 2001, Professional Business Bank serves the financial services needs of businesses and consumers in the Tri-City areas of Pasadena, Glendale and Burbank, California, as well as the surrounding cities and communities of Los Angeles County.

Since opening in November 2001, Professional Business Bank has experienced consistent growth. Loans, net of deferred fees, grew from $28.7 million at December 31, 2002, to $70.3 million, $99.1 million, $105.9 million, and $141.4 million at December 31, 2003, 2004, 2005, and 2006, respectively, and to $177.5 million at June 30, 2007. As of those same dates, total assets grew from $58.0 million to $93.2 million, $129.8 million, $145.0 million, $173.3 million, and $199.9 million, respectively, deposits grew from $47.5 million to $79.3 million, $106.0 million, $121.2 million, $142.6 million, and $165.2 million, respectively, and shareholders’ equity grew from $7.1 million to $10.6 million, $14.6 million, $16.4 million, $20.0 million and $20.0 million, respectively. From losses of $2.175 million and $661 thousand for the years ended December 31, 2002 and 2003, respectively, net income has grown to $853 thousand and $1.341 million for the years ended December 31, 2004 and 2005, respectively. For the year ended December 31, 2006, net income decreased slightly to $1.308 million. Net income for the six months ended June 30, 2007 declined to a loss of $153 thousand as compared to income of $327 thousand for the six months ended June 30, 2006.

Professional Business Bank is licensed by the California Department of Financial Institutions, or the DFI, and its deposits are insured by the FDIC up to the maximum limits (presently $100,000 per account and $250,000 for some retirement accounts) allowed by law.

Professional Business Bank’s common stock is quoted on the OTC Bulletin Board under the symbol “PBBK.”

Additional information about Professional Business Bank is included elsewhere in this proxy statement-prospectus, including Professional Business Bank’s audited financial statements for the years ended December 31, 2006, 2005, and 2004 and unaudited information for the six month periods ended June 30, 2007 and 2006.

Information about the Business Plan for the Surviving Bank (Page [*])

It is expected that initially the current executive officers of Professional Business Bank will continue in their respective positions with the Surviving Bank after the merger with some executive officer changes expected if the First Heritage Bank, N.A. acquisition is completed. The boards of directors of the Surviving Bank and SoCal will initially be the same and will initially be composed of three representatives of the Fund and two of the current directors from Professional Business Bank. The boards of directors will be expanded if the First Heritage Bank, N.A. acquisition is completed. See “MANAGEMENT AFTER THE MERGER.” Also, as of the completion of the merger, SoCal, the Fund, the Fund’s general partner, and the Surviving Bank will enter into a management agreement pursuant to which the Fund’s general partner will provide certain services to SoCal and the Surviving Bank on a fee basis. See, “THE MERGER—Management after the Merger.”

Upon completion of the merger, SoCal intends to have the Surviving Bank offer substantially the same products and services currently offered by Professional Business Bank. However, SoCal’s business plan will feature two new growth strategies:

•

It is also intended to grow the franchise throughout Southern California with several opportunistic acquisitions. Targeted institutions are expected to range in asset size from $50 million to $1 billion and will provide personnel, customers and geographic access complementary to SoCal’s existing franchise. Cost synergy may also help make SoCal profitable. While the Fund is continuously discussing and analyzing potential acquisition candidates, at this time, SoCal has no specific plans, arrangements or understandings to make any acquisition except for the two additional pending bank acquisitions by SoCal discussed in the section entitled “RECENT DEVELOPMENTS AFFECTING SOCAL” beginning on page [*].

•

It is intended that the Surviving Bank will expand its assets and deposit liabilities organically by (i) hiring talented Relationship Managers, or RMs, in the tri-city area including Pasadena, Glendale and Burbank, and other Southern California areas, (ii) providing a pay-for-performance compensation package offering significant upside and work flexibility to top performers and (iii) opening branch offices in new geographies in Southern California to support the needs of newly hired RMs and their customers. SoCal presently has no specific additional branches planned. This organic growth plan focuses on a significant expansion of the balance sheet intended to enhance the long-term value of an investment in SoCal stock. In the first several years, the costs of this balance sheet expansion, reflected in significant increases in non-interest expense, are expected to result in yearly losses.

Risk Factors (Page [*])

An investment in SoCal’s common stock includes substantial risks. See the section entitled “RISK FACTORS” beginning on page [*] for a discussion of risks associated with the merger and an investment in SoCal’s common stock.

The Value You Will Receive Is Fixed In The Merger Agreement (Page [*])

The value that you will receive in exchange for your Professional Business Bank stock is fixed in the merger agreement. If you receive SoCal common stock in exchange for your Professional Business Bank common stock, you will receive 0.87 of a share of SoCal common stock for each share of Professional Business Bank stock you own. Shareholders of Professional Business Bank who receive shares of SoCal will also receive warrants to purchase additional shares of SoCal in the future at $0.01 per share. To the extent this exchange of shares results in a fraction of a share or warrant, such fraction will not be issued but you will receive cash in lieu of such fractional interest. If you receive cash in exchange for your Professional Business Bank common stock you will receive $23.00 for each share of Professional Business Bank common stock you own.

Subject to the allocation provisions of the merger agreement, you may elect to receive all cash, all SoCal common stock or a portion of cash and SoCal common stock for the Professional Business Bank shares you own. See “MERGER—The Merger Agreement—Election Procedure” beginning on page [*].

Warrants (Page [*])

Under the terms of the merger agreement, SoCal will issue warrants for the purchase of its common stock at a strike price of $0.01 per share to: (a) shareholders of Professional Business Bank who will continue as shareholders in SoCal in an aggregate amount equal to two percent (2%) of the “Fully Diluted SoCal Stock,” as defined in the merger agreement, and (b) the Fund in an amount equal to six percent (6%) of the “Fully Diluted SoCal Stock,” as defined in the merger agreement. See, “THE MERGER—Warrants.” It is currently estimated that a continuing shareholder would receive warrants to purchase between 0.043 and 0.045 of an additional share of SoCal common stock for each share of Professional Business Bank common stock owned. No fractional warrants will be issued and any fractional interest will receive cash in lieu of such fraction based on $23.00 per whole warrant. For example, a Professional Business Bank shareholder who owned 100 shares of Professional Business Bank and who received only SoCal common stock in the merger will receive a warrant to purchase four additional shares of SoCal common stock at $0.01 per share and cash of between approximately $6.90 and $11.50.

Dividends After the Merger

To date, Professional Business Bank has not paid cash dividends and has followed a strategy of retaining earnings to increase capital and provide additional basis for growth. SoCal expects to continue this practice of retaining earnings, if any, to increase capital.

Tax Effects of the Transaction (Page [*])

Professional Business Bank’s counsel, Manatt, Phelps & Phillips, LLP, has opined that the merger will be tax-free for U.S. federal income tax purposes to Professional Business Bank shareholders who receive only SoCal shares in the merger. The SoCal warrants to be issued to shareholders of Professional Business Bank pursuant to the merger agreement likely will be treated for tax purposes as SoCal shares based on the relationship between the warrant exercise price and the value of a SoCal share as of the time of the issuance of the warrants, and so can be received tax-free in the merger. A Professional Business Bank shareholder who receives only cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the tax basis of the Professional Business Bank shares exchanged therefor, and such gain or loss will be capital gain or loss assuming that the Professional Business Bank shares are held by the shareholder as a capital asset. A Professional Business Bank shareholder who receives SoCal shares and cash in the merger will recognize gain (but not loss) for U.S. federal income tax purposes in an amount equal to the lesser of (1) the amount of cash received in the merger and (2) an amount equal to the excess, if any, of (a) the sum of the amount of cash plus the fair market value of the SoCal shares received in the merger, over (b) the tax basis of the Professional Business Bank shares exchanged therefor. The gain recognized will be capital gain (assuming the Professional Business Bank shares are held by the shareholder as a capital asset) unless the receipt of cash by the Professional Business Bank shareholder has the effect of a dividend distribution, in which event the gain will be treated as ordinary dividend income (to the extent of the shareholder’s ratable share of Professional Business Bank’s earnings and profits as calculated for U.S. federal income tax purposes).

You are encouraged to consult your tax advisor about the specific tax consequences of the merger to you.

Professional Business Bank Board of Directors Recommendation (Page [*])

Professional Business Bank Shareholders. The Professional Business Bank board of directors has determined that the merger is fair to and in the best interest of Professional Business Bank and Professional Business Bank’s shareholders. It has approved the merger agreement and unanimously recommends that Professional Business Bank shareholders vote “FOR” the merger and the merger agreement.

Factors considered by Professional Business Bank’s Board. You should also refer to the factors and reasons that Professional Business Bank’s board of directors considered in reaching its decision to approve the merger, as explained starting on page [*].

Financial Advisor Gives Opinion That Merger Is Fair (Page [*] and Appendix B)

Professional Business Bank’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), has provided its opinion to Professional Business Bank’s board of directors dated as of August 7, 2007 that subject to and based on the considerations referred to in its opinion, the merger is fair to Professional Business Bank shareholders from a financial point of view. KBW has affirmed its opinion as of the date of this proxy statement-prospectus. The full text of KBW’s opinion dated as of August 7, 2007 is attached as Appendix B to this proxy statement—prospectus. Professional Business Bank urges its shareholders to read that opinion in its entirety.

Professional Business Bank Shareholders Should Make a Timely Election (Page [*])

Professional Business Bank shareholders may elect to receive SoCal shares, cash or a combination in exchange for the Professional Business Bank shares they own as of a record date approximately 35 days before the closing date of the merger. The record date for making elections is different from the [*], 2007 record date for determining the Professional Business Bank shareholders that are entitled to vote at the special meeting.

WE ANTICIPATE THAT A TRANSMITTAL LETTER ON WHICH YOU WILL MAKE YOUR ELECTION WILL BE MAILED TO YOU IN THE VERY NEAR FUTURE. PLEASE RETAIN THIS PROXY STATEMENT—PROSPECTUS, SINCE IT WILL BE OF ASSISTANCE IN MAKING YOUR ELECTION.

If you do not make a timely election, you may not receive the form of consideration that you want. The merger agreement requires that 47.5% of the shares of Professional Business Bank common stock outstanding immediately prior to the merger be converted into shares of SoCal common stock. If elections to receive SoCal common stock are not made for exactly 47.5% of the outstanding shares of Professional Business Bank common stock, an allocation procedure will be applied until the necessary level has been achieved. The first shares to which the allocation procedures will be applied will be those shares for which a timely and valid election has not been made. If, after allocating the undesignated shares, an additional allocation is necessary, there will be a proration procedure applied. Additionally, since it is unlikely that shareholders will elect to have exactly 47.5% of the shares of Professional Business Bank outstanding to be converted into SoCal common stock, it is also unlikely that many shareholders will receive exactly the type of consideration they elect.

Because of the allocation procedures, you will not know when you vote and when you make your election either the amount of cash or the number of shares of SoCal common stock which you will receive in the merger.

Professional Business Bank to Hold Special Meeting (Pages [*] – [*])

Professional Business Bank’s special meeting of shareholders will be held at [*] a.m. on [*], 2007, at [*]. At the meeting, you will be asked to approve the principal terms of the merger. You will also be asked to authorize the proxy holders to vote to adjourn the special meeting, if necessary, to solicit additional proxies.

Record Date; Shareholder Votes Required (Pages [*] – [*])

You are entitled to vote at the special meeting if you owned Professional Business Bank common stock as of the record date, [*], 2007. As of that date, there were [*] shares of Professional Business Bank outstanding, held by approximately [*] shareholders of record. Each holder of Professional Business Bank common stock is entitled to one vote per share on all matters that may properly come before the meeting. Approval of the principal terms of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Professional Business Bank common stock. Authorization to adjourn the special meeting, if necessary, to solicit additional proxies requires the favorable vote of a majority of the shares represented at the special meeting.

Certain Shareholders Have Agreed to Vote in Favor of the Merger (Page [*])

As of the record date for the meeting, certain officers and all of the directors of Professional Business Bank held voting power with respect to [*]% of the outstanding shares of Professional Business Bank common stock.

These officers and directors of Professional Business Bank have signed contracts agreeing to vote their shares in favor of the merger agreement and the merger.

The officers and directors entered into these agreements in order to induce SoCal to enter into the merger agreement. The voting agreements could discourage other companies from trying to acquire Professional Business Bank.

Dissenters’ Rights (Page [*] and Appendix C)

Shareholders of Professional Business Bank will have dissenters’ rights in the merger. If you follow certain procedures, you may choose to receive the fair market value of your shares in cash when the merger is completed. The procedures which you must follow to exercise your dissenters’ rights is set forth in Chapter 13 of the California General Corporation Law. A copy of Chapter 13 is attached as Appendix C.

Accounting Treatment (Page [*])

The merger will be accounted for as a purchase transaction for financial reporting purposes, with SoCal being the acquiring entity based on the following:

•	Common stock of SoCal will be issued to those shareholders of Professional Business Bank who elect to receive stock;

•

The sole shareholder of SoCal prior to the merger will receive the larger portion of the voting rights in the combined entity and therefore will have the ability to elect a voting majority of the Board of Directors of the combined entity; and

•	SoCal is paying a premium over the market value of the equity securities of Professional Business Bank.

Benefits to Certain Officers and Directors in the Merger (Page [*])

When considering the recommendation of the Professional Business Bank board of directors, you should be aware that some Professional Business Bank directors and officers have interests in the merger that differ from the interests of other Professional Business Bank shareholders. These interests include:

•

certain officers and directors had stock options for 192,000 shares of Professional Business Bank stock as of June 29, 2007. All of these options will be exercisable in full as of the effective time of the merger including options for 48,000 shares which were unvested at June 29, 2007. These 192,000 options have an aggregate value of approximately $2 million (calculated based on the number of options multiplied by the difference in their exercise prices and $23.00 per share);

•

William Baribault, the Chairman of Professional Business Bank, and Larry Tashjian, a current director of Professional Business Bank, are expected to be added to the board of directors of SoCal and the Surviving Bank at the effective time of the merger;

•

Norman Broyer, the President and Chief Executive Officer of Professional Business Bank, and the other executive officers of Professional Business Bank, are expected initially to continue to serve in their present positions and under present employment terms after the completion of the merger; and

•	directors and officers have continuing liability insurance protection and indemnification protections.

The Professional Business Bank board of directors was aware of these interests and considered them before approving the merger agreement.

Things Professional Business Bank and SoCal Must Do for the Merger to Occur (Page [*])

Completion of the merger is subject to various conditions, including:

•	approval of the principal terms of the merger by the Professional Business Bank shareholders;

•	receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger; and

•	other customary conditions.

Certain of these customary conditions to the merger may be waived by SoCal or Professional Business Bank, as applicable.

Regulatory Approvals Needed (Page [*])

The merger cannot be completed unless it is approved by the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System. All these regulatory approvals have now been obtained.

In addition, the California Department of Corporations has issued a permit authorizing the issuance of SoCal common stock in the merger.

SoCal Stock Plan (Page [*])

Prior to the completion of the merger, SoCal will adopt an equity compensation plan that will provide the flexibility to grant stock options, stock appreciation rights and restricted stock. It is anticipated that 1.5 million shares of SoCal common stock will be available for use under the plan. All non-performance options for Professional Business Bank common stock that remain outstanding immediately after the closing of the merger will be exchanged for substitute options from SoCal’s equity plan. See, “THE MERGER—The Merger Agreement—Treatment of Stock Options.”

When the Merger Will Occur (Page [*])

The merger will occur shortly after all of the conditions to its completion have been satisfied. It is currently anticipated that it will close during the fourth quarter of 2007, but no assurance can be given regarding the timing of the closing for the merger.

Termination of the Merger Agreement (Page [*])

The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including either party may terminate the agreement if all significant conditions are not met by [*] or if the other party breaches the agreement. See, “THE MERGER—The Merger Agreement—Termination.”

Termination Fees Between Professional Business Bank and SoCal (Page [*])

Certain cash payments may be made under the merger agreement by Professional Business Bank to SoCal in the event the merger agreement is terminated in certain limited situations, including a liquidated damages payment of $1 million.

Transaction Fee and Expense to be Paid to Fund by SoCal (Pages [*] and [*])

Upon the closing of the merger, under the merger agreement, SoCal will pay to the Fund a fee equal to two percent (2%) of the total consideration paid in the merger (approximately a $1 million fee) and will reimburse the Fund and its general partner for their reasonable merger related expenses.

RECENT DEVELOPMENTS AFFECTING SOCAL

The Fund continually is presented with and seeks out acquisition opportunities in Southern California to enhance the value of SoCal. No assurance can be given as to the timing of any future acquisitions, if any.

Spectrum Bank

On July 13, 2007, SoCal entered into a definitive agreement to acquire Spectrum Bank, a California state charted bank headquartered in Irvine, California with branch offices in Montebello and Huntington Beach, California. It commenced operation in 1955 and at June 30, 2007 had total assets of $158.6 million, total deposits of $145.1 million, total shareholders’ equity of $12.4 million and earnings for the six-months ended June 30, 2007 of $656 thousand.

SoCal will acquire Spectrum Bank and eventually will combine its business into the Surviving Bank. All the outstanding shares of Spectrum Bank will be exchanged for $37 million in cash or approximately $45.68 per share. The cash for the purchase price will come from the sale of 1,200,000 additional shares of SoCal common stock to the Fund and several accredited investors at $25.00 per share for $30 million and from the proceeds of the sale of trust preferred securities of SoCal in the aggregate amount of $25 million. SoCal expects to incur costs of approximately $927 thousand in connection with the transaction, which will result in approximately $12 million of the proceeds from the sale of the securities being available to fund the further growth of the Surviving Bank.

Additional information concerning the deposits and loans of Spectrum Bank can be found at “INFORMATION ABOUT BELVEDERE SOCAL AND SOCAL BANK, SPECTRUM BANK AND FIRST HERITAGE BANK, N.A.—Spectrum Bank” commencing at page [*]. Historical financial statements for Spectrum Bank may be found commencing on page F-[*].

The transaction, which is expected to be closed late in 2007, is subject to various regulatory approvals and the approval of Spectrum Bank’s shareholders. The current shareholders of Professional Business Bank will not vote on the Spectrum Bank acquisition.

First Heritage Bank, N.A.

On June 19, 2007, SoCal executed a non-binding term sheet to acquire certain assets and liabilities of First National Bank Holding Company through the acquisition of First Heritage Bank, N.A., a national banking association headquartered in Newport Beach, California. At June 30, 2007 the assets and liabilities to be acquired through the First Heritage Bank, N.A. acquisition amounted to total assets of $246 million, total deposits of $108 million, short term borrowings of $119 million and produced earnings for the six-months ended June 30, 2007 of $802 thousand.

It is anticipated that SoCal will acquire First Heritage Bank, N.A. in a series of steps culminating in First Heritage Bank, N.A. being merged with and into the Surviving Bank. All the outstanding shares of First Heritage Bank, N.A. are owned by First National Bank Holding Company, a bank holding company headquartered in Scottsdale, Arizona, with more than $4 billion in consolidated assets which, in turn, is owned and controlled by a single family. If the transaction is consummated, First National Bank Holding Company would receive approximately $47 million in shares of common stock of SoCal valued at $25.00 per share, or approximately 1,880,000 shares.

Additional information concerning the deposits and loans to be assumed in the First Heritage Bank, N.A. transaction can be found at “INFORMATION ABOUT BELVEDERE SOCAL AND SOCAL BANK, SPECTRUM BANK AND FIRST HERITAGE BANK, N.A.—First Heritage Bank, N.A.” commencing at page

[*]. Certain historical financial information concerning the assets to be acquired and liabilities assumed in the First Heritage Bank, N.A. transaction may be found commencing on page F-[*]. Prior to the closing of the First Heritage Bank, N.A. acquisition, its balance sheet will be restructured so that SoCal will be acquiring only certain specified assets and assuming certain specified liabilities. Information concerning these assets and liabilities can be found at the locations identified earlier in this paragraph. To support the larger amount of assets being acquired, the Surviving Bank may borrow up to $119 million from the Federal Home Loan Bank.

The transaction requires the negotiation of a binding definitive acquisition agreement. If a binding agreement is executed, the transaction is expected to be closed late in 2007, and would be subject to various regulatory approvals. The current shareholders of Professional Business Bank will not vote on the First Heritage Bank, N.A. acquisition.

Other Information Concerning the Additional Acquisitions

No assurance can be given that the Spectrum Bank or First Heritage Bank, N.A. acquisitions will actually be consummated. The closing of the Spectrum Bank transaction is subject to various conditions precedent which must yet be satisfied. The First Heritage Bank, N.A. transaction is also dependent on SoCal and First National Bank Holding Company being able to reach a definitive agreement on all of the terms of the transaction as well as the satisfaction of the various conditions that might be included in such definitive agreement.

The merger with Professional Business Bank is not conditioned on the closing of either or both of the Spectrum Bank or the First Heritage Bank, N.A. acquisitions and it is intended that the Professional Business Bank merger will be consummated irrespective of whether or not the Spectrum Bank or the First Heritage Bank, N.A. acquisitions are actually completed. Additionally, it is anticipated that the First Heritage Bank, N.A. acquisition will be conditioned upon the closing of the merger and the Spectrum Bank acquisition.

Upon the closing of one or both of the Spectrum Bank or First Heritage Bank, N.A. acquisitions, SoCal will pay to the Fund a fee equal to two percent (2%) of the total consideration paid in the respective transactions. Such fees are estimated to be $740,000 in the case of Spectrum Bank and $940,000 in the case of First Heritage Bank, N.A. Additionally, the management fee payable to the Fund will increase if either or both of the Spectrum Bank or First Heritage Bank, N.A. transactions are completed. See “THE MERGER—Management after the Merger.”

SoCal is considering changing the name of the Surviving Bank from Professional Business Bank if the Spectrum Bank and First Heritage Bank, N.A. acquisitions are completed. Additionally, the acquisition of First Heritage Bank, N.A. will result in an expansion of the boards of directors of SoCal and the Surviving Bank and certain changes in the executive officers of each entity. See “MANAGEMENT AFTER THE MERGER” at page [*].

Ownership of SoCal

The following table is intended to express a range of ownership of SoCal as among the Fund, the former Professional Business Bank shareholders who receive SoCal common stock and First National Bank Holding Company based on Professional Business Bank shares outstanding as of August 7, 2007, and certain assumptions concerning the exercise of the stock options and the warrants (including, that none of the presently outstanding Professional Business Bank non-performance-based stock options are exercised prior to the closing of the Merger but that 52.5% of the newly issued SoCal options are exercised as of the effective time of the Merger), the number of shares of SoCal common stock to be issued in connection with the two additional bank acquisitions and the shares to be issued to the Fund in connection with the $11.5 million in equity to be contributed by the Fund to SoCal:

	Common only	Common + All Warrants	Common + All Warrants + All Options	Common + All Warrants + All Options + Spectrum Acquisition	Common + All Warrants + All Options + Spectrum and Heritage Acquisitions
Fund	52%	54%	51%	67%	44%
Former Professional Business Bank shareholders	48%	46%	49%	33%	21%
First National Bank Holding Company	N/A	N/A	N/A	N/A	35%

It is anticipated that the Fund, First National Bank Holding Company and SoCal will enter into a shareholders’ agreement respecting, among other things, the voting of the shares of SoCal owned by the Fund, First National Bank Holding Company and their affiliates until such time, if ever, as the shares of SoCal are listed on the New York Stock Exchange or quoted on the NASDAQ Global Market. Under the shareholders’ agreement First National Bank Holding Company will grant a proxy to the Fund covering a number of shares equal to 55% of the total shares of SoCal common stock outstanding minus the number of shares of common stock of SoCal owned by the Fund and its affiliates. As a result the Fund will likely maintain control over a majority of the outstanding shares following the completion of the acquisition of First Heritage Bank, N.A. until the SoCal shares are so listed or quoted. In addition the shareholders’ agreement will obligate both the Fund and First National Bank Holding Company to vote their shares so as to cause the Board of Directors of SoCal to include at least two nominees of First National Bank Holding Company. The shareholders’ agreement will also grant First National Bank Holding Company certain co-investment rights to invest with the Fund in connection with certain equity securities issued by SoCal to fund future acquisitions by SoCal.

SELECTED HISTORICAL AND COMPARATIVE PER SHARE DATA

The following information is provided to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by Professional Business Bank for the periods presented. These are historical figures.

Professional Business Bank Historical Selected Financial Data

The following selected financial data with respect to Professional Business Bank’s statements of financial condition as of June 30, 2007 and 2006 and as of December 31, 2006 and 2005 and its statements of income for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004 have been derived from Professional Business Bank’s financial statements included in this proxy statement-prospectus beginning on page [*]. This information should be read in conjunction with such financial statements and the notes thereto. The following selected financial data with respect to Professional Business Bank’s statements of financial condition as of December 31, 2004, 2003 and 2002 and its statements of income for the years ended December 31, 2003 and 2002 have been derived from Professional Business Bank’s audited financial statements which are not included herein.

	At or for the six months ended June 30,				At or for the year ended December 31,
	2007		2006		2006	2005	2004	2003	2002
	dollars in thousands, except per share amounts
Summary of Operations:
Interest Income	$7,553		$5,405		$12,482	$8,762	$5,793	$3,225	$926
Interest Expense	2,410		1,398		3,519	1,833	1,072	758	163

Net Interest Income	5,144		4,007		8,963	6,929	4,721	2,467	763
Provision for Loan Losses	537		77		205	275	479	479	431

Net Interest Income After Provision for Loan Losses	4,606		3,930		8,758	6,654	4,242	1,988	332
Noninterest Income	236		382		658	543	823	581	127
Noninterest Expense	4,875		3,984		8,107	6,151	4,411	3,379	2,633

Income (Loss) Before Income Taxes	(33)		328		1,309	1,046	654	(810)	(2,174)
Income Taxes	120		1		1	(295)	(199)	(149)	1

Net Income (Loss)	$(153)		$327		$1,308	$1,341	$853	$(661)	$(2,175)

Per Share Data:
Net Income (Loss)—Basic	$(0.08)		$0.18		$0.70	$0.74	$0.53	$(0.56)	$(1.99)
Net Income (Loss)—Diluted	$(0.08)		$0.17		$0.67	$0.69	$0.49	$(0.56)	$(1.99)
Book Value	$10.02		$9.14		$10.05	$8.91	$8.12	$6.89	$6.46
Cash Dividends Declared Per Share	$—		$—		$—	$—	$—	$—	$—

Balance Sheet Summary:
Total Assets	$199,852		$180,403		$173,321	$145,025	$129,754	$93,248	$58,032
Investments	14,085		15,093		15,701	13,912	8,856	7,004	14,714
Loans, Net of Deferred Fees	177,463		138,962		141,371	105,917	99,113	70,250	28,691
Allowance for Loan Losses	2,404		1,742		1,869	1,664	1,389	910	431
Total Deposits	165,214		154,937		142,630	121,152	105,977	79,277	47,519
Total Shareholders’ Equity	19,964		16,956		20,018	16,369	14,587	10,565	7,060

Selected Ratios:
Return on Average Assets	(0.16	)%(1)	0.43	%(1)	0.79%	0.97%	0.75%	(0.92)%	(7.83)%
Return on Average Equity	(1.52	)%(1)	3.92	%(1)	7.47%	8.69%	7.35%	(9.09)%	(27.06)%
Net Interest Margin	5.63	%(1)	5.46	%(1)	5.64%	5.20%	4.32%	3.55%	2.97%
Dividend Payout Ratio	—		—		—	—	—	—	—
Average Equity to Average Assets	10.61%		10.89%		10.57%	11.17%	10.20%	10.09%	28.92%
Non-performing Loans to Total Loans	—		—		—	—	—	—	—
Non-performing Assets to Total Assets	—		—		—	—	—	—	—
ALLL to Non-performing Loans	N/A		N/A		N/A	N/A	N/A	N/A	N/A
ALLL to Total Loans	1.35%		1.25%		1.23%	1.57%	1.40%	1.30%	1.50%
Shareholders’ Equity to Assets	9.99%		9.40%		11.55%	11.29%	11.24%	11.33%	12.17%

(1)	These ratios have been annualized.

SoCal Historical Selected Financial Data

Because SoCal was recently formed for the specific purpose of acquiring Professional Business Bank in the merger, it has not conducted any activities other than those incident to its formation, its adoption of the merger agreement and the preparation of this proxy statement—prospectus. Accordingly, it has no material assets or liabilities and has no historical financial data to report.

Unaudited Pro Forma Financial Information

This unaudited pro forma financial information is presented for information purposes only and you should not assume that the combined company would have achieved the pro forma combined results if they had actually been combined on the date or at the beginning of the period presented.

The unaudited pro forma combined condensed balance sheet assumes that the merger took place on June 30, 2007. The unaudited pro forma combined condensed income statement gives effect to the merger as if it had occurred as of the beginning of 2007 and 2006. The pending acquisitions of Spectrum Bank and certain net assets of First Heritage Bank, N.A. have been included in the unaudited pro forma combined condensed balance sheet as if these transactions were effective at June 30, 2007 and in the unaudited pro forma combined condensed income statement as if these transactions were effective as of the beginning of 2007 and 2006.

First National Bank Holding Company is in the process of negotiating the final terms of a definitive agreement with Belvedere SoCal to purchase its subsidiary, First Heritage Bank, N.A. Prior to closing of the acquisition, the balance sheet of First Heritage Bank, N.A. will be restructured so that Belvedere SoCal will be only acquiring specified assets and assuming specified liabilities. The carve out financial statements of the Business of First National Bank Holding Company (“Business of FNB”) appearing elsewhere herein include only the specific assets and liabilities related to the business that are expected to be sold or assumed and the related direct revenue and direct operating expenses include the net revenues and operating expenses directly attributable to the financial services provided by the Business of FNB.

These transactions have been accounted for using the purchase method of accounting. Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the mergers and purchase of net assets may differ materially from the information presented. Certain assumptions associated with these statements are shown as footnotes to these pro forma financial statements. No adjustments or assumptions were made in connection with the two growth strategies contemplated by SoCal’s business plan. See, “INFORMATION ABOUT BELVEDERE SOCAL AND SOCAL BANK—Business Plan—Growth Strategy.”

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

JUNE 30, 2007

(Dollars in Thousands)

	Professional Business Bank	SoCal		Pro Forma Acquisition Adjustments		Pro Forma Combined	Spectrum Bank	Pro Forma Acquisition Adjustments		Business of FNB	Pro Forma Acquisition Adjustments		Pro Forma Combined
	(In thousands except share amounts)
Cash and cash equivalents	$6,449	$11,500	A	$15,000	A	$5,924	$9,788	$55,000	A	$18,488	$(1,134)	K	$45,858
				300	B			(1,930)	G		1,626	F
				1,952	D			(2,383)	H
				(3,627)	E			(1,000)	I
				(24,250)	F			(2,524)	J
				(1,400)	K			(927)	K
								(35,070)	F
Interest-bearing deposits in other financial institutions	100	—		—		100	3,508	—		—	—		3,608
Available-for-sale investment securities	14,085	—		—		14,085	—	—		—	—		14,085
Held-to-maturity investment securities	—	—		—		—	61,460	(1,343)	F	194	—		60,311
Loans, net of unearned income	177,463	—		—		177,463	76,272	—		227,726	—		481,461
Allowance for loan losses	(2,404)	—		—		(2,404)	(772)	—		(979)	—		(4,155)

Net loans	175,059	—		—		175,059	75,500	—		226,747	—		477,306
Goodwill	—	—		28,710	F	28,710	—	26,126	F	—	26,869	F	81,705
Core deposit intangible	—	—		2,400	F	2,400	—	3,400	F	—	2,145	F	7,945
Premises and equipment, net	493	—		—		493	2,907	1,981	F	235	—		5,616
Federal Home Loan Bank stock	776	—		—		776	—	—		—	—		776
Cash surrender value of life insurance	—	—		—		—	3,063	—		—	—		3,063
Other assets	2,890	—		609	C	3,388	2,395	793	G	832	—		7,323
				(335)	D			(265)	J
				224	L			180	L

Total assets	$199,852	$11,500		$19,583		$230,935	$158,621	$42,038		$246,496	$29,506		$707,596

Deposits	$165,214	$—		$—		$165,214	$145,056	$—		$108,037	$—		$418,307
Short term borrowings	—	—		—		—	—	—		118,710	(118,710)	M	—
Federal Home Loan Bank advances	13,500	—		—		13,500	—	—		—	118,710	M	132,210
Subordinated debentures	—	—		15,000	A	15,000	—	25,000	A	—	—		40,000
Other liabilities	1,174	—		(247)	D	2,225	1,158	(1,387)	H, I	1,375	880	F	5,083
				(247)	E			(646)	J
				559	L			(1,035)	J
				986	F			2,073	F
								440	L

Total liabilities	179,888	—		16,051		195,939	146,214	24,445		228,122	880		595,600

Shareholders’ equity:
Common stock	21,027	11,500	A	300	B	34,996	8,200	(8,200)	F		47,000	F	111,996
				(21,327)	F			30,000	A
				21,759	F
				3,165	C
				1,952	D
				(3,627)	E
				247	E
Additional paid-in capital	547	—		(547)	F	—	—	—		—	—		—
(Accumulated deficit) retained earnings	(1,522)	—		(335)	L	—	4,207	(1,137)	G	—	—		—
				1,857	F			(260)	L
								(2,810)	F
Accumulated other comprehensive loss	(88)	—		88	F	—	—	—		—	—		—

Total shareholders’ equity	19,964	11,500		3,532		34,996	12,407	17,593		—	47,000		111,996

Excess of assets acquired over liabilities assumed	—	—		—		—	—	—		18,374	(18,374)		—

Total liabilities and shareholders’ equity	$199,852	$11,500		$19,583		$230,935	$158,621	$42,038		$246,496	$29,506		$707,596

A)	Contribution by the Fund of $41,500,000 in equity capital and issuance of $40,000,000 in subordinated debentures in connection with the sale of trust preferred securities.

B)	Exercise of 100% of the incentive performance options held by employees of Professional Business Bank prior to the merger per merger agreement.

C)	Exchange of all Professional Business Bank non-performance options (non-qualified and incentive), recorded at fair value using a Black-Scholes Model, based on the transaction merger price per share of $23 and the existing exercise price and options outstanding at June 29, 2007 adjusted by the .87 exchange ratio.

D)	Exercise of 52.5% of new SoCal non-performance options at effective date, subsequent to option rollover (assume 50% incentive stock options and 50% non-qualified stock options) and related tax effect.

E)	Record SoCal purchase of shares from options exercised in D above (137,180 shares at $26.44 per share ($23/$0.87) and related tax effect).

F)	Record the transactions using the purchase method of accounting. Under this method, the fair values of the assets acquired and the liabilities assumed are determined at the acquisition consummation date. The pro forma fair value adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analysis of the fair value of both tangible and intangible assets acquired and liabilities assumed is completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

For the acquisition of Professional Business Bank:

There was no significant difference between the fair value and carrying value of the Professional Business Bank assets acquired and liabilities assumed as of June 30, 2007.

The pro forma adjustments eliminate the equity of Professional Business Bank at the transaction date and record the fair value of the newly issued shares of SoCal to Professional Business Bank shareholders, the cash paid to Professional Business Bank shareholders, transaction costs of $1,400,000 paid by SoCal to the Fund, the fair value of SoCal options (see C above) and the related deferred tax asset, the core deposit intangible and related deferred tax liability and goodwill.

The transaction, as outlined in the merger agreement, includes payment of cash of $23 per share to 52.5% of the existing Professional Business Bank shareholders (approximately $24,250,000) and the issuance of 829,939 SoCal shares to the remaining Professional Business Bank shareholders (to include shares resulting from the exercise of options noted in B). The number of shares to be issued may be subject to change under certain circumstances as outlined in the merger agreement.

Determination of the purchase price and the allocation of the purchase price to assets acquired, liabilities assumed, goodwill, and intangible assets is disclosed below:

Assets acquired:
Cash and cash equivalents	$6,749
Time deposits with other banks	100
Investment securities held to maturity	14,085
Loans, net	175,059
Premises and equipment	493
Goodwill	28,710
Core deposit intangible	2,400
Federal Home Loan Bank stock	776
Other assets	2,402

Total assets acquired	$230,774

Liabilities assumed:
Deposits	$165,214
Short-term borrowings	13,500
Other liabilities	1,486

Total liabilities assumed	$180,200

Transaction costs paid by SoCal	1,400
Fair value of Professional Business Bank options exchanged for SoCal options	3,165
Cash paid to Professional Business Bank shareholders	24,250
Fair value of stock issued to Professional Business Bank shareholders	21,759

Total consideration paid	$50,574

For the acquisition of Spectrum Bank:

There were two significant differences between the fair value and carrying value of Spectrum Bank assets acquired and liabilities assumed as of June 30, 2007. The fair value of premises and equipment exceeded the carrying value by $1,981,000 and the carrying value of investments exceeded the fair value by $1,343,000. The pro forma adjustments eliminate the equity of Spectrum Bank at the transaction date and record the payment of cash to Spectrum Bank shareholders, transaction costs paid by SoCal (see L below), IT contract cancellation fees (see I below), settlement of deferred compensation programs (see H below), the core deposit intangible and related deferred tax liability and goodwill. The total value of the transaction is approximately $37 million. This represents the payment of cash of $45.68 per share to existing Spectrum Bank shareholders (approximately $35,070,000) and the cash settlement of all outstanding stock options (approximately $1,930,000—see G below). Certain adjustments to this per share price may be made based on the level of Spectrum Bank's demand deposits and professional fees incurred in the transaction. Determination of the purchase price and the allocation of the purchase price to assets acquired, liabilities assumed, goodwill, and intangible assets is disclosed below:

Assets acquired:
Cash and cash equivalents	$7,861
Time deposits with other banks	3,508
Investment securities held to maturity	60,117
Loans, net	75,500
Premises and equipment	4,888
Cash surrender value of life insurance	3,063
Goodwill	26,126
Core deposit intangible	3,400
Other assets	1,650

Total assets acquired	$186,114

Liabilities assumed:
Deposits	$145,056
Other liabilities	1,956

Total liabilities assumed	$147,013

IT contract cancellation fees, net of tax	$590
Transaction costs paid by SoCal	927
Severance costs paid to Spectrum Bank Executive team, net of tax	1,406
Settlement of deferred compensation programs, net of tax	1,108
Cash paid to Spectrum Bank shareholders	35,070

Total consideration paid	$39,101

For the acquisition of First Heritage Bank, N.A.

There was no significant difference between the fair value and carrying value of the First Heritage Bank, N.A. assets acquired and liabilities assumed as of June 30, 2007. The pro forma adjustments record the issuance of shares to First National Bank Holding Company, transaction costs paid by SoCal (see L below), core deposit intangible and related deferred tax liability and goodwill. The transaction, as outlined in the term sheet with First National Bank Holding Company, requires issuance of 1,880,000 SoCal shares at a value per share equal to $25.00 per share for a total aggregate merger consideration of $47,000,000. Determination of the purchase price and the allocation of the purchase price to assets acquired, liabilities assumed, goodwill, and intangible assets is disclosed below:

Assets acquired:
Cash and cash equivalents	$20,114
Investment securities held to maturity	194
Loans, net	226,747
Premises and equipment	235
Goodwill	26,869
Core deposit intangible	2,145
Other assets	832

Total assets acquired	$277,136

Liabilities assumed:
Deposits	$108,037
Short-term borrowings	118,710
Other liabilities	2,255

Total liabilities assumed	$229,002

Transaction costs paid by SoCal	1,134
Fair value of stock issued to First National Bank Holding Company	47,000

Total consideration paid	$48,134

G)	Cancellation of all 60,000 Spectrum Bank options outstanding at June 30, 2007, to include options accelerated due to the terms of the merger agreement, payment to each optionee cash equal to (i) the difference between the per share cash consideration of $45.68 and the share exercise price of the cancelled options ($13.57) (ii) multiplied by the number of options cancelled, and recording of the related tax impact.

H)	Severance payments to five Spectrum Bank executives under change of control terms included in employee contracts.

I)	Cancellation of Spectrum Bank IT contracts.

J)	Cash settlement of Spectrum Bank Director and Executive deferred compensation programs.

K)	Transaction costs paid by SoCal to the Fund: Acquisition of Professional Business Bank—$988,000; Acquisition of Spectrum Bank—$740,000; Acquisition of First Heritage Bank, N.A.—$940,000. In addition, reimbursements of expenses paid by SoCal to the Fund of $412,000 are expected to be paid in connection with the acquisition of Professional Business Bank, $187,000 are expected to be paid in connection with the acquisition of Spectrum Bank and $194,000 in connection with the First Heritage Bank, N.A. acquisition.

L)	Transaction costs paid by Professional Business Bank (total of $900,000 of which $341,000 has been incurred by June 30, 2007); paid by Spectrum Bank (total of $465,000 of which $25,000 has been incurred by June 30, 2007). All transaction costs incurred by First Heritage Bank, N.A. acquisition will be recognized by its parent company, First National Bank Holding Company.

M)	Repayment of short-term borrowings from First Heritage Bank, N.A. with cash received from advances to SoCal by the Federal Home Loan Bank.

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2006

(DOLLARS IN THOUSAND EXCEPT PER SHARE DATA)

	Belvedere SoCal	Professional Business Bank	Pro Forma Adjustments		Pro Forma Combined		Spectrum Bank	Pro Forma Adjustments		Business of FNB	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$—	$10,903	$—		$10,903		$6,237	$—		$6,467	$—		$23,607
Interest on investment securities	—	672	—		672		3,032	—		17	—		3,721
Other interest income	—	907	—		907		235	—		—	—		1,142

Total interest income	—	12,482	—		12,482		9,504	—		6,484	—		28,470

Interest Expense
Deposits	—	3,320	—		3,320		3,461	—		1,286	—		8,067
Other borrowings	—	199	1,425	A	1,624		—	2,375	A	1,512	—		5,511

Total interest expense	—	3,519	1,425		4,944		3,461	2,375		2,798	—		13,578

Net interest income before provision for loan losses	—	8,963	(1,425)		7,538		6,043	(2,375)		3,686	—		14,892
Provision for Loan Losses	—	205	—		205		60	—		999	—		1,264

Net interest income after provision for loan losses	—	8,758	(1,425)		7,333		5,983	(2,375)		2,687	—		13,628

Non-interest Income
Service charges and fees	—	288	—		288		1,312	—		157	—		1,757
Gain on sale of loans	—	188	—		188		541	—		—	—		729
Other income	—	181	—		181		108	—		271	—		560

Total non-interest income	—	657	—		657		1,961	—		428	—		3,046

Non-interest Expense
Salaries and employee benefits	—	4,672	(147)	B	4,525		2,812	—		2,763	—		10,100
Occupancy and equipment	—	588	—		588		777	66	F	491	—		1,922
Other expense	—	2,847	444	C	3,291		1,901	586	D	2,641	406	E	8,825

Total non-interest expense	—	8,107	297		8,404		5,490	652		5,895	406		20,847

Income before income taxes	—	1,308	(1,722)		(414)		2,454	(3,027)		(2,780)	(406)		(4,173)
Provision for Income Taxes	—	1	—		1		944	(944)		—	—		1	I

Net Income	$—	$1,307	$(1,722)		$(415)		$1,510	$(2,083)		$(2,780)	$(406)		$(4,174)

Net Income (Loss) per Share—Basic		0.70			$(0.22)		$2.03						$(0.84)
Net Income (Loss) per Share—Diluted		0.67			n/a		n/a						n/a
Weighted Average Shares:
Basic		1,878,852			1,884,308	G	743,882						4,964,308	H
Diluted		1,940,905			n/a		n/a						n/a

(A)	Represents interest expense in connection with the subordinated debentures issued by SoCal using an assumed weighted average interest rate of the six-month LIBOR plus 4.00%, or 9.50%.
(B)	Represents reversal of stock-based compensation expense recognized by Professional Business Bank during 2006 since it is assumed that all stock options that were not performance based were exchanged for fully vested options of SoCal and recorded at fair value on January 1, 2006.
(C)	Represents amortization expense of $344,000 related to the Professional Business Bank core deposit intangible which is being amortized over its estimated life of seven years and $100,000 of estimated annual management fee to be paid to the Fund.
(D)	Represents amortization expense of $486,000 related to the Spectrum Bank core deposit intangible which is being amortized over its estimated life of seven years and $100,000 of estimated annual management fees to be paid to the Fund.
(E)	Represents amortization expense of $306,000 related to the First Heritage Bank, N.A. core deposit intangible which is being amortized over its estimated life of seven years and $100,000 of estimated annual management fees to be paid to the Fund.
(F)	Represents additional depreciation resulting from $1.981 million fair value adjustment to Spectrum Bank premises.
(G)	Represents 1,054,369 shares held by the Fund and 829,939 shares issued to Professional Business Bank shareholders.
(H)	Represents 2,254,369 shares held by the Fund, 829,939 shares issued to Professional Business Bank shareholders and 1,880,000 shares issued to First National Bank Holding Company.
(I)	Represents minimum California tax resulting from the need to record a valuation allowance against SoCal’s deferred tax asset.

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(DOLLARS IN THOUSAND EXCEPT PER SHARE DATA)

	SoCal	Professional Business Bank	Pro Forma Adjustments		Pro Forma Combined		Spectrum Bank	Pro Forma Adjustments		Business of FNB	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$—	$6,773	$—		$6,773		$3,150	$—		$7,801	$—		$17,724
Interest on investment securities	—	339	—		339		1,499	—		21	—		1,859
Other interest income	—	441	—		441		98	—		—	—		539

Total interest income	—	7,553	—		7,553		4,747	—		7,822	—		20,122

Interest Expense
Deposits	—	2,334	—		2,334		1,934	—		1,189	—		5,457
Other borrowings	—	76	713	A	789		—	1,188	A	2,734	—		4,710

Total interest expense	—	2,410	713		3,123		1,934	1,188		3,923	—		10,167

Net interest income before provision for loan losses	—	5,143	(713)		4,431		2,813	(1,188)		3,899	—		9,955
Provision for Loan Losses	—	537	—		537		—	—		(344)	—		193

Net interest income after provision for loan losses	—	4,606	(713)		3,894		2,813	(1,188)		4,243	—		9,762

Non-interest Income
Service charges and fees	—	192	—		192		603	—		126	—		921
Gain on sale of loans	—	—	—		—		359	—		—	—		359
Other income	—	45	—		45		57	—		64	—		166

Total non-interest income	—	237	—		237		1,019	—		190	—		1,446

Non-interest Expense
Salaries and employee benefits	—	2,851	(130)	B	2,721		1,398	—		2,241	—		6,360
Occupancy and equipment	—	320	—		320		429	33	F	298	—		1,080
Other expense	—	1,704	(169)	C	1,535		1,022	268	D	1,092	203	E	4,120

Total non-interest expense	—	4,875	(299)		4,576		2,849	301		3,631	203		11,560

Income before income taxes	—	(32)	(414)		(446)		983	(1,489)		802	(203)		(352)
Provision for Income Taxes	—	121	(121)	J	—		327	(327)		—	1	J	1	I

Net Income	$—	$(153)	$(293)		$(446)		$656	$(1,162)		$802	$(203)		$(353)

Net (Loss) Income per Share—Basic		$(0.08)			$(0.24)		$0.88			n/a			$(0.07)
Earnings per Share—Diluted		n/a			n/a		n/a			n/a			n/a
Weighted Average Shares:
Basic		1,991,960			1,884,308	G	743,882			n/a			4,964,308	H
Diluted		2,101,314			n/a		n/a			n/a			n/a

(A)	Represents interest expense in connection with the subordinated debentures issued by SoCal using an assumed weighted average interest rate of the six-month LIBOR plus 4.00%, or 9.50%.
(B)	Represents reversal of stock-based compensation expense recognized by Professional Business Bank during 2007 since it is assumed that all stock options that were not performance based were exchanged for fully vested options of SoCal and recorded at fair value on January 1, 2007.
(C)	Represents amortization expense of $172,000 related to the Professional Business Bank core deposit intangible which is being amortized over its estimated life of seven years and a $25,000 estimated quarterly ($50,000 semi-annually) management fee to be paid to Belvedere Capital Fund II, reduced by $391,000 to reflect nonrecurring transaction costs recorded by Professional Business Bank in the six months ended June 30, 2007. Total transaction costs of $900,000 are expected to be paid by Professional Business Bank. In addition, transaction costs of $1,400,000 will be paid by SoCal to Belvedere Fund II and are not included in this pro forma income statement.
(D)	Represents amortization expense of $243,000 related to the Spectrum Bank core deposit intangible which is being amortized over its estimated life of seven years and a $25,000 estimated quarterly ($50,000 semi-annual) management fee to be paid to Belvedere Capital Fund II, reduced by $25,000 to reflect nonrecurring transaction costs recorded by Spectrum Bank in the six months ended June 30, 2007. Total transaction costs of $465,000 are expected to be paid by Spectrum Bank. In addition, transaction costs of $740,000 will be paid to Belvedere Fund II and $187,000 to others by SoCal and are not included in this pro forma income statement.
(E)	Represents amortization expense of $153,000 related to the First Heritage Bank, N.A. core deposit intangible which is being amortized over its estimated life of seven years and a $25,000 estimated quarterly ($50,000 semi-annual) management fee to be paid to the Fund. Transaction costs of $940,000 will be paid to the Fund and $194,000 to others by SoCal and are not included in this pro forma income statement.
(F)	Represents additional depreciation resulting from $1.981 million fair value adjustment to Spectrum Bank premises.
(G)	Represents 1,054,369 shares held by the Fund and 829,939 shares issued to Professional Business Bank shareholders.
(H)	Represents 2,254,369 shares held by the Fund, 829,939 shares issued to Professional Business Bank shareholders and 1,880,000 shares issued to First National Bank Holding Company.
(I)	Represents minimum California tax resulting from the need to record a valuation allowance against Belvedere SoCal’s deferred tax asset.

RISK FACTORS

An investment in SoCal includes some of the same kinds of risks as your current investment in Professional Business Bank as well as new risks associated with SoCal’s business plan, structure and ownership. The merger involves a high degree of risk. Because a substantial portion of the merger consideration consists of SoCal (“SoCal,” “we,” and “our” in this Risk Factors section) common stock, many Professional Business Bank shareholders will become SoCal shareholders after the merger. In deciding how to vote your shares of Professional Business Bank stock at the special meeting, Professional Business Bank shareholders should carefully consider the following factors, in addition to the other information in this proxy statement—prospectus, including the matters addressed under “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

I. Risks Related To The Merger And An Investment In Our Shares

SoCal has no operating history and cannot assure future results.

SoCal was formed specifically for the proposed merger and to be the platform for the Fund’s expansion into the Southern California financial services market. SoCal has had no significant operations to date. SoCal’s business is subject to the risks inherent in the establishment of any new business enterprise in addition to the special risks of starting a new bank holding company and implementing the business plan proposed by the Fund, including anticipated losses for the first several years of operations and the need to integrate multiple acquisitions. No assurances can be given that we will succeed, when we will achieve profitability, or as to the level of return, if any, which recipients of our common stock will receive on their investment.

SoCal expects to incur significant costs and debt associated with the merger as well as the Spectrum Bank and the First Heritage Bank, N.A. acquisitions.

SoCal estimates that it has incurred or will incur transaction costs totaling approximately $1.4 million associated with the merger. It also estimates that it will incur approximately $927 thousand and $1.1 million, respectively, in additional transaction costs for the Spectrum Bank and First Heritage Bank, N.A. acquisitions. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisitions, including charges associated with the impairment of any goodwill booked in connection with the acquisitions.

In connection with the merger, SoCal will also incur approximately $15 million in long term debt relating to the issuance of trust preferred securities. SoCal will use the $15 million in proceeds from the issuance of this debt along with the $11.5 million in new equity to be contributed by the Fund for the following purposes in the approximate amounts indicated:

•	$24.3 million to pay the cash portion of the merger consideration;

•	$1.0 million to pay a transaction fee to the Fund;

•	$0.4 million to reimburse the Fund and its general partner’s expenses; and

•	$0.8 million as an interest reserve to make quarterly payments on the trust preferred securities and for other general corporate purposes.

In connection with the Spectrum Bank acquisition, SoCal also expects to finance a portion of the cash needed to pay the Spectrum Bank shareholders and to fund the further growth of the Surviving Bank through the issuance of trust preferred securities of SoCal in the aggregate amount of $25 million.

The interest payments on trust preferred securities, whether such securities are issued to fund a portion of the cash portion of the merger consideration or to fund future expansion, will have an adverse effect on SoCal’s profitability and will contribute to the yearly losses that it expects to incur for the next several years. In turn, these losses will adversely impact book value per share as well as income per share, return on equity and other measures of profitability.

Shares of SoCal common stock have no established trading value and the prices at which they will trade is unknown.

SoCal’s common stock has never traded on any public exchange nor in the over-the-counter market. Accordingly, it has no established trading value. We can provide no assurance as to the prices at which SoCal’s common stock will trade once it becomes eligible for quotation on the OTC Bulletin Board or in the future. Shareholders of Professional Business Bank should not assume that shares of SoCal common stock will trade at the cash merger price of $23.00 per share, at the $25.00 per share value ascribed to the shares of SoCal common stock in the Spectrum Bank and the First Heritage Bank, N.A. acquisitions, or even at the trading prices of Professional Business Bank’s common stock prior to the announcement of the merger.

SoCal’s business plan is focused on building long-term shareholder value which will likely have an adverse impact in the trading value of its common stock in the near term.

SoCal’s organic growth plan focuses on a significant expansion of the balance sheet intended to enhance the long-term value of an investment in SoCal stock. In the first several years, the costs of this balance sheet expansion, reflected in significant increases in non-interest expense coupled with the expense from interest payments on trust preferred securities issued to fund acquisitions or to fund future expansion are expected to result in yearly losses. In turn, these losses are likely to have an adverse impact on the trading value of shares of SoCal common stock.

An investment in SoCal common stock may be illiquid and holders may find it difficult to sell their shares.

Upon the successful completion of the merger, SoCal is obligated to, and will, take all required action to have its common stock quoted on the OTC Bulletin Board, and to maintain eligibility for quotation on the OTC Bulletin Board. However, no assurance can be given that an active trading market for the SoCal common stock or the warrants will develop. The shares of Professional Business Bank are currently quoted on the OTC Bulletin Board but, historically, such shares have been infrequently traded. Shareholders of Professional Business Bank should not assume that shares of SoCal common stock will trade any more actively.

The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that you will be able to sell your shares at or above the price paid in this offering.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

Upon the successful completion of the merger and related exchange of shares in SoCal for shares of Professional Business Bank, the Fund will beneficially own not less than a majority of our common stock. Additionally, if the Spectrum Bank and the First Heritage Bank, N.A. acquisitions are consummated, the ownership of SoCal common stock will become even more concentrated. See “ RECENT DEVELOPMENTS AFFECTING SOCAL—Ownership of SoCal” at page [*]. Shareholders of Professional Business Bank who receive our common stock in the merger may be subject to certain risks due to the concentrated ownership of our common stock. The sale by the Fund or, if the First Heritage Bank, N.A. acquisition is completed, by First National Bank Holding Company of a significant portion of their respective holdings could have a material adverse effect on the market price of our common stock.

Professional Business Bank shareholders may not receive the form of merger consideration that they elect.

The merger agreement is designed to ensure that 47.5% of the total consideration that will be paid to Professional Business Bank shareholders in the merger will be paid in SoCal common stock. Professional Business Bank shareholders may elect to receive cash, SoCal common stock or a combination as their merger consideration, but their election may not be fully honored. See “THE MERGER—Election Procedures.” Since it is unlikely that shareholders will elect to have exactly 47.5% of the shares of Professional Business Bank outstanding to be converted into SoCal common stock, it is also unlikely that many shareholders will receive exactly the type of consideration they elect for all of their shares.

If an election is not fully honored, a Professional Business Bank shareholder will incur tax consequences that differ from those that would have resulted had he or she received the form of consideration elected. See “THE MERGER—Material Federal Income Tax Consequences.”

After the merger, the Fund will control not less than a majority of our common stock, and it may be capable of entering into corporate transactions that may be perceived as not in the best interests of the other shareholders, or preventing the consummation of corporate transactions that may be in the best interests of the other shareholders.

After the merger, the Fund will control not less than a majority of our outstanding common stock. Additionally, if the First Heritage Bank, N.A. acquisition is completed, the Fund will for some time be able to control 55% of the total common stock of SoCal by virtue of its shareholders’ agreement with First National Bank Holding Company. See “RECENT DEVELOPMENTS AFFECTING SOCAL—Ownership of SoCal.” As a result, the Fund will have the ability to control or influence the outcome of matters to be decided by a vote of our shareholders. As such, it may be able cause SoCal to enter into corporate transactions that may not be perceived as being in the best interests of the other shareholders. In addition, it may be able to delay or prevent a change in control of us, even when a change in control may be in the best interests of our other shareholders. The Fund could also forego acquisition opportunities in the event that its control position would be jeopardized.

After the merger, the Fund’s general partner will continue to provide management services and oversight to SoCal and the Surviving Bank, in addition to being general partner of the controlling shareholder, which may present a conflict between the interest of the Fund and SoCal’s other shareholders.

SoCal and the Surviving Bank will enter into a Management Agreement with the Fund and the Fund’s general partner, under which the Fund’s general partner will provide certain management services to SoCal and the Surviving Bank for a yearly fee. The fee will be equal to 5% of the Surviving Bank’s pre-tax income but in no event shall such yearly fee be less than $100,000 nor more than $500,000. In the event that the Spectrum Bank or the First Heritage Bank, N.A. acquisitions are completed, the minimum and maximum amounts of such management fees are expected to be increased up to a potential of $300,000 to $1,000,000, respectively. The execution of our business plan will be, in some ways, dependent on the management expertise of the Fund in pursuing the use of SoCal and the Surviving Bank as its platform for expansion into the financial services market in Southern California. The Fund’s agreements with the Surviving Bank and SoCal, related fees, participation in management of SoCal, and its controlling interest in SoCal may present conflicts of interest between the Fund and SoCal’s other shareholders.

Professional Business Bank shareholders receiving our common stock in the merger will experience immediate and substantial dilution.

The exchange ratio set forth in the merger agreement provides that for Professional Business Bank shareholders receiving SoCal common stock in the merger, they will receive 0.87 of a share of SoCal for each share of Professional Business Bank. Given the fixed percentage of the total consideration paid in the merger that

SoCal common sock must represent, and based on the current book value of shares of Professional Business Bank, shareholders receiving SoCal common stock in the merger will experience immediate dilution in the tangible book value of their shares. At June 30, 2007, Professional Business Bank’s common stock had a book value per share of $10.01. After the merger and giving effect to the exchange ratio, a share of SoCal common stock is expected to have a book value of approximately [*].

Moreover, Professional Business Bank shareholders receiving SoCal common stock in the merger may incur additional dilution upon the issuance of shares of our common stock in connection with the exercise of options, including options which we will assume in connection with the merger. As of June 29, 2007, [*] shares of common stock were reserved for issuance under Professional Business Bank’s 2001 Stock Option Plan, of which [*] shares, were subject to outstanding options at a weighted average exercise price of $[*] per share. SoCal will be issuing substitute options as part of the merger, and to the extent that options are exercised or other share awards are made under SoCal’s Stock Option Plan, there will be further dilution to SoCal shareholders. In addition, the merger agreement provides that warrants for SoCal common stock at a strike price of $0.01 per share totaling 173,231 shares will be issued to both the Fund and Professional Business Bank shareholders that receive SoCal common stock in the merger. Exercise of such warrants will cause further dilution to SoCal shareholders. The exercise of all warrants will result in the expected book value per share of SoCal common stock falling to approximately [*].

We have no present intention of paying dividends on our common stock in the future, and even if we determine to pay dividends our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock may be your sole source of gains in the future.

We have no present intention to pay dividends to our shareholders of our common stock in the foreseeable future. In addition, since we are a holding company with no significant assets other than Professional Business Bank (once the merger is completed), we will depend upon dividends from the Surviving Bank for a substantial portion of our revenues. Our ability to pay dividends is also subject to the restrictions of the California Corporations Code.

The ability of our subsidiary bank to pay dividends or make other capital distributions to us will be subject to the regulatory authority of the Federal Deposit Insurance Corporation, or the FDIC, and the California Department of Financial Institutions, or the DFI.

In addition, we intend to issue certain long term debt and corresponding junior subordinated deferrable interest debentures in connection with the merger in the form of trust preferred securities, which will contain provisions limiting our ability to declare and pay dividends on our common stock in certain events. The trust preferred securities anticipated to be issued in connection with the Spectrum Bank acquisition are also likely to contain provisions limiting our ability to pay dividends on our common stock.

On a stand-alone basis, we will rely on dividends from the Surviving Bank as our sole source of liquidity.

Anti-takeover provisions and federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

Various provisions of our articles of incorporation and by-laws could delay or prevent a third-party from acquiring us, even if doing so might be beneficial to our shareholders. These provisions provide for, among other things, advance notice requirements for proposals that can be acted upon at shareholder meetings, a prohibition on shareholder action by written consent without a meeting, and the authorization to issue “blank check” preferred stock by action of the board of directors acting alone, thus without obtaining shareholder approval. The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either FDIC approval must be obtained or notice must be furnished to the FDIC and not disapproved prior to any person or entity acquiring “control” of an FDIC insured bank, such as Professional Business Bank. These provisions may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for our common stock.

The Fund may also seek to deploy its assets into investments in the financial services industry through vehicles other than SoCal.

The growth component of the business plan is dependant, in part, on the ability of the Fund to support additional growth, whether organic or through acquisitions, by providing additional capital to SoCal. The Fund may choose to pursue other opportunities which it may consider, in its sole discretion, to be more advantageous to its partners.

II. Risks relating to our Business Plan

Failure to successfully execute our business plan will adversely affect our performance.

Our financial performance and profitability as well as the value of our stock depend on our ability to execute our business plan. The Fund intends to use SoCal and this merger as the platform for an expansion into Southern California. Our business plan includes plans for aggressive organic growth and growth by acquisition, which, among other things requires the following:

•	hiring additional officers and employees to attract new business and meet the service needs of new customers;

•	opening additional branch offices;

•	seeking opportunistic acquisition candidates. See “RECENT DEVELOPMENTS AFFECTING SOCAL” and “INFORMATION ABOUT BELVEDERE SOCAL AND SOCAL BANK—Plan of Operations” on page [*].

Such a strategy presents a number of risks, including, most significantly, our over-estimating the amount of business that we will be able to generate as a result of organic growth and future acquisition activity. Additionally, substantial expenses for leases, furniture, fixtures, leasehold improvements, personnel, and acquisition costs will be incurred as we expand our franchise. These increased expenses along with interest payments on trust preferred securities used to finance our expansion will adversely affect our profitability and we currently anticipate that the implementation of these plans will delay our profitability for the first several years of operations. We may be unsuccessful in implementing our strategy, or our strategy may not produce growth and/or profits. Moreover, continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations.

A component of our business strategy is to expand by acquiring other financial institutions. We may not be able to successfully implement this part of our business strategy, and therefore our market value and profitability may suffer.

Growth through acquisitions of banks represents a key component of our business strategy. Any future acquisitions, including of Spectrum Bank and First Heritage Bank, N.A, will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things:

•	Difficulty in finding attractive acquisition candidates in the Southern California market at acceptable prices;

•	Difficulty of integrating the operations and personnel of acquired banks and branches;

•	Potential disruption of our ongoing business;

•

Inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems; and

•	Inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our inability to improve the operating performance of acquired banks or to integrate their operations successfully could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we could incur substantial expenses, including the expenses of integrating the business of the acquired bank with our existing business.

We expect that competition for additional acquisition candidates may be significant. We may compete with other banks or financial service companies with similar acquisition strategies, many of which may be larger or have greater financial and other resources than we have. The purchase price of banks that might be attractive acquisition candidates for us may significantly exceed the fair values of their net assets. As a result, material goodwill and other intangible assets would be required to be recorded. We cannot assure you that we will be able to successfully identify and acquire suitable banks on acceptable terms and conditions.

Depending upon the structure of an acquisition and the consideration we may utilize, we may not seek your approval as a shareholder. Further, acquisitions may be structured to include cash consideration that may result in the depletion of a substantial portion of our available cash or result in increasing our borrowings and interest payments.

Further, our growth may place a strain on our administrative, operational and financial resources and increase demands on our systems and controls. We anticipate our business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. The process of implementing the strategic integration of any acquired businesses may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate these businesses successfully or in a timely manner. In addition, we cannot assure you that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

The following risks, associated with our growth, could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	our inability to continue to upgrade or maintain effective operating and financial control systems,

•	our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations,

•	our inability to integrate successfully the operations of acquired businesses or to manage our growth effectively, or

•	our inability to respond promptly or adequately to the emergence of unexpected expansion difficulties.

Future issuances or sales of shares of our common stock could have an adverse effect on our common stock price.

Upon the closing of the merger, 1,886,903 shares of our common stock will be outstanding. In addition, 1.5 million shares of our common stock are reserved for future issuance to directors, officers, employees and consultants under the SoCal Stock Plan, under which, as of September 17, 2007, no options have been granted. In addition, [*] shares of our common stock are reserved for future issuance pursuant to the warrants that will be issued in connection with the merger.

All of the shares of our common stock issued in the merger (including shares acquired upon the exercise of the warrants and options), other than those issued to affiliates of Professional Business Bank, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. Any sales of substantial amounts of common stock after the merger, including shares issued upon the exercise of outstanding options or warrants, may cause the market price of our common stock to decline.

We expect to issue approximately 1,200,000 shares of our common stock to the Fund in connection with the Spectrum Bank transaction and approximately 1,880,000 additional shares of common stock to First National Bank Holding Company in connection with the First Heritage Bank, N.A. transaction. Additionally, our business plan of expansion will likely require the issuance of additional shares of common stock in mergers or otherwise and, pursuant to the proposed shareholders’ agreement with First National Bank Holding Company, the Fund has granted First National Bank Holding Company, rights to participate in additional offerings of SoCal common stock. Future sales of our common stock, or even the perception that such sales could occur, could adversely affect prevailing market prices for the shares of our common stock and be dilutive to our shareholders. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Our inability to raise funds and capital through the issuance of equity securities could adversely affect our business or our ability to implement our business plan.

III. Risks Relating to the Banking Business

SoCal is dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect its prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of and experience in the California community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies will often be lengthy. SoCal’s success depends to a significant degree upon its ability to attract and retain qualified management, loan origination, administrative, marketing and technical personnel and upon the continued contributions of its management and personnel. In particular, SoCal’s success will be highly dependent on retaining certain of the existing management personnel at Professional Business Bank, as well as on attracting and retaining the RMs which are key to our organic growth plan. In addition, SoCal’s success will be highly dependent on retaining the current executive management team of SoCal, which includes Alison Davis, as Chief Executive Officer and Alan Lane, who will serve as the Executive Chairman of SoCal and work directly with the management team of Professional Business Bank to implement the strategic direction of SoCal’s board of directors. If the First Heritage Bank, N.A. acquisition is completed, the management team of SoCal and the Surviving Bank will be supplemented with several key officers from First Heritage Bank, N.A. and the boards of directors of SoCal and the Surviving Bank will be expanded. See “MANAGEMENT AFTER THE MERGER.” Ms. Davis is expected to relinquish her Chief Executive Officer title upon the completion of the First Heritage Bank, N.A. transaction but will remain a director. We believe this management team, comprised principally of California natives or long-time residents who have worked in the banking industry for a number of years, is integral to implementing our business plan. The loss of the services of any one of them could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our net interest income. A substantial portion of our income, as with Professional Business Bank, will be derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Because of the differences in the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities, we anticipate that changes in interest rates will not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans; rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Interest rates will also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

We will face strong competition from financial service companies and other companies that offer banking services which could hurt our business.

We plan to conduct our banking operations exclusively in Southern California. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we plan to offer in our planned service areas. These competitors include national banks, regional banks and other community banks. We will also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors will include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits which would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to achieve appropriate loan growth and level of deposits and our business, financial condition, results of operations and cash flows may be adversely affected.

Changes in economic conditions, and in particular an economic slowdown in Southern California, could hurt our business materially.

Our business will be directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. We will be particularly affected by economic conditions in Southern California. Deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	problem assets and foreclosures may increase,

•	demand for our products and services may decline,

•	low cost or non-interest bearing deposits may decrease, and

•

collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

In view of the concentration of Professional Business Bank’s operations and the collateral securing its loan portfolio in Southern California, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The types of loans in Professional Business Bank’s portfolio have a higher degree of risk than other loans and a downturn in our real estate markets could, therefore, hurt our business.

Upon completion of the merger, a downturn in our real estate markets could hurt our business because many of Professional Business Bank’s loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of June 30, 2007, approximately 70.0% of the book value of Professional Business Bank’s loan portfolio consisted of loans collateralized by various types of real estate. All of Professional Business Bank’s real property collateral is located in California. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. Real estate values could be affected by, among other things, earthquakes and national disasters particular to California. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows. Professional Business Bank does not engage in “subprime” or “Alt-A” lending.

The loan portfolio of Spectrum Bank and the loan assets to be acquired in the First Heritage Bank, N.A. acquisition also reflect significant concentration in real estate secured loans.

In addition, federal banking regulators recently issued final guidance regarding commercial real estate lending. This guidance suggests that institutions that are potentially exposed to significant commercial real estate concentration risk will be subject to increased regulatory scrutiny. Institutions that have experienced rapid growth in commercial real estate lending, have notable exposure to a specific type of commercial real estate lending, or are approaching or exceed certain supervisory criteria that measure an institution’s commercial real estate portfolio against its capital levels, may be subject to such increased regulatory scrutiny. Our commercial real estate portfolio as well as those we may acquire from Spectrum Bank and First Heritage Bank, N.A. may be viewed as falling within one or more of the foregoing categories, and accordingly we may become subject to increased regulatory scrutiny because of our commercial real estate portfolio. If it is determined by our regulator that we have an undue concentration in commercial real estate lending, we may be required to maintain increased levels of capital and/or be required to reduce our concentration in commercial real estate loans.

If we cannot attract deposits, our growth may be inhibited.

We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. We cannot assure you that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans and leases. The underwriting and credit monitoring policies and procedures that Professional Business Bank has adopted to address this risk, and that we will utilize in part, may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence, or control.

Like all financial institutions, Professional Business Bank maintains, and the Surviving Bank will continue to maintain after the merger, an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. Our allowance for loan and lease losses may not be adequate to cover actual loan and lease losses, and future provisions for loan and lease losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan and lease losses reflects our estimate of the probable losses in our loan and lease portfolio at the relevant balance sheet date. Our allowance for loan and lease losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan and lease portfolio and economic factors. The determination of an appropriate level of loan and lease loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and leases and allowance for loan and lease losses. While we believe that Professional Business Bank’s allowance for loan and lease losses is adequate to cover current losses, we cannot assure you that we will not increase the allowance for loan and lease losses further after the merger or after the Spectrum Bank and First Heritage Bank, N.A. acquisitions or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our business, financial condition, results of operations and cash flows.

We will rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in or break of those systems that may result in lost business.

We will rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including customer relationship management, general ledger, deposit, servicing and loan origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in the existing systems utilized by Professional Business Bank without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, the core operating platforms of Professional Business Bank, Spectrum Bank and First Heritage Bank, N.A. are all different, which will require a conversion of at least two operating systems. Such conversions often involve significant expense, significant utilization of staff time and other uncertainties and risks inherent in the conversion process.

We will be exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As part of our ongoing monitoring of internal controls we may discover material weaknesses or significant deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.

As a result of weaknesses that may be identified in our internal controls, we may also identify certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we discover weaknesses, we will make efforts to improve our internal and disclosure controls. However, there is no assurance that we will be successful. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to become or remain quoted on the OTC Bulletin Board. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

SoCal and the Surviving Bank will be subject to extensive government regulation. These regulations may hamper our ability to increase assets and earnings, and could result in a decrease in the value of your shares.

Our operations and those of the Surviving Bank will continue to be subject to extensive regulation by federal, state and local governmental authorities and subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are various currently proposed laws, rules and regulations that, if adopted, would impact our operations. We cannot assure you that these proposed laws, rules and regulations or any other laws, rules or regulations will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business, financial condition, results of operations or cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement—prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of SoCal and Professional Business Bank as well as the Spectrum Bank and the First Heritage Bank, N.A. acquisitions. Those statements include, but are not limited to, statements relating to:

•	business opportunities and strategies potentially available to SoCal, including its business plan;

•	transaction-related and restructuring costs expected to be incurred; and

•	management, operations and policies of SoCal after the transaction.

Forward-looking statements also include statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “should” or similar expressions.

These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following risks:

•	revenues following the merger may be even lower than expected;

•	operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	competitive pressures among financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues;

•

the strength of the United States economy in general and the strength of the Southern California economy in which SoCal will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, and a negative effect on SoCal’s loan portfolio and allowance for loan losses;

•	changes in the United States legal and regulatory framework;

•	unanticipated regulatory or judicial proceedings or rulings;

•

the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System and rules and regulations of the California Department of Financial Institutions;

•	potential or actual litigation;

•	inflation and interest rate, market and monetary fluctuations;

•	management’s assumptions and estimates used in applying critical accounting policies may prove unreliable, inaccurate or not predictive of actual results;

•

the design of SoCal’s disclosure controls and procedures or internal controls may prove inadequate, or may be circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•

the availability of suitable acquisition candidates at acceptable prices and the risk that any acquisition may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; and

•	various domestic or international military or terrorist activities or conflicts.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond SoCal’s or Professional Business Bank’s ability to control or predict.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement—prospectus.

Except to the extent required by applicable law or regulation, SoCal and Professional Business Bank undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement—prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see section entitled “RISK FACTORS” on page [*].

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement—prospectus and attributable to SoCal or Professional Business Bank, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

None of SoCal’s, Professional Business Bank’s or Spectrum Bank’s independent registered public accounting firms have compiled, examined or otherwise applied procedures to the prospective financial information presented in this proxy statement—prospectus and, accordingly, do not express any opinion or any other form of assurance on that information or its achievability.

THE SPECIAL MEETING

Proxy Statement—Prospectus

This proxy statement—prospectus is being furnished to you in connection with the solicitation of proxies by the Professional Business Bank board of directors in connection with the special meeting of shareholders.

This proxy statement—prospectus is first being furnished to the Professional Business Bank shareholders on or about [*], 2007.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

[*]

Record Date; Solicitation of Proxies

The board of directors has selected the close of business on [*], 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At that date, there were [*] outstanding shares of Professional Business Bank common stock entitled to vote at the special meeting.

In addition to soliciting proxies by mail, Professional Business Bank’s officers, directors and employees, without receiving any additional compensation, may solicit proxies by telephone or fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the common stock held of record by such persons, and such brokerage firms, custodians, nominees and fiduciaries will be reimbursed for reasonable out-of pocket expenses incurred by them in connection therewith. SoCal will pay all expenses related to printing and filing this proxy statement - prospectus, including all filing fees of the Securities and Exchange Commission.

Vote Required

A majority of the outstanding shares, represented in person or by proxy, is required for a quorum. Shares voted on a matter are treated as being present for purposes of establishing a quorum. Approval of the merger and the merger agreement requires the affirmative vote of not less than a majority of the outstanding shares of Professional Business Bank common stock. Authorization to adjourn the special meeting, if necessary, to solicit additional proxies requires the favorable vote of a majority of the shares represented at the special meeting. Abstentions and broker non-votes are counted towards a quorum, but abstentions and broker non-votes are the equivalent of “AGAINST” votes with respect to the approvals of the merger and authority to vote for adjournments to solicit additional proxies.

Adjournments

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders a majority of the shares of Professional Business Bank’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exits. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Professional Business Bank’s shareholders who have already sent in their proxies to revoke them at any time prior to their use. Professional Business Bank will not use discretionary authority granted by proxies voted against the merger to adjourn the meeting to solicit additional votes.

Revocability of Proxies

Any holder of common stock may revoke a proxy at any time before it is voted by:

•	filing with the secretary of Professional Business Bank at 199 South Los Robles Avenue, Suite 110, Pasadena, California 91101 an instrument revoking the proxy,

•	returning a duly executed proxy bearing a later date, or

•

attending the special meeting and voting in person, provided the shareholder notifies the Chairman of the Special Meeting before voting begins that the shareholder is revoking his or her proxy and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to Professional Business Bank at the address at the top of Professional Business Bank’s notice of special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Matters to be Considered at the Meeting

At the special meeting, you will be asked to approve the principal terms of the merger agreement. A vote of not less than a majority of the outstanding shares of Professional Business Bank common stock entitled to be cast at the special meeting is required to approve the principal terms of the merger agreement. It may be necessary to adjourn the special meeting to solicit additional proxies. A majority vote of the shares represented at the special meeting is required to approve an adjournment.

No additional business may be conducted at the special meeting.

THE MERGER

General

As used in this section, the term “the merger” means the merger of Professional Business Bank with and into SoCal Bank, which is a wholly owned subsidiary of SoCal. Upon completion of the merger, SoCal Bank will change its name to Professional Business Bank. The merger is governed by the Agreement to Merge and Plan of Reorganization dated as of February 1, 2007 and amended on April 23 and August 7, 2007 (the “merger agreement”). Shareholders of Professional Business Bank will have the election to receive shares of common stock of SoCal, cash or a combination in exchange for their shares of Professional Business Bank, subject to proration, as provided in the merger agreement.

This section of the proxy statement—prospectus describes certain aspects of the merger, including the background of the merger and Professional Business Bank’s reasons for the merger.

Background of the Merger

Professional Business Bank opened for business in November 2001. Beginning in early 2006, Professional Business Bank occasionally received informal merger inquiries directed through the Chairman of the Board, William Baribault, and Professional Business Bank’s largest shareholder and a Director, Larry Tashjian. Messrs. Baribault and Tashjian kept the board of directors informed of these informal contacts, but no further action was required as none of the institutions came forward with a formal offer. In the Spring of 2006 and as result of those informal inquiries, the board of directors discussed that Professional Business Bank may be too unseasoned to receive a merger offer that would sufficiently reward its shareholders for Professional Business Bank’s future prospects. The board of directors also expressed its confidence in current management’s ability to successfully implement Professional Business Bank’s current business plan. Still, recognizing among other things that the stock of Professional Business Bank was, and for foreseeable future would continue to be, illiquid, the board of directors and senior management determined that Professional Business Bank would and should be receptive to offers that would maximize shareholder value consistent with its fiduciary duties, while at the same time continuing to build a successful and profitable banking franchise. On that basis, the board of directors agreed that Messrs. Baribault and Tashjian should continue to follow up with prospective merger opportunities if and when they arose.

Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm that specializes in securities transactions involving banks, regularly and in the ordinary course of its business meets with different financial institutions. In June 2006, KBW met with representatives of the Fund and discussed the Fund’s interest in expanding its presence in the Southern California banking market by acquiring control of a Southern California bank that would serve as a platform for the Fund’s Southern California banking franchise. In June 2006, Mr. Tashjian happened to telephone Mr. Jeffrey Wishner of KBW to discuss various options that Professional Business Bank may wish to consider in order to maximize shareholder value. In that telephone call, Mr. Wishner discussed with Mr. Tashjian the Fund’s possible interest in expanding its presence in Southern California and offered to arrange an initial meeting between Mr. Tashjian and the Fund. With Mr. Baribault’s approval, Mr. Tashjian met with certain of the Fund’s principals on June 23, 2006 to hear first-hand about the Fund’s plans to expand its banking presence in Southern California. Thereafter, Messrs. Baribault and Tashjian met with representatives of the Fund on several occasions in June and July 2006, and on July 13, 2006, the Fund and Professional Business Bank signed a confidentiality agreement.

On September 15, 2006, Messrs. Baribault and Tashjian informed the Professional Business Bank board of directors of their discussions with KBW and the Fund regarding the Fund’s interest in purchasing a controlling interest in Professional Business Bank. Messrs. Baribault and Tashjian provided the board of directors with background information on the Fund, including biographical information on the Fund’s principals. The board of directors then authorized Mr. Baribault to pursue merger discussions with the Fund. The Fund made an introductory presentation to the board of directors on September 25, 2006. In that presentation, the Fund suggested an interest in acquiring Professional Business Bank for a combination of $21 to $22 per share in cash and a fixed exchange ratio of stock. This presentation did not assume the issuance of any warrants in the transaction. Although the board of directors considered the Fund’s proposed acquisition consideration to be insufficient, the board of directors agreed to give further consideration to the proposed transaction. In a meeting on October 2, 2006, the board of directors of Professional Business Bank authorized engaging KBW to assist in Professional Business Bank’s negotiations with the Fund and, if necessary, to render a fairness opinion in the transaction. Messrs. Baribault and Tashjian thereafter asked KBW to contact the Fund to express the board of directors’ views that, among other things, the proposed merger consideration was insufficient and that the Professional Business Bank shareholders needed to be represented on the continuing board.

After further negotiations conducted primarily through KBW, on October 16, 2006, the Fund presented a preliminary term sheet to the board of directors of Professional Business Bank providing for the merger consideration to be paid 51% in cash on the basis of $23 per share and 49% in SoCal stock on the basis of a share exchange ratio of 0.85 shares of SoCal. The preliminary term sheet included warrants equivalent to 6% and 2% of the outstanding SoCal shares to be issued to the Fund and the continuing shareholders, respectively. The term sheet also provided that the continuing board of directors would include two members from Professional Business Bank’s current board and three people to be named by the Fund. On October 27, 2006, Mr. Wishner reviewed with the board of directors the term sheet and support materials with KBW’s analysis of the offer and comparisons to recent banking transactions. After lengthy deliberations, Professional Business Bank’s board of directors voted to respond to the offer with a counter offer, including increasing the cash portion of the aggregate cash consideration to 60% and increasing the share exchange ratio to .87.

In a follow-up presentation to Professional Business Bank’s board of directors on November 8, 2006 with Mr. Wishner of KBW in attendance, the Fund presented a revised summary plan for the combined organization based on a share exchange ratio increasing to .87, and the cash consideration remaining at 51% of the total consideration. The board of directors meeting in executive session authorized Messrs. Baribault and Tashjian to continue discussions with the Fund based, in part, on the Fund’s representation that Mr. Alan Lane would be SoCal’s executive Chairman of the Board and the Fund’s agreement to work in good faith to address the board of directors’ concerns regarding the potential illiquidity of the SoCal stock to be issued in the merger. The board of directors of Professional Business Bank also authorized Mr. Baribault to request from the Fund a term sheet based on the revised proposal.

On December 1, 2006, the parties signed a non-binding term sheet that identified key terms of the agreement and the nature and duration of the due diligence process. The Fund conducted due diligence sessions and meetings with selected Professional Business Bank personnel on December 6 and 7, 2006 and presented a draft of the merger agreement to Professional Business Bank, its legal counsel and KBW on December 18, 2006.

Throughout January 2007, the parties conducted further due diligence. At the same time, negotiations continued between the parties, with the participation of KBW, as well as legal counsel for both SoCal and Professional Business Bank. On January 25, 2007, representatives of the Fund and Professional Business Bank, their respective legal counsel and KBW met to address all of the outstanding issues. To address the concerns regarding the potential illiquidity of the SoCal stock to be issued in the merger, SoCal agreed to take all required action to have the SoCal common stock quoted on the OTC Bulletin Board, to maintain eligibility for quotation on the OTC Bulletin Board and to file reports under the Securities Exchange Act of 1934, as amended, until at least December 31, 2008.

The transaction was approved by the SoCal board of directors on January 29, 2007. On February 1, 2007, after Professional Business Bank’s legal counsel carefully reviewed the legal aspects of the merger, the terms and provisions of the merger agreement, and the directors’ duties and responsibilities in connection with the proposed transaction, and representatives of KBW reviewed KBW’s evaluation of the fairness of the merger to the Professional Business Bank shareholders from a financial perspective, the board of directors of Professional Business Bank approved the merger.

On February 1, 2007, the merger agreement was executed by both parties, and the transaction was publicly announced.

On April 23, 2007, the merger agreement was amended to make certain changes requested by the Federal Reserve in connection with SoCal’s and the Fund’s regulatory applications related to the transaction fee and expense reimbursement to be paid to the Fund by SoCal.

In early June 2007, representatives of SoCal informed Professional Business Bank that SoCal was in discussions regarding the proposed acquisition of Spectrum Bank and First Heritage Bank, N.A. On June 19, 2007, representatives of SoCal informed Professional Business Bank that SoCal had entered into a non-binding term sheet to acquire First Heritage Bank, N.A., and on July 13, 2007, representatives of SoCal informed Professional Business Bank that SoCal had entered into a definitive agreement to acquire Spectrum Bank. On August 1, 2007, the Fund and SoCal issued a press release announcing the acquisitions and discussing the impact of such acquisitions on the closing of the merger.

On August 7, 2007, representatives of SoCal met with the board of directors of Professional Business Bank to discuss the impact that such acquisitions would have on the Surviving Bank and the delays that such acquisitions would have on the closing of the merger. Following this meeting, on August 7, 2007, the board of directors of Professional Business Bank met to consider a proposed amendment to the merger agreement that would, among other things, (i) extend the expiration date to October 31, 2007 (or, if the Registration Statement on Form S-4 shall not have been declared effective by the SEC on or before September 15, 2007, then November 30, 2007), (ii) enable Professional Business Bank to require KBW to issue an updated opinion to the board of directors of Professional Business Bank that the merger is still fair to Professional Business Bank’s shareholders from a financial point of view in the event there is a material adverse change in the terms of either of the two acquisitions after August 7, 2007, (iii) require the Fund to reimburse Professional Business Bank for all of its reasonable, itemized expenses incurred after August 31, 2007 in connection with the merger and the transactions contemplated by the merger agreement if the merger agreement is terminated primarily as a result of the failure of the condition that KBW issue an updated opinion to the board of directors of Professional Business Bank as contemplated in clause (ii) above, and (iv) require SoCal to pay all third party costs, including Professional Business Bank’s legal and accounting fees and printing and mailing expenses, associated with the preparation, filing and dissemination of any amendment to the Registration Statement on Form S-4 and/or this proxy statement-prospectus that is required or reasonably necessary due to any change in the terms of any other acquisition, merger or related transaction involving SoCal after the date on which the Registration Statement on Form S-4 is first declared effective by the SEC. After discussing the terms of the proposed amendment and the impact that the acquisitions of Spectrum Bank and First Heritage Bank, N.A. would have on the Surviving Bank, and after representatives of KBW reviewed KBW’s evaluation of the fairness of the merger to the Professional Business Bank shareholders from a financial point of view if SoCal does not acquire or also acquires Spectrum Bank based on the terms described in the definitive agreement dated July 13, 2007 and/or First Heritage Bank, N.A. based on the terms described in the non-binding letter of intent dated June 19, 2007, the board of directors of Professional Business Bank approved the amendment to the merger agreement. This amendment was executed by both parties on August 7, 2007.

Recommendation of, and Factors Considered by, Professional Business Bank’s Board of Directors

In reaching its conclusion that the merger agreement and the merger are advisable and in the best interests of Professional Business Bank and its shareholders, and in approving the merger agreement and the transactions contemplated thereby, Professional Business Bank’s board of directors considered and reviewed the transaction and its terms with Professional Business Bank’s senior management, as well as its financial advisor, KBW, and its legal advisors, Manatt, Phelps & Phillips, LLP and considered a number of advantages to the merger, including the following:

•

The value to be received by Professional Business Bank’s shareholders under the merger agreement relative to the historical trading price of Professional Business Bank common stock, including the fact that as of the date of the merger agreement, the average implied value of the cash and stock merger consideration represented a premium of approximately 20.9% over the closing price of Professional Business Bank common stock on January 31, 2007, the last trading day before the merger agreement was signed;

•

The ability of Professional Business Bank’s shareholders, through the SoCal common stock component of the merger consideration, to participate in the potential growth of the Surviving Bank following consummation of the transaction;

•

The financial analyses conducted by KBW and its opinion to the board of directors that, as of the date of the merger agreement, the consideration to be received by Professional Business Bank’s shareholders was fair from a financial point of view to Professional Business Bank’s shareholders;

•

The financial analyses conducted by KBW and its opinion to the board of directors that, as of August 7, 2007, the consideration to be received by Professional Business Bank’s shareholders was fair from a financial point of view to Professional Business Bank’s shareholders, and would be fair from a financial point of view to Professional Business Bank’s shareholders if SoCal also acquires Spectrum Bank based on the terms described in the definitive agreement dated July 13, 2007 and/or First Heritage Bank, N.A. based on the terms described in the non-binding letter of intent dated June 19, 2007;

•	The expectation that the receipt of SoCal common stock by Professional Business Bank’s shareholders would generally be tax-free for U.S. federal income tax purposes;

•

The potential alternatives available to Professional Business Bank, including other potential extraordinary transactions and the alternative of remaining independent, and the risks and challenges inherent in successfully implementing Professional Business Bank’s business plans. The board of directors also considered the value to the shareholders of these alternatives, the timing and likelihood of achieving value from these alternatives, and the possibility that Professional Business Bank’s future stock price might not have a value greater than the consideration to be paid in the merger;

•

The ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approval and the provisions of the merger agreement regarding Professional Business Bank’s and SoCal’s obligations to pursue the regulatory approvals;

•	The track record of Belvedere’s first fund, California Community Financial Institutions Fund, L.P.;

•	The proposed business plan of SoCal where Professional Business Bank would be the platform for expanding SoCal’s commercial banking presence in Southern California;

•	The appointment to the board of directors of both SoCal and the Surviving Bank of two of Professional Business Bank’s current directors; and

•	The liquidity of the SoCal common stock to be issued in the merger and the obligation of SoCal to file reports under the Securities Exchange Act of 1934, as amended, until at least December 31, 2008.

Professional Business Bank’s board of directors also identified and considered a number of risks, costs and uncertainties in its deliberations concerning the merger, including the following:

•

The possible disruption to Professional Business Bank’s business that may result from the announcement of the transaction and the resulting diversion of management and employee attention from day-to-day operations;

•	The restrictions contained in the merger agreement on Professional Business Bank’s ability to solicit alternative transactions;

•	The restrictions contained in the merger agreement on the operation of Professional Business Bank’s business prior to the completion of the merger;

•	The termination fee to be paid by Professional Business Bank if the merger agreement is terminated under certain circumstances;

•	The possibility that the merger might not be completed, particularly in light of the costs incurred in connection with the transaction; and

•	The taxable nature for U.S. federal income tax purposes of the cash portion of the merger consideration received by Professional Business Bank’s shareholders.

After weighing the advantages against those risks, costs and uncertainties, Professional Business Bank’s board of directors determined that the advantages outweighed those risks, costs and uncertainties.

The above discussion of the information and factors considered by Professional Business Bank’s board of directors is not intended to be exhaustive, but indicates the material matters considered by the board of directors. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the board did not quantify, rank or assign any relative or specific weight to the foregoing factors, and individual directors may have considered various factors differently and may have given differing weights to different factors. Professional Business Bank’s board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Professional Business Bank’s board of directors based its determination on the totality of the information presented.

Professional Business Bank’s board of directors determined by a majority vote (with one director abstaining and one director voting against) that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Professional Business Bank and its shareholders. Accordingly, Professional Business Bank’s board of directors approved and adopted the merger agreement and the transactions contemplated thereby, and unanimously recommends that Professional Business Bank’s shareholders vote “FOR” the proposal to approve the principal terms of the merger.

Opinion of Professional Business Bank’s Financial Advisor

Keefe, Bruyette & Woods, Inc., or KBW, has acted as financial advisor to Professional Business Bank in connection with the merger. Professional Business Bank selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with Professional Business Bank and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On February 1, 2007, Professional Business Bank’s board of directors held a special meeting to approve the merger. At that meeting KBW rendered an oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by Professional Business Bank’s shareholders in the merger was fair to the shareholders from a financial point of view. That opinion was reconfirmed in writing on February 23, 2007.

On August 7, 2007, Professional Business Bank’s board of directors held an additional special meeting to approve an amendment to the merger agreement due to developments since the original announcement, specifically SoCal’s announcement of its intention to acquire Spectrum Bank of Irvine, CA and First Heritage Bank, N.A. of Newport Beach, CA. SoCal informed Professional Business Bank’s board of directors at the February 1, 2007 board meeting that it was going to use the Professional Business Bank platform as a vehicle to conduct acquisitions and grow organically in order to deliver on its financial plan. At the August 7, 2007 board meeting, at the request of Professional Business Bank’s board of directors, KBW rendered a “bring down” oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by Professional Business Bank’s shareholders in the merger was fair to the shareholders from a financial point of view. KBW also opined as to the fairness to Professional Business Bank shareholders if the Spectrum Bank, First Heritage Bank, N.A. or both mergers are consummated. That opinion was confirmed in writing on August 7, 2007.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Professional Business Bank shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to Professional Business Bank’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to Professional Business Bank’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Professional Business Bank shareholder as to how the shareholder should vote at the Professional Business Bank special meeting on the merger agreement or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•

the merger agreement related to the Spectrum Bank acquisition, the term sheet related to the First Heritage Bank, N.A. acquisition and the summary of transaction terms related to both such acquisitions,

•	annual reports to shareholders of Professional Business Bank,

•	financial information made available by Professional Business Bank management, including financial projections, and

•	financial information made available by SoCal management, including financial projections, including the addition of Spectrum Bank and First Heritage Bank, N.A. to the pro forma entity;

•	held discussions with members of senior management of Professional Business Bank and SoCal regarding:

•	past, present and future operations and financial condition of the respective companies,

•	future prospects of the respective companies, and

•	the strategic objective of the merger and certain other benefits of the merger;

•

reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Professional Business Bank and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed such other analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not assume any responsibility to verify such information independently. KBW assumed that the financial and operating forecasts for Professional Business Bank provided by management of Professional Business Bank have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of Professional Business Bank as to the future financial and operating performance of Professional Business Bank. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for SoCal, Professional Business Bank, Spectrum Bank and First Heritage Bank, N.A. are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of SoCal, Professional Business Bank, Spectrum Bank or First Heritage Bank, N.A., and KBW did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•

if they are completed, the mergers involving Spectrum Bank and First Heritage Bank, N.A. will be completed substantially in accordance with the terms set forth in the merger agreement and term sheet, respectively;

•	the representations and warranties of each party in the merger agreements and in all related documents and instruments referred to in the merger agreements are true and correct;

•	each party to the merger agreements and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the mergers will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the mergers, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of Professional Business Bank, SoCal, Spectrum Bank, First Heritage Bank, N.A. or the combined entity, as the case may be, or the contemplated benefits of the mergers.

KBW further assumed that the mergers will be accounted for as a purchase under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Professional Business Bank common stock or SoCal common stock will trade following the announcement of the mergers or the actual value of the SoCal common stock when issued pursuant to the mergers, or the prices at which the SoCal common stock will trade following the completion of the mergers.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Professional Business Bank, SoCal, Spectrum Bank and First Heritage Bank, N.A. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by Professional Business Bank’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Professional Business Bank’s board or management with respect to the fairness of the merger consideration.

Summary of Analyses by KBW

The following is a summary of the material analyses presented by KBW to Professional Business Bank’s board of directors on August 7, 2007, in connection with its written opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to Professional Business Bank’s board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Selected Transaction Analysis. KBW reviewed certain financial data related to Western1 bank transactions announced between January 1, 2005 and August 6, 2007 with aggregate transaction values between $30 million and $60 million. Those transactions were as follows:

Acquiror	Acquiree
FCB Bancorp (CA)	South Coast Bancorp Inc. (CA)
Community Bancorp Inc. (CA)	Rancho Bernardo Community Bank (CA)
First Banks, Inc. (MO)	International Bank of California (CA)
Community Bancorp (NV)	Bank of Commerce (NV)
UCBH Holdings Inc. (CA)	Pacifica Bancorp Inc. (WA)
MetroCorp Bancshares Inc. (TX)	First United Bank (CA)
First Community Bancorp (CA)	Pacific Liberty Bank (CA)
Pacific Continental Corp. (OR)	NWB Financial Corp. (WA)
Frontier Financial Corp. (WA)	Northstar Financial Corp. (WA)
Alpine Banks of Colorado (CO)	First Colorado Bankshares Inc. (CO)
Commercial Capital Bancorp (CA)	CalNet Business Bank NA (CA)
Bank of Choice Holding Company (CO)	First National Bank of Arvada (CO)
AmericanWest Bancorp (WA)	Columbia Trust Bancorp (WA)
Wells Fargo & Co. (CA)	Fremont NB of Canon City (CO)
Silver State Bancorp (NV)	Choice Bank (AZ)
Vineyard National Bancorp (CA)	Rancho Bank (CA)
Bank Holdings (NV)	NWB Holdings Inc. (NV)
Banner Corp. (WA)	San Juan Financial Holding Co. (WA)
Belvedere SoCal (CA)	Professional Business Bank (CA)
CVB Financial Corp. (CA)	First Coastal Bancshares (CA)
Columbia Banking System Inc. (WA)	Mountain Bank Holding Co. (WA)
Columbia Banking System Inc. (WA)	Town Center Bancorp (OR)
BOK Financial Corp. (OK)	United Bank of Colorado Inc. (CO)

[1]	Western States include: AK, AZ, CA, CO, HI, ID, MT, NM, NV, OR, UT, WA, WY

In addition, KBW reviewed certain financial data related to all California bank transactions announced between January 1, 2006 and August 6, 2007. Those transactions were as follows:

Acquiror	Acquiree
Bank of East Asia Ltd. (FO)	National American Bancorp (CA)
Umpqua Holdings Corp. (OR)	Western Sierra Bancorp (CA)
Placer Sierra Bancshares (CA)	Southwest Community Bancorp (CA)
Vineyard National Bancorp (CA)	Rancho Bank (CA)
First Banks, Inc. (MO)	San Diego Community Bank (CA)
First Community Bancorp (CA)	Community Bancorp Inc. (CA)
First Republic Bank (CA)	BWC Financial Corp. (CA)
National Mercantile Bancorp (CA)	FCB Bancorp (CA)
Industrial Bank of Taiwan (FO)	Evertrust Bank (CA)
Sterling Financial Corp. (WA)	Northern Empire Bancshares (CA)
United Security Bancshares (CA)	Legacy Bank (CA)
Rabobank Nederland (FO)	Mid-State Bancshares (CA)
Wells Fargo & Co. (CA)	Placer Sierra Bancshares (CA)
Umpqua Holdings Corp. (CA)	North Bay Bancorp (CA)
Merrill Lynch (NY)	First Republic Bank (CA)
Belvedere SoCal (CA)	Professional Business Bank (CA)
Heritage Commerce Corp (CA)	Diablo Valley Bank (CA)
CVB Financial Corp. (CA)	First Coastal Bancshares (CA)
1st Pacific Bancorp (CA)	Landmark National Bank (CA)
Sterling Financial Corp. (WA)	North Valley Bancorp (CA)
East West Bancorp Inc (CA)	Desert Community Bank (CA)
Wells Fargo & Co (CA)	Greater Bay Bancorp (CA)
Heritage Oaks Bancorp (CA)	Business First National Bank (CA)

In addition, KBW reviewed certain financial data related to all bank transactions in the United States announced between January 1, 2007 and August 6, 2007 with aggregate transaction values less than $60 million and target tangible equity to tangible asset ratios greater than 9.5%. Those transactions were as follows:

Acquiror	Acquiree
Florida Bank Group Inc. (FL)	Bank of Tallahassee (FL)
Gateway Financial Holdings (VA)	Bank of Richmond NA (VA)
Pinnacle Bancorp Inc. (NE)	Farmers & Merchants Bank (NE)
WGNB Corp. (GA)	First Haralson Corp. (GA)
Glacier Bancorp Inc. (MT)	North Side St. BkRock Springs (WY)
Bank of Kentucky Finl Corp. (KY)	F.N.B. Bancorporation Inc. (KY)
Lea M. McMullan Trust (KY)	Fort Knox National Bncp Inc. (KY)
Belvedere SoCal (CA)	Professional Business Bank (CA)
Firstbank Corp. (MI)	ICNB Financial Corp. (MI)
Southwest Bancorp Inc. (OK)	Hart Food Stores Inc. (KS)
Mercantile Bancorp Inc. (IL)	HNB Financial Services Inc. (MO)
Australia and New Zealand Bank (FO)	Citizens Bancorp (GU)
BankFive MHC (MA)	New Bedford Community Bancorp (MA)
1st Pacific Bancorp (CA)	Landmark National Bank (CA)
SouthCrest Financial Group Inc (GA)	Bank of Chickamauga (GA)
First Bank Lubbock Bcshs Inc. (TX)	Wilson Bancshares Inc. (TX)
PCBA Acquisition LLC (AR)	Premier Commercial Bank AZ NA (AZ)
Cooperative Bankshares Inc. (NC)	Bank of Jefferson (SC)

Acquiror	Acquiree
Citizens National Corp. (KY)	Kentucky NB Of Pikeville (KY)
Citizens Bancshares Corp. (SC)	Pamplico Bank & Trust Company (SC)
Citizens Bancshares Corp. (SC)	Johnsonville State Bank (SC)
Columbia Banking System Inc. (WA)	Town Center Bancorp (OR)
Columbia Banking System Inc. (WA)	Mountain Bank Holding Co. (WA)
First Centralia Bancshares (KS)	Vermillion Bankshares Inc. (KS)
State Capital Corporation (MS)	Geneva Bancshares Inc. (AL)
New Hampshire Thrift Bncshrs (NH)	First Community Bank (VT)
Prosperity Bancshares Inc. (TX)	Bank of Navasota NA (TX)
First Keystone Corp. (PA)	Pocono Community Bank (PA)
Investor Group	Marco Community Bancorp Inc. (FL)
Delaware Bancshares Inc. (NY)	Stamford Bank Corp. (NY)
Southside Bancshares Inc. (TX)	Fort Worth Bancshares Inc. (TX)
Hometown Bancshares Inc. (WV)	First National Bancorp Inc. (WV)
BOK Financial Corp. (OK)	United Banks of Colorado Inc. (CO)
Community Trust Bancorp Inc. (KY)	Eagle Fidelity Inc. (KY)
Central Bancompany Inc. (MO)	Millstadt Bancshares Inc. (IL)
Yadkin Valley Financial (NC)	Cardinal State Bank (NC)
FBC Bancorp Inc. (FL)	Prime Bank (FL)
Banner Corp. (WA)	NCW Community Bank (WA)

For the purpose of this analysis, transaction multiples from the merger as of February 2007 were derived from the $23.00 per share deal price at the time of announcement and financial data as of September 30, 2006, and financial data as of March 31, 2007 for the updated fairness opinion as of August 7, 2007, for Professional Business Bank. KBW compared these results with the multiples implied by the selected transactions as listed above. The results of KBW’s calculations and the analysis are set forth in the following table.

	Feb. 2007 Belvedere SoCal / Professional Business Bank Transaction		Aug. 2007 Professional Business Bank Transaction Consideration		Spectrum Bank Transaction Consideration		First Heritage Bank, N.A. Transaction Consideration		Western Bank Deals (2005- 2007YTD) $30-$60mln Deal Value Median		California Bank Deals (2006- 2007YTD) Median		Bank 9.5% +TE/TA <$60mln in Deal Value (2007YTD) Median
Deal Price / BV	2.50	x	2.25	x	3.00	x	2.49	x	2.58	x	2.54	x	1.84	x
Deal Price / TBV	2.50	x	2.25	x	3.00	x	2.49	x	2.58	x	2.97	x	1.87	x
Deal Price / LTM EPS	45.1	x	35.8	x	28.1	x	NA		22.9	x	21.2	x	25.9	x
Deal Price / 2007e EPS	36.5	x	36.7	x	NA		NA		NA		NA		NA
Deal Price / 2008e EPS	NA		26.7	x	NA		NA		NA		NA		NA
Premium to Market Value	36.3%		36.3%		NA		NA		25.1%		22.9%		31.9%
Deal Premium / Core Deposits	21.1%		17.8%		23.0%		33.0%		21.6%		22.3%		14.6%

No company or transaction used as a comparison in the above analysis is identical to Professional Business Bank, SoCal or the related deals involving Spectrum Bank and First Heritage Bank, N.A.. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. KBW estimated the present value of Professional Business Bank common stock based on a continued independence scenario by calculating the present value of the Professional Business Bank common stock as of December 2011. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections provided by Professional Business Bank management. The analysis resulted in a range of values from $15.02 to $19.56 per share. The range of values per share reflect the assumptions in the discounted cash flow analysis, which includes the range of discount rates from 11% to 16%, and a range of terminal multiples from 14.0x to 16.0x.

The discounted cash flow present value analysis is a widely used valuation methodology but it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The KBW analysis did not purport to be indicative of the actual values or expected values of Professional Business Bank common stock.

Selected Peer Group Analysis. KBW derived the median market performance multiples for a selected peer group and applied those multiples to the financial data of Professional Business Bank as of March 31, 2007. This method of analysis resulted in an implied market valuation in a range from $11.06 to $17.36 per share. The peer group selected is as follows:

CA Banks $150mln-$300mln in Assets	Ticker
Sonoma Valley Bancorp	SBNK
Citizens Bancorp	CZNB
First Commerce Bancorp	FCCC
NorCal Community Bancorp	NCLC
Canyon Bancorp	CYBA
Valley Commerce Bancorp	VCBP
Uniti Financial Corporation	UIFC
Santa Lucia Bancorp	SLBA
CommerceWest Bank, N.A.	CWBK
United American Bank	UABK
1st Century Bank, NA	FCNA
California United Bank	CUNB
Commonwealth Business Bank	CWBB
Service 1st Bancorp	SVCF
Mission Oaks Bancorp	MOKB
Orange County Business Bank, N.A.	OCBB
Northern California Bancorp, Inc.	NRLB
Discovery Bancorp	DVBC
Coast Bancorp	CTBP
Summit Bancshares, Inc.	SMAL
Mission Valley Bancorp	MVLY
Commerce National Bank	CNBF
Valley Community Bank	VCBC
CalWest Bancorp	CALW
Liberty Bancorp	LIBC
Security Business Bank of SD	SBBK
Granite Community Bank, N.A.	GCBK
Mission Community Bancorp	MISS
First Mountain Bancorp	FMBP

To perform this analysis, KBW used the financial information as of March 31, 2007 and market price information as of August 6, 2007.

KBW’s analysis showed the following concerning the transaction consideration compared to the selected comparison groups.

	Feb. 2007 Belvedere SoCal / Professional Business Bank Transaction	Aug. 2007 Belvedere SoCal / Professional Business Bank Transaction	CA Banks $150mln- $300mln in Assets Median
Deal Price / Book Value	2.50x	2.25x	1.70x
Deal Price / Tangible Book Value	2.50x	2.25x	1.70x
Deal Price / LTM Earnings per Share	45.1x	35.8x	17.2x

Other Analyses. KBW compared the relative financial and market performance of Professional Business Bank to a variety of relevant industry peer groups and indices.

Pro Forma Discounted Cash Flow Analysis. In an effort to analyze the potential value of the pro forma institution, pro forma institution being SoCal including the acquisitions of Professional Business Bank, Spectrum Bank and First Heritage Bank, N.A., in terms of consideration value per Professional Business Bank share and provide a range of possible values of the stock component of the consideration, KBW analyzed the potential net present value of SoCal common stock based on projections provided by SoCal and future SoCal management.

KBW conducted the analysis by maintaining margin and profitability assumptions in the projections provided by management, and varying the annual growth rates in the balance sheet from 20% to 30% per year. The implied net present value per Professional Business Bank share was then calculated in each scenario by calculating the present value of the SoCal common stock as of December 2011, under each scenario, and then applying the transaction exchange ratio to such present value of SoCal. For purpose of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. The analysis resulted in a range of values from $19.12 to $31.74 per Professional Business Bank share. The range of values per Professional Business Bank share reflect the assumptions in the discounted cash flow analysis, which include a range of discount rates from 13.5% to 15%, a range of annual growth rates from 20% to 30% and a terminal multiple of 17x. If the pro forma institution were to grow at less than 20% per year, then the consideration value would be less than $19.12 per Professional Business Bank share for the shareholders taking stock. If the institution were to grow at greater than 30% per year, then the consideration value would be greater than $31.74 per Professional Business Bank share for shareholders taking stock.

The discounted cash flow present value analysis is a widely used valuation methodology but it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The KBW analysis did not purport to be indicative of the actual values or expected values of the common stock.

As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Professional Business Bank and SoCal. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Professional Business Bank and SoCal for KBW’s own account and for the accounts of its customers.

Professional Business Bank and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. Professional Business Bank will pay to KBW at the time the merger is completed a cash fee equal to $450,000. Pursuant to the KBW engagement agreement, Professional Business Bank also agreed to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

Per Share Cash Consideration and Exchange Ratio

As a shareholder of Professional Business Bank, you may elect to receive all cash, all SoCal common stock or a portion of cash and SoCal common stock for the Professional Business Bank shares you own. The value that you will receive in exchange for your Professional Business Bank stock is fixed in the merger agreement as follows:

•

For each share of Professional Business Bank common stock exchanged for cash, you will receive $23.00 in cash—this $23.00 dollar amount is referred to in the merger agreement as the “Per Share Cash Consideration;”

•

For each share of Professional Business Bank common stock exchanged for SoCal common stock you will receive 0.87 shares of SoCal—this 0.87 figure is referred to in the merger agreement as the “Exchange Ratio.” To the extent that the formula results in a fraction of a share, such fraction will not be issued but you will receive cash in lieu of such fractional interest; and

•

SoCal will issue warrants for the purchase of its common stock at a strike price of $0.01 per share to shareholders of Professional Business Bank who will continue as shareholders in SoCal in an aggregate amount equal to two percent (2%) of the “Fully Diluted SoCal Stock” as defined in the merger agreement.

SoCal expects to issue approximately $15 million in long term debt and corresponding junior subordinated deferrable interest debentures in connection with the merger in order to, among other things, fund a portion of the cash required to (i) pay the Professional Business Bank shareholders, (ii) establish an approximately $800 thousand interest reserve, and (iii) pay a transaction fee to the Fund of approximately $1 million and reimburse the Fund and its general partner for certain transaction expenses, and for general corporate purposes. While completion of the issuance of the long term debt is not a condition to the merger, if SoCal were unable to effect the issuance or to obtain financing from other sources, it would significantly reduce SoCal’s available cash for operations or have other possible adverse effects.

The percentage of SoCal common stock to be owned after the merger by the Fund and the former shareholders of Professional Business Bank who receive SoCal common stock in the merger cannot be precisely calculated because of a number of variables, including the number of Professional Business Bank stock options which will be exercised before the effective time of the merger, the number of such stock options for which substitute options of SoCal will be granted and exercised after the effective time, the exercise of warrants after the effective time and the number of shares of SoCal common stock to be issued in connection with the Spectrum Bank and the First Heritage Bank, N.A. acquisitions. The following table is intended to express a range of ownership as among the Fund, the former Professional Business Bank shareholders who receive SoCal common stock and First National Bank Holding Company based on Professional Business Bank shares outstanding as of August 7, 2007, and on certain assumptions concerning the exercise of the stock options and the warrants (including, that none of the presently outstanding Professional Business Bank non-performance-based stock options are exercised prior to the effective time of the merger but that 52.5% of the newly issued SoCal options are exercised as of the effective time of the Merger), the number of shares of SoCal common stock to be issued in connection with the two additional bank acquisitions and the shares to be issued to the Fund in connection with the $11.5 million in equity to be contributed by the Fund to SoCal:

	Common only	Common + All Warrants	Common + All Warrants + All Options	Common + All Warrants + All Options + Spectrum Acquisition	Common + All Warrants + All Options + Spectrum and Heritage Acquisitions
Fund	52%	54%	51%	67%	44%
Former Professional Business Bank shareholders	48%	46%	49%	33%	21%
First National Bank Holding Company	N/A	N/A	N/A	N/A	35%

It is anticipated that the Fund, First National Bank Holding Company and SoCal will enter into a shareholders’ agreement respecting, among other things, the voting of the shares of SoCal owned by the Fund, First National Bank Holding Company and their affiliates until such time, if ever, as the shares of SoCal are listed on the New York Stock Exchange or quoted on the NASDAQ Global Market. Under the shareholders’ agreement First National Bank Holding Company will grant a proxy to the Fund covering a number of shares equal to 55% of the total shares of SoCal common stock outstanding minus the number of shares of common stock of SoCal owned by the Fund and its affiliates. As a result the Fund will likely maintain control over a majority of the outstanding shares following the completion of the acquisition of First Heritage Bank, N.A. until the SoCal shares are so listed or quoted. In addition the shareholders’ agreement will obligate both the Fund and First National Bank Holding Company to vote their shares so as to cause the Board of Directors of SoCal to include at least two nominees of First National Bank Holding Company. The shareholders’ agreement will also grant First National Bank Holding Company certain co-investment rights to invest with the Fund in connection with certain equity securities issued by SoCal to fund future acquisitions by SoCal.

Election Procedure

In order to make a valid election, a shareholder of Professional Business Bank must complete a form transmittal letter that will be mailed by SoCal’s exchange agent, Computershare Trust Company N.A., at least 35 days prior to the anticipated closing date of the merger to each holder of record of Professional Business Bank common stock as of 5 business days prior to the mailing date. Such transmittal letter will allow holders of Professional Business Bank stock to select either shares of SoCal common stock, cash or a combination of the foregoing. PLEASE RETAIN THIS PROXY STATEMENT—PROSPECTUS, SINCE IT WILL BE OF ASSISTANCE IN MAKING YOUR ELECTION. If you do not make a valid and timely election, you will receive whatever form of consideration (SoCal common shares or cash) as may be necessary to satisfy the proration provisions discussed below.

A valid election will be properly made and effective only if the exchange agent actually receives a properly completed letter of transmittal by 5:00 p.m. on or before the 30th day after the letter of transmittal is first mailed. A letter of transmittal will be deemed properly completed only if an election is indicated for each share of Professional Business Bank common stock and accompanied by one or more certificates, or customary affidavits and indemnity for lost certificates, representing all shares of Professional Business Bank common stock covered by such letter of transmittal. An election may be revoked or changed at any time prior to the election deadline.

PROFESSIONAL BUSINESS BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE ELECTION FORMS AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

The number of Professional Business Bank shares with respect to which a stock or cash or combination election is effective may be reduced under certain circumstances. By the terms of the merger agreement, 47.5% of the shares of Professional Business Bank common stock must be exchanged for SoCal common stock. Since it is unlikely that shareholders will elect to have exactly 47.5% of the shares of Professional Business Bank outstanding to be converted into SoCal common stock, it is also unlikely that many shareholders will receive exactly the type of consideration they elect.

If, after taking into account all valid cash elections, less than 47.5% of the shares of Professional Business Bank common stock would be exchanged for SoCal common stock, the exchange agent will deliver SoCal common stock instead of cash first to shareholders who failed to make a valid election and then, if necessary, to Professional Business Bank shareholders even though they made a valid cash election. As a result, the Professional Business Bank shareholders that made valid cash elections could be subject to a proration process which will result in the holder receiving a different mix of consideration than originally requested. Despite the foregoing allocation procedures, the parties have agreed that elections to receive all cash made by Professional Business Bank shareholders that own fewer than 1,250 shares will be honored in full. Such shareholders that elect to receive all cash will not have their elections prorated, even if, after taking into account all valid cash elections, less than 47.5% of the shares of Professional Business Bank common stock would be exchanged for SoCal common stock, which will have the effect of increasing the potential proration for larger shareholders.

On the other hand, if after taking into account all valid cash elections, more than 47.5% of the shares of Professional Business Bank common stock would be exchanged for SoCal common stock, the exchange agent will deliver cash instead of SoCal common stock first to Professional Business Bank shareholders who failed to make a valid election and then, if necessary, to Professional Business Bank shareholders even though they made a valid stock election. As a result, the Professional Business Bank shareholders that made valid stock elections will be subject to a proration process which will result in the holders receiving a different mix of consideration than originally requested.

For details on the proration provisions, please refer to the merger agreement, attached as Appendix A to this proxy statement—prospectus.

Please review the “RISK FACTORS” section of this proxy statement - prospectus before deciding how to vote or making an election.

As soon as practicable following the closing date of the merger, and after the proration procedures described above are completed, each holder of Professional Business Bank common stock who submitted a properly completed letter of transmittal will be issued a certificate representing the number of shares of SoCal common stock to which such holder is entitled, if any (and, if applicable, a check for the amount to be paid in lieu of fractional shares of SoCal common stock), and/or an amount of cash to which such holder is entitled, if any.

Warrants

Under the terms of the merger agreement, SoCal will issue warrants for the purchase of its common stock at a strike price of $0.01 per share to: (a) shareholders of Professional Business Bank who will continue as shareholders in SoCal in an aggregate amount equal to two percent (2%) of the “Fully Diluted SoCal Stock,” as defined in the merger agreement, and (b) the Fund in an amount equal to six percent (6%) of the “Fully Diluted SoCal Stock,” as defined in the merger agreement. It is currently anticipated that a continuing shareholder would receive warrants to purchase between 0.043 and 0.045 additional shares of SoCal common stock for each share of Professional Business Bank common stock owned. No fractional warrants will be issued and any fractional interest will receive cash in lieu of such fraction based on $23.00 per whole warrant. For example, a Professional Business Bank shareholder who owned 100 shares of Professional Business Bank and who received only SoCal common stock in the merger will receive a warrant to purchase four additional shares of SoCal common stock at $0.01 per share and cash of between approximately $6.90 and $11.50.

The warrants will be issued pursuant to a warrant agreement by and between SoCal and U.S. Stock Transfer Corporation. Pursuant to such agreement, U.S. Stock Transfer Corporation will maintain the register of record holders of the warrants and also be the designated agent for exercise of the warrants. The warrant agreement contains customary anti-dilution provisions.

The warrants will be exercisable at any time during a 10 year period commencing with the effective time of the merger. Each warrant is detachable, and may be transferred separately, from any shares of SoCal common stock owned by the registered holder. SoCal does not anticipate that an active trading market will develop for the warrants and it has no contractual obligation to cause the warrants to be listed for trading on the OTC Bulletin Board or on any exchange. Warrant holders will have no rights as shareholders of SoCal by virtue of their ownership of warrants unless and until the warrants are exercised.

Surrender of Professional Business Bank Stock Certificates after the Merger

Holders of Professional Business Bank common stock who do not submit a letter of transmittal prior to the election deadline must nevertheless submit a properly completed letter of transmittal (other than the section pertaining to the election) and the certificate representing Professional Business Bank common stock to the exchange agent in order to receive their consideration.

No dividends or other distributions that are declared on SoCal common stock will be paid to persons otherwise entitled to receive the same until the Professional Business Bank certificates for their shares have been surrendered in exchange for the SoCal certificates. However, upon such surrender, such dividends or other distributions, from and after the effective time of the merger, will be paid to such persons in accordance with the terms of SoCal common stock. No interest will be paid to the Professional Business Bank shareholders on the cash or the SoCal common stock into which their shares of Professional Business Bank common stock will be exchanged.

Regulatory Approvals Required

Bank holding companies, such as SoCal will become after the merger, and banks, such as Professional Business Bank, are heavily regulated institutions with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the merger. In addition, these institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.

Consummation of the merger is subject to various conditions, including, among others, receipt of the prior approvals of the California Department of Financial Institutions, or DFI, the Federal Deposit Insurance Corporation, or FDIC, and the Board of Governors of the Federal Reserve System, or FRB. In addition to banking and bank holding company regulators, SoCal had to also obtain a permit from the California Department of Corporations, or DOC, in order to issue its shares of common stock as part of the merger consideration.

All required regulatory approvals have now been obtained.

Management after the Merger

Mr. Alan Lane, currently a Senior Advisor to the Fund, will serve as the Executive Chairman of both SoCal and the Surviving Bank upon completion of the merger. Ms. Alison Davis, the Managing Partner of Belvedere Capital LLC, will serve as the Chief Executive Officer of SoCal. Mr. Jae Lim, a Principal of Belvedere Capital LLC, will serve as President of SoCal upon completion of the merger. It is expected that Mr. Norman Broyer, the current President and Chief Executive Officer of Professional Business Bank and certain of the other executive officers of Professional Business Bank will continue in their present positions with the Surviving Bank upon the completion of the merger.

Mr. William Baribault, the current Chairman of the Board of Professional Business Bank and Mr. Larry Tashjian, a director of Professional Business Bank, are expected to be named to serve as members of the board of directors of SoCal and the Surviving Bank following consummation of the merger. The other directors of SoCal and the Surviving Bank will be Alison Davis, Alan Lane and Jae Lim.

If the First Heritage Bank, N.A. transaction is completed, there will be additional changes to the management and directors of SoCal and the Surviving Bank. See, “MANAGEMENT AFTER THE MERGER” beginning of page [*] for more information.

SoCal and the Surviving Bank will enter into a management agreement with the Fund and its general partner pursuant to which (i) the Fund will cause Alan Lane to be the Executive Chairman of SoCal and the Surviving Bank and (ii) SoCal’s general partner will provide its monitoring abilities and its management expertise and experience to SoCal and the Surviving Bank. It is currently anticipated that the services will include, but not be limited to: regular monitoring of the business of SoCal and the Surviving Bank, evaluating and formulating corporate strategy and aiding in its implementation, augmenting management talent through the general partner’s personnel or contacts, assisting in the evaluation of new geographic or customer markets to expand business and new customer products, identifying and negotiating group purchase discounts, optimizing the capital structure of SoCal through its contacts in the capital markets, assisting in the training of personnel and consulting on data processing, compensation planning and branch/site expansion selection. In connection with the services to be provided by the general partner, it will receive an annual fee from the Surviving Bank equal to 5% of the Surviving Bank’s pre-tax net income, provided in no event shall such yearly fee be less than $100,000 nor more than $500,000. In the event that the Spectrum Bank or the First Heritage Bank, N.A. acquisitions are completed, the minimum and maximum amounts of such management fees are expected to be increased up to a potential of $300,000 to $1,000,000, respectively. Further, if the Spectrum Bank acquisition is completed the management fee will be paid by SoCal, not the Surviving Bank. The annual fee will be paid in quarterly installments. In the event of any regulatory action or interpretation or financial condition that prevents these quarterly payments from being made by the Surviving Bank on a timely basis, such payments may be deferred until such time as any such regulatory action or interpretation or financial condition, as the case may be, has been removed. During any such deferral period, the amount owed will bear interest at the Wall Street Journal published prime rate. The payment of fees may be waived or reduced by the mutual consent of all the parties to the management agreement but there is no present intention to waive or reduce such fees. The management agreement also provides for reimbursement of out of pocket expenses incurred in connection with the services to be provided. Finally, the agreement provides indemnification protection for the Fund and its general partner.

Fee Agreement

SoCal, the Fund and the Fund’s general partner have entered into a fee agreement pursuant to which at the closing of the merger:

•	SoCal shall pay to the Fund a transaction fee equivalent to two percent (2%) of the total consideration paid in the merger, which fee is estimated to be approximately $1 million, and

•	SoCal shall reimburse Fund and its general partner for their reasonable expenses incurred as a result of the merger.

OTC Bulletin Board Quotation

The shares of SoCal common stock to be issued in the merger will be eligible for quotation, and will be quoted on, the OTC Bulletin Board.

Reports under the Securities Exchange Act of 1934

Since the shares of SoCal common stock to be issued in the merger have been registered with the Securities and Exchange Commission, or SEC, SoCal will file periodic reports (quarterly reports on form 10-Q, annual reports on form 10-K), and make other required filings, with the SEC pursuant to the Securities Exchange Act of 1934 until at least December 31, 2008. Whether or not it will continue to file reports thereafter will depend on the number of SoCal shareholders and other factors. SoCal also will be required to provide an annual report to its shareholders.

Resales of SoCal Common Stock

The shares of SoCal common stock to be issued to shareholders of Professional Business Bank in the merger have been registered under the Securities Act of 1933. Such shares will be freely transferable under such Act, and the California securities laws, except for shares issued to any person who may be deemed to be an “affiliate” of Professional Business Bank within the meaning of Rule 145 under the Securities Act of 1933.

Material Federal Income Tax Consequences

The following discussion constitutes the opinion of Manatt, Phelps & Phillips, LLP, counsel to Professional Business Bank. It summarizes the material federal income tax consequences relevant to the exchange of shares of Professional Business Bank common stock for the merger consideration that are generally applicable to holders of Professional Business Bank common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986 as amended (the “Code”), existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Professional Business Bank, SoCal, SoCal Bank or the Professional Business Bank shareholders as described herein.

Professional Business Bank shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Professional Business Bank shareholders in light of their particular circumstances, nor does the following discussion address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including, without limitation, exercise of stock options or any transaction in which shares of Professional Business Bank common stock are disposed of by Professional Business Bank shareholders. ACCORDINGLY, PROFESSIONAL BUSINESS BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN PERSONAL TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

The merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. As a condition to the consummation of the merger, Professional Business Bank and SoCal shall have received from Manatt, Phelps & Phillips, LLP, an opinion reasonably satisfactory to each of them to the effect that the merger shall not result in the recognition of gain or loss for federal income tax purposes to Professional Business Bank, SoCal or SoCal Bank, that the issuance of the SoCal Stock will not result in the recognition of gain or loss by the holders of Professional Business Bank common stock who receive such stock in connection with the merger, and that such holders will be entitled to carry over the basis of their Professional Business Bank common stock to their SoCal common stock and tack holding periods relating thereto. In issuing such opinion, Manatt, Phelps & Phillips, LLP, shall require and rely on representations contained in certificates of officers of Professional Business Bank, SoCal and SoCal Bank reasonably satisfactory in form and substance to such counsel.

The following discussion is based on the conclusion in the aforementioned tax opinion that the merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Code, by operation of Section 368 (a)(2)(D) of the Code. The discussion and the opinions are also based upon the assumption that the merger will take place in the manner described in the merger agreement and in this proxy—prospectus. The discussion and the opinions also assume the truth and accuracy of certain factual representations made by Professional Business Bank, SoCal and SoCal Bank, and which are customarily given in transactions of this kind. Subject to the foregoing, the material federal income tax consequences of the merger are as follows:

1. The Parties to the Reorganization.

(a) Professional Business Bank will not recognize any gain or loss on the transfer of its assets to SoCal Bank in exchange for the merger consideration and the assumption by SoCal Bank of the liabilities of Professional Business Bank.

(b) SoCal and SoCal Bank will not recognize any gain or loss upon the receipt by SoCal Bank of the assets of Professional Business Bank in exchange for the merger consideration and the assumption by SoCal Bank of the liabilities of Professional Business Bank.

(c) The holding period of the assets of Professional Business Bank in the hands of SoCal Bank will include the period during which such assets were held by Professional Business Bank.

(d) The tax basis of the assets of Professional Business Bank in the hands of SoCal Bank will be the same as the tax basis of such assets in the hands of Professional Business Bank immediately prior to the merger.

2. The Shareholders of Professional Business Bank.

The following discussion addresses the material federal income tax consequences of the merger that are generally applicable to the Professional Business Bank shareholders. The following discussion does not deal with all federal income tax consequences that may be relevant to certain Professional Business Bank shareholders in light of their particular circumstances, such as shareholders: who are dealers in securities; who are insurance companies or tax-exempt organizations; who are subject to alternative minimum tax; who hold their shares as part of a hedge, straddle or other risk reduction transaction; who are foreign persons; who dissent from the merger; or who acquired their Professional Business Bank common stock through stock options or otherwise as compensation. In addition, it does not address the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Professional Business Bank common stock in anticipation of the merger. Professional Business Bank shareholders are being urged to consult their own personal tax advisors regarding the tax consequences to them of the merger based on their own circumstances, including the applicable federal, state, local and foreign tax consequences to them of the merger. Shareholders of Professional Business Bank who receive SoCal stock in the merger will also receive an instrument referred to in the merger agreement as a SoCal warrant. In the merger, the cash price per share of Professional Business Bank common stock is $23.00 per share. The exercise price of a SoCal warrant is $0.01 per share. The cash to be paid to a Professional Business Bank shareholder that would otherwise receive a fractional warrant is determined by multiplying such fractional warrant times $23.00.

The position of the Internal Revenue Service is that when the holder of an option to purchase property is economically compelled to exercise the option, the optionee is treated as the beneficial owner of the optioned property. Economic compulsion to exercise the option can result when the option exercise price is nominal in relation to the value of the property subject to the option at the time of issuance of the option. Based upon the exercise price of the SoCal warrants in relation to the pricing of the optioned shares in the merger, including the method of calculating the value of a fractional warrant, the discussion that follows will treat holders of SoCal warrants as economically compelled to exercise the warrants and receive SoCal stock. Accordingly, references to SoCal stock below include SoCal stock subject to the warrants as if the Professional Business Bank shareholders who receive SoCal warrants in the merger received SoCal stock instead, and fractional warrants are included in the discussion of fractional shares of SoCal stock.

(a) Consequences to Professional Business Bank Shareholders. The tax consequences of the merger to a Professional Business Bank shareholder will depend upon the form of consideration the shareholder receives. Based on the conclusion that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

•

If the shareholder exchanges shares of Professional Business Bank common stock solely for SoCal stock (and cash in lieu of a fractional share), the shareholder will not recognize any gain or loss, except with respect to the fractional share.

•

If the shareholder exchanges shares of Professional Business Bank common stock solely for cash, the shareholder will generally recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and the shareholder’s basis in the Professional Business Bank common stock.

•

If the shareholder exchanges shares of Professional Business Bank common stock for SoCal stock and cash (other than cash in lieu of a fractional share), the shareholder will generally recognize gain in an amount equal to the lesser of:

•

the difference between (1) the fair market value of all SoCal stock and cash received in the exchange and (2) the shareholder’s basis in the Professional Business Bank common stock exchanged therefor; or

•	the amount of cash received in the exchange.

If the shareholder exchanges shares of Professional Business Bank common stock for a combination of SoCal stock and cash, the shareholder will not be permitted to recognize a loss in the exchange.

•

The total initial tax basis of the SoCal stock received by a Professional Business Bank shareholder in the merger will be equal to the total tax basis of the Professional Business Bank common stock exchanged for the SoCal stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

•

If a Professional Business Bank shareholder receives cash in lieu of a fractional share of SoCal stock, the shareholder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) the shareholder’s basis allocated to the fractional share, determined in the manner described in the immediately preceding point, provided that such cash is not essentially equivalent to a dividend (under rules discussed below).

•

The holding period of the SoCal stock a Professional Business Bank shareholder receives in the merger will include the period for which the shareholder held the Professional Business Bank common stock exchanged therefor, provided that the shareholder held the Professional Business Bank common stock as a capital asset at the time of the merger.

(b) Shareholder Receiving SoCal Stock and Cash—Character of Gain. The gain recognized by a Professional Business Bank shareholder if the shareholder receives a combination of SoCal stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon the shareholder’s particular situation. In determining the character of the gain recognized by a Professional Business Bank shareholder if the shareholder receives both SoCal stock and cash, the Internal Revenue Service will (1) treat the shareholder as having exchanged Professional Business Bank common stock solely for SoCal stock and then (2) treat the shareholder as having sold back a portion of that stock to SoCal in exchange for cash. The exchange of stock for cash in this fashion is treated for federal income tax purposes as a redemption. Gain recognized by the shareholder in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Code, either:

•	the shareholder’s receipt of cash is “substantially disproportionate” to the shareholder’s equity interest in Professional Business Bank; or

•	the redemption is “not essentially equivalent to a dividend.”

In addition, to receive capital gain treatment, the shareholder must have held the exchanged Professional Business Bank common stock as a capital asset immediately before the merger. This capital gain will be treated as long-term capital gain if the shareholder’s holding period for the Professional Business Bank common stock was more than one year at the closing of the merger.

Both of the two alternative tests given above are designed to determine whether a shareholder experiences a significant decrease in corporate voting power as a result of a partial redemption of his or her share holdings. In making this determination, the constructive ownership rules of the Code must be taken into account. Under these rules, a former Professional Business Bank shareholder is treated as owning, in addition to the SoCal stock he or she actually owns or receives, or is treated as having received, in the merger, those shares of SoCal stock that are held by certain related individuals or entities. Specifically:

•	An individual shareholder is treated as owning the shares owned, directly or indirectly, by his or her spouse, children, grandchildren, and parents.

•

A shareholder who is a partner in a partnership, a shareholder of an S corporation, or a beneficiary of an estate or trust, is treated as owning those shares owned, directly or indirectly, by the relevant entity, in proportion to his or her interest in the relevant entity.

•	A shareholder who is considered the “owner” of any portion of a so-called “grantor trust” is treated as owning those shares owned, directly or indirectly, by that portion of the trust.

•

A shareholder who owns, directly or indirectly, 50% or more of the value of the stock of a corporation is treated as owning those shares owned, directly or indirectly, by the corporation in proportion to his or her ownership of the corporation.

•	A shareholder that is a partnership or an S corporation is treated as owning those shares owned, directly or indirectly, by its owners.

•	A shareholder that is an estate is treated as owning those shares owned, directly or indirectly, by its beneficiaries.

•

A shareholder that is a trust is generally treated as owning those shares owned, directly or indirectly, by its beneficiaries, other than any beneficiary whose interest in the trust is (1) contingent and (2) worth no more than 5% of the value of the trust property, computed actuarially.

•

A shareholder that is a corporation, other than an S corporation, is treated as owning those shares owned, directly or indirectly, by its shareholders who own, directly or indirectly, 50% or more of the value of the stock of the corporation.

•	A person who has an option to acquire SoCal stock (or any option to acquire such an option) is treated as owning that stock.

Once a shareholder computes the total number of shares that he or she is treated as owning, after giving effect to the constructive ownership rules, the shareholder must determine whether the deemed redemption satisfies the requirements of either the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test. To qualify as “substantially disproportionate” with respect to a particular shareholder, a redemption must meet three requirements, in each case taking into account the constructive ownership rules described above. According to Clark v. Commissioner, 489 U.S. 726 (1989), the shareholder is treated as if the shareholder received solely SoCal stock in the merger and as if SoCal then redeemed a portion of that SoCal stock for cash. The three requirements are that, immediately after the redemption:

•	the shareholder must own less than 50% of the total voting power of the outstanding SoCal stock;

•	the shareholder must own less than 80% of the percentage of voting power of the SoCal stock he or she owned or was treated as owning before the redemption; and

•	the shareholder must own less than 80% of the percentage of SoCal stock (voting or nonvoting) he or she owned or was treated as owning before the redemption.

If a shareholder fails any part of this test, the redemption may still qualify as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of the shareholder’s proportionate interest in SoCal after the Clark deemed stock-for-stock exchange. This is a highly subjective standard. However, based on a published ruling of the Internal Revenue Service, a shareholder with a relatively minimal interest in SoCal and no ability to exercise any substantial measure of control over SoCal’s corporate affairs should be treated as having experienced a meaningful reduction of his or her proportionate interest in SoCal as a result of the deemed redemption.

If the deemed redemption of SoCal stock in exchange for cash fails to satisfy either the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test with respect to a particular Professional Business Bank shareholder, then the gain recognized by that shareholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the shareholder’s allocable share of the distributing corporation’s accumulated earnings and profits. A dividend payment received by a shareholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the shareholder’s allocable share of the distributing corporation’s accumulated earnings and profits, then the excess will be treated first as a tax-free return of basis to the extent of such basis and finally as a capital gain. A corporate shareholder that receives a dividend may be eligible to claim a dividends-received deduction, and may be subject to the “extraordinary dividend” provisions of the Code.

(c) Shareholder Receiving Solely Cash-Character of Gain and Recognition of Loss. The character of income, gain, or loss if any, recognized by a Professional Business Bank shareholder that receives solely cash in exchange for Professional Business Bank common stock is determined under an analysis similar to that described above. If the deemed redemption satisfies either the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test with respect to the shareholder, or if the deemed redemption results in a complete termination of the shareholder’s interest in SoCal after giving effect to the constructive ownership rules, then any gain recognized by the shareholder will be treated as a capital gain (provided that the shareholder held the Professional Business Bank common stock as a capital asset immediately before the merger), and the shareholder will be permitted to recognize loss.

If the deemed redemption fails all three of these tests with respect to a Professional Business Bank shareholder, then the shareholder would not be permitted to recognize loss, and the full amount of cash received by the shareholder could be characterized as a distribution with respect to stock, and thus be treated as a dividend to the extent of the shareholder’s allocable share of the distributing corporation’s accumulated earnings and profits. Professional Business Bank shareholders receiving solely cash in the merger are especially urged to consult their own personal tax advisors with regard to their individual tax consequences.

(d) Withholding. Payments in respect of Professional Business Bank common stock or a fractional share of SoCal stock may be subject to information reporting to the Internal Revenue Service and to backup withholding tax (currently at a 28% rate). Backup withholding will not apply to a payment made to a Professional Business Bank shareholder if the shareholder completes and signs the substitute Form W-9 that will be provided in connection with the merger, or otherwise proves to SoCal and its exchange agent that the shareholder is exempt from backup withholding.

(e) Reporting and Recordkeeping. If a Professional Business Bank shareholder exchanges shares of Professional Business Bank common stock in the merger for SoCal stock, or for a combination of SoCal stock and cash, the shareholder is required to retain records of the transaction, and to attach to the shareholder’s federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include (1) the shareholder’s tax basis in the Professional Business Bank common stock surrendered and (2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the SoCal common stock received in exchange therefor.

(f) Federal Income Tax Treatment of Dissenters. If a Professional Business Bank shareholder effectively dissents from the merger and receives cash for all of the shareholder’s shares, the shareholder will be treated like a Professional Business Bank shareholder who received only cash in the merger. Thus, in certain circumstances, a distributing Professional Business Bank shareholder can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to the shareholder, or to own shares of SoCal Stock, with the possible result that the cash received upon the exercise of dissenter rights could be treated as a corporate distribution rather than as an amount received pursuant to a sale or exchange of Professional Business Bank common stock.

(g) Caveat. Opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Code, then each Professional Business Bank shareholder would be required to recognize gain or loss equal to the difference between (1) the fair market of all SoCal stock and cash received in the exchange and (2) the shareholder’s tax basis in the Professional Business Bank common stock surrendered therefor. In such an event, the shareholder’s total initial tax basis in the SoCal stock received would be equal to its fair market value, and a Professional Business Bank shareholder’s holding period for the SoCal stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if a Professional Business Bank shareholder’s holding period for the Professional Business Bank common stock was more than one year and the Professional Business Bank common stock was a capital asset in the shareholder’s hands.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR PROFESSIONAL BUSINESS BANK SHAREHOLDER. SUCH SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN PERSONAL TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

Accounting Treatment

The merger will be accounted for as a purchase transaction for financial reporting purposes, with SoCal being the acquiring entity based on the following:

•	Common stock of SoCal will be issued to those shareholders of Professional Business Bank who elect to receive stock;

•

The sole shareholder of SoCal prior to the merger will receive the larger portion of the voting rights in the combined entity and therefore will have the ability to elect a voting majority of the Board of Directors of the combined entity; and

•	SoCal is paying a premium over the market value of the equity securities of Professional Business Bank.

Dissenters’ Rights

If you do not vote your Professional Business Bank shares in favor of the proposal to approve the principal terms of the merger and you remain a holder of Professional Business Bank common stock at the effective time of the merger, you will, by complying with the procedures set forth in Chapter 13 of the California General Corporation Law, be entitled to receive an amount equal to the fair market value of your shares as of January 31, 2007, the last trading day before the public announcement of the merger. The final closing bid/ask price for Professional Business Bank common stock on January 30, 2007, the last day before the announcement of the merger on which its stock traded, was $18.40 per share. With guidance from its financial advisor, Professional Business Bank’s board of directors has determined that $18.40 was the fair value on January 31, 2007.

A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix C. You should read it for more complete information concerning dissenters’ rights. The discussion in this section is qualified in its entirety by reference to Appendix C. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS’ RIGHTS MAY BE LOST.

In order to be entitled to exercise dissenters’ rights, you must not vote for the merger. Thus, if you wish to dissent either (i) you must execute and return a proxy in the accompanying form, specifying that your shares are to be voted “AGAINST” or “ABSTAIN” on the merger or (ii) you must fail to vote on the merger. If you return a proxy without voting instructions or with instructions to vote “FOR” the merger, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights.

If the merger is approved by the shareholders, Professional Business Bank will have 10 days after the approval to send to those shareholders who did not vote in favor of the merger a written notice of such approval accompanied by:

•	a copy of Chapter 13 of the California General Corporation Law,

•	a statement of the price determined to represent the fair market value of the dissenting shares as of January 31, 2007, and

•	a brief description of the procedure to be followed if a shareholder desires to exercise dissenters’ rights.

Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder who plans to exercise dissenters’ rights must make written demand upon Professional Business Bank for the purchase of dissenting shares and payment to such shareholder of their fair market value. The written demand must specify the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of January 31, 2007. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Professional Business Bank common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

If Professional Business Bank and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently 10% per annum simple interest (not compounded). Subject to the restrictions imposed under California law on the ability of a California corporation to repurchase its own shares, SoCal must pay the fair value of the dissenting shares within 30 days after the amount thereof has been agreed upon, or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

If Professional Business Bank denies that the shares surrendered are dissenting shares, or if Professional Business Bank and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter’s rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Professional Business Bank consents to such withdrawal.

Interests of Certain Persons in the Merger

As a condition of the merger, each of the directors and executive officers of Professional Business Bank has entered into an agreement whereby each has agreed to (i) vote his or her shares of Professional Business Bank stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement; (ii) vote against any action or agreement that would result in a breach in any material respect of the merger agreement; and (iii) without the express written consent of SoCal, vote against any (A) extraordinary corporate transaction such as a merger or other business combination involving Professional Business Bank, (B) any sale, lease or other disposition of a material amount of Professional Business Bank’s assets, (C) any change in the majority of the board members of Professional Business Bank,

(D) any material change in the capitalization of Professional Business Bank, (E) any amendment of Professional Business Bank’s articles of incorporation or bylaws, (F) any other change in the corporate structure, business, assets or ownership of Professional Business Bank, or (G) any other action which is intended, or could be expected, to impede or otherwise interfere with the merger. In addition the voting agreement prohibits the sale or other transfer of shares held by the persons who signed the agreements.

In addition to the voting agreements described above, each of the non-officer directors of Professional Business Bank also signed a Non-Competition and Non-Solicitation Agreement whereby each has agreed for a period of two years not to (i) solicit any client of Professional Business Bank to transact business with a competitive enterprise or to reduce or refrain from doing business with SoCal, or its subsidiaries, (ii) transact business with any client that would cause the director who signed the agreement to compete with SoCal in a specific restricted geographic territory, (iii) own more than 5% of, organize, or otherwise be connected with a competitor in the same restricted geographic territory, (iv) interfere with or damage any relationship between SoCal or its subsidiaries and any of their clients, or (v) solicit anyone who is an employee of SoCal or its subsidiaries during the six months prior to such solicitation to resign from SoCal, or its subsidiaries, or to apply for or accept employment with any other person or enterprise. The Non-Competition and Non-Solicitation Agreement also contains certain confidentiality provisions designed to protect the confidential and trade secret information of SoCal and Professional Business Bank.

Mr. Baribault and Mr. Tashjian are expected to be appointed to the board of directors of SoCal and the Surviving Bank upon the completion of the merger.

Mr. Broyer is expected initially to remain the President and Chief Executive Officer of the Surviving Bank upon completion of the merger, and the other executive officers of Professional Business Bank are expected to remain in their current positions after the merger.

It is expected that many of the officers and employees of Professional Business Bank will become, at the effective time of the merger, officers and employees of the Surviving Bank, and as such will be entitled to participate in all employee benefits and benefit programs of such company.

In general, the merger will cause all outstanding stock options for Professional Business Bank common stock to become immediately exercisable. Holders of options for Professional Business Bank common stock that give notice to Professional Business Bank and SoCal before the Election Deadline (as defined in the merger agreement) of their intention to exercise such options before the effective time of the merger will be able to participate in the election of merger consideration as though their options were exercised. Any employee of Professional Business Bank who will be terminated without cause on or before the effective time of the merger as a result of the merger will be given the opportunity to receive a cash payment in settlement of their option equal to the difference between $23.00 and the relevant strike price of their options, multiplied by the number of options. Any non-performance options for Professional Business Bank common stock that remain outstanding as of the closing will be exchanged for substitute options from SoCal’s equity plan. For all such substitute options the number of SoCal shares subject to such options will be determined using the exchange ratio of 0.87 shares of SoCal per share of Professional Business Bank, and the strike price of the substitute options will be similarly adjusted. For more information, please see “Treatment of Stock Options” subsection herein.

The discovery period for Professional Business Bank’s policy of directors and officers liability insurance will be extended for 48 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which Professional Business Bank would have an obligation to indemnify its directors and officers.

The directors, officers and employees of Professional Business Bank will be entitled to certain indemnification by SoCal on claims made after the consummation of the merger.

The Merger Agreement

Structure of the Merger. Professional Business Bank will merge with and into SoCal Bank and will cease to exist. Upon completion of the merger, SoCal Bank will change its name to Professional Business Bank. The merger is governed by the merger agreement. Shareholders of Professional Business Bank will have the election to receive shares of common stock of SoCal, cash or a combination in exchange for their shares of Professional Business Bank.

Effective Time. The merger will become effective upon the last to occur of the following events: (1) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods; (2) approval by the holders of at least a majority of the outstanding shares of Professional Business Bank’s common stock, and (3) satisfaction of the other conditions precedent set forth in the merger agreement. It is currently anticipated that the merger will occur in the fourth quarter of 2007.

Additional Agreements. As a condition to the merger, each of the directors and executive officers of Professional Business Bank has entered into an agreement with SoCal whereby each has agreed to:

•

vote his or her shares of Professional Business Bank stock that he or she owns or controls in favor of approving the principal terms of the merger and any other matter contemplated by the merger agreement;

•	vote against any action or agreement that would result in a breach in any material respect of the merger agreement; and,

•

without the express written consent of SoCal, vote against any (A) extraordinary corporate transaction such as a merger or other business combination involving Professional Business Bank, (B) any sale, lease or other disposition of a material amount of Professional Business Bank’s assets, (C) any change in the majority of the board members of Professional Business Bank, (D) any material change in the capitalization of Professional Business Bank, (E) any amendment of Professional Business Bank’s articles of incorporation or bylaws, (F) any other change in the corporate structure, business, assets or ownership of Professional Business Bank, or (G) any other action which is intended, or could be expected, to impede or otherwise interfere with the merger

The non-employee directors of Professional Business Bank also entered into an agreement with SoCal whereby each has agreed not to:

•	solicit any client of Professional Business Bank to transact business with a competitive enterprise or to reduce or refrain from doing business with SoCal, or its subsidiaries;

•	transact business with any client that would cause the director who signed the agreement to compete with SoCal in a specific restricted geographic territory;

•	own more than 5% of, organize, or otherwise be connected with a competitor in the same restricted geographic territory;

•	interfere with or damage any relationship between SoCal or its subsidiaries and any of their clients;

•

solicit anyone who is an employee of SoCal or its subsidiaries during the six months prior to such solicitation to resign from SoCal, or its subsidiaries, or to apply for or accept employment with any other person or enterprise;

•

until the earlier of the termination of the merger agreement or the end of a two-year period beginning at the effective time of the merger, he will use any confidential information of Professional Business Bank only for the benefit of Professional Business Bank, or SoCal; and

•	divulge any confidential information of Professional Business Bank or SoCal without the express written consent of those entities.

Under these agreements the directors and executive officers of Professional Business Bank have agreed to vote their shares (approximately [*]% of the outstanding shares Professional Business Bank common stock) to approve the principal terms of the merger, increasing the likelihood that the merger will be approved.

Treatment of Stock Options. At the effective time of the merger, the Professional Business Bank stock option plan will terminate.

Prior to the effective time of the merger, a holder of a Professional Business Bank stock option shall be permitted to exercise any options granted under the Professional Business Bank stock option plan in accordance with the terms of that plan. Professional Business Bank will facilitate the exercise of those options by allowing those options to be exercised and taxes paid by Professional Business Bank or holder as permitted by applicable law.

For each employee of Professional Business Bank who will be terminated without cause on or before the effective time of the merger as a result of the merger, Professional Business Bank will offer to cash out any options they hold at a per share amount equal to the difference between the strike price of the relevant option and $23.00. Certain optionees of Professional Business Bank hold performance-based options for an aggregate amount of 16,688 shares of Professional Business Bank common stock, which as a result of Professional Business Bank’s failure to satisfy certain deposit targets as of December 31, 2005 and December 31, 2006, would expire on either May 2 or July 1, 2007. Notwithstanding the expiration provisions of those options, SoCal has agreed to permit the holders of the performance-based options to accelerate and exercise their options as of the effective time of the merger. Performance-based options not so exercised will expire as of the effective time of the merger.

For any other option not exercised prior to the effective time of the merger, each optionee shall receive a substitute option from SoCal pursuant to its stock option plan. Each substitute stock option so granted by SoCal pursuant to its stock option plan to replace a Professional Business Bank stock option will be 100% “vested.” The same exchange ratio, 0.87 shares of SoCal for each share of Professional Business Bank common stock, that is used for the conversion of Professional Business Bank shares to SoCal shares will apply to the conversion of Professional Business Bank options to SoCal options. That ratio will be applied directly to determine the number shares covered by the option. The exercise price of all options will also be adjusted according to the exchange ratio. This will be done by dividing the former exercise price immediately prior to the merger by the exchange ratio.

Conditions to the Merger. The obligations of SoCal and Professional Business Bank to consummate the merger are subject to the satisfaction or waiver on or before the effective time of the merger of, among other things, the following conditions:

•

the merger agreement and the transactions contemplated thereby will have received all requisite approvals of the boards of directors of SoCal, SoCal Bank, Professional Business Bank, and of the shareholders of Professional Business Bank;

•

no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the merger substantially in the form contemplated by the merger agreement, unless a favorable opinion is given by legal counsel that such judgment, decree, injunction, order or proceeding is without merit;

•

by no later than November 30, 2007 under certain circumstances, all approvals or consents of all applicable governmental agencies will have been obtained or granted for the merger and all the transactions contemplated by the merger agreement, and the applicable waiting period under all laws will have expired;

•	no rule will have been adopted or proposed by any government agency which would prohibit or substantially restrict the merger or the business carried on by the parties to the merger;

•

SoCal’s registration statement shall have been declared effective by the Securities and Exchange Commission and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

•

SoCal shall have received a permit from the California Department of Corporations qualifying the shares of SoCal common stock to be issued in the merger under the California securities laws, and SoCal shall have received any other state securities permits and other authorizations necessary to issue the SoCal common stock to consummate the merger;

•

in the case of a material adverse change to the terms of any acquisition involving SoCal except for a termination of the Spectrum Bank or First Heritage Bank, N.A. transactions, Professional Business Bank will have received an opinion from KBW that the merger is fair to the shareholders from a financial view notwithstanding such material change;

•	SoCal and Professional Business Bank will have received a favorable opinion from Manatt, Phelps & Phillips, LLP as to federal tax effects of the merger (see “ —Federal Income Tax Consequences”); and

•	all third party consents necessary to permit the parties to consummate the merger will have been obtained.

The obligations of Professional Business Bank to consummate the merger are also subject to fulfillment of certain other conditions, including that there will not have occurred, between February 1, 2007 and the effective time of the merger, any materially adverse change in the business, results of operations, prospects or condition (financial or otherwise) of SoCal.

The obligations of SoCal to consummate the merger are also subject to the fulfillment of certain other conditions, including that there will not have occurred, between February 1, 2007 and the effective time of the merger, any materially adverse change in the business, results of operations, prospects or condition (financial or otherwise) of Professional Business Bank.

Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various third-party consents, officers’ certificates and other documents.

If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See “—Termination.”

Competing Transaction. Under the terms of the merger agreement, Professional Business Bank has agreed not to initiate, solicit or encourage any “competing transaction.” In addition, it has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any competing transaction with or involving any person other than with SoCal, unless Professional Business Bank receives a bona fide offer from a person other than the parties to the merger agreement and subject to the fiduciary obligations of the Professional Business Bank board of directors. Professional Business Bank has agreed to promptly notify SoCal of the terms of any proposal which it may receive in respect of any competing transaction. The term “competing transaction” means any of the following involving Professional Business Bank:

•	a merger, consolidation, share exchange or other business combination;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 25% or more of Professional Business Bank’s assets;

•

a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 25% or more of the voting power of Professional Business Bank;

•	a tender offer or exchange offer for at least 25% of the outstanding shares of Professional Business Bank;

•	a solicitation of proxies in opposition to approval of the merger by Professional Business Bank shareholders; or

•	a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

Any violation of these agreements by Professional Business Bank will result in SoCal having the right to terminate the merger agreement.

Expenses. Under certain limited situations, if the merger agreement is terminated for any reason, Professional Business Bank will be obligated to reimburse SoCal and the Fund for their reasonable expenses related to the merger for up to $250,000. If there is a material adverse change to any other transaction involving SoCal, except for a termination of either the Spectrum or First Heritage Bank, N.A., acquisitions, and because of such adverse change KBW can no longer render an opinion that the terms of the merger are fair to the Professional Business Bank shareholders from a financial point of view, then Professional Business Bank may terminate the merger agreement and SoCal will be obligated to reimburse Professional Business Bank for its reasonable expenses incurred since August 31, 2007 in connection with the merger.

In the event that:

•

the board of directors of Professional Business Bank fails to recommend approval of the merger agreement and the merger to the shareholders of Professional Business Bank or effects a “change in recommendation” (as defined in the merger agreement), and the merger agreement and the merger are not approved by the shareholders of Professional Business Bank by the requisite vote at the special meeting; or

•

a “competing transaction” (as defined in the merger agreement) is proposed between February 1, 2007 and the time of the special meeting and the shareholders of Professional Business Bank fail to approve the merger agreement and the merger under circumstances where the board of directors of Professional Business Bank continuously maintained its favorable recommendation of the merger agreement and the merger; or

•	the merger agreement is terminated after a competing transaction is proposed; or

•	the merger agreement is terminated after a willful breach by Professional Business Bank;

and, after the occurrence of any of the above, a definitive agreement relating to a competing transaction is executed by Professional Business Bank, or a competing transaction is consummated, within 12 months after the termination of the merger agreement, then, upon the happening of any such events, Professional Business Bank shall promptly pay the Fund a termination fee of $1,000,000.

Termination. The merger agreement may be terminated prior to the effective time of the merger:

•	by mutual consent of SoCal and Professional Business Bank;

•	by SoCal or Professional Business Bank if any material breach or default by the other party is not cured within 20 business days after notice thereof;

•

by SoCal or Professional Business Bank if any governmental or regulatory consent is not obtained by no later than November 30, 2007 under certain circumstances or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

•

by Professional Business Bank if any of the conditions to its performance of the merger agreement shall not have been met, or by SoCal if any of the conditions to its performance of the merger agreement shall not have been met, by no later than November 30, 2007 under certain circumstances or such earlier time as it becomes apparent that such conditions shall not be met; or

•	by SoCal, if the shareholders of Professional Business Bank fail to approve the merger and the merger agreement by the requisite vote at the special meeting.

Representations and Warranties. The merger agreement contains customary mutual representations and warranties by each party relating to, among other things: (1) incorporation, standing and power; (2) capitalization; (3) corporate authority; (4) litigation; (5) compliance with laws and regulations; (6) brokers and finders; (7) absence of material changes; (8) regulatory approvals; (9) performance of obligations; (10) licenses and permits; and (11) disclosure.

In the merger agreement, SoCal makes an additional representation and warranty relating to the availability of funds to complete the merger.

In the merger agreement, Professional Business Bank makes additional representations and warranties relating to: (1) title to and condition of assets; (2) undisclosed liabilities; (3) employees; (4) financial statements; (5) insurance; (6) real estate; (7) taxes; (8) employees; (9) employee benefit plans; (10) accounting records; (11) loan portfolio; (12) operating losses; (13) environmental matters; (14) Community Reinvestment Act; (15) material contracts; (16) intellectual property; (17) Bank Secrecy Act; (18) absence of adverse agreements; (19) insurance; and (20) subsidiaries.

The representations and warranties of the parties terminate as of the effective time of the merger.

Covenants; Conduct of Business Prior to Effective Time. The merger agreement provides that, during the period from February 1, 2007 until the effective time of the merger, Professional Business Bank will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of SoCal, which will not be unreasonably withheld, take any of the following actions, among others:

•	amend, modify, terminate or fail to renew or preserve its material permits;

•

amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any material contract or agreement to which Professional Business Bank is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

•	enter into any agreement or contract that would be required to be included as a material contract or agreement providing for payments in excess of $25,000 per annum;

•	terminate or unilaterally fail to renew any existing insurance coverage or bonds;

•

make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Professional Business Bank stock;

•

grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary, bonus or employee benefits of any non-exempt employee or agent except in the ordinary course of business and consistent with past practice or established practices; or pay any severance or similar payment to any person;

•

grant any promotion or any increase in the rate of pay to any employee or pursuant to any profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any employee except in the ordinary course of business and consistent with past practice or established practices or pay any severance or similar payment to any person;

•

sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by law or any existing contract or for ordinary repairs, renewals or replacements or as contemplated in the merger agreement;

•

except for the exercise of Professional Business Bank stock options outstanding on the date of the merger agreement, issue, sell, or grant any equity securities of Professional Business Bank, any award, any other securities (including long term debt), or any rights, options or securities to acquire any stock of Professional Business Bank, or any equity securities of Professional Business Bank, or any other securities (including long term debt) of Professional Business Bank;

•

declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Professional Business Bank, or split, combine or reclassify any shares of its capital stock or other equity securities;

•

purchase, redeem or otherwise acquire any equity securities, or other securities of Professional Business Bank or any rights, options, or securities to acquire any equity securities of Professional Business Bank;

•	amend or modify its charter documents;

•

make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date of the merger agreement;

•	make any capital expenditures, or commitments with respect thereto, in excess of $25,000;

•	make extraordinary payments to any person other than as contemplated, or as disclosed, in the merger agreement;

•

make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for federal funds or obligations of the United States Treasury, or in the ordinary course of business and consistent with past or established practices;

•

compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by SoCal in writing; file or amend any United States federal, foreign, state or local tax return or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

•

enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the merger agreement to which Professional Business Bank is a party or bound;

•	grant any person a power of attorney or similar authority except in accordance with a written policy previously disclosed to SoCal;

•

change any of Professional Business Bank’s basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Professional Business Bank’s business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by any governmental entity;

•

take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any governmental entity required for the transactions contemplated by the merger agreement; (ii) adversely affect Professional Business Bank’s ability to perform its covenants and agreements under the merger agreement; or (iii) result in any of the conditions as set forth in the merger agreement not being satisfied;

•	reclassify any investment security from hold-to-maturity or available for sale to trading;

•	sell any investment security prior to maturity, except in the ordinary course of business;

•	knowingly take or cause to be taken any action which would disqualify the merger as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code;

•	settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

•

make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of the merger agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

•

incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms;

•

grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed $150,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within two (2) Business Days of written notice delivered to SoCal’s board of directors and Fund’s general partner, written notice of objection is not received by Professional Business Bank (for purposes of this subparagraph, written notice shall include notice by email); and

•

except as required by applicable rule or the DFI or the FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use best efforts to avoid any material increase in Professional Business Bank’s aggregate exposure to interest rate risk.

The merger agreement also provides that each party will (1) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical; and (2) obtain the consent of the other party before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated hereby.

The merger agreement also provides that each party will:

•	duly and timely file all required governmental reports;

•	periodically furnish to the other party certain information, loan reports and updates of information previously provided;

•

promptly notify the other party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties;

•	provide access to the other party of certain information; and

•

use its reasonable efforts between the date of the merger agreement and the effective time of the merger to take all actions necessary or desirable, including the filing of any regulatory applications.

Amendment and Waiver. Subject to applicable law: (1) the merger agreement may be amended at any time by the action of the boards of directors of SoCal and Professional Business Bank without action by their shareholders pursuant to a written amendment signed by all parties to the merger agreement; and (2) the parties, by action of their respective boards of directors, may, at any time prior to the effective time, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

SOCAL STOCK

SoCal is authorized by its articles of incorporation to issue 20,000,000 shares of no par value common stock and 20,000,000 shares of preferred stock. As of September 17, 2007, 1,000 shares of common stock were issued and outstanding, all of which were owned by the Fund, and no shares of preferred stock were issued and outstanding. Immediately prior to completion of the merger all shares of SoCal will be owned by the Fund and SoCal shall have issued an additional number of shares to the Fund for approximately $11.5 million in cash so that the number of shares owned by the Fund will be equal to 52.5% of the number of Professional Business Bank shares outstanding at the effective time of the merger. Holders of SoCal common stock are entitled to one vote, in person or by proxy, for each share of stock held of record in the shareholder’s name on SoCal’s books as of the record date on any matter submitted to the vote of the shareholders. SoCal’s shares of common stock may be voted cumulatively in connection with the election of directors. In addition, for board nominations of directors, SoCal’s articles of incorporation and bylaws require that SoCal’s nominating committee nominate at least two “independent” directors, as defined by Nasdaq listing standards, with a majority of the board nominating the balance of the slate of directors. William Baribault, the Chairman of Professional Business Bank, and Larry Tashjian, a current director of Professional Business Bank, will be added to the board of directors of SoCal at the effective time of the merger as the two “independent” directors.

Each of SoCal’s shares of common stock has the same rights, privileges and preferences as every other share, and will share equally in SoCal’s net assets upon liquidation or dissolution. SoCal stock has no preemptive, conversion or redemption rights or sinking fund provisions, and all of the issued and outstanding shares of common stock are fully paid and nonassessable.

SoCal’s shareholders are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefore and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of California).

The transfer agent and registrar for SoCal common stock will be U.S. Stock Transfer Corporation.

In connection with the 20,000,000 shares of preferred stock authorized in the certificate of incorporation, SoCal’s board of directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

Anti-Takeover Provisions in SoCal’s Articles of Incorporation and Bylaws

SoCal’s articles of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management more difficult.

The following description of certain of the provisions of SoCal’s articles of incorporation and bylaws is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to SoCal’s previously filed registration statement on Form S-4, filed with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION” to learn how to obtain a copy of these documents.

Directors. Certain provisions of SoCal’s articles of incorporation and bylaws will impede changes in majority control of the board of directors. SoCal’s articles of incorporation and/or bylaws provides that:

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•

any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote;

•	a procedure for the nomination of directors by shareholders;

•

for board nominations of directors, a requirement that SoCal’s nominating committee nominate at least two “independent” directors, as defined by Nasdaq listing standards, with a majority of the board nominating the balance of the slate of directors. William Baribault, the Chairman of Professional Business Bank, and Larry Tashjian, a current director of Professional Business Bank, will be added to the board of directors of SoCal at the effective time of the merger as the two “independent” directors; and

•	a requirement that SoCal’s nominating committee consist of three members, two of whom must be the two “independent” directors described immediately above.

Restrictions on Call of Special Meetings. The bylaws provide that a special meeting of shareholders may be called only by the board of directors, chairman of the board, the president or by holders of 10% or more of SoCal’s voting stock.

Amendment to Certificate of Incorporation and Bylaws. Amendment to the provisions relating to “independent directors” in the bylaws requires the approval of not less than 66 2/3% of the outstanding shares.

Authorized Shares. SoCal’s certificate of incorporation authorizes the issuance of 20,000,000 shares of common stock and 20,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized to provide SoCal’s board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of SoCal. As a result of the ability to fix voting rights for a series of preferred stock and to issue additional shares of common stock, the board of directors has the power to issue stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of SoCal, and thereby allow members of management to retain their positions.

Purpose and Takeover Defensive Effects of SoCal’s Articles of Incorporation and Bylaws

SoCal’s board of directors believes that the provisions described above are prudent and will reduce SoCal’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of SoCal and its shareholders. In the judgment of the board of directors, SoCal’s board will be in the best position to determine the true value of SoCal and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of SoCal and its shareholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of SoCal and otherwise in the best interest of all shareholders.

Attempts to acquire control of financial institutions have become relatively common. Takeover attempts which have not been negotiated with and approved by the board of directors present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for SoCal and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of SoCal’s assets.

An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive SoCal’s remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than the 300, thereby allowing for a suspension of SoCal’s obligations to file reports pursuant to the Exchange Act. However, the merger agreement obligates SoCal to file with the SEC all reports required by Section 15(d) of the Exchange Act until at least December 31, 2008, even if SoCal qualifies for suspension earlier.

Despite the belief of SoCal as to the benefits to shareholders of these provisions of SoCal’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by SoCal’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of SoCal’s board of directors and management more difficult. The board of directors of SoCal, however, has concluded that the potential benefits outweigh the possible disadvantages.

C OMPARISON OF SOCAL COMMON STOCK

AND PROFESSIONAL BUSINESS BANK COMMON STOCK

As a result of the merger, certain holders of Professional Business Bank common stock will become shareholders of SoCal, a California corporation. As a holder of SoCal common stock, you will have similar (but not identical) rights to those that you currently have with your shares of Professional Business Bank common stock.

The discussion below is a summary of various rights of shareholders, it is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to the articles of incorporation of SoCal and the articles of incorporation of Professional Business Bank as well as the provisions of California law. In addition, in reading the following discussion Professional Business Bank shareholders should bear in mind that immediately after the completion of the merger the Fund will own 51% of the outstanding shares of SoCal on a fully diluted basis (assuming that all of Professional Business Bank’s current stock options are exchanged for substitute options of SoCal).

Authorized Capital Stock

Professional Business Bank’s articles of incorporation provide for 10,000,000 authorized shares of common stock with no par value. At August 7, 2007, there were 1,994,400 shares of such stock outstanding. Professional Business Bank’s articles of incorporation also provide for 10,000,000 shares of preferred stock, of which none are outstanding.

SoCal’s articles of incorporation provide for 20,000,000 shares of authorized common stock with no par value of which, at February 1, 2007, there were 1,000 shares outstanding. SoCal’s articles of incorporation also provide for 20,000,000 shares of preferred stock of which none are outstanding.

Issuance of Common Stock

Under SoCal’s articles of incorporation and Professional Business Bank’s articles of incorporation, shares of common stock may be issued from time to time by their boards of directors without the approval of the shareholders.

Liquidation Rights

In the event of liquidation, holders of common stock of SoCal and Professional Business Bank are entitled to similar rights to assets distributable to shareholders on a pro rata basis after satisfaction of liabilities.

Redemption Rights

Professional Business Bank has limited ability to buy its outstanding shares from its shareholders under California law. SoCal is similarly limited in its ability to buy its outstanding shares from its shareholders.

Preemptive Rights

Neither SoCal’s articles of incorporation nor Professional Business Bank’s articles of incorporation provide for preemptive rights.

Voting Rights

Each share of Professional Business Bank common stock and each share of SoCal common stock is entitled to one vote per share. California law, which applies to both companies, provides for cumulative voting in the election of directors.

Cumulative voting entitles a shareholder to vote as many votes as equals the number of shares the shareholder owns multiplied by the number of directors to be elected. A shareholder may cast all his votes for a single candidate or distribute such votes among any or all of the candidates.

Shareholder Action without a Meeting

Professional Business Bank’s bylaws provide that directors may be elected by a written consent signed by all the shareholders entitled to vote on such matter, and that any other action that may be taken at a shareholders meeting may be taken without a meeting and without notice if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of shareholders.

SoCal’s bylaws provide that any action that may be taken at a shareholders meeting may be taken without a meeting and without notice if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of shareholders.

Shareholder Vote on Business Combinations

In general, approval of a business combination (a merger or sale of assets) involving either SoCal or Professional Business Bank requires the approval of a majority of the board of directors as well as a favorable vote of not less than a majority of the outstanding shares.

Special Meetings of Shareholders

SoCal’s and Professional Business Bank’s bylaws provide that a special meeting of the shareholders may be called by, among others, a holder or holders of 10% or more of the outstanding voting shares.

Dividends

Under California law, the directors of California state-licensed banks may declare distributions to shareholders (which include cash dividends), subject to the restriction that the amount available for the payment of cash dividends shall be the lesser of retained earnings of the bank or the bank’s net income for its last three fiscal years (less the amount of any distributions to shareholders made during such period). If the above test is not met, distributions to shareholders may be made only with the prior approval of the Commissioner of Financial Institutions in an amount not exceeding the greatest of a bank’s retained earnings, a bank’s net income for its last fiscal year, or a bank’s net income for its current fiscal year. If the Commissioner finds that the shareholder’s equity of a bank is not adequate, or that the making by a bank of a distribution to shareholders would be unsafe or unsound for the bank, the Commissioner can order a bank not to make any distribution to shareholders. Professional Business Bank is subject to the foregoing limitations on payment of dividends.

SoCal as a non-banking California corporation is subject to the restrictions under Section 500 of the California General Corporation Law on its ability to pay dividends to shareholders. Generally, a California corporation may not pay dividends unless:

•	the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution;

•	the assets of the corporation exceed 1 1/4 times its liabilities; or

•

the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expenses for the two years preceding the distribution was less than the average interest expenses of the corporation for those years, the current assets of the corporation must exceed 1 1 /4 times its current liabilities.

Assuming the merger is completed, the ability of SoCal to pay cash dividends will almost wholly depend on the ability of its banking subsidiary (the Surviving Bank) to pay dividends to it. As a regulated bank, the Surviving Bank will be subject to the same California Financial Code, restrictions applicable to Professional Business Bank, which are discussed above. In addition, it is expected that the long term debt SoCal intends to incur will contain certain restrictions on SoCal’s ability to pay dividends to its shareholders in certain events.

Amendment to Charter and Bylaws

In general, Professional Business Bank’s articles of incorporation and bylaws may be amended by a favorable vote of the majority of the outstanding voting stock. Under most circumstances, the bylaws may also be amended by the board of directors.

Amendments to SoCal’s articles of incorporation and bylaws generally may be amended by a favorable vote of the majority of outstanding voting stock. However, the amendment of certain provisions in both the articles of incorporation and bylaws regarding the nomination of directors requires the approval of at least 66 2/3% of the outstanding voting stock. SoCal’s bylaws may be amended by a majority vote of the board of directors in most instances. However, the amendment of certain provisions in the bylaws regarding the nomination of directors requires the approval of at least 66 2/3% of the directors.

Board of Directors

Professional Business Bank’s bylaws provide that the number of directors shall not be less than 10 nor more than 19 with the exact number fixed by a resolution of the board of directors or shareholders. The number of directors has been fixed at 13.

SoCal’s bylaws provide that the number of directors shall be not less than 5 nor more than 9 with the exact number of directors fixed by a resolution of the board of directors. The number of directors has been fixed at 5.

Directors of both SoCal and Professional Business Bank are elected annually for a one-year term.

Any or all of the directors of SoCal or Professional Business Bank may be removed without cause if such removal is approved by a majority of the outstanding shares entitled to vote; provided, however, that no director may be removed (unless the entire board of directors is removed) whenever the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of his most recent election were then being elected.

Nomination to the Board of Directors

Professional Business Bank’s bylaws require shareholders to comply with certain prior notice provisions in connection with the nomination of persons to become directors of Professional Business Bank. Failure to comply with these provisions may result in the nomination being disregarded.

SoCal’s bylaws contain similar prior notice provisions. Failure to comply with these provisions will result in the nomination being disregarded. In addition, SoCal’s bylaws contains a requirement that SoCal’s nominating committee nominate at least two “independent” directors, as defined by Nasdaq listing standards, with a majority of the board nominating the balance of the slate of directors. William Baribault, the Chairman of Professional Business Bank, and Larry Tashjian, a current director of Professional Business Bank, will be added to the board of directors of SoCal at the effective time of the merger as the two “independent” directors. In addition, the two “independent directors” must serve on SoCal’s nominating committee.

Dissenters’ Rights

Pursuant to the General Corporation Law of California, holders of Professional Business Bank common stock would be entitled, subject to the provisions of Chapter 13, to dissenters’ rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the General Corporation Law).

The California General Corporation Law generally does not require dissenters’ rights with respect to shares which, immediately prior to the merger are:

•	listed on any national securities exchange certified by the California Commissioner of Corporations, or

•	listed on the National Market System (now Global Market) of the NASDAQ Stock Market.

However, dissenters’ rights could apply for shares listed on such exchanges if five percent or more of the outstanding shares make a written demand on SoCal in accordance with Chapter 13 of the General Corporation Law. Neither Professional Business Bank nor SoCal common stock is so listed; however SoCal may seek to list its shares in the future.

Limitation of Personal Liability of Directors and Officers

SoCal’s and Professional Business Bank’s articles of incorporation provide for a limitation on director liability and officer and director indemnification to the fullest extent provided by California law.

INFORMATION ABOUT BELVEDERE SOCAL AND SOCAL BANK, SPECTRUM

BANK AND FIRST HERITAGE BANK, N.A.

Gen eral

SoCal, is a newly formed corporation, which is currently wholly-owned by Belvedere Capital Fund II L.P., or the “Fund.” SoCal has no materials assets or liabilities. The Fund is a Delaware limited partnership formed in 2002. It is a private investment fund with 30 limited partners and one general partner. Both the Fund and its general partner are registered bank holding companies. Two of the Fund’s principals were the original founders of the successful first Belvedere fund, California Community Financial Institutions Fund, L.P., which over eight years aggregated eight community banks in California into Placer Sierra Bancshares. The Fund currently owns controlling positions in Presidio Bank (San Francisco, CA), Belvedere Texas Holdings L.P. (the controlling investor in Green Bancorp (Houston, TX)) and Belvedere HCC Holdings, Inc. (the controlling investor in Hometown Commercial Capital, LLC (Burlingame, CA)). The Fund uses committed funds from its partners to fund its acquisition activities. At December 31, 2006, the book value of the Fund’s investment in other institutions was approximately $55.0 million.

The successful merger of Professional Business Bank with a subsidiary of SoCal is intended to provide the platform for SoCal to expand into the Southern California market.

SoCal’s common stock is not currently traded on any public exchange, nor is it quoted in the over-the-counter market. Upon the successful completion of the merger, SoCal is obligated to, and will, take all required action to have its common stock quoted on the OTC Bulletin Board, and to maintain eligibility for quotation on the OTC Bulletin Board.

Since the shares of SoCal common stock to be issued in the merger have been registered with the SEC, SoCal will file periodic reports (quarterly reports on form 10-Q, annual reports on form 10-K), and make other required filings, with the SEC pursuant to the Securities Exchange Act of 1934 until at least December 31, 2008. Whether or not it will continue to file reports thereafter will depend on the number of SoCal shareholders and other factors. SoCal also will be required to provide an annual report to its shareholders. For more information regarding filings made by SoCal and where you can obtain copies, see “WHERE YOU CAN FIND MORE INFORMATION” on page [*].

Properties

Currently, SoCal operates out of leased offices at One Maritime Plaza, Suite 825, San Francisco, California.

Legal Proceedings

There are no material pending legal proceedings to which SoCal or SoCal Bank is a party or to which any of their properties are subject. There are no material proceedings known to SoCal to be contemplated by any governmental authority. Because of the nature of its business, SoCal expects to be involved in a variety of litigation matters in the ordinary course of its business and anticipates that it will become involved in new litigation matters from time-to-time in the future.

SoCal Bank

SoCal Bank, which will be the Surviving Bank, will be, at the effective time of the merger, a California state chartered bank formed solely for the purpose of completing the merger. Prior to the merger it will have no material business operations. Upon completion of the merger, its name will change to Professional Business Bank and it will conduct a general commercial banking business.

Business Plan

SoCal intends to cause the Surviving Bank to provide responsive, personalized financial products and services to small- and medium-sized businesses, professionals, and high net worth individuals in Southern

California. Upon completion of the merger, the Surviving Bank intends to offer substantially the same products and services currently offered by Professional Business Bank. For a discussion of Professional Business Bank’s business, see “INFORMATION ABOUT PROFESSIONAL BUSINESS BANK” beginning on page [*]. To accomplish its goal of becoming Southern California’s premier business banking franchise, SoCal intends to pursue both organic growth of the Surviving Bank and growth through opportunistic acquisitions.

Growth Strategy. Planned organic growth will have two components—hiring of additional of staff and adding branch offices. SoCal will seek to grow the balance sheet by hiring highly talented Relationship Managers (“RMs”) in the tri-city area (Glendale, Pasadena and Burbank) and other Southern California areas. Through the personal networks of SoCal’s Chairman, existing staff, the Fund’s connections and management recruiters, the Surviving Bank will seek to identify top performers and provide a pay-for-performance compensation package offering significant upside and work flexibility for top performers. This compensation package will combine a modest base salary with uncapped upside that will enable strong RMs to earn more at the Surviving Bank than they could at any other local institution. Furthermore, high performing RMs will be granted SoCal options to create a strong incentive for RMs to build firm value through coordinated teamwork.

Furthermore, the Surviving Bank will promote a work environment embracing flexibility for employees and a productive, positive relationship between the RMs and other key segments of the institution. This environment can be a significant non-monetary differentiator for potential employees when comparing the Surviving Bank to its mega retail competitors. SoCal expects its organic growth strategy, in particular the hiring of RMs, will be expensive and, when combined with other increased non-interest expenses, are expected to result in yearly losses for the first several years of operations. However, SoCal also believes this investment in personnel and infrastructure is critical for its long term profitability.

Although there are no specific branches yet planned, the Surviving Bank will open branches in new geographies to support the needs of newly hired RMs and their customers. These branches will offer all of the Surviving Bank’s traditional products and services and also provide marketing support as the Surviving Bank enters new geographies in Southern California.

In addition to organic growth, SoCal believes that an opportunity exists to grow the franchise throughout Southern California with several opportunistic acquisitions. These acquisitions are expected to range in asset size from $50 million to $1 billion and will provide personnel, customers and geographic access complementary to SoCal’s existing franchise. Cost synergy may also help to make SoCal more profitable. While the Fund continually is presented with and seeks out acquisition opportunities to enhance its value, at this time, SoCal has no specific plans, arrangements or understandings to make any acquisitions except for the Spectrum Bank and the First Heritage Bank, N.A. acquisitions. See “RECENT DEVELOPMENTS AFFECTING SOCAL.”

SoCal believes that acquisition opportunities will result from an increasing willingness to sell by community banks as well as SoCal’s attractive model for combinations. In the increasingly competitive bank environment, SoCal believes that many bank owners and operators will find it more difficult than ever to grow profitably. SoCal believes it is reasonable to expect a number of Southern California community banks to partner with other institutions.

SoCal expects that its model for acquisitions will be very attractive to potential sellers, as many shareholders would like their equity to participate in the future growth of their institution post-transaction and that opportunity will be offered to them by SoCal. SoCal expects to offers these shareholders an experienced management team and strong underlying platform. In addition, due to the relatively small size of SoCal, each target will not get lost inside SoCal (as would likely be the case with a sale to a mega bank). This ability for shareholders to feel like their existing institution is a key part of the future strategy could make SoCal’s currency more valuable in stock-based transaction.

Management by the Fund. SoCal, the Surviving Bank and the Fund will enter into a management agreement under which the Fund will provide to SoCal and the Surviving Bank certain management support for a fee. In addition the Fund will work with SoCal in identifying, structuring, negotiating and completing acquisitions. See

“RISK FACTORS” beginning on page [*] for a more complete discussion of the risks involved with SoCal’s growth strategy and the Fund’s continuing role in the management of SoCal.

Off-balance Sheet Arrangements. Because SoCal has had no material operations to date, it has no off-balance sheet arrangements. However, upon completion of the merger it will succeed to those of Professional Business Bank. For a discussion of off-balance sheet arrangements of Professional Business Bank, see “INFORMATION ABOUT PROFESSIONAL BUSINESS BANK—Management’s Discussion and Analysis of Operations” beginning on page [*].

In addition, in connection with the issuance of certain trust preferred securities to, in part, fund the cash portion of the merger consideration, SoCal will commit to irrevocably and unconditionally guarantee the following payments or distributions with respect to the preferred securities to the holders thereof to the extent that the to be formed statutory trust does not make such payments or distributions and have the funds therefore: (i) accrued and unpaid distributions, (ii) the redemption price, and (iii) upon a dissolution or termination of the trust, the lesser of the liquidation amount and all accrued and unpaid distributions and the amount of assets of the trust remaining available for distribution.

SoCal does not believe that these future off-balance sheet arrangements will have a material current effect on SoCal’s, or the Surviving Bank’s, financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources, but there can be no assurance that such arrangements will not have a future effect.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

SoCal has had no disagreements with its accountants on accounting or financial disclosure.

Spectrum Bank

On July 13, 2007, SoCal entered into a definitive agreement to acquire Spectrum Bank, a California state charted bank headquartered in Irvine, California with branch offices in Montebello and Huntington Beach, California. It commenced operation in 1955 and at June 30, 2007 had total assets of $158.6 million, total deposits of $145.1 million, total shareholders equity of $12.4 million and earnings for the six-months ended June 30, 2007 of $656 thousand.

Loans and Leases. The following table presents the balance of each major category of loans and leases outstanding for Spectrum Bank at each of the dates indicated (dollar amounts in thousands):

	June 30, 2007	December 31,
		2006	2005	2004	2003	2002
Loans and leases held for investment:
Real Estate—Construction	$1,488	$1,004	$2,307	$263	$2,811	$2,684
Real Estate—Other	55,204	53,993	53,570	49,096	49,182	40,088
Commercial (incl SBA)	18,236	14,973	13,378	11,758	12,344	11,723
Consumer (incl Overdraft)	1,434	1,888	2,140	2,372	2,763	3,589

Total Gross loans & leases held for investment	76,362	71,858	71,394	63,490	67,100	58,084
Deferred loan and leases, net	(90)	(96)	(167)	(132)	(179)	(142)

Total loans & leases held for investment, net of deferred loan and lease fees and costs	76,272	71,762	71,228	63,357	66,921	57,943
Less: allowance for loans and leases losses	(772)	(798)	(781)	(773)	(786)	(628)

Total net loans and leases held for investment	$75,500	$70,964	$70,446	$62,584	$66,135	$57,314

Loans held for sale, at lower of cost or market	$—	$1,307	$—	$—	$—	$—

The following table presents the balance of each major category of loans and leases outstanding for Spectrum Bank as of December 31, 2006 (dollar amounts in thousands):

	Maturity				Rate Structure for Loans with Maturities over 1 Year
	One year or Less	One Through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
Real Estate—Construction	$1,004	$—	$—	$1,004	$—	$—
Real Estate—Other	5,638	5,162	43,193	53,993	26,748	21,607
Commercial (incl SBA)	7,788	2,150	6,342	16,280	1,206	7,286
Consumer (incl Overdraft)	127	1,761	—	1,888	1,738	23

Total	$14,557	$9,073	$49,535	$73,165	$29,693	$28,915

Non-Performing Assets. Generally, Spectrum Bank places loans and leases on non-accrual status when they become 90 days or more past due or at such earlier time as management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan or lease when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. The following table summarizes the loans and leases for which the accrual of interest has been discontinued and loans and leases more than 90 days past due and still accruing interest, including those loans and leases that have been restructured and other real estate owned, which Spectrum Bank refers to as OREO (dollar amounts in thousands):

	June 30, 2007	December 31,
		2006	2005	2004	2003	2002
Non-accrual loans and leases, not restructured	$264	$46	$47	$92	$10	$—
Accruing loans and leases past due 90 days or more	—	—	—	—	—	—
Restructured loans and leases	—	—	—	—	—	—

Total non-performing loans (NPLs)	264	46	47	92	10	—
OREO	196	—	—	—	—	—

Total non-performing assets (NPAs)	$460	$46	$47	$92	$10	$—
Selected ratios:
NPLs to total loans and leases held for investment	0.35%	0.06%	0.07%	0.14%	0.01%	0.00%
NPAs to total loans and leases held for investment and OREO	0.60%	0.06%	0.07%	0.14%	0.01%	0.00%
NPAs to total assets	0.29%	0.03%	0.03%	0.06%	0.01%	0.00%

Spectrum Bank’s management is not aware of any potential problem loans that have not already been categorized as non-accrual loans.

Changes in Allowance for Loan Losses The following table represents the changes in Spectrum Bank’s allowance for loan and lease losses for the periods indicated (dollar amounts in thousands):

	For the Six Months Ended June 30, 2007	For the Year Ended December 31,
		2006	2005	2004	2003	2002
Balance at beginning of period	$798	$781	$773	$786	$628	$552
Balance acquired	—	—	—	—	—	—
Loans charged off during period:
Real Estate—Construction	—	—	—	—	—	—
Real Estate—Other	—	—	—	—	—	—
Commercial	27	43	—	—	—	4
Consumer	—	37	91	51	36	20

Total	27	80	91	51	36	24
Recoveries:
Real Estate—Construction	—	—	—	—	—	—
Real Estate—Other	—	—	—	—	60	—
Commercial	1	8	—	238	9	77
Consumer	—	29	49	25	5	23

Total	1	37	49	263	74	100
Net loans and leases recovered (charged off)	(26)	(43)	(42)	212	38	76
Provision for (credit to) the allowance for loan and lease losses	—	60	50	(225)	120	—

Balance at end of period	$772	$798	$781	$773	$786	$628

Loans and leases held for investment, net of deferred fees & costs	$76,272	$71,762	$71,228	$63,357	$66,921	$57,943
Average loans and leases held for investment	$75,986	$71,767	$67,437	$62,916	$62,982	$54,264
Non-performing loans and leases	$264	$46	$47	$92	$10	$—

Selected ratios:
Net recoveries (charge-offs) to average loans and leases held for investment	-0.03%	-0.06%	-0.06%	0.34%	0.06%	0.14%
Provision for (credit to) the allowance for loan and lease losses to average loans and leases held for investment	0.00%	0.08%	0.07%	-0.36%	0.19%	0.00%
Allowance for loan and lease losses to loan and leases held for investment	1.01%	1.11%	1.10%	1.22%	1.17%	1.08%
Allowance for loan and lease losses to non-performing loans and leases	292.74%	1733.73%	1660.67%	839.69%	7855.14%	n/a

There were no Provisions for Loan Losses (PLL) needed or made for the six months ended June 30, 2007 or for the year 2002. A contra PLL was taken in 2004 as a result of one recovery for a similar amount that was not needed to support the Allowance of Loan Losses. In 2003, 2005 and 2006 there were PLL in the amount of $120,000, $50,000, and $60,000, respectively. These PLL were necessary to support the general loan growth and the specific growth in Small Business Administration (SBA) loans.

The following table summarizes the allocation of the allowance for loan losses by loan type as of the dates indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

	As of June 30, 2007		As of December 31,
			2006		2005		2004		2003		2002
	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans	Allocation of the Allowance	Percent of Loans in Each Category to Total Loans
Real Estate—Construction	$11	1.95%	$8	1.40%	$22	3.23%	$2	0.41%	$25	4.19%	$21	4.62%
Real Estate—Other	469	72.29%	422	75.14%	579	75.03%	571	77.33%	488	73.30%	320	69.02%
Commercial (incl SBA)	281	23.88%	269	20.84%	153	18.74%	174	18.52%	249	18.40%	258	20.18%
Consumer (incl Overdraft)	11	1.88%	99	2.63%	27	3.00%	26	3.74%	25	4.12%	29	6.18%
Unallocated	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%

Total	$772	100.00%	$798	100.00%	$781	100.00%	$773	100.00%	$787	100.00%	$628	100.00%

Deposits. Deposits are the primary source of funds for Spectrum Bank. The following table summarizes the distribution of average deposits and the average rates paid for the period indicated (dollar amounts in thousands):

	For the Six Months Ending June 30, 2007		For the Year Ending December 31,
			2006		2005		2004
	Avg. Bal.	Avg. Rate	Avg. Bal.	Avg. Rate	Avg. Bal.	Avg. Rate	Avg. Bal.	Avg. Rate
Interest Bearing Demand	$7,864	0.40%	$8,122	0.33%	$8,722	0.25%	$7,877	0.25%
Money Market	18,144	2.37%	26,727	2.96%	18,310	2.28%	15,546	0.96%
Savings	9,743	0.81%	11,178	0.80%	12,522	0.80%	12,564	0.81%
Time Certificates of Deposit	70,354	4.73%	61,724	4.14%	59,357	2.87%	55,431	2.09%
Non-Interest Bearing Deposits	44,502	0.00%	44,371	0.00%	42,796	0.00%	36,921	0.00%

Total	$150,607	2.57%	$152,122	2.28%	$141,707	1.58%	$128,339	1.11%

The following table shows the maturities of time certificates of deposit of $100,000 or more at June 30, 2007 (dollar amounts in thousands):

June 30, 2007
Due in three months or less	$7,278
Due in over three month through six months	18,380
Due in six three month through twelve months	9,495
Due in over twelve months	4,838

Total	$39,991

First Heritage Bank, N.A.

On June 19, 2007, SoCal executed a non-binding term sheet to acquire certain assets and liabilities of First National Bank Holding Company through the acquisition of First Heritage Bank, N.A., a national banking association headquartered in Newport Beach, California. It commenced operation in 2005. At June 30, 2007 the assets and liabilities to be acquired through the First Heritage Bank, N.A. acquisition amounted to total assets of $246 million, total deposits of $108 million, short term borrowings of $118 million and produced earnings for the six-months ended June 30, 2007 of $802 thousand.

Prior to the closing of the First Heritage Bank, N.A. acquisition, its balance sheet will be restructured so that SoCal will be acquiring only certain specified assets and assuming certain specified liabilities. Information concerning these assets and liabilities can be found commencing on page F-49. To support the larger amount of assets being acquired, the Surviving Bank will borrow approximately $119 million from the Federal Home Loan Bank.

INFORMATION ABOUT PROFESSIONAL BUSINESS BANK

In this section, unless the context otherwise requires, “we,” “our,” and “us” refer to Professional Business Bank.

General

We are a business focused bank based in Pasadena, California with total assets of $199.9 million as of June 30, 2007. Founded as a California state-chartered bank in November 2001, we serve the financial services needs of businesses and consumers in the Tri-City areas of Pasadena, Glendale and Burbank, California, as well as the surrounding cities and communities of Los Angeles County. We have developed a product mix to cater to small and medium-sized community businesses, professionals, high net worth individuals and persons and companies searching for personalized attention and premier service. In addition to traditional commercial loans, lines of credit, certain consumer and installment loans, residential and commercial construction loans, commercial real estate loans and standard deposit accounts, we offer specialized products such as Small Business Administration (“SBA”) loans, title and escrow deposit accounts and loans made under the California Pollution Control Financing Authority (“CalCAP”) program. We have expanded the scope of our operations by opening our second branch in Glendale in 2004, a loan production office in South Pasadena in 2005 and a loan production office in Fresno in 2007.

Since opening in November 2001, we have experienced consistent growth in loans, total assets and deposits. Loans, net of deferred fees, grew from $28.7 million at December 31, 2002, to $70.3 million, $99.1 million, $105.9 million, and $141.4 million at December 31, 2003, 2004, 2005, and 2006, respectively, and to $177.5 million at June 30, 2007. As of those same dates, total assets grew from $58.0 million to $93.2 million, $129.8 million, $145.0 million, $173.3 million, and $199.9 million, respectively, and deposits grew from $47.5 million to $79.3 million, $106.0 million, $121.2 million, $142.6 million, and $165.2 million, respectively.

We are licensed by the California Department of Financial Institutions (the “DFI”), and our deposits are insured by the FDIC up to the maximum limits (presently $100,000 per account and $250,000 for some retirement accounts) allowed by law. We are subject to the supervision of, and are regularly examined by, the DFI and the FDIC.

Loan Services

We offer commercial loans, lines of credit, certain consumer and installment loans, commercial and residential construction loans, commercial real estate loans, as well as certain specialized products such as SBA and CalCAP loans. Through outsourcing or referring loans to other lenders in return for fee income, we are able to assist our customers to procure certain loans not maintained in our portfolio, such as long term real estate loans.

We offer loans to eligible small businesses that are guaranteed by the United States Small Business Administration, as well as loans primarily for real estate-related projects under Section 504 of the Small Business Administration Act of 1953, such as for purchasing land and improvements, construction, modernizing or converting existing facilities and purchasing certain machinery and equipment. SBA loans are written at variable rates of interest which generally are limited by SBA guidelines.

Like many other government programs, the SBA lending programs are federal government programs authorized by legislation and uncertainties surround the SBA programs due to reliance on the U.S. Congress. The level of funding for SBA loan programs is subject to the federal budgeting process for each fiscal year. Discontinuation, elimination or a significant reduction of one or more programs in which we participate could adversely affect our plans for SBA lending.

We offer loans to small- and medium-sized businesses under the CalCAP program. Under the CalCAP program, the borrower, CalCAP and we contribute funds to a loss reserve account, or CalCAP reserve, that we hold in an interest-bearing demand account. Losses on loans originated under the CalCAP program will be charged to the CalCAP reserve account after notification to CalCAP. In the event that we leave the CalCAP program, any excess funds in the CalCAP reserve account, after all loans have been repaid and there are no pending claims for reimbursement, will be distributed to CalCAP and us based on contributions to the CalCAP reserve account. The allowance for loan losses allocated to the CalCAP loans takes into consideration the credit support provided by the CalCAP reserve account. At June 30, 2007, the balance of loans originated under the CalCAP program totaled $15.9 million on commitments of $19.4 million.

We also offer a variety of consumer loans, including home equity loans, home improvement loans and auto loans. Although consumer loans comprise a proportionally smaller portion of our overall loan portfolio, such loans are important in terms of servicing customer needs in our target market area, as well as to assist us in meeting our Community Reinvestment Act responsibilities.

Deposit Services

We offer personal and business checking, money market, savings account, certificates of deposit, and IRA accounts, all of which can be incorporated into a comprehensive banking package. Depositors have the option of subscribing for a wide range of electronic services including online banking, ATM and debit cards, and telebanking. We believe that this inventory of integrated account-management products supports our customer loan-related balance requirements and asset-liability management practices. The types and terms of our deposit accounts are on competitive terms. The interest rates payable by banks on the various types of deposit instruments (except for commercial demand deposits) are a function of an number of factors, including rates paid by competition, the need for liquidity for lending operations and monetary policy of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

In addition to our more traditional deposit services, we have two special deposit programs. One such program offers specialized deposit services primarily for title and escrow company clients that move substantial amounts of funds in and out of deposit accounts as escrows for the purchase of real estate and other types of transactions open and close. Another program relies on a service called “QwickRate,” a time certificate of deposit trading network that distributes information regarding the rates offered for these types of deposits.

Online Banking Services

Our website (www.probizbank.com) offers a complete on-line banking solution for our customers. On this website, customers are able to check their balances, transfer funds, review past transactions, and contact us online. In addition, we recently added online bill payment.

Employees

At August 16, 2007, we had 43 full-time employees and 5 part-time employees. Our employees are not represented by a union or other collective bargaining agreement and we consider our relations with our employees to be satisfactory.

Competition

The banking and financial services industry in California generally, and in our market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in laws and regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. Our primary market area is dominated by a relatively small number of major banks that have many offices operating over a wide geographical area. We compete for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services. Nondepository institutions can be expected to increase the extent to which they act as financial intermediaries. Furthermore, the geographic constraints on portions of the financial services industry can be expected to erode. In addition, many of the major commercial banks operating in our primary market area offer services, such as trust and securities brokerage services, which are not offered directly by us and, by virtue of their greater total capitalization, such banks have substantially higher lending limits.

To compete with other financial institutions in our primary market area, we rely principally upon personal contact by our officers, directors and employees and providing, through third parties, specialized services such as messenger, accounting and other related services. For clients whose loan demands exceed our legal lending limit, we may arrange for such loans on a participation basis with other financial institutions and intermediaries. We also assist clients requiring other services not offered by us in obtaining such services from other providers. Additional services offered by us include a night depository, courier service, bank-by-mail services, merchant windows, direct deposits, and notary services.

Economic Conditions, Government Policies, Legislation and Regulation

Our profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by us on interest-earning assets, such as loans to customers and securities held in the investment portfolio, will comprise the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on us cannot be predicted.

Our business is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments, and deposits and also affect interest earned on interest-earning assets and interest paid on interest-bearing liabilities. The nature and impact on us of any future changes in monetary and fiscal policies cannot be predicted.

From time to time, federal and state legislation is enacted which may have the effect of materially increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. We cannot predict whether or when potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations. In addition, the outcome of any investigations initiated by state authorities or litigation raising issues such as whether state laws are preempted by federal law may result in necessary changes in our operations, additional regulation and increased compliance costs.

Legal Proceedings

From time to time, we are involved in certain legal proceedings arising in the normal course of our business. We believe that the outcome of these matters existing at the date hereof will not have a material adverse effect on us.

Trading History and Dividends

There has been a limited trading market for our common stock on the OTC Bulletin Board under the symbol “PBBK.” We are aware of only four dealers that have effected trades in our common stock. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share and the volume of trading of our common stock as reported on the OTC Bulletin Board. Because of the limited market for our common stock, these prices may not be indicative of the fair market value of our common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below. During the periods indicated below, we did not declare or pay any dividends.

	Sales Prices		Approximate Number of Shares Traded
	High	Low
2005:
First Quarter	$21.00	$17.00	59,754
Second Quarter	$18.75	$16.50	26,550
Third Quarter	$18.00	$16.00	24,646
Fourth Quarter	$17.25	$15.61	54,108
2006:
First Quarter	$18.75	$15.75	61,254
Second Quarter	$18.25	$15.25	97,517
Third Quarter	$19.00	$16.00	58,235
Fourth Quarter	$17.25	$15.50	121,799
2007:
First Quarter	$21.25	$16.20	49,608
Second Quarter	$20.81	$19.40	19,033
Third Quarter through [*]	[*]	[*]	[*]

As of the date of this proxy statement-prospectus, there were approximately [*] shareholders of record of our common stock; however, we believe that there are at least an additional [*] shareholders who own their shares in “street name” through brokerage firms. At such date, our directors, executive officers and their related interests had voting control over approximately 18% of the outstanding shares. There are no other classes of our common equity outstanding.

Financial Information Concerning Professional Business Bank

Professional Business Bank’s audited financial statements for the years ended December 31, 2004, 2005 and 2006 and unaudited financial statements for the six month periods ended June 30, 2006 and 2007 are included in this proxy statement—prospectus.

Outstanding Voting Securities

Professional Business Bank has only one class of voting securities outstanding, Professional Business Bank common stock. Shareholders of record entitled to notice of and to vote at the special meeting have been determined as of the record date, [*], and, as of such date, [*] shares of Professional Business Bank common stock were outstanding, all of which are entitled to vote at the special meeting.

Set forth below is certain information as of the record date regarding the number of shares of Professional Business Bank’s common stock owned by (1) each person known to Professional Business Bank to own 5% or more of Professional Business Bank’s outstanding shares of common stock, (2) each director and executive officer of Professional Business Bank and (3) all of Professional Business Bank’s current directors and executive officers as a group.

As used throughout this proxy statement-prospectus, the terms “officer” and “executive officer,” when referring to Professional Business Bank, mean Professional Business Bank’s Chief Executive Officer, Chief Financial Officer and Chief Credit Officer.

Each of the Professional Business Bank shareholders listed individually below has agreed to vote his or her shares in favor of the principal terms of the merger agreement, as more fully described in [*].

Name and Address of Beneficial Owner(1)	Relationship with Professional Business Bank	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
William A. Baribault(4)	Chairman of the Board	65,070	3.16%
James A. Asher(5)	Director	37,231	1.83%
Walter H. Carleton, III(6)	Director	27,728	1.37%
Donald P. Clark(7)	Director	28,650	1.42%
James G. Ellis(8)	Director	33,375	1.65%
Joyce L. Gaines(9)	Director	44,551	2.19%
Charles J. Gonzalez(10)	Director	14,875	*
Elliot L. Shell(11)	Director	35,434	1.75%
Larry D. Tashjian(12)	Director	86,060	4.14%
Trude C. Taylor(13)	Director	47,725	2.34%
William D. Truax, Jr.(14)	Director	36,240	1.79%
Glenn N. Yamada(15)	Director	12,701	*
Norman O. Broyer(16)	Director and Chief Executive Officer	29,562	1.46%
Michael McCall	Chief Financial Officer	—	—
Edwin J. Fix(17)	Chief Credit Officer	5,000	*
All directors and executive officers of Professional Business Bank as a group (15 persons)		504,202	23.92%

*	Less than 1%.
(1)	The business address of each director and executive officer is c/o Professional Business Bank, 199 S. Los Robles, Suite 130, Pasadena, California 91101.
(2)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he or she owns the share in the usual sense, but also if he or she has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares which a person has the right to acquire within 60 days of June 29, 2007, but does not include shares underlying stock options that will accelerate on the effective date of the merger.
(3)	Shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007 are deemed outstanding for computing the ownership percentage of the person holding such options but are not deemed outstanding for computing the ownership percentage of any other person.
(4)	Includes 19,300 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(5)	Includes 8,950 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(6)	Includes 8,950 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(7)	Includes 8,650 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(8)	Includes 11,500 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(9)	Includes 29,375 shares beneficially owned through her ownership interest and control of United Merchant Services and 650 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(10)	Includes 8,200 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.

(11)	Includes 13,950 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(12)	Includes 13,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(13)	Includes 12,100 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(14)	Includes 650 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(15)	Includes 5,100 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(16)	Includes 28,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 29, 2007.
(17)	Mr. Fix is not the record owner of any such shares but has the right to acquire within 60 days of June 29, 2007, 5,000 shares upon the exercise of stock options.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section should be read in conjunction with the disclosures set forth under “CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS,” as well as the discussion set forth in “RISK FACTORS” and the selected financial data and the financial statements and notes included herein.

EARNINGS SUMMARY

Professional Business Bank reported a net loss of $153 thousand for the six month period ended June 30, 2007 compared to net income of $327 thousand for the six month period ended June 30, 2006 and $1.3 million for 2006 compared to $1.3 million for 2005 and $853 thousand for 2004. Professional Business Bank’s earnings per share based on diluted shares were $(0.08) and $0.17 for the six month periods ended June 30, 2007 and 2006, respectively, and $0.67, $0.69 and $0.49 for 2006, 2005 and 2004, respectively.

Professional Business Bank’s net loss for the six months ended June 30, 2007 compared to net income for the six month period ended June 30, 2006 reflected $391 thousand in legal expenses related to the merger, a $120 thousand increase in income tax expense, and a $460 thousand increase in provision for loan losses reflecting the 27.7% growth in, and changes in the product mix of, the loan portfolio. At the same time, Professional Business Bank experienced 24.4% growth in average earnings assets, increasing from $146.9 million for the six months ended June 30, 2006 to $182.7 million for the six months ended June 30, 2007 and an increase in our net interest margin (on an annualized basis) from 5.46% for the six month period ended June 30, 2006 to 5.63% for the six month period ended June 30, 2007.

Professional Business Bank’s net income in 2006 reflected the positive effects of the 19.9% increase in average earning assets, increasing from $138.2 million in 2005 to $165.6 million in 2006, and the increase in Professional Business Bank’s net interest margin from 5.20% for 2005 to 5.64% for 2006, which were offset by the $167 thousand increase in stock-based compensation expense as a result of adopting SFAS No. 123(R) on January 1, 2006, the $72 thousand in non-capitalized legal expenses related to the merger and the $296 thousand increase in income tax expense. The increase in net income in 2005 over 2004 was due both to our 21.9% growth in average earning assets and the increase in our net interest margin from 4.32% in 2004.

BALANCE SHEET SUMMARY

Professional Business Bank has experienced consistent growth since it began operating in 2001. As of June 30, 2007, total assets were $199.9 million, an increase of $26.6 million, or 15.3%, from total assets of $173.3 million at December 31, 2006. The majority of this growth was funded by deposits and was invested in loans, which increased $36.1 million, or 25.5%, to $177.7 million at June 30, 2007 from $141.6 million at December 31, 2006.

As of December 31, 2006, total assets were $173.3 million, an increase of $28.3 million, or 19.5%, from total assets of $145.0 million at December 31, 2005. The majority of this growth was funded by deposits and retained earnings and invested in loans, which increased $35.4 million, or 33.4%, to $141.6 million at December 31, 2006 from $106.2 million at December 31, 2005.

Shareholders’ equity decreased $54 thousand for the six months ended June 30, 2007 due to the $153 thousand net loss that was incurred and the $43 thousand tax effected decline in the market value of available for sale securities, partially offset by the recognition of stock-based compensation expense and the exercise of stock options. Shareholders’ equity increased $3.6 million for the year ended December 31, 2006 primarily through the retention of earnings, the recognition of stock-based compensation expense and the exercise of stock options and warrants.

The following table sets forth several key operating ratios:

	For The Six Months Ended June 30,				For The Year Ended December 31,
	2007		2006		2006	2005	2004
Return on Average Assets	(0.16	)%(1)	0.43	%(1)	0.79%	0.97%	0.75%
Return on Average Equity	(1.52	)%(1)	3.92	%(1)	7.47%	8.69%	7.35%
Average Shareholders’ Equity to Average Total Assets	10.61%		10.89%		10.57%	11.17%	10.20%

(1)	These ratios have been annualized.

CRITICAL ACCOUNTING POLICIES

This discussion and analysis, as well as disclosures included elsewhere in this proxy statement-prospectus, are based upon the Bank’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Bank’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingencies. A summary of the more significant accounting policies of the Bank can be found in Note A to the audited financial statements included herein.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS’ EQUITY

The following tables present, for the periods indicated, the distribution of average assets, liabilities and shareholders’ equity, as well as the total dollar amounts of interest income and the resultant yields, and the dollar amounts of interest expense and resultant rates. Loan fees, which are not material, are included in interest earned on loans (dollar amounts in thousands).

	For the Six Months Ended June 30,						For the Year Ended December 31,
	2007			2006			2006			2005			2004
	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid (1)	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid (1)	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid	Average Balance	Interest Earned or Paid	Average Yield or Rate Paid
Assets
Interest-Earning Assets:
Investment Securities	$14,498	$339	4.68%	$14,863	$320	4.31%	$15,122	$672	4.44%	$8,900	$296	3.33%	$9,096	$283	3.11%
Certificates of Deposits	3,974	124	6.24%	4,575	124	5.42%	4,785	278	5.81%	3,776	154	4.08%	4,506	117	2.60%
Federal Funds Sold	12,217	317	5.19%	14,925	341	4.57%	12,867	629	4.89%	12,975	437	3.37%	8,797	113	1.28%
Loans	151,978	6,773	8.91%	112,498	4,620	8.21%	126,094	10,903	8.65%	107,600	7,875	7.32%	86,873	5,280	6.08%

Total Interest-Earning
Assets	182,667	7,553	8.27%	146,861	5,405	7.36%	158,868	12,482	7.86%	133,251	8,762	6.58%	109,272	5,793	5.30%
Cash and Due from Bank	5,621			4,895			5,316			3,653			3,555
Premises and Equipment	436			339			353			387			414
Accrued Interest and Other Assets	3,192			2,771			2,817			2,420			1,525
Allowance for Loan Losses	(2,094)			(1,667)			(1,711)			(1,560)			(1,104)

Total Assets	$189,822			$153,199			$165,643			$138,151			$113,662

Liabilities and Shareholders’ Equity
Interest-Bearing Liabilities:
Money Market, Savings and NOW	$79,605	1,496	3.76%	$56,879	954	3.35%	$62,417	2,216	3.55%	$40,292	767	1.90%	$31,372	362	1.15%
Time Deposits under $100,000	21,220	574	5.41%	12,765	247	3.87%	16,618	781	4.70%	16,900	540	3.20%	17,268	437	2.53%
Time Deposits of $100,000 or More	10,542	263	4.99%	8,618	151	3.50%	8,118	322	3.97%	10,586	317	2.99%	6,882	156	2.27%
Other Borrowings	3,278	77	4.64%	2,436	46	3.78%	4,300	200	4.65%	6,292	209	3.32%	4,663	117	2.51%

Total Interest-Bearing Liabilities	114,645	2,410	4.20%	80,698	1,398	3.46%	91,453	3,519	3.85%	74,070	1,833	2.47%	60,185	1,072	1.78%

Noninterest-Bearing Liabilities:
Demand Deposits	54,028			54,977			55,763			47,867			41,438
Other Liabilities	1,008			833			918			789			440
Shareholders’ Equity	20,141			16,691			17,509			15,425			11,599

Total Liabilities and Shareholders’ Equity	$189,822			$153,199			$165,643			$138,151			$113,662

Net Interest Income		$5,143			$4,007			$8,963			$6,929			$4,721

Net Yield on Interest- Earning Assets (Net Interest Margin)			5.63%			5.46%			5.64%			5.20%			4.32%

(1)	Rates and yields have been annualized

EARNINGS ANALYSIS

NET INTEREST INCOME

A significant component of earnings is net interest income. Net interest income is the difference between the interest earned on loans and investments and the interest paid on deposits and other interest-bearing liabilities.

Professional Business Bank’s net interest income is affected by changes in the amount and mix of our interest-earning assets and interest-bearing liabilities, referred to as a “volume change.” It is also affected by changes in the yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a “rate change.”

The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands).

	Six Months Ended June 30, 2007 versus Six Months Ended June 30, 2006			Year Ended December 31, 2006 versus Year Ended December 31, 2005			Year Ended December 31, 2005 versus Year Ended December 31, 2004
	Increase (Decrease) Due To Change in			Increase (Decrease) Due To Change in			Increase (Decrease) Due To Change in
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Interest-Earning Assets:
Investment Securities	$(8)	$27	$19	$245	$131	$376	$(6)	$19	$13
Certificate of Deposits	(17)	17	-	47	77	124	(13)	50	37
Federal Funds Sold	(67)	43	(24)	(4)	196	192	68	256	324
Loans	1,732	421	2,153	1,463	1,565	3,028	1,385	1,210	2,595

Total Interest Income	1,640	508	2,148	1,751	1,969	3,720	1,434	1,535	2,969

Interest-Bearing Liabilities:
Money Market, Savings and NOW	416	126	542	527	922	1,449	120	285	405
Time Deposits under $100,000	205	122	327	(9)	250	241	(9)	112	103
Time Deposits of $100,000 or More	39	73	112	281	(276)	5	98	63	161
Other Borrowings	18	12	30	(261)	252	(9)	47	45	92

Total Interest Expense	678	333	1,011	538	1,148	1,686	256	505	761

Net Interest Income	$962	$175	$1,137	$1,213	$821	$2,034	$1,178	$1,030	$2,208

Net interest income was $5.1 million and $4.0 million for the six month periods ended June 30, 2007 and 2006, respectively. The increase of $1.1 million, or 28.4%, was primarily due to the increase in average interest-earning assets in the first six months of 2007 over the comparable 2006 period. The net interest margin was 5.63% and 5.46% for the six month periods ended June 30, 2007 and 2006, respectively.

Net interest income was $9.0 million for 2006, compared to $6.9 million for 2005 and $4.7 million for 2004. The increases of $2.1 million, or 29.4%, for 2006 over 2005 and $2.2 million, or 46.8%, for 2005 over 2004 were primarily due to the increase in average interest-earning assets and the increase in market interest rates in 2006 and 2005 which positively impacted the variable rate portion of Professional Business Bank’s loan portfolio. The net interest margin was 5.64%, 5.20% and 4.32% in 2006, 2005 and 2004, respectively.

Interest income was $7.6 million and $5.4 million for the six month periods ended June 30, 2007 and 2006, respectively. The period over period increase of $2.2 million, or 39.7%, was due to the increase in average interest-earning assets and the increase in period over period market interest rates which are reflected in the average yield. The average balance of interest-earning assets increased $35.8 million, or 24.4%, from $146.9 million to

$182.7 million for the six month periods ended June 30, 2006 and 2007, respectively, and the yield on interest-earning assets increased 91 basis points from 7.36% to 8.27% for the six month periods ended June 30, 2006 and 2007, respectively.

Interest income was $12.5 million in 2006, compared to $8.8 million in 2005 and $5.8 million in 2004. The increases of $3.7 million, or 42.5%, for 2006 over 2005 and $3.0 million, or 51.3%, for 2005 over 2004 was due to the increase in average interest-earning assets and the year over year increase in market interest rates which are reflected in the average yield. The average balance of interest-earning assets increased $25.6 million, or 19.2%, from $133.3 million in 2005 to $158.9 million in 2006 and the yield on interest-earning assets increased 128 basis points from 6.58% in 2005 to 7.86% in 2006. The average balance of interest-earning assets increased $24.0 million, or 21.9%, from $109.3 million in 2004 and the yield on interest-earning assets increased 128 basis points from 5.30% in 2004.

Interest expense was $2.4 million and $1.4 million for the six month periods ended June 30, 2007 and 2006, respectively. The increase of $1.0 million, or 72.4%, was due to the increase in average interest-bearing liabilities and, to a lesser extent, the increase in period over period market interest rates which are reflected in the average rates paid. The average balance of interest-bearing liabilities increased $33.9 million, or 42.1%, from $80.7 million to $114.6 million for the six month periods ended June 30, 2006 and 2007, respectively, and the average rate paid on interest-bearing liabilities increased 74 basis points from 3.46% to 4.20% for the six month periods ended June 30, 2006 and 2007, respectively.

Interest expense was $3.5 million in 2006, compared to $1.8 in 2005 and $1.1 million in 2004. The increases of $1.7 million, or 92.0%, for 2006 over 2005 and $761 thousand, or 71.0%, for 2005 over 2004 was due to the growth in interest-bearing liabilities and the increase in interest rates paid in 2006 and 2005. The average balance of interest-bearing liabilities increased $17.4 million, or 23.5%, from $74.1 million in 2005 to $91.5 million in 2006 and the average rate paid on interest-bearing liabilities increased 138 basis points from 2.47% in 2005 to 3.85% in 2006. The average balance of interest-bearing liabilities increased $13.9 million, or 23.1%, from $60.2 million in 2004 to $74.1 million in 2005 and the average rate paid on interest-bearing liabilities increased 69 basis points to 2.47% in 2005 from 1.78% in 2004. The increase in interest expense to a certain extent also reflects a shift in our retail customers’ deposits from noninterest-bearing demand deposits to interest-bearing Money Market accounts. The impact of that shift has been mitigated as a result of the growth in our noninterest-bearing deposits from our escrow deposit customers.

NONINTEREST INCOME

Noninterest income consists primarily of service charges on deposit accounts, gain on sale of loans and SBA packaging and referral fee income. Noninterest income was $236 thousand for the six month period ended June 30, 2007 compared to $382 thousand for the six month period ended June 30, 2006 and $658 thousand in 2006, compared to $543 thousand in 2005 and $823 thousand in 2004.

The decrease of $146 thousand, or 38.2%, for the six month period ended June 30, 2007 compared to the six month period ended June 30, 2006 was primarily due to a decrease in gain on sales of loans and SBA packaging and referral fee income partially offset by increases in service charges and fees resulting from increased deposit accounts and an increase in the amount charged deposit customers for negative account balances and for checks that were not honored due to insufficient funds in customer account balances. Professional Business Bank had no gain on sale of loans for the six month period ended June 30, 2007. Gain on sales of loans were $101 thousand for the six month period ended June 30, 2006. SBA packaging and referral fee income decreased $133 thousand, or 75.9%, for the six month period ended June 30, 2007 compared to the six month period ended June 30, 2006. Service charges and fees increased $90 thousand, or 88.4%, for the six month period ended June 30, 2007 compared to the six month period ended June 30, 2006.

The increase of $115 thousand, or 21.1%, in 2006 as compared to 2005 was primarily due to an increase in service charges and fees. The increase in service charges and fees in 2006 resulted from increased deposit accounts and an increase in the amount Professional Business Bank charged deposit customers for negative account balances and for checks that were not honored due to insufficient funds in customer accounts. Partially offsetting that increase was a $103 thousand, or 35.7%, decrease in gain on sale of loans from 2005 to 2006. The gain on sale of loans related primarily to the sale of the guaranteed portion of SBA 7A loans. Rising interest rates in 2006 lessened the demand for this type of loan, reducing Professional Business Bank’s ability to originate and sell this product. Professional Business Bank sold $3.1 million of SBA 7A loans in 2006 compared to $4.5 million in 2005. The 2006 decrease in gain on sale of loans was offset in part by a $39 thousand increase in fee income related to the packaging and referral of SBA 504 loans to other lenders from $137 thousand in 2005 to $176 thousand in 2006. Professional Business Bank performs the underwriting and closing services on the loans it packages and refers to other banks. Professional Business Bank packaged and referred $5.0 million of loans in 2006 compared to $3.9 million of loans in 2005.

The 34.0% decrease in noninterest income in 2005 as compared to 2004 was primarily due to a decrease in gain on sale of loans. The gain on sale of loans in 2004 related primarily to the sale of the guaranteed portion of SBA 7A loans. Rising interest rates in 2005 lessened the demand for this type of loan, reducing Professional Business Bank’s ability to originate and sell this product. Partially offsetting 2005’s decrease in gain on sale of loans was an increase in SBA packaging and referral fee income, which was recorded as other income. Professional Business Bank sold $4.5 million of SBA 7A loans in 2005 compared to $7.5 million in 2004. Partially offsetting 2005’s decrease in gain on sale of loans was a $73 thousand increase in fee income related to the packaging and referral of SBA 504 loans to other lenders from $64 thousand in 2004 to $137 thousand in 2005. Professional Business Bank packaged and referred $3.9 million of loans in 2005 compared to $1.8 million of loans in 2004.

NONINTEREST EXPENSE

Noninterest expense reflects Professional Business Bank’s costs of products and services related to systems, facilities and personnel. The following are the major components of noninterest expense for the six month periods ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004 (dollar amounts in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
Salaries and Employee Benefits	$2,851	$2,394	$4,672	$3,445	$2,548
Occupancy and Equipment Expenses	320	297	588	530	412
Professional Fees	626	322	832	684	383
Office and Administrative Expenses	385	480	965	678	418
Other Expenses	693	491	1,050	814	650

Total	$4,875	$3,984	$8,107	$6,151	$4,411

The increase of $891 thousand, or 22.4%, for the six month period ended June 30, 2007 over the six month period ended June 30, 2006 was primarily due to the following:

•	Salaries and benefits increased $457 thousand, or 19.1%, due to an increase in the number of higher compensated business development officers and annual salary increases for employees.

•	Professional fees increased $304 thousand, or 94.4%, primarily due to $391 thousand in legal fees related to the merger, offset by a decrease in consulting fees.

•

Office and administrative expenses decreased $95 thousand, or 19.8%, primarily due to a $129 thousand decrease in operating cost reimbursements paid to title and escrow customers as a result of decreased average account balances, primarily offset by an increase in telephone expense.

•

Other expenses increased $202 thousand, or 41.1%, primarily due to a $127 thousand increase in electronic data processing expenses as a result of increased transaction volumes and the introduction of new products.

The increase of $2.0 million, or 31.8%, for 2006 over 2005 was primarily due to the following:

•

Salaries and benefits increased $1.3 million, or 35.6%, primarily due to the impact of a 6.1 person, or 16.2%, increase in the average number of Professional Business Bank employees to 43.6 in 2006 from 37.5 in 2005. The employees added in 2006 were primarily higher-compensated business development officers. Also contributing to the increase was a $96 thousand increase in stock- based compensation expense for employee stock options as a result of adopting SFAS No. 123(R) on January 1, 2006.

•

Professional fees increased $148 thousand, or 21.6%, primarily due to a substantial increase in legal fees that relate to the introduction of new products and other issues of which $72 thousand was due to noncapitalized expenses related to the merger.

•

Office and administrative expenses increased $287 thousand, or 42.3%, primarily due to a $197 thousand, or 42.3%, increase in operating cost reimbursements paid to a larger number of title and escrow deposit customers. Also contributing to the increase was a $71 thousand increase in stock-based compensation expense for board of director stock options as a result of adopting SFAS No. 123(R) on January 1, 2006.

•

Other expenses increased $236 thousand, or 29.0%, primarily due to a $110 thousand, or 37.1%, increase in electronic data processing expenses as a result of increased transaction volumes and the introduction of new on-line services.

The $1.7 million increase in noninterest expense for 2005 over 2004 was primarily due to the following:

•

Salaries and benefits increased $897 thousand, or 35.5%, primarily due to the impact of a 7.6 person, or 25.4%, increase in the average number of Professional Business Bank employees to 37.5 in 2005 from 29.9 in 2004.

•

Occupancy and equipment expenses increased $118 thousand, or 28.6%, primarily due to the opening of Professional Business Bank’s second branch in the first half of 2004 and increasing the leased space in its headquarters location in late 2004.

•

Professional fees increased $301 thousand, or 78.6%, primarily due to the increase in consulting and other fees paid in 2005 to enhance Professional Business Bank’s administrative and business development employee base.

•	Office and administrative expenses increased $260 thousand, or 62.2%, primarily due to a $247 thousand, or 102.2%, increase in operating cost reimbursements paid to title and escrow deposit customers.

•

Other expenses increased $164 thousand, or 25.2%, primarily due to a $53 thousand, or 21.4%, increase in electronic data processing expense and to a $55 thousand, or 64.6%, increase in business development expenses. The increase in electronic data processing expense was due to increased transaction volumes and introduction of new products. The increase in business development expenses was due to increased marketing activities.

As a percentage of average assets, Professional Business Bank’s noninterest expense was 5.14% and 5.20% (annualized) for the six month periods ended June 30, 2007 and 2006, respectively, and 4.98%, 4.45% and 3.88% in 2006, 2005 and 2004, respectively. The increases of 53 basis points in 2006 and 57 basis points in 2005 were due to the lag between the time when new business development officers are employed and when they generate new loans and deposits.

INCOME TAXES

Professional Business Bank’s income tax expense (benefit) was $121 thousand and $1 thousand for the six month periods ended June 30, 2007 and 2006, respectively, and $1 thousand, $(295) thousand and $(199) thousand for 2006, 2005 and 2004, respectively. The increase in income tax expense for the six month period ended June 30, 2007 compared to the income tax expense for the six month period ended June 30, 2006 was due primarily to the non-deductibility of merger-related and incentive stock option expenses and to the fact that Professional Business Bank began accruing income tax expense because its federal net operating loss carryforward had been fully realized. Professional Business Bank recorded income tax expense for 2006 of $1 thousand, the minimum franchise tax for the State of California less prior year refunds received. The Bank reduced the valuation against net deferred taxes by $532 thousand. This reduction consisted of $532 thousand of taxes on operating earnings and a no net tax benefit booked. As of December 31, 2006, Professional Business Bank has net operating loss carry forwards of approximately $683 thousand for federal income tax purposes and $2.1 million for California franchise tax purposes. Federal net operating loss carry forwards, to the extent not used, will expire in 2023. California net operating loss carry forwards, to the extent not used, will expire in 2013.

Professional Business Bank recorded income tax expense for 2005 of $5 thousand, in franchise tax for the State of California. Professional Business Bank reduced the valuation against net deferred taxes by $791 thousand. This reduction consisted of $496 thousand of taxes on operating earnings and a net tax benefit of $300 thousand.

Professional Business Bank recorded income tax expense for 2004 of $1 thousand, the minimum franchise tax for the State of California. Professional Business Bank reduced the valuation against net deferred taxes by $476 thousand. This reduction consisted of $277 thousand of taxes on operating earnings and a net tax benefit of $200 thousand.

BALANCE SHEET ANALYSIS

INVESTMENT PORTFOLIO

All of Professional Business Bank’s investment securities are classified as available-for-sale. The following table summarizes the amounts and distribution of Professional Business Bank’s investment securities held as of the dates indicated (dollar amounts in thousands):

	June 30, 2007			December 31, 2006			December 31, 2005
	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield	Amortized Cost	Market Value
Available-for-Sale Securities

U.S. Government Agencies
Within One Year	$4,995	$4,978	4.01%	$5,990	$5,950	3.79%	$3,499	$3,483
One to Five Years	3,992	3,977	4.90%	3,988	3,995	4.87%	5,978	5,913

Total	8,987	8,955		9,978	9,945		9,477	9,396

Mortgage-Backed Securities
Within One Year	—	—		48	48	5.01%	—	—
One to Five Years	1,400	1,362	4.15%	1,574	1,527	4.16%	2,123	2,049
Over Five Years	3,847	3,768	5.08%	4,178	4,181	4.98%	2,461	2,467

Total	5,247	5,130		5,800	5,756		4,584	4,516

Total	$14,234	$14,085		$15,778	$15,701		$14,061	$13,912

LOAN PORTFOLIO

The following table sets forth the components of total net loans outstanding in each category at the date indicated (dollar amounts in thousands):

	June 30, 2007	December 31,
		2006	2005
Loans
Commercial	$44,185	$27,082	$15,051
Real Estate—Construction	29,769	17,392	10,730
Real Estate—Other	94,694	91,250	74,229
Consumer	9,072	5,898	6,157
Net Deferred Loan Fees	(257)	(251)	(251)

Total Loans	177,463	141,371	105,916
Allowance for Loan Losses	(2,404)	(1,869)	(1,664)

Net Loans	$175,059	$139,502	$104,252

Commitments
Letters of Credit	$691	$603	$694
Undisbursed Loans and
Commitments to Grant Loans	64,967	50,829	41,536

Total Commitments	$65,658	$51,432	$42,230

At June 30, 2007 and December 31, 2006 and 2005, more than 50% of the loan portfolio was comprised of real estate—other loans. Real estate-other loans consist primarily of loans on owner-occupied and investor commercial real estate.

In an effort to diversify its loan portfolio, in 2006 Professional Business Bank became an approved lender under the California Pollution Control Financing Authority (“CalCAP”) under which $14.9 million and $5.9 million of commercial loans were outstanding at June 30, 2007 and December 31, 2006, respectively. The balances of real estate loans originated under the CalCAP program were $1.9 million and $1.9 million at June 30, 2007 and December 31, 2006, respectively. Under the CalCAP program, the borrower, CalCAP and Professional Business Bank contribute funds (generally 2%, 4% and 2%, respectively, of the loan commitment amount) to a CalCAP reserve account that is held in an interest-bearing demand account at Professional Business Bank. Professional Business Bank’s contributions to the CalCAP reserve account have been recorded as a receivable and are included in Accrued Interest and Other Assets. The allowance for loan losses allocated to the CalCAP loans takes into consideration the credit support provided by the CalCAP reserve account. If Professional Business Bank were to formally withdraw from the program, the remaining balance in the CalCAP reserve account after the California Pollution Control Financing Authority withdraws its pro rata portion (based on total contributions) of the account balance will be paid to Professional Business Bank as repayment of the previously recorded receivable.

The following table sets forth the maturity distribution of Professional Business Bank’s loans outstanding at June 30, 2007. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates. Floating rates generally fluctuate with changes in the national prime rate or other interest rate indices. Variable rate loans where the interest rate has fallen below contractual minimums are classified in the following chart as fixed rate loans (dollar amounts in thousands):

	Less Than One Year	Over One Year But Less Than Five Years	Over Five Years	Total
Commercial	$40,690	$3,114	$381	$44,185
Real Estate—Construction	29,769	—	—	29,769
Real Estate—Other	42,779	32,982	18,933	94,694
Consumer	3,870	73	5,129	9,072

Total	$117,108	$36,169	$24,443	$177,720

Loans with fixed interest rates	$8,329	$8,438	$24,443	$41,210
Loans with variable interest rates	108,779	27,731	—	136,510

Total	$117,108	$36,169	$24,443	$177,720

NONPERFORMING ASSETS

Nonaccrual loans are generally past due 90 days or are loans that the interest on which may not be collectible. Loans past due 90 days will continue to accrue interest only when the loan is both well secured and in the process of collection.

Professional Business Bank has had no significant nonaccrual loans and has experienced no loan losses since its inception in 2001. At June 30, 2007 and December 31, 2006 and 2005, Professional Business Bank had no loans that were 90 days past due, loans that were “troubled debt restructurings” or loans that would have been considered to be problem loans.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based on management’s assessment of the required allowance for loan losses to ensure that the allowance is maintained at a level that is considered adequate to provide for the loan losses inherent in Professional Business Bank loans. For the six month periods ended June 30, 2007 and 2006, the provision for loan losses was $537 thousand and $78 thousand, respectively. For 2006, 2005 and 2004, the provision for loan losses was $205 thousand, $275 thousand and $479 thousand. Since its inception, Professional Business Bank has had no loans charged off or any other adjustments to the allowance for loan losses other than additions resulting from the provision that has been charged to expense.

Professional Business Bank believes that the allowance for loan losses is adequate. Quarterly detailed reviews are performed to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense. These systematic reviews follow the methodology set forth by the FDIC in its 2006 policy statement on the allowance for loan losses.

A key element of the methodology is the credit classification process. Significant loans identified as less than “acceptable” are reviewed individually to estimate the amount of probable losses that need to be included in the allowance. These reviews include analysis of financial information as well as evaluation of collateral securing the loan. Additionally, Professional Business Bank considers the inherent risk present in the “acceptable” portion of the loan portfolio taking into the relative financial strength of each borrower, market conditions and other relevant factors that may affect repayment of the loans in these categories. All loans are risk rated on a scale of “1” to “10” with “10” being a loss. A loss factor is assigned to each risk rating based on various factors, including management’s experience, consultation with outside consultants and peer group analysis. The sum of the products of the loss factors and the outstanding balance of loans in each category is considered the “quantitative” portion of the Professional Business Bank’s allowance for loan losses. On a quarterly basis Professional Business Bank reviews the appropriateness of the loss factors. When the loss factors are adjusted or the dollar amount of loans in each risk category change, Professional Business Bank’s allowance and provision for loan losses are adjusted accordingly.

Professional Business Bank has also elected to take external, subjective (so-called qualitative) factors into consideration when assessing the adequacy of the allowance for loan losses. These qualitative factors, which reflect the lack of seasonality of the loan portfolio, take into account and weight by risk, among other things, the growth and nature of the loan portfolio, concentration of credits, lending policies, economic trends, and competition and legal and regulatory requirements. The total qualitative reserve requirement is determined by applying the risk weights of the qualitative factors to the total amount of loans outstanding.

The following table summarizes the allocation of the allowance for loan losses by loan type as of the dates indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

			December 31,
	June 30, 2007		2006		2005
	Amount	Loan Percent	Amount	Loan Percent	Amount	Loan Percent
Commercial	$700	24.9%	375	19.1%	$206	14.2%
Real Estate—Construction	443	16.8%	277	12.3%	304	10.1%
Real Estate—Other	1,135	53.3%	1,094	64.4%	956	69.9%
Consumer	116	5.0%	66	4.2%	77	5.8%
Unallocated	10	n/a	57	n/a	121	n/a

Total	$2,404	100.0%	$1,869	100.0%	$1,664	100.0%

The CalCAP loans totaled $16.8 million and $7.8 million at June 30, 2007 and December 31, 2006, respectively, and are included in the Commercial and Real Estate—Other categories in the above table. The allowance for loan losses allocated to the CalCAP loans takes into consideration the credit support provided by the CalCAP reserve account. The balance in the CalCAP reserve account, including amounts due from CalCAP, was $1.6 million and $728 thousand at June 30, 2007 and December 31, 2006, respectively.

As a percentage of total loans, the allowance for loan losses increased 3 basis points from 1.32% at December 31, 2006 to 1.35% at June 30, 2007. As a percentage of total loans, the allowance for loan losses at December 31, 2006 decreased 24 basis points from 1.56% at December 31, 2005. This decrease reflects a decrease in the relative percentage of the portfolio assigned higher risk ratings and the reduction in loss factors assigned to certain risk categories.

FUNDING

Deposits are the primary source of funds for Professional Business Bank.

The following table summarizes the distribution of average deposits and the average rates paid for the period indicated (dollar amounts in thousands):

	Six Month Period Ended June 30,				Years Ended December 31,
	2007		2006		2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Money Market, Savings and NOW	$79,605	3.76%	$56,879	3.35%	$62,417	3.55%	$40,292	1.90%	$31,372	1.15%
Time Deposits under $100,000	21,220	5.41%	12,765	3.87%	16,618	4.70%	16,900	3.20%	17,268	2.53%
Time Deposits of $100,000 or More	10,542	4.99%	8,618	3.50%	8,118	3.97%	10,586	2.99%	6,882	2.27%

Total Interest-Bearing Deposits	111,367	4.19%	78,262	3.46%	87,153	3.81%	67,778	2.40%	55,522	1.72%
Noninterest-Bearing Demand Deposits	54,028	n/a	54,977	n/a	55,763	n/a	47,867	n/a	41,438	n/a

Total Average Deposits	$165,395	2.82%	$133,239	2.03%	$142,916	2.32%	$115,645	1.40%	$96,960	0.98%

The scheduled maturity distribution of Professional Business Bank’s time deposits of $100,000 or greater were as follows (dollar amounts in thousands):

	June 30, 2007	December 31, 2006
Three Months or Less	$2,739	$1,282
Over Three Months to One Year	6,574	5,189
Over One Year to Three Years	621	819

Total	$9,934	$7,290

The average balance of money market, savings and NOW accounts increased $22.7 million, or 40.0%, from $56.9 million for the six month period ended June 30, 2006 to $79.6 million for the six month period ended June 30, 2007. This increase related primarily to a shift in funds by our retail customers from noninterest bearing accounts to interest-bearing transaction accounts. The average balance of time deposits under $100,000 increased $8.5 million, or 66.2%, from $12.8 million for the six month period ended June 30, 2006 to $21.2 million for the six month period ended June 30, 2007.

The average balance of money market, savings and NOW accounts increased $22.1 million, or 54.9%, from $40.3 million in 2005 to $62.4 million in 2006 and increased $8.9 million, or 28.4%, from $31.4 million in 2004 to $40.3 million in 2005. These increases related primarily to a shift in funds by our retail deposit customers from noninterest bearing deposits to interest-bearing transaction accounts (money market and NOWs) as those customers more actively managed their cash position in response to the rising interest rate environment in 2006 and 2005.

Professional Business Bank has from time to time borrowed funds on a short-term basis from the Federal Home Loan Bank and other financial institutions. These borrowings have never exceeded more that 7.0% of average total assets.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations promptly and fully in accordance with their terms. The balance of the funds required is generally provided by payments on loans, sale of loans, liquidation of assets and the acquisition of additional deposit liabilities. One method banks utilize for acquiring additional liabilities is through the acceptance of “brokered deposits” (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. To date, Professional Business Bank has not utilized “brokered deposits” to facilitate liquidity needs.

To meet liquidity needs, Professional Business Bank maintains a portion of its funds in cash deposits in other banks, Federal Funds sold, and available-for-sale investment securities (liquid assets). As of June 30, 2007 and December 31, 2006, Professional Business Bank’s liquidity ratio was 12.5% and 18.0%, respectively (defined as liquid assets as a percentage of deposits).

Liquidity may be enhanced, if necessary, through short-term borrowings. As of June 30, 2007, Professional Business Bank had short-term borrowing facilities available totaling approximately $49 million. This consisted of $14 million in unsecured federal funds line of credit with three correspondent banks and approximately $35 million in a secured line of credit with Federal Home Loan Bank.

As of June 30, 2007, 25 depositors accounted for 36.9%, or $61.0 million, of Professional Business Bank’s total deposits. Professional Business Bank believes it could replace these deposits in the wholesale market or utilize its borrowing facilities to fund the cash outflow.

Interest rate risk is the exposure of a bank’s financial condition, both earnings and the market value of assets and liabilities, to adverse movements in interest rates. Interest rate risk results from differences in the maturity or timing of interest-earning assets and interest-bearing liabilities, changes in the slope of the yield curve over time, imperfect correlation in the adjustment of rates earned and paid on different instruments with otherwise similar characteristics (e.g., three-month Treasury bill versus three-month LIBOR) and from interest-rate-related options embedded in bank products (e.g. loan prepayments, callable investment securities, early withdrawal of time deposits, etc).

The potential impact of interest rate risk is significant because of the liquidity and capital adequacy consequences that reduced earnings or losses could imply. Interest rate risks are a routine part of bank operations and will from time to time impact profits and capital position. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements in the market, to achieve consistent growth in net interest income and to profit from favorable market opportunities.

The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution’s net yield. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In an overall attempt to match assets and liabilities, Professional Business Bank takes into account rates and maturities to be offered in connection with certificates of deposit and variable rate loans. Professional Business Bank has generally been able to control exposure to changing interest rates by maintaining a large percentage of floating interest rate loans and a majority of time certificates with relatively short maturities.

The following table sets forth the distribution of repricing opportunities of interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, which is interest rate sensitive assets less interest rate sensitive liabilities cumulative period to period, and the cumulative gap as a percentage of total assets and total interest-earning assets as of June 30, 2007. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on net interest margins (dollars in thousands).

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
Interest-Earning Assets:
Federal Funds Sold	$3,090	$—	$—	$—	$3,090
Certificates of Deposit	100	—	—	—	100
Investment Securities	997	3,981	5,339	3,768	14,085
Total Loans	98,948	18,160	36,169	24,443	177,720

Total Interest-Earning Assets	$103,135	$22,141	$41,508	$28,211	$194,995

Interest-Bearing Liabilities:
Money Market, Savings and NOW Deposits	$84,846	$—	$—	$—	$84,846
Time Deposits	5,876	16,437	930	—	23,243
Other Borrowings	12,000	1,500	—	—	13,500

Total Interest-Bearing Liabilities	$102,722	$17,937	$930	$—	$121,589

Interest Rate Sensitivity Gap	$413	$4,204	$40,578	$28,211	$73,406
Cumulative Interest Rate Sensitivity Gap	$413	$4,617	$45,195	$73,406

Ratios Based on Total Assets:
Interest Rate Sensitivity Gap	0.21%	2.10%	20.30%	14.12%	36.73%
Cumulative Interest Rate Sensitivity Gap	0.21%	2.31%	22.61%	36.73%

On June 30, 2007, Professional Business Bank had $125.3 million in assets and $120.7 million in liabilities repricing within one year. This means that $4.6 million more of Professional Business Bank’s interest rate sensitive assets than its interest rate sensitive liabilities will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year at June 30, 2007 equals 103.8%. Interest income is likely to be affected to a greater extent than interest expense for any changes in interest rates within one year from June 30, 2007. If rates were to increase during this period, interest income would increase by a greater amount than interest expense and net income would increase. Conversely, if rates were to decrease the opposite would apply.

CAPITAL RESOURCES

Shareholders’ equity at June 30, 2007 was $20.0 million, a decrease of $54 thousand from $20.0 million at December 31, 2006. The decrease was primarily due to the $153 thousand net loss and the tax effected decline in the market value of available for sale securities, partially offset by the recognition of stock-based compensation expense and the exercise of stock options for the six month period.

Shareholders’ equity at December 31, 2006 was $20.0 million compared to $16.4 million at December 31, 2005. This increase was primarily from net income of $1.3 million, exercises of warrants of $1.4 million, exercises of stock options of $592 thousand and recognition of stock-based compensation expense of $300 thousand.

Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets and certain off-balance sheet items, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common shareholders’ equity and perpetual preferred stock, less goodwill and certain deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier 1 capital divided by average assets.

The following table provides information regarding Professional Business Bank’s regulatory capital ratios at June 30, 2007 and December 31, 2006 and 2005. The changes in the ratios reflect Professional Business Bank’s growth and earnings. At June 30, 2007 and December 31, 2006 and 2005 Professional Business Bank exceeded regulatory capital requirements to be considered “well capitalized,” as defined in the regulations issued by the FDIC, and it is Professional Business Bank’s intention to remain “well capitalized” in the future.

	Minimum For Capital Adequacy Purposes	Well Capitalized Standards	June 30, 2007	December 31, 2006	December 31, 2005
Tier 1 Capital to Average Assets	4.00%	5.00%	10.22%	11.22%	10.81%
Tier 1 Capital to Risk-Weighted Assets	4.00%	6.00%	9.78%	11.96%	13.31%
Total Capital to Risk-Weighted Assets	8.00%	10.00%	10.99%	13.10%	14.56%

EFFECTS OF INFLATION

The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

MANAGEMENT AFTER THE MERGER

Directors of SoCal and the Surviving Bank Following the Merger

At the closing of the merger, the boards of directors of SoCal and the Surviving Bank will consist of 5 directors, three of whom are affiliated with the Fund, and two of whom currently serve as directors of Professional Business Bank. Alan Lane, who serves as a Senior Advisor to the Fund, will serve as the Executive Chairman of SoCal and the Surviving Bank. Messrs. Baribault and Tashjian would be considered “independent directors” under the Nasdaq definition of such term. Set forth below is certain biographical information concerning these directors:

Alison Davis, Age: 45 Ms. Davis is the Managing Partner of Belvedere Capital LLC, the management company of the Fund, and a Managing Member of Belvedere Capital Partners II LLC, the general partner of the Fund. Prior to joining Belvedere in February 2004, Ms. Davis was the CFO of Barclays Global Investors, the San Francisco-based institutional money management firm with over $1.5 trillion of assets under management, and operations in North America, Europe and Asia since 2000. Ms. Davis began her career with McKinsey and Company in 1984 and joined A.T. Kearney in 1993 as a leader of the Global Financial Institutions Group in New York and later in San Francisco where she also took on the role of West Coast Practice Leader. Ms. Davis is a Director of First Data Corporation, Broadlane, Les Concierges, Presidio Bank, Hometown Commercial Capital, and Benefitstreet. Ms. Davis holds a B.A. with honors and a Masters degree from Cambridge University in England, and a combined M.B.A. from Harvard Business School and Stanford Graduate School of Business.

Jae H. Lim, Age: 36 Mr. Lim is a Principal of Belvedere Capital LLC, and a Member of Belvedere Capital Partners II LLC. Prior to joining Belvedere, Mr. Lim was with McKinsey and Company in New York and Seoul, Korea, focusing on the financial services sector. Prior to McKinsey, Mr. Lim was an investment banker with Goldman Sachs and Smith Barney where he specialized in financial services, specialty retail and technology sectors. He was also with Transamerica Corporation, as part of a five-person strategy and corporate development group reporting directly to the CEO. Mr. Lim is a member of the Board of Directors of Green Bancorp. Mr. Lim holds an M.B.A. from the University of Chicago and an A.B. in Economics and Political Science from Stanford University.

Alan Lane, Age: 45 Mr. Lane has over 25 years of corporate and financial institution leadership experience. He joined Belvedere in 2007. He formerly held the positions of Director, President and Chief Operating Officer of Southwest Community Bancorp a $650M company from 2005 to 2006; Vice-Chairman and Chief Executive Officer of Financial Data Solutions, Inc. from 2004 to 2005; and President and Chief Executive Officer of Business Bank of California, a $700 million commercial bank with fifteen branches in northern and southern California from 1998 to 2004. Mr. Lane is a Senior Advisor to the Fund. Mr. Lane holds a B.A. in Economics from San Diego State University. Mr. Lane currently serves as Chief Financial Officer and a member of the Board of Trustees of John Paul the Great Catholic University.

William Baribault, Age: 61 Mr. Baribault is the current Chairman of Professional Business Bank and has been active in the La Canada and Pasadena area for 25 years. He is the Chief Executive Officer of Henry Company, a manufacturer of roofing and related building products. Mr. Baribault led the turnaround of Henry Company beginning January 2001 and in April 2005 facilitated the sale of the company to an elite private equity fund. From 1975 until 1998 Mr. Baribault consolidated seven companies in the fluid power sector to form the largest distributor and systems integrator of pneumatic and hydraulic automation products in the eight-state Western U.S. Region. The resulting consolidated companies were sold to a NYSE company in 1998. From 1998 to 2000, Mr. Baribault was a principal of Eagle Associates and President of Oakwood Enterprises, business consulting and investment firms. As a consultant he worked with many private and public organizations to assist in focusing their strategic, financial, operational, and marketing enterprises. Mr. Baribault is a member of Chief Executives Organization and serves on a variety of for-profit and non-profit boards. Mr. Baribault holds a B.A. degree from Stanford University.

Larry Tashjian, Age: 53 Mr. Tashjian is a director of Professional Business Bank and is the founder, President and CEO of CAM Capital Advisors, an opportunistic value-based manager in all asset classes. Prior to starting CAM Capital Advisors, he was Chief Executive Officer of Provident Investment Counsel (PIC), a Pasadena-based investment company that specializes in growth stocks across all capitalizations. During his time with PIC (1981-2005), Mr. Tashjian was an integral part of PIC’s growth. In 1995, he was intimately involved in the sale of PIC to United Asset Management, a New York Stock Exchange-listed company. He would go on to serve on its board of directors. At the time of the sale, PIC was one of the largest money management acquisitions in the history of the industry. Near the end of 2000, United Asset Management was acquired by Old Mutual PLC (OM) the largest and oldest financial institution in South Africa. With PIC once again on the move, Mr. Tashjian was, again, instrumental in negotiating a successful monetary transaction for the principals of PIC for a change in corporate governance.

Prior to joining PIC, Mr. Tashjian worked for the Bank of America, both in retail banking and Corporate Finance. His professional career in investment management spans almost 30 years.

Mr. Tashjian’s community and corporate activities include directorships of Annandale Golf Club where he served as its president in 2001, Bavarian Specialty Food Products, Southland Title Corporation until it was sold in 2004 to Land America Financial Group, a New York Stock Exchange company, and the San Gabriel Valley chapter of Boy Scouts of America. He currently serves on the advisory council of the USC Entrepreneur Program, the advisory boards of Linage Capital Partners and PGP Capital Advisors, and the National Advisory Council for the Marriott School of Business at Brigham Young University. He helped found and now serves on the board of directors for Professional Business Bank in Pasadena, California.

In 2002, Mr. Tashjian conceptualized the Center for Investment Studies’ and funded the Capital Markets Training Room at the University of Southern California’s Marshall School of Business. He and his wife Karen continue to ardently support the Center for Investment Studies and the Student Investment Fund. Mr. Tashjian has served as the Chairman of the Board of Advisors of the Center for Investment Studies since the inception of the Center.

Mr. Tashjian holds a B.S. in finance and an M.B.A., both from the University of Southern California.

If the First Heritage Bank, N.A. transaction is completed, the board of directors of SoCal will be expanded to seven members. The two new directors will be affiliated with First National Bank Holding Company and the Fund will be obligated to vote its shares in favor of their election. See “RECENT DEVELOPMENTS AFFECTING SOCAL—Ownership of SoCal.” Set forth below is certain biographical information concerning these directors:

Gary Dorris, Age: 64 Mr. Dorris has over 35 years of experience in the banking industry. Mr. Dorris serves as President, Chief Executive Officer, Vice Chairman of the Board and a Director of First National Bank Holding Company. Since 1989, Mr. Dorris has held a variety of positions affiliated with banking institutions owned by Mr. Lamb, the principal shareholder of First National Bank Holding Company. Mr. Dorris was the Chief Operating Officer of Bankers Consulting Corporation in Scottsdale, Arizona and served as Chairman and Director of a group of community banks owned by Mr. Lamb in North Dakota, Minnesota, New Mexico, and Arizona. Mr. Dorris began his financial career in 1970 in Spokane, Washington with Berjac Inc., a privately held company specializing in commercial loans, leasing and venture capital transactions. In 1980, Old National Bank acquired Berjac Inc. and after the acquisition, Mr. Dorris served as the President of Subsidiary Lending for Old National Bank. He is a graduate of Southern Illinois University and served as a Captain in the United States Air Force.

Joel H. Gottesman, Age: 58 Mr. Gottesman has over 30 years of experience as an attorney specializing in banking law and regulation and in bank mergers and acquisitions. Mr. Gottesman has been in private practice with a 140+ attorney law firm and has held general counsel and executive management positions with both publicly held and privately held banks and financial services companies. Mr. Gottesman has served on the boards of two publicly held companies and several privately held companies. Mr. Gottesman currently serves as a director of First National Bank Holding Company, Executive Vice President and Chief Legal Officer of

1st National Bank of Arizona, 1st National Bank of Nevada and First Heritage Bank, N.A. where he is responsible for their legal affairs. Prior thereto, Mr. Gottesman was Executive Vice President, CFO and General Counsel of Old CornerStone Financial, LLC, a mortgage banking firm of which he was a founder. From 1974 through 1995, Mr. Gottesman was a lawyer in private legal practice with Briggs & Morgan, P.A., a large Twin Cities law firm, serving as the firm’s Treasurer and a member of its Board of Directors and Executive Committee. Mr. Gottesman holds a B.S. in Business Administration from Miami University, Oxford, Ohio and a J.D. from the University of Minnesota School of Law.

If the First Heritage Bank, N.A. transaction is completed, the board of directors of the Surviving Bank will be composed of the same seven directors as the board of SoCal and Messrs. James Claffee and Scott Kisting. Set forth below is certain biographical information concerning Messrs. Claffee and Kisting:

James Claffee, Age: 62 Mr. Claffee has over 30 years of experience in the banking industry and currently serves as President and CEO of First Heritage Bank, N.A. and the Commercial Chief Lending Officer of First National Bank Holding Company. Prior to joining First Heritage Bank, N.A. and First National Bank Holding Company, Mr. Claffee served as the Southwest Group Manager for Washington Mutual Bank’s commercial banking division. In that capacity he was responsible for the commercial banking activities in California, Arizona and Texas. Prior to that engagement he served as Chairman and President of Citizens Bank of Connecticut, Executive Vice President of commercial banking at Fleet Bank, and Executive Vice President for Northern and Central California for Security Pacific and Bank of America. Prior to his banking career, Mr. Claffee served as a Lieutenant in the United States Navy. Mr. Claffee holds a B.A. from Tufts University and an M.B.A. from San Diego State University. He has also attended the Liberal Arts Program for Senior Managers at Stanford University, The J.L. Kellogg School of International Management at Northwestern University and the Stonier Graduate School of Banking.

Scott A. Kisting, Age 60: Mr. Kisting is a 37-year veteran in the banking industry and is currently a consultant for various mid-size and large financial institutions in all areas of banking operations, sales and marketing and credit underwriting. Mr. Kisting began his career in 1970 at Bank of America, where he became Executive Vice President and head of commercial and corporate banking, focusing on middle market and small business customers. In 1990, Mr. Kisting joined Norwest Corporation, where he was Group Executive Vice President responsible for Norwest Bank/Minnesota and Norwest Bank/Nevada’s corporate banking and correspondent banking activities. After Norwest, Mr. Kisting served as Chief Operating Officer for Citizens Financial Group’s four-state banking franchise. Mr. Kisting then joined Cal Fed in 1998 as Group Executive Vice President, President of Retail and Commercial Banking and Chairman/CEO of its Auto One subsidiary. Mr. Kisting holds a B.S. in Business Administration and M.B.A. from Cal State University, Long Beach. He has completed a Graduate Executive Program at the University of Southern California and Graduate PMD (Program for Management Development) at Harvard Business School. Mr. Kisting holds directorships at ICMA/Retirement Corporation in Washington, D.C. and JH Harland Corporation in Atlanta, Georgia.

Executive Officers of the Surviving Bank Following the Merger

The table below sets forth the Surviving Bank’s initial executive officers at the closing of the merger, their ages as of [*], and their intended positions after the completion of the merger. All of the officers listed below, except for Mr. Lane, currently hold the same positions at Professional Business Bank.

Name	Age	Position
Alan Lane	45	Executive Chairman of the Board

Norman Broyer	64	President and Chief Executive Officer

Michael McCall	53	Senior Vice President and Chief Financial Officer

Set forth below is certain biographical information concerning these executive officers except for Mr. Lane.

Norman Broyer, President and Chief Executive Officer, Age 64 Mr. Broyer brings over 35 years of commercial bank lending and real estate industry experience to Professional Business Bank. Mr. Broyer began his banking career at Union Bank, followed by subsequent positions in lending and credit administration at several Southern California community and regional banks. He joined Professional Business Bank in 2001, as a Chief Credit Officer, and has served as President and Chief Executive Officer since 2005. Mr. Broyer holds a Bachelor of Science degree in Business Administration from the University of California, Berkeley.

Michael McCall, SVP and CFO, Age 53 Mr. McCall has over 25 years of financial institution leadership experience. Prior to joining Professional Business Bank, Mr. McCall was controller of American Savings Bank, a $20 billion thrift, and of Sanwa Bank of California, a $5 billion bank. He has also held senior finance and accounting positions at Wells Fargo Bank and Security Pacific Bank and was a senior manager in KPMG’s financial institutions audit practice. Mr. McCall is a certified public accountant licensed in the state of California.

If the First Heritage Bank, N.A. transaction is completed, there will be certain changes in the executive officers of SoCal and the Surviving Bank. Mr. James Claffee will become the Chief Executive Officer of SoCal. Mr. Claffee will also become the Chief Executive Officer of the Surviving Bank and Mr. Dan Stewart will become the Chief Operating Officer of the Surviving Bank. Set forth below is certain biographical information concerning Mr. Stewart:

Daniel Stewart, Age 50: Mr. Stewart is a 26-year veteran in the banking industry and currently serves as the Executive Vice President and Director of Commercial Banking at First Heritage Bank, N.A., where he is responsible for strategic, financial and sales planning to grow middle market business relationships. He also oversees the operational functions and treasury management services of the bank. Prior to joining First Heritage Bank, N.A., Mr. Stewart held executive positions in Commercial and Business Banking at Bank of America and Washington Mutual Bank for markets in California, Arizona, Nevada, New Mexico and Texas. Mr. Stewart holds a B.S. in Business Administration from the University of California, Berkeley, and has completed the Graduate School of Banking, PCBS, at the University of Washington, Seattle.

Compensation Matters

SoCal and Surviving Bank. As a newly formed company with no operations, SoCal currently has no salaried employees and, accordingly, has not paid any executive compensation or adopted any executive compensation programs. Similarly, prior to the merger SoCal Bank will have no salaried employees and, accordingly, will not have paid any executive compensation or adopted any executive compensation programs.

The parties to the merger presently anticipate that the compensation policies of the Surviving Bank will be similar to those of Professional Business Bank but with perhaps a great emphasis on “pay for performance.” At this time, no programs and policies have been adopted and it is probable that they will be developed over time. Accordingly, the compensation discussion of Professional Business Bank presented below, may not necessarily be indicative of future compensation that the Surviving Bank will pay or award to its executive officers or directors. A comprehensive compensation philosophy and objectives and the adoption and implementation of Professional Business Bank’s compensation programs will be undertaken after completion of the merger subject to the oversight of SoCal’s board of directors.

Equity Compensation Plan. Prior to completion of the merger SoCal intends to adopt an equity based compensation plan that will provide for various equity based compensation alternatives, including stock options, both incentive and non-qualified, and restricted stock awards. The principal purpose of this plan will be to promote the success of SoCal and the Surviving Bank by providing an additional means to attract, motivate, retain and reward key employees and directors with equity based awards for high levels of individual performance and improved financial performance of SoCal. The initial awards that will be made under the plan will be the substitute options described in the section “THE MERGER—The Merger Agreement—Treatment of Stock Options” on page [*].

Professional Business Bank. Professional Business Bank’s compensation program is designed to recruit, retain and motivate highly qualified and competent executive and senior officers and to ultimately reward them for outstanding performance. An additional objective of the compensation program is to align interests of the executive and senior officers with shareholders’ interests generally by providing that a portion of the executive’s compensation is tied to the financial performance of Professional Business Bank.

As discussed above, the Surviving Bank presently anticipates that it will adopt a similar compensation program to that of Professional Business Bank, which consists primarily of base salary, annual cash bonus, automobile allowance and stock option grants. However, the Surviving Bank is expected to place a greater emphasis on “pay for performance” compensation. In addition, Surviving Bank presently anticipates that it will assume Professional Business Bank’s existing employment agreements, including Professional Business Bank’s employment agreement with Norman Broyer, its Chief Executive Officer, and Michael McCall, its Chief Financial Officer, which agreements are described below.

Professional Business Bank Executive Officer Compensation. The following table contains summary compensation information for the fiscal year ended December 31, 2006 with respect to all individuals who were employed by Professional Business Bank during 2006 and who are expected to be executive officers of the Surviving Bank following completion of the merger. Such executive officers are referred to herein as the Surviving Bank named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Option Awards ($)(1)	Non-Stock Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Norman Broyer Chief Executive Officer	2006	166,875	53,645	20,474	9,000	249,994
Michael McCall(4) Chief Financial Officer	2006	40,000	2,854	9,635	1,800	54,289

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123(R) for stock options held by the Surviving Bank named executive officers, and thus include amounts from awards granted in and prior to 2006. For information regarding significant factors, assumptions and methodologies used in determining the fair value of Professional Business Bank’s stock options, see Note L to the Financial Statements of Professional Business Bank for the year ended December 31, 2006 included in this proxy statement-prospectus.
(2)	The amounts in this column reflect discretionary bonuses paid to the Surviving Bank named executive officers in 2006, which bonuses were based, in part, on Professional Business Bank’s profitability and loan and deposit growth.
(3)	The amounts in this column reflect automobile allowances paid to the Surviving Bank named executive officers in 2006.
(4)	Mr. McCall was appointed Chief Financial Officer of Professional Business Bank on October 2, 2006.

The following table provides information with respect to the Surviving Bank named executive officers concerning outstanding equity awards held by them at December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Norman Broyer Chief Executive Officer	20,000 1,000 3,500 3,500	0 0 5,250 5,250	(1) (2)	0 0 0 0	10.00 12.50 18.00 18.00	11/16/2011 12/31/2013 5/2/2015 11/30/2007	(3)
Michael McCall(5) Chief Financial Officer	0	12,500	(4)	0	16.45	10/2/2016

(1)	These options were granted on May 2, 2005 and vest 20% annually commencing on May 2, 2006.
(2)	These performance-based options were granted on May 2, 2005 and vest 20% annually commencing on May 2, 2006.
(3)	Professional Business Bank’s board of directors extended the expiration date of these performance-based options from May 2, 2007 to the earlier to occur of (a) the closing of the merger and (b) November 30, 2007; provided, however, that if the merger does not close on or before November 30, 2007, then these performance-based options will be deemed to have expired on May 2, 2007.
(4)	These options were granted on October 2, 2006 and vest 20% annually commencing on October 2, 2007.
(5)	Mr. McCall was appointed Chief Financial Officer of Professional Business Bank on October 2, 2006.

Professional Business Bank did not provide any pension benefits or non-qualified deferred compensation to any of the Surviving Bank named executive officers in 2006.

Employment Contracts. Professional Business Bank entered into an employment agreement with Norman Broyer effective as of February 2, 2005, pursuant to which Mr. Broyer serves as Professional Business Bank’s Chief Executive Officer. This employment agreement, which expires on January 31, 2008, provides for base salary in 2007 of $178,500, discretionary bonuses, participation in Professional Business Bank’s 401(k) plan, an automobile allowance of $750 per month, and group medical and life insurance benefits. In addition, this employment agreement provides for severance compensation in the form of continued base salary and medical benefits for twelve months in the event of termination without cause, and a lump sum severance payment equal to twenty-four (24) months base salary in the event of termination following a change of control. Mr. Broyer currently holds options to acquire 38,500 shares of Professional Business Bank common stock, of which 8,750 are performance-based options. The weighted-average exercise price for these options is $13.70 per share.

Professional Business Bank entered into an employment agreement with Michael McCall effective as of October 2, 2006, pursuant to which Mr. McCall serves as Professional Business Bank’s Senior Vice President and Chief Financial Officer. As of the effective time of the merger, Mr. McCall will assume the additional position of Chief Financial Officer of SoCal. This employment agreement, which expires on October 31, 2008, provides for base salary in 2007 of $168,000, discretionary bonuses, participation in Professional Business Bank’s 401(k) plan, an automobile allowance of $600 per month, and group medical and life insurance benefits.

In addition, this employment agreement provides for severance compensation in the form of continued base salary and medical benefits for twelve months in the event of termination without cause, and a lump sum severance payment equal to twenty-four (24) months base salary in the event of termination following a change of control. Mr. McCall currently holds options to acquire 12,500 shares of Professional Business Bank common stock. The weighted-average exercise price for these options is $16.45 per share.

Professional Business Bank Director Compensation. Members of Professional Business Bank’s board of directors did not receive cash compensation or equity awards in 2006 for their service as directors. The following table contains summary compensation information for the fiscal year ended December 31, 2006 with respect to all individuals who served as directors of Professional Business Bank during 2006 and who are expected to be directors of the Surviving Bank following completion of the merger.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

William Baribault	0	0	9,534	0	0	9,534
Larry Tashjian	0	0	7,759	0	0	7,759

(1)	The amounts in the column reflect dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123(R), and thus includes amounts from awards granted prior to 2006. For information regarding significant factors, assumptions and methodologies used in determining the fair value of Professional Business Bank’s stock options, see Note L to the Financial Statements of Professional Business Bank for the year ended December 31, 2006 included in this proxy statement-prospectus. As of December 31, 2006, William Baribault and Larry Tashjian held 25,700 and 11,000 outstanding stock options, respectively.

WHERE YOU CAN FIND MORE INFORMATION

At least until December 31, 2008, SoCal will file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that SoCal files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding SoCal are available.

SoCal has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of SoCal common stock to be issued in connection with the merger. This proxy statement—prospectus also constitutes the prospectus of SoCal filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

SoCal has supplied all information contained in this proxy statement—prospectus relating to SoCal and the Fund and Professional Business Bank has supplied all such information relating to Professional Business Bank.

In deciding how to vote, you should rely only on the information contained in this proxy statement—prospectus. Neither SoCal nor Professional Business Bank has authorized any person to provide you with any information that is different from what is contained in this proxy statement—prospectus. This proxy statement—prospectus is dated [*], 2007. You should not assume that the information contained in this proxy statement—prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement—prospectus nor the issuance to you of shares of SoCal common stock will create any implication to the contrary. This proxy statement—prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

LEGAL MATTERS

The validity of the merger and the merger agreement has been reviewed by Professional Business Bank’s legal counsel, Manatt, Phelps & Phillips, LLP, Los Angeles, California. Such review should not be considered as constituting an opinion as to the merits of the merger and the transactions contemplated by the merger agreement. As of the date of this proxy statement-prospectus, members of Manatt, Phelps & Phillips, LLP owned an aggregate of approximately [*] shares of Professional Business Bank common stock.

Certain legal matters with respect to SoCal, including the validity of the shares of SoCal common stock to be issued in connection with the merger, will be passed upon for SoCal by Reitner, Stuart & Moore, San Luis Obispo, California.

EXPERTS

The financial statements of Professional Business Bank as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006 included in this proxy statement—prospectus have been audited by Vavrinek, Trine, Day & Co., LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

OTHER BUSINESS

The only business to be conducted at the special meeting will be the approval of the merger, and if necessary, the adjournment of the meeting to solicit additional proxies. No other business may be presented.

Dated: [*], 2007	PROFESSIONAL BUSINESS BANK

[*],
Secretary

PROFESSIONAL BUSINESS BANK

STATEMENTS OF FINANCIAL CONDITION

June 30, 2007 and 2006

(Unaudited)

	2007	2006
ASSETS
Cash and Due from Banks	$3,359,432	$5,654,716
Federal Funds Sold	3,090,000	14,240,000

TOTAL CASH AND CASH EQUIVALENTS	6,449,432	19,894,716

Interest-Bearing Deposits in Other Financial Institutions	100,000	4,998,000

Investment Securities Available for Sale	14,085,423	15,093,193

Loans:
Commercial	44,185,384	20,449,948
Real Estate—Construction	29,769,780	26,306,676
Real Estate—Other	94,693,799	88,309,298
Consumer	9,071,976	4,137,576

TOTAL LOANS	177,720,939	139,203,498
Deferred Loan Fees, Net of Costs	(257,406)	(241,949)
Allowance for Loan Losses	(2,404,100)	(1,741,500)

NET LOANS	175,059,433	137,220,049

Premises and Equipment	492,731	335,283
Federal Home Loan Bank Stock, at Cost	775,500	681,500
Accrued Interest and Other Assets	2,889,716	2,179,829

TOTAL ASSETS	$199,852,235	$180,402,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-Bearing Demand	$57,125,355	$64,248,801
NOW, Savings and Money Market Accounts	84,845,623	59,430,230
Time Deposits Under $100,000	13,308,496	23,488,306
Time Deposits $100,000 and over	9,934,118	7,769,411

TOTAL DEPOSITS	165,213,592	154,936,748

Federal Home Loan Bank Advances	13,500,000	7,500,000
Accrued Interest and Other Liabilities	1,174,988	1,010,153

TOTAL LIABILITIES	179,888,580	163,446,901

Shareholders’ Equity
Preferred Stock—No Par Value; Authorized 10,000,000 Shares None Issued	—	—
Common Stock—No Par Value; Authorized 10,000,000 Shares Issued and Outstanding 1,992,200 Shares in 2007 and 1,855,633 Shares in 2006	21,026,514	19,332,453
Additional Paid-in Capital	547,372	158,507
Accumulated Deficit	(1,522,231)	(2,349,291)
Accumulated Other Comprehensive Income; Net Unrealized Loss on Available-for-Sale Securities, Net of Taxes of $61,000 in 2007 and $129,000 in 2006	(88,000)	(186,000)

TOTAL SHAREHOLDERS’ EQUITY	19,963,655	16,955,669

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$199,852,235	$180,402,570

PROFESSIONAL BUSINESS BANK

STATEMENTS OF INCOME

For the Six Month Periods Ended June 30, 2007 and 2006

(Unaudited)

	2007	2006
INTEREST INCOME
Interest and Fees on Loans	$6,772,985	$4,619,986
Interest on Investment Securities	339,300	320,115
Other Interest Income	440,221	464,784

TOTAL INTEREST INCOME	7,552,506	5,404,885
INTEREST EXPENSE
Interest on NOW, Savings, and Money Market Accounts	1,496,409	953,502
Interest on Time Deposits Less Than $100,000	574,062	247,041
Interest on Time Deposits $100,000 and Over	263,192	150,610
Interest on Other Borrowings	75,675	46,691

TOTAL INTEREST EXPENSE	2,409,338	1,397,844

NET INTEREST INCOME	5,143,168	4,007,041
Provision for Loan Losses	537,000	77,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,606,168	3,929,541
NON-INTEREST INCOME
Service Charges and Fees	191,374	101,593
Gain on Sale of Loans	—	100,917
Other Income	45,073	179,872

TOTAL NON-INTEREST INCOME	236,447	382,382
NON-INTEREST EXPENSE
Salaries and Employee Benefits	2,850,982	2,394,264
Occupancy and Equipment Expenses	319,956	297,085
Professional Fees	625,981	321,508
Data Processing	296,980	169,911
Marketing and Business Promotion	64,344	47,049
Customer Expenses	76,205	69,081
Office and Administrative Expenses	385,343	480,151
Loan Origination Expenses	21,814	30,355
Other Expenses	233,651	174,464

TOTAL NON-INTEREST EXPENSE	4,875,256	3,983,868

INCOME (LOSS) BEFORE INCOME TAXES	(32,641)	328,055
Income Tax Expense	120,737	800

NET INCOME (LOSS)	$(153,378)	$327,255

NET INCOME (LOSS) PER SHARE—BASIC	$(0.08)	$0.18

NET INCOME (LOSS) PER SHARE—DILUTED	$(0.08)	$0.17

PROFESSIONAL BUSINESS BANK

STATEMENTS OF CASH FLOWS

For the Six Month Periods Ended June 30, 2007 and 2006

(Unaudited)

	2007	2006
OPERATING ACTIVITIES
Net Income (Loss)	$(153,378)	$327,255
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	68,348	76,175
Provision for Loan Losses	537,000	77,500
Gain on Sale of Loans	—	(100,917)
Stock-Based Compensation	129,693	158,507
Other Items	(420,447)	138,971

NET CASH PROVIDED BY OPERATING ACTIVITIES	161,216	677,491

INVESTING ACTIVITIES
Increase (Decrease) in Deposits	4,799,000	(598,000)
Purchases of Available-for-Sale Investments	—	(4,444,588)
Proceeds from Maturities and Principal Paydowns of Available-for-Sale Investments	1,543,570	3,097,332
Purchase-FHLB Stock	(76,300)	(97,300)
Proceeds from Sale of Loans	—	1,733,748
Change in Loans	(36,100,305)	(34,669,176)
Purchases of Premises and Equipment	(157,524)	(58,641)

NET CASH USED BY INVESTING ACTIVITIES	(29,991,559)	(35,036,625)

FINANCING ACTIVITIES
Increase in Demand and Saving Deposits	24,845,948	25,532,946
Net Change in Time Deposits	(2,262,346)	8,251,924
Net Change in Other Borrowings	4,000,000	1,000,000
Proceeds from Exercise of Options	12,321	198,838

NET CASH PROVIDED BY FINANCING ACTIVITIES	26,595,923	34,983,708

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,234,420)	624,574
Cash and Cash Equivalents at Beginning of Period	9,683,852	19,270,142

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,449,432	$19,894,716

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,153,388	$1,437,276
Taxes Paid	$268,000	$800

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited financial statements of Professional Business Bank have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form S-4. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006 and notes thereto included on page [*]. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Where appropriate, some items in the prior period financial statements have been reclassified to conform to the current presentation.

NOTE 2—STOCK-BASED COMPENSATION

Effective January 1, 2006, Professional Business Bank changed its method of accounting for employee stock options in compliance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share Based Payment” SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the estimated life of the options in the financial statements based on their fair values.

During the six months ended June 30, 2007 and June 30, 2006, Professional Business Bank recognized pre-tax stock-based compensation expense of $130 thousand and $159 thousand, respectively. The stock-based compensation expense is calculated based upon the original grant date fair value. As of June 30, 2007, Professional Business Bank expects to realize approximately $342 thousand of unrecognized compensation expense through December 31, 2011, related to outstanding unvested stock options.

NOTE 3—EARNING PER SHARE

Net income per share—basic excludes dilution and is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Net income per share—diluted reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Shareholders of

Professional Business Bank

We have audited the accompanying statements of financial condition of Professional Business Bank as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2006. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Business Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the three years ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California

February 16, 2007

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA 92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO • LAGUNA HILLS • PALO ALTO • PLEASANTON • RANCHO CUCAMONGA

PROFESSIONAL BUSINESS BANK

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and Due from Banks	$5,273,852	$3,565,142
Federal Funds Sold	4,410,000	15,705,000

TOTAL CASH AND CASH EQUIVALENTS	9,683,852	19,270,142

Interest-Bearing Deposits in Other Financial Institutions	4,899,000	4,400,000

Investment Securities Available for Sale	15,700,993	13,911,937

Loans:
Commercial	27,082,053	15,050,797
Real Estate—Construction	17,392,180	10,729,880
Real Estate—Other	91,250,141	74,229,384
Consumer	5,898,260	6,157,092

TOTAL LOANS	141,622,634	106,167,153
Deferred Loan Fees, Net of Costs	(251,917)	(250,598)
Allowance for Loan Losses	(1,869,100)	(1,664,000)

NET LOANS	139,501,617	104,252,555

Premises and Equipment	403,555	352,817
Federal Home Loan Bank Stock, at Cost	699,200	584,200
Accrued Interest and Other Assets	2,433,107	2,253,729

TOTAL ASSETS	$173,321,324	$145,025,380

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-Bearing Demand	$51,630,293	$49,884,602
NOW, Savings and Money Market Accounts	65,494,737	48,261,483
Time Deposits Under $100,000	18,214,853	12,752,556
Time Deposits $100,000 and Over	7,290,107	10,253,237

TOTAL DEPOSITS	142,629,990	121,151,878

Federal Home Loan Bank Advances	9,500,000	6,500,000
Accrued Interest and Other Liabilities	1,173,314	1,004,431

TOTAL LIABILITIES	153,303,304	128,656,309

Commitments and Contingencies—Notes D and H	—	—

Shareholders’ Equity:
Preferred Stock—No Par Value; Authorized 10,000,000 Shares; None Issued	—	—
Common Stock—No Par Value; Authorized 10,000,000 Shares; Issued and Outstanding, 1,991,634 Shares in 2006 and 1,836,566 Shares in 2005	21,014,193	19,015,788
Additional Paid-in Capital	417,679	117,829
Accumulated Deficit	(1,368,852)	(2,676,546)
Accumulated Other Comprehensive Income: Net Unrealized Loss on Available-for-Sale Securities, Net of Taxes of $32,000 in 2006 and $61,000 in 2005	(45,000)	(88,000)

TOTAL SHAREHOLDERS’ EQUITY	20,018,020	16,369,071

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$173,321,324	$145,025,380

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL BUSINESS BANK

STATEMENTS OF INCOME

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
INTEREST INCOME
Interest and Fees on Loans	$10,903,273	$7,874,972	$5,279,949
Interest on Investment Securities	672,477	295,617	282,864
Other Interest Income	906,566	591,502	229,915

TOTAL INTEREST INCOME	12,482,316	8,762,091	5,792,728

INTEREST EXPENSE
Interest on NOW, Savings, and Money Market Accounts	2,217,837	767,472	361,973
Interest on Time Deposits Less than $100,000	780,563	539,768	436,388
Interest on Time Deposits $100,000 and Over	321,758	316,952	156,340
Interest on Other Borrowings	199,274	209,154	117,360

TOTAL INTEREST EXPENSE	3,519,432	1,833,346	1,072,061

NET INTEREST INCOME	8,962,884	6,928,745	4,720,667
Provision for Loan Losses	205,100	275,000	479,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,757,784	6,653,745	4,241,667

NON-INTEREST INCOME
Service Charges and Fees	288,450	103,980	104,040
Gain on Sale of Loans	187,558	291,461	639,989
Other Income	181,525	147,597	78,842

TOTAL NON-INTEREST INCOME	657,533	543,038	822,871

NON-INTEREST EXPENSE
Salaries and Employee Benefits	4,671,830	3,444,603	2,547,757
Occupancy and Equipment Expenses	587,810	530,332	411,990
Professional Fees	831,557	684,234	383,229
Data Processing	408,320	297,873	245,365
Marketing and Business Promotion	133,279	139,998	85,052
Customer Expenses	135,964	104,139	101,214
Office and Administrative Expenses	964,797	677,676	418,240
Loan Origination Expenses	61,589	31,442	—
Other Expenses	311,879	240,674	218,249

TOTAL NON-INTEREST EXPENSE	8,107,025	6,150,971	4,411,096

INCOME BEFORE INCOME TAXES	1,308,292	1,045,812	653,442
Income Tax Expense (Benefit)	598	(295,489)	(199,200)

NET INCOME	$1,307,694	$1,341,301	$852,642

NET INCOME PER SHARE—BASIC	$0.70	$0.74	$0.53

NET INCOME PER SHARE—DILUTED	$0.67	$0.69	$0.49

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL BUSINESS BANK

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2006, 2005 and 2004

	Common Stock		Additional Paid-in Capital	Comprehensive Income	Accumulated Deficit	Accumulated Other Comprehensive Income
	Number of Shares	Amount
Balance at January 1, 2004	1,533,020	$15,340,000	$—		$(4,870,489)	$95,000
Exercise of Warrants	260,931	3,261,638
Exercise of Options	2,800	28,000
Comprehensive Income:
Net Income				$852,642	852,642
Change in Unrealized Loss on Available-for-Sale Securities, Net of Taxes of $17,000				(120,000)		(120,000)

Total Comprehensive Income				$732,642

Balance at December 31, 2004	1,796,751	$18,629,638	$—		$(4,017,847)	$(25,000)
Exercise of Warrants	1,665	20,813
Exercise of Options	38,150	365,337
Stock-Based Compensation			117,829
Comprehensive Income:
Net Income				$1,341,301	1,341,301
Change in Unrealized Loss on Available-for-Sale Securities, Net of Taxes of $44,000				(63,000)		(63,000)

Total Comprehensive Income				$1,278,301

Balance at December 31, 2005	1,836,566	19,015,788	117,829		(2,676,546)	(88,000)
Exercise of Warrants	108,201	1,406,613
Exercise of Options, Including Tax Benefits of $106,505	46,867	591,792
Stock-Based Compensation			299,850
Comprehensive Income:
Net Income				$1,307,694	1,307,694
Change in Unrealized Loss on Available-for-Sale Securities, Net of Taxes of $29,000				43,000		43,000

Total Comprehensive Income				$1,350,694

Balance at December 31, 2006	1,991,634	$21,014,193	$417,679		$(1,368,852)	$(45,000)

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL BUSINESS BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net Income	$1,307,694	$1,341,301	$852,642
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	154,055	144,599	127,420
Provision for Loan Losses	205,100	275,000	479,000
Stock-Based Compensation	299,850	117,829	—
Gain on Sale of Loans	(187,558)	(291,461)	(639,989)
Other Items	46,321	(129,948)	1,687

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,825,462	1,457,320	820,760
INVESTING ACTIVITIES
Decrease (Increase) in Deposits in Other Financial Institutions	(499,000)	762,500	(2,908,678)
Purchases of Available-for-Sale Investments	(6,440,995)	(7,979,849)	(5,060,758)
Proceeds from Maturities and Principal Paydowns of Available-for-Sale Investments	4,745,947	2,781,936	2,982,199
Increase in Federal Home Loan Bank Stock	(115,000)	(81,400)	(334,500)
Net Increase in Loans	(38,596,929)	(11,553,166)	(36,896,212)
Proceeds from Sale of Loans	3,329,006	4,962,148	8,226,655
Purchases of Premises and Equipment	(204,793)	(115,205)	(83,504)

NET CASH USED BY INVESTING ACTIVITIES	(37,781,764)	(11,223,036)	(34,074,798)
FINANCING ACTIVITIES
Net Increase in Demand and Savings Deposits	18,978,945	21,908,241	17,702,805
Net Change in Time Deposits	2,499,167	(6,733,577)	8,997,480
Net Change in Other Borrowings	3,000,000	(2,000,000)	5,500,000
Proceeds from Exercise of Warrants	1,406,613	20,813	3,261,638
Proceeds from Exercise of Options	485,287	365,337	28,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	26,370,012	13,560,814	35,489,923

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,586,290)	3,795,098	2,235,885
Cash and Cash Equivalents at Beginning of Period	19,270,142	15,475,044	13,239,159

CASH AND CASH EQUIVALENTS AT END OF YEAR	$9,683,852	$19,270,142	$15,475,044

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$3,545,287	$1,688,685	$1,071,628
Taxes Paid	$800	$800	$800

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2006, 2005 and 2004

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Bank has been organized as a single operating segment and operates full-service offices in Pasadena and Glendale, California. The Bank’s primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals. Banking services are also provided by telephone, automated teller machines and the Internet.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank was in compliance with its reserve requirements as of December 31, 2006 and 2005.

The Bank maintains amounts due from banks, which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of applicable taxes as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses,

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, based on the contractual terms of the note. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans.

The Bank has adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this Statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

To calculate the gain (loss) on sale of loans, the Bank’s investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion. The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment. As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan. That portion of the excess servicing fees that represent contractually specified servicing fees (contractual servicing) are reflected as a servicing asset which is amortized over an

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

estimated life using a method approximating the level yield method; in the event future prepayments exceed Management’s estimates and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization would be recognized. The portion of excess servicing fees in excess of the contractual servicing fees is reflected as interest-only (I/O) strips receivable, which are classified as interest-only strips receivable available for sale and are carried at fair value.

Allowance for Loan Losses

The allowance for loan losses is adjusted by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term (including option periods if more likely than not to be exercised), whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Advertising Costs

The Bank expenses the costs of advertising in the year incurred.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” requires the disclosure of comprehensive income and its components. For the years ending December 31, 2006 and 2005, changes in unrealized gain or loss on available-for-sale securities net of applicable income taxes is the only component of accumulated other comprehensive income for the Bank.

Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note H. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

Earnings Per Share (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Fair Values of Financial Instruments

SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Bank’s estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.

However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Bank could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying notes.

Stock-Based Compensation

The Bank has adopted SFAS No. 123(R) “Shared-Based Payment.” This Statement generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

The Bank accounts for stock options issued to non-employees in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods and Services.” Accordingly, the Bank has recorded compensation costs for stock-based compensation issued to non-employees in the amount of $32,229 in 2005. In addition, during 2005 the Bank accelerated the vesting of options for a former executive officer of the Bank. In accordance with APB Opinion No. 25, the Bank recorded compensation expense of $85,600 for the excess of the quoted market price of the Bank’s stock at the date of acceleration over the amount the employee must pay to acquire the stock.

Change in Accounting Principle

The Bank adopted SFAS No. 123 (R) on January 1, 2006 using the “modified prospective method.” Under this method, compensation expense is recognized using the fair-value method for all new stock option awards as well as any existing awards that are modified, repurchased or cancelled after January 1, 2006 and prior periods are not restated. In addition, the unvested portion of previously awarded options outstanding as of January 1, 2006 will also be recognized as expense over the requisite service period based on the fair value of those options as previously calculated at the grant date under the pro-forma disclosures of SFAS No. 123. The fair value of each grant is estimated using the Black-Scholes option pricing model. During 2006 the Bank recognized pre-tax stock-based compensation expense of $146,540, as a result of adopting SFAS No. 123 (R).

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

Prior to the adoption of SFAS No. 123 (R), the Bank accounted for stock-based awards using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Bank’s stock at the date of the grant over the amount an employee must pay to acquire the stock. All of the Bank’s stock option grants included exercise prices equal to the Bank’s current market price per share; accordingly, no compensation expense was reported using the intrinsic value method of APB Opinion No. 25.

Had compensation cost for the Bank’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Bank’s net income and income per share for 2005 and 2004 would have changed to the pro forma amounts indicated below:

	2005	2004
Net Income:
As Reported	$1,341,301	$852,642
Stock-Based Compensation using Intrinsic Value Method	85,600	—
Stock-Based Compensation that would have been reported using the Fair Value Method of SFAS 123	(180,101)	(120,810)

Pro Forma	$1,246,800	$731,832

Basic Income Per Share:
As Reported	$0.74	$0.53
Pro Forma	$0.68	$0.46

Diluted Income Per Share:
As Reported	$0.69	$0.49
Pro Forma	$0.65	$0.43

Reclassifications

Certain reclassifications have been made in the 2005 and 2004 financial statements to conform to the presentation used in 2006. These reclassifications had no impact of the Bank’s previously reported financial statements.

NOTE B—INVESTMENT SECURITIES

Debt and equity securities have been classified in the statements of condition according to management’s intent. The carrying amount of available-for-sale securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses	Fair Value
December 31, 2006
U.S. Government and Agency Securities	$9,977,992		$7,912	$(41,213)	$9,944,691
Mortgage Backed Securities	5,800,001		3,681	(47,380)	5,756,302

	$15,777,993		$11,593	$(88,593)	$15,700,993

December 31, 2005
U.S. Government and Agency Securities	$9,476,678	$		$(81,000)	$9,395,678
Mortgage Backed Securities	4,584,259		6,000	(74,000)	4,516,259

	$14,060,937		$6,000	$(155,000)	$13,911,937

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

The scheduled maturities of available-for-sale securities at December 31, 2006 were as follows. Actual maturities may differ from contractual maturities because some investment securities may allow the right to call or prepay the obligation with or without call or prepayment penalties:

	Amortized Cost	Fair Value
Due in One Year or Less	$6,037,837	$5,998,470
Due from One Year to Five Years	5,562,680	5,521,627
Due from Five to Ten Years	691,946	692,548
Due after Ten Years	3,485,530	3,488,348

Total	$15,777,993	$15,700,993

As of December 31, 2006 and 2005, the Bank had pledged investment securities carried at approximately $15,701,000 and $12,842,000, respectively, to secure borrowings and for other purposes.

The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31, 2006 are as follows:

	Less than Twelve Months		Over Twelve Months		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
December 31, 2006
U.S. Government and Agency Securities	$1,863	$983,125	$39,350	$5,950,470	$41,213	$6,933,595
Mortgage-Backed Securities	—	—	47,380	1,504,328	47,380	1,504,328

Total	$1,863	$983,125	$86,730	$7,454,798	$88,593	$8,437,923

	Less than Twelve Months		Over Twelve Months		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
December 31, 2005
U.S. Government and Agency Securities	$24,000	$6,456,001	$57,000	$2,939,677	$81,000	$9,395,678
Mortgage-Backed Securities	—	—	74,000	2,048,784	74,000	2,048,784

Total	$24,000	$6,456,001	$131,000	$4,988,461	$155,000	$11,444,462

Management evaluates investment securities for other-than-temporary impairment taking into consideration the extent and length of time the fair value has been less than cost, the financial condition of the issuer and whether the Bank has the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2006, no declines were deemed to be other than temporary.

NOTE C—LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within the communities surrounding Pasadena and Glendale, California. The Bank also purchases loan participations from other banks that include

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

borrowers throughout California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries.

Transactions in the allowance for loan losses are summarized as follows:

	2006	2005	2004
Balance at Beginning of Year	$1,664,000	$1,389,000	$910,000
Additions to the Allowance Charged to Expense	205,100	275,000	479,000
Recoveries on Loans Charged Off	—	—	—

Total	1,869,100	1,664,000	1,389,000

Less Loans Charged Off	—	—	—

Total	$1,869,100	$1,664,000	$1,389,000

The Bank had no significant non-performing or impaired loans during the periods ended December 31, 2006, 2005, and 2004.

The Bank also originates SBA loans which it periodically sells to institutional investors. At December 31, 2006 and 2005 the Bank was servicing approximately $26,977,000 and $29,382,000, respectively, in loans previously sold or participated. The Bank has recorded servicing assets related to these loans totaling $261,030 and $426,796 as of December 31, 2006 and 2005, respectively, which approximated fair value. The Bank may also receive a portion of subsequent interest collections on loans sold that exceed the contractual servicing fee. In that case, the Bank records an interest-only strip based on the relative fair market value of it and the other components of the loan. The Bank had interest-only strips of $41,736 and $99,464 as of December 31, 2006 and 2005, respectively, which approximated fair value. Fair value is estimated by discounting estimated future cash flows from the interest-only strips using assumptions similar to those used in valuing servicing assets.

Fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates over the expected lives of the loans being serviced. Management has estimated the expected life of these loans to be approximately 20% to 30% of the remaining life at the time of sale. For purposes of measuring impairment, the Bank has identified each servicing asset and interest-only strip with the underlying loan being serviced. The only loans that are sold and serviced by the Bank are government guaranteed loans. The risk characteristics of these underlying assets are considered when the discount rates are determined for purposes of impairment testing. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. At December 31, 2006 and 2005, the estimated fair value of the servicing asset and the interest-only strip approximated the carrying amount, so no valuation account has been established.

A summary of the changes in the related servicing assets and interest-only strips are as follows:

	Servicing Assets
	2006	2005	2004
Balance, beginning of year	$426,796	$420,900	$110,056
Increase from loan sales	65,631	95,113	346,564
Amortization charged to income	(54,081)	(67,346)	(18,031)
Decrease from loan payoffs charged to income	(177,316)	(21,871)	(17,689)

Balance, end of year	$261,030	$426,796	$420,900

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

	Interest-Only Strips Receivable
	2006	2005	2004
Balance, beginning of year	99,464	95,361	—
Increase from loan sales	1,086	18,507	100,504
Amortization charged to income	(15,012)	(14,404)	(5,143)
Decreases from loan payoffs charged to income	(43,802)	—	—

Balance, end of year	$41,736	$99,464	$95,361

Included in total loans are discounts related to the unguaranteed portion of SBA loans of approximately $380,000 and $505,000 at December 31, 2006 and 2005, respectively.

The Bank has been approved by the California Pollution Control Financing Authority (“CalCAP”) to originate loans to qualified small businesses. Under the program, the borrower, CalCAP and the Bank contribute funds to a loss reserve account that is held in an interest-bearing demand account at a banking institution. The allowance for loan losses allocated to the CalCAP loans takes into consideration the credit support provided by the CalCAP reserve account. The Bank has recorded its contributions to the CalCAP reserve account as a receivable, which is included in Accrued Interest and Other Assets. At December 31, 2006 and 2005, the Bank’s total contributions to the CalCAP reserve account were $167,100 and $0, respectively. The funds are the property of CalCAP, however, in the event that the Bank leaves the program any excess funds, after all loans have been repaid and there are no pending claims for reimbursement, will be distributed to CalCAP and the Bank based on their contributions to the program. As of December 31, 2006 the Bank had $727,955 on deposit at the Bank for the loss reserve account.

NOTE D—PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2006	2005
Leasehold Improvements	$278,622	$212,825
Furniture and Equipment	375,599	319,238
Computer Equipment	318,453	239,267

	972,674	771,330
Less Accumulated Depreciation and Amortization	(569,119)	(418,513)

Total	$403,555	$352,817

The Bank leases their Pasadena branch under an operating lease that expires on January 31, 2009. The lease provides for an additional five-year option to renew. The Bank leases their Glendale branch under an operating lease that expires on June 30, 2013. The lease provides for two five-year options to renew as well as increases in base rent based on changes in the Consumer Price Index.

At December 31, 2006, the future minimum rental payments under these lease commitments are as follows:

2007	$311,553
2008	317,544
2009	80,165
2010	58,176
2011	58,176
Thereafter	87,264

Total	$912,878

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

The minimum rental payments shown above are given for the existing lease obligations, including annual rent adjustments, and are not a forecast of future rental expense. In addition, the Bank is responsible for its pro rata share of common area expenses on the Pasadena lease.

Total rent expense, including common area expenses, was approximately $335,000, $299,000 and $211,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE E—DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits are as follows:

Due in one year	$23,544,860
Due from one to three years	1,860,100
Due after three years	100,000

Total	$25,504,960

As of December 31, 2006 the Bank had 26 depositors that accounted for 37% of total deposits.

NOTE F—OTHER BORROWING ARRANGEMENTS

As of December 31, 2006, the Bank had two advances outstanding from the Federal Home Loan Bank (“FHLB”). One advance for $1,500,000 is due on November 26, 2007 and includes interest payable every six months at 3.66%. The second advance of $8,000,000 with interest payable at 5.25% will mature on January 2, 2007. The Bank has pledged investment securities of approximately $15 million, loans of approximately $46.2 million and FHLB Stock as collateral for these advances as well as potential future borrowings. The Bank’s excess borrowing capacity with FHLB was approximately $36 million at December 31, 2006.

The Bank may also borrow up to $14 million overnight on an unsecured basis from correspondent banks. As of December 31, 2006, no amounts were outstanding under these arrangements.

NOTE G—INCOME TAXES

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of the components of the net deferred tax assets recognized in the accompanying statements of financial condition at December 31:

	2006	2005
Deferred Tax Assets:
Pre-Opening Expenses	$—	$122,000
Operating Loss Carryforwards	385,000	766,000
Market Value Adjustment on Investment Securities	32,000	61,000
Allowance for Loan Losses Due to Tax Limitations	682,000	584,000
Stock-based Compensation	61,000	13,000
Other Items	56,000	46,000

Total	1,216,000	1,592,000

Valuation Allowance	(120,000)	(652,000)

Deferred Tax Liabilities:
Cash Basis of Reporting for Tax Purposes	(153,000)	(117,000)
Depreciation Differences	(18,000)	(36,000)
Deferred Loan Costs	(108,000)	(59,000)
Other Items	(32,000)	(17,000)

Total	(311,000)	(229,000)

Net Deferred Tax Assets	$785,000	$711,000

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

The valuation allowance was established because the Bank has not reported earnings sufficient enough to support the full recognition of the deferred tax assets. The Bank has net operating loss carry forwards of approximately $683,000 for federal income and $2,131,000 million for California franchise tax purposes. Federal net operating loss carry forwards, to the extent not used, will expire in 2023. California net operating loss carry forwards, to the extent not used, will expire in 2013.

The provision for income taxes consists of the following:

	2006	2005	2004
Current:
Federal	$—	$—	$—
State	(3,402)	4,511	800

Total	(3,402)	4,511	800
Deferred	4,000	(300,000)	(200,000)

Total	$598	$(295,489)	$(199,200)

As a result of the following items, the total tax expense was different from the amount computed by applying the statutory income tax rate to earnings before income taxes:

	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal tax	$445,000	34.0%	$356,000	34.0%	$222,000	34.0%
State franchise tax, net of federal benefit	57,000	4.4%	84,000	7.5%	48,000	7.5%
Change in valuation allowance	(532,000)	(40.7)%	(791,000)	(75.6)%	(476,000)	(72.8)%
Stock option expense	60,000	4.6%	32,229	3.1%	—	—
Other items, net	(29,402)	(2.2)%	23,282	2.2%	6,800	1.0%

Actual tax expense	$598	0.1%	$(295,489)	(28.8)%	$(199,200)	(30.3)%

NOTE H—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank’s financial statements.

The Bank’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2006 and 2005, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2006	2005
Commitments to Extend Credit	$50,829,000	$41,536,000
Standby Letters of Credit	603,000	694,000

Total	$51,432,000	$42,230,000

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer. The majority of the Bank’s commitments to extend credit and standby letters of credit are secured by real estate.

The Bank is involved in various litigation, which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank’s financial statements.

NOTE I—RELATED PARTY TRANSACTIONS

In the ordinary course of business, certain officers, directors, shareholders, and employees of the Company have deposits with the Bank. In the Company’s opinion, all deposit relationships with such parties are made on substantially the same terms including interest rates and maturities, as those prevailing at the time of comparable transactions with other persons. The balance of these deposits at December 31, 2006 and 2005 was approximately $2,885,000 and $2,110,000, respectively.

There were no related party loans outstanding at December 31, 2006 or 2005.

NOTE J—BANK 401(K) PLAN

The Bank has established a deferred compensation plan for all eligible employees. The employees may defer a portion of their compensation subject to certain limits based on federal tax laws. The Bank may elect to make matching contributions to the plan. Matching contributions vest to the employee equally over a five-year period. The Bank’s contribution to the plan for 2006 and 2005 was approximately $90,000 and $49,000, respectively. The Bank did not make a contribution to the plan in 2004.

NOTE K—EARNINGS PER SHARE (EPS)

A summary of net income and the number of shares used to compute EPS is as follows:

	2006		2005		2004
	Net Income	Shares	Net Income	Shares	Net Income	Shares
Used in Basic EPS	$1,307,694	1,878,852	$1,341,301	1,822,614	$852,642	1,606,305
Dilutive Effect of Outstanding Stock Options and Warrants		62,053		115,813		123,716

Used in Dilutive EPS	$1,307,694	1,940,905	$1,341,301	1,938,427	$852,642	1,730,021

NOTE L—STOCK OPTION PLAN

The Bank sponsors one compensatory incentive and non-qualified stock option plan which provides certain key employees and the Board of Directors with the option to purchase shares of common stock. On April 25, 2002, the Bank adopted a stock option plan (the 2001 Incentive and Nonqualified Stock Option Plan) under which up to 452,696 shares of the Bank’s common stock may be issued to directors, officers, key employees, and advisory board members. Option prices may not be less than 100% of the fair market value of the stock at the

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

date of grant. Options may vest over a period of three to five years. Stock options expire no later than ten years from the date of the grant. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan. The Bank recognized stock-based compensation costs of $299,850 and $51,000 of related tax benefits during 2006.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions:

	2006	2005	2004
Risk Free Interest Rate	4.68%	4.15%	3.86%
Estimated Average Life	7 Years	7.5 Years	7.5 Years
Expected Dividend Rates	0.00%	0.00%	0.00%
Expected Stock Volatility	28.98%	25.00%	21.00%
Weighted-Average Option Value	$6.89	$6.97	$4.57

A summary of the status of the Bank’s fixed stock option plan as of December 31, 2006, and changes during the year ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Year	360,350	$12.01
Granted	35,000	$16.46
Exercised	(46,867)	$10.35
Forfeited or Expired	(17,358)	$13.78

Outstanding at End of Year	331,125	$12.62	7.7 Years	$1,450,100

Options Exercisable	208,775	$10.41	5.7 Years	$1,376,213

The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 were approximately $280,000 and $288,000 respectively. As of December 31, 2006 there was $559,000 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 2.2 years.

NOTE M—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

As of December 31, 2006, the most recent measurement date the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as adequately capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands).

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital (to Risk- Weighted Assets)	$21,813	13.1%	$13,384	8%	$16,731	10%
Tier 1 Capital (to Risk- Weighted Assets)	$20,037	12.0%	$6,692	4%	$10,038	6%
Tier 1 Capital (to Average Assets)	$20,037	11.2%	$7,147	4%	$8,934	5%

As of December 31, 2005:
Total Capital (to Risk- Weighted Assets)	$17,964	14.6%	$9,907	8%	$12,384	10%
Tier 1 Capital (to Risk- Weighted Assets)	$16,414	13.3%	$4,953	4%	$7,431	6%
Tier 1 Capital (to Average Assets)	$16,414	10.8%	$6,076	4%	$7,595	5%

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank’s undivided profits or the Bank’s net income for its last three fiscal years less the amount of any distribution made by the Bank to shareholders during the same period.

NOTE N—WARRANTS

In connection with the Bank’s initial stock offering, the Bank issued one warrant to purchase additional shares of common stock for each four shares purchased, for a total of 273,059 warrants. These warrants were exercisable for $12.50 any time during the period beginning November 16, 2001 and ending November 16, 2004. The unexercised warrants expired as of December 31, 2004. However, proceeds of approximately $20,000 for warrants exercised in 2004 were not received or recorded until January 2005.

In connection with the Bank’s secondary stock offering, the Bank issued one warrant to purchase additional shares of common stock for each four shares purchased, for a total of 110,000 warrants. These warrants were exercisable any time during the period beginning August 1, 2006 and ending October 31, 2006. The exercise price for these warrants was $13.00 per share.

NOTE O—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short-term investments, due from customers on acceptances, and bank acceptances outstanding are considered to approximate fair value. Short-term investments include federal funds sold, securities purchased under agreements to resell, commercial paper and interest bearing deposits with Banks. The fair values of investment securities, including available-for-sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of financial instruments as of December 31, 2006 and 2005 is summarized as follows (dollar amounts in thousands):

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$5,274	$5,274	$3,565	$3,565
Federal Funds Sold	4,410	4,410	15,705	15,705
Deposits—Other Financial Institutions	4,899	4,899	4,400	4,400
Investment Securities	15,701	15,701	13,912	13,912
Loans	139,502	138,874	104,253	101,960
FHLB stock	699	699	584	584
Accrued Interest Receivable	902	902	753	753

Financial Liabilities:
Deposits	142,630	142,706	121,152	121,220
FHLB Advances	9,500	9,493	6,500	6,616
Accrued Interest and Other Liabilities	1,173	1,141	1,004	1,004

PROFESSIONAL BUSINESS BANK

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2006, 2005 and 2004

NOTE P—PROPOSED MERGER

On February 1, 2007, the Bank and Belvedere Capital Fund II L.P. announced the signing of a definitive merger agreement (“the Agreement”) whereby a newly formed holding company will acquire all of the outstanding common stock of the Bank.

The Agreement provides that all Bank shares will be exchanged for consideration of $23.00 in cash or 0.87 shares of the holding company that will own 100% of a newly formed bank that the Bank will be merged into. The merger is subject to standard conditions, including the approval of the shareholders of the Bank and bank regulatory agencies. The transaction is expected to be completed by mid-2007.

SPECTRUM BANK

STATEMENTS OF FINANCIAL CONDITION

June 30, 2007 and 2006

(Unaudited)

	2007	2006
ASSETS
Cash and Due from Banks	$7,127,822	$5,460,294
Federal Funds Sold	2,660,000	21,418,722

TOTAL CASH AND CASH EQUIVALENTS	9,787,822	26,879,016

Interest-Bearing Deposits in Other Financial Institutions	3,508,000	4,882,000

Investment Securities Held to Maturity	61,460,253	52,874,135

Loans:
Commercial	18,236,175	13,563,485
Real Estate—Construction	1,487,741	2,888,362
Real Estate—Other	55,204,494	56,956,384
Consumer	1,433,504	2,140,308

TOTAL LOANS	76,361,914	75,548,539
Deferred Loan Fees, Net of Costs	(89,579)	(154,943)
Allowance for Loan Losses	(772,457)	(783,512)

NET LOANS	75,499,878	74,610,084

Premises and Equipment	2,906,529	2,471,030
Other Real Estate Owned	196,144	—
Federal Reserve Bank Stock, at Cost	—	220,600
Cash Surrender Value of Life Insurance	3,063,465	2,951,389
Accrued Interest and Other Assets	2,198,826	1,413,237

TOTAL ASSETS	$158,620,917	$166,301,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-Bearing Demand	$40,858,508	$41,151,387
Money Market, NOW and Savings	36,862,651	48,193,805
Time Deposits Under $100,000	27,343,674	28,509,969
Time Deposits $100,000 and Over	39,990,671	35,901,002

TOTAL DEPOSITS	145,055,504	153,756,163
Accrued Interest and Other Liabilities	1,158,592	956,516

TOTAL LIABILITIES	146,214,096	154,712,679

Shareholders’ Equity:
Common Shares:
Authorized 5,000,000 Shares; No Par Value; Issued and Outstanding 767,745 in 2007 and 2006	8,200,172	8,200,172
Retained Earnings since December 31, 1999, after Quasi Reorganization which Eliminated an Accumulated Deficit	4,206,649	3,388,640

TOTAL SHAREHOLDERS’ EQUITY	12,406,821	11,588,812

	$158,620,917	$166,301,491

SPECTRUM BANK

STATEMENTS OF INCOME

For the Six Months Ended June 30, 2007 and 2006

(Unaudited)

	2007	2006
INTEREST INCOME
Interest and Fees on Loans	$3,149,772	$3,033,502
Interest on Investment Securities	1,319,695	965,624
Interest on Federal Funds Sold	179,196	336,773
Interest on Interest-Bearing Deposits and Other	98,347	117,050

TOTAL INTEREST INCOME	4,747,010	4,452,949

INTEREST EXPENSE
Interest on Money Market, NOW and Savings Deposits	269,857	430,913
Interest on Time Deposits Less Than $100,000	715,140	478,058
Interest on Time Deposits $100,000 and Over	949,231	576,605

TOTAL INTEREST EXPENSE	1,934,228	1,485,576

NET INTEREST INCOME	2,812,782	2,967,373
Provision for Loan Losses	—	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,812,782	2,967,373

NON-INTEREST INCOME
Service Charges and Fees	500,631	541,275
Gains and Servicing Income on Loans Sold	359,104	345,759
Earnings on Cash Surrender Value of Life Insurance and Other	159,526	142,772

TOTAL NON-INTEREST INCOME	1,019,261	1,029,806
NON-INTEREST EXPENSE
Salaries and Employee Benefits	1,398,699	1,289,544
Occupancy and Equipment Expenses	428,544	362,170
Professional Fees	262,452	158,018
Data Processing	312,504	301,021
Marketing and Business Promotion	51,920	86,818
Office and Administrative Expenses	241,110	238,057
Other Expenses	153,620	169,191

TOTAL NON-INTEREST EXPENSE	2,848,849	2,604,819

INCOME BEFORE INCOME TAXES	983,194	1,392,360
Income Tax	326,702	542,777

NET INCOME	$656,492	$849,583

SPECTRUM BANK

STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2007 and 2006

(Unaudited)

	2007	2006
OPERATING ACTIVITIES
Net Income	$656,492	$849,583
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	154,069	119,342
Loans Originated for Sale	(2,793,938)	(2,826,549)
Proceeds from Sale of Loans	4,471,516	3,098,912
Gain on Sale of Loans	(314,775)	(300,611)
Earnings on Cash Surrender Value of Life Insurance	(57,480)	(53,330)
Other Items—Net	(317,833)	71,272

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,798,051	958,619

INVESTING ACTIVITIES
Net Change in Interest-Bearing Deposits	200,000	500,000
Purchases of Held-to-Maturity Securities	(1,287,879)	(598,783)
Proceeds from Maturities of Held-To-Maturity Securities	6,247,054	1,300,291
Net Change in Loans	(4,745,753)	(4,210,315)
Net Change of Federal Reserve Bank Stock	—	800
Purchases of Premises and Equipment	(203,693)	(172,255)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	209,729	(3,180,262)

FINANCING ACTIVITIES
Net Change in Demand Deposits and Savings Accounts	(8,530,693)	(675,011)
Net Change in Time Deposits	(1,756,593)	6,741,335
Proceeds from the Exercise of Stock Options	—	847,370

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(10,287,286)	6,913,694

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,279,506)	4,692,051
Cash and Cash Equivalents at Beginning of Year	18,067,328	22,186,965

CASH AND CASH EQUIVALENTS AT END OF YEAR	$9,787,822	$26,879,016

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for Interest	$3,389,830	$1,453,925
Cash Paid During the Year for Income Taxes	$1,160,950	$600,950
Transfer of Loans to Other Real Estate Owned	$85,897	$—
Assumption of Mortage on Other Real Estae Owned	$110,247	$—

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited financial statements of Spectrum Bank have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instruction to Form S-4. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006 and notes thereto. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Where appropriate, some items in the prior period financial statements have been reclassified to conform to the current presentation.

NOTE 2—RECENT ACCOUNTING CHANGES

In September 2006, the FASB ratified the FASB’s Emerging Issues Task Force (or “EITF”) consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” and in March 2007 the FASB ratified EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements.” The EITF’s consensus on both of these issues focuses on the accounting for arrangements in which a company has agreed to share a portion of the value of the insurance policy with the employee. These arrangements are referred to as “split-dollar” arrangements. Entities with split-dollar life insurance policies will have to accrue, for years beginning after December 15, 2007, liabilities and associated expense for those insurance benefits under the same rules that apply when such benefits are provided by means other than life insurance. The provisions of the consensus would be applied through a cumulative effect adjustment to retained earnings with the option of retrospective application. The Bank has estimated the charged to retained earnings effective January 1, 2008 to be approximately $926,000 net of taxes.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Spectrum Bank

We have audited the accompanying statements of financial condition of Spectrum Bank as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California

January 27, 2007

25231 Paseo De Alicia, Suite 100    Laguna Hills, CA 92653    Tel: 949.768.0833    Fax: 949.768.8408    www.vtdcpa.com

FRESNO • LAGUNA HILLS • PALO ALTO • PLEASANTON • RANCHO CUCAMONGA

SPECTRUM BANK

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and Due from Banks	$5,877,694	$9,081,615
Federal Funds Sold	12,189,634	13,105,350

TOTAL CASH AND CASH EQUIVALENTS	18,067,328	22,186,965
Interest-Bearing Deposits in Other Banks	3,708,000	5,382,000
Securities Held to Maturity	66,387,428	53,582,888
Loans Held for Sale	1,306,913	—

Loans:
Commercial	14,972,961	13,377,548
Real Estate—Construction	1,003,916	2,307,243
Real Estate—Other	53,992,939	53,569,709
Installment	1,888,289	2,139,923

TOTAL LOANS	71,858,105	71,394,423
Net Deferred Loan Fees	(96,246)	(166,803)
Allowance for Loan Losses	(797,688)	(781,330)

NET LOANS	70,964,171	70,446,290
Federal Reserve Bank Stock, at cost	—	221,400
Premises and Equipment	2,850,352	2,431,059
Deferred Tax Assets	346,000	311,000
Cash Surrender Value of Life Insurance	3,005,985	2,898,059
Accrued Interest and Other Assets	1,598,531	1,024,366

TOTAL ASSETS	$168,234,708	$158,484,027

The accompanying notes are an integral part of these financial statements.

SPECTRUM BANK

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-Bearing Demand	$50,206,619	$40,007,300
Money Market and NOW	26,051,700	38,289,487
Savings	9,993,533	11,723,416
Time Deposits Under $ 100,000	31,268,024	26,716,079
Time Deposits $100,000 and Over	37,822,914	30,953,557

TOTAL DEPOSITS	155,342,790	147,689,839

Accrued Interest and Other Liabilities	1,141,589	902,329

TOTAL LIABILITIES	156,484,379	148,592,168
Commitments and Contingencies—Notes D and N	—	—

Shareholders’ Equity:
Common Shares:
Authorized 5,000,000 Shares; No Par Value; Issued and Outstanding 767,745 in 2006 and 684,793 in 2005	8,200,172	7,352,802
Retained Earnings since December 31, 1999, after Quasi Reorganization which Eliminated an Accumulated Deficit	3,550,157	2,539,057

TOTAL SHAREHOLDERS’ EQUITY	11,750,329	9,891,859

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$168,234,708	$158,484,027

The accompanying notes are an integral part of these financial statements.

SPECTRUM BANK

STATEMENTS OF INCOME

For the Years Ended December 31, 2006 and 2005

	2006	2005
INTEREST INCOME
Interest and Fees on Loans	$6,237,007	$4,967,179
Interest on Investment Securities	2,134,530	1,993,661
Interest on Federal Funds Sold	897,386	311,524
Interest on Interest-Bearing Deposits	224,618	215,629
Other Interest Income	10,714	13,265

TOTAL INTEREST INCOME	9,504,255	7,501,258
INTEREST EXPENSE
Interest on Money Market and NOW	819,323	439,708
Interest on Savings Deposits	89,598	99,621
Interest on Time Deposits	2,552,390	1,700,851

TOTAL INTEREST EXPENSE	3,461,311	2,240,180

NET INTEREST INCOME	6,042,944	5,261,078
Provision for Loan Losses	60,000	50,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,982,944	5,211,078
NON-INTEREST INCOME
Service Charges, Fees and Other Income	1,311,707	1,153,053
Gains and Servicing Income on Loans Sold	541,318	466,521
Earnings on Cash Surrender Value of Life Insurance	107,926	100,288

TOTAL NON-INTEREST INCOME	1,960,951	1,719,862
NON-INTEREST EXPENSE
Salaries and Employee Benefits	2,811,516	2,431,311
Occupancy and Equipment Expenses	777,385	732,291
Other Expenses	1,901,256	1,784,594

TOTAL NON-INTEREST EXPENSE	5,490,157	4,948,196

INCOME BEFORE INCOME TAXES	2,453,738	1,982,744
Income Tax	943,604	760,020

NET INCOME	$1,510,134	$1,222,724

The accompanying notes are an integral part of these financial statements.

SPECTRUM BANK

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2006 and 2005

	Common Shares
	Number of Shares	Amount	Retained Earnings	Total
Balance at January 1, 2005	687,293	$7,378,577	$1,658,730	$9,037,307
Repurchase of Stock	(7,500)	(98,625)		(98,625)
Exercise of Stock Options	5,000	67,850		67,850
Net Income			1,222,724	1,222,724
Cash Dividends			(342,397)	(342,397)
Recognition of Deferred Tax Assets Generated Prior to Quasi Reorganization		5,000		5,000

Balance at December 31, 2005	684,793	7,352,802	2,539,057	9,891,859
Exercise of Stock Options	82,952	847,370		847,370
Net Income			1,510,134	1,510,134
Cash Dividends			(499,034)	(499,034)

Balance at December 31, 2006	767,745	$8,200,172	$3,550,157	$11,750,329

The accompanying notes are an integral part of these financial statements.

SPECTRUM BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2006 and 2005

	2006	2005
OPERATING ACTIVITIES
Net Income	$1,510,134	$1,222,724
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	251,163	219,234
Provision for Loan Losses	60,000	50,000
Deferred Income Taxes	(35,000)	243,000
Loans Originated for Sale	(6,167,818)	(6,279,917)
Proceeds from Sale of Loans	5,316,794	6,863,204
Gain on Sale of Loans	(463,538)	(403,941)
Earnings on Cash Surrender Value of Life Insurance	(107,926)	(100,288)
Other Items—Net	(223,901)	(74,560)

NET CASH PROVIDED BY OPERATING ACTIVITIES	139,908	1,739,456
INVESTING ACTIVITIES
Net Change in Interest-Bearing Deposits	1,674,000	2,891,000
Purchases of Held-to-Maturity Securities	(21,402,065)	(7,471,500)
Proceeds from Maturities of Held-To-Maturity Securities	8,599,851	4,765,894
Net Change in Loans	(657,972)	(7,911,913)
Net Change of Federal Reserve Bank Stock	221,400	(4,450)
Purchases of Premises and Equipment	(696,046)	(603,183)

NET CASH USED BY INVESTING ACTIVITIES	(12,260,832)	(8,334,152)
FINANCING ACTIVITIES
Net Change in Demand Deposits and Savings Accounts	(3,768,351)	8,983,589
Net Change in Time Deposits	11,421,302	(4,553,761)
Cash Dividends Paid	(499,034)	(342,397)
Repurchase of Stock	—	(98,625)
Proceeds from the Exercise of Stock Options	847,370	67,850

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,001,287	4,056,656

DECREASE IN CASH AND CASH EQUIVALENTS	(4,119,637)	(2,538,040)

Cash and Cash Equivalents at Beginning of Year	22,186,965	24,725,005

CASH AND CASH EQUIVALENTS AT END OF YEAR	$18,067,328	$22,186,965

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for Interest	$3,389,830	$2,214,277
Cash Paid During the Year for Income Taxes	$1,160,950	$575,480

The accompanying notes are an integral part of these financial statements.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2006 and 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Bank has been organized as a single reporting segment and operates one branch in Los Angeles County and two branches in Orange County. The Bank’s primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2006.

The Bank maintains amounts due from banks, which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Investment Securities

Investment securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities. Available-for-sale securities are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers; the length of time and the extent to which the fair value has been less than cost, the

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Investment Securities—Continued

financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectibility. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of impairment is based on the expected future cash flows of an impaired loan which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans.

The Bank has adopted Statement of Financial Accounting Standard (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under this Statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

To calculate the gain (loss) on sale of loans, the Bank’s investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion. The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment. As a result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan. That portion of the excess servicing fees that represent contractually

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Loans—Continued

specified servicing fees (contractual servicing) are reflected as a servicing asset which is amortized over an estimated life using a method approximating the level yield method; in the event future prepayments exceed management’s estimates and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization would be recognized. The portion of excess servicing fees in excess of the contractual servicing fees is reflected as interest-only (I/O) strips receivable, which are classified as interest-only strips receivable available for sale and are carried at fair value.

Loans Held for Sale

SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures and five to forty years for bank premises. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Advertising Costs

The Bank expenses the costs of advertising in the period incurred.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Income Taxes—Continued

realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note N. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Disclosure About Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments. The Bank’s estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies.

However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Bank could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying notes.

Comprehensive Income

The Bank adopted SFAS No. 130, “Reporting Comprehensive Income”, which requires the disclosure of comprehensive income and its components. For the years ending December 31, 2006 and 2005, the Bank had no accumulated other comprehensive income and there were no significant components of comprehensive income with the exceptions of net income for 2006 and 2005.

Stock-Based Compensation

The Bank has adopted SFAS No. 123(R) “Shared-Based Payment”. This Statement generally requires entities to recognize the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period. Awards granted prior to January 1, 2006 that have not been modified, repurchased or cancelled continue to be accounted for using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Bank’s stock at the date of the grant over the amount an employee must pay to acquire the stock. All of the Bank’s stock option grants included exercise prices equal to the Bank’s current market price per share; accordingly, no compensation expense was reported using the intrinsic value method of APB Opinion No. 25.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Change in Accounting Principle

The Bank adopted SFAS No. 123 (R) on January 1, 2006 using the “modified prospective method”. Under this method compensation expense is recognized using the fair-value method for all new stock option awards as well as any existing awards that are modified repurchased or cancelled after January 1, 2006 and prior periods are not restated. The fair value of each grant is estimated using the Black-Scholes option pricing model. During 2006 the Bank was not required to recognized any pre-tax stock-based compensation expense as a result of adopting SFAS No. 123 (R).

NOTE B—INVESTMENT SECURITIES

Debt and equity securities have been classified in the statements of condition according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held To Maturity Securities:
December 31, 2006:
U.S. Government Agency Obligations	$47,169,581	$28,479	$(580,387)	$46,617,673
States and Political Subdivisions	7,924,880	3,878	(184,603)	7,744,155
Collateralized Mortgage Obligations	1,607,232	—	(46,879)	1,560,353
Mortgage-Backed Securities	9,685,735	1,872	(371,916)	9,315,691

Total	$66,387,428	$34,229	$(1,183,785)	$65,237,872

Held To Maturity Securities:
December 31, 2005:
U.S. Government Agency Obligations	$38,256,136	$—	$(910,917)	$37,345,219
States and Political Subdivisions	1,395,099	—	(12,069)	1,383,030
Collateralized Mortgage Obligations	2,310,639	—	(52,133)	2,258,506
Mortgage-Backed Securities	11,621,014	—	(435,467)	11,185,547

Total	$53,582,888	$—	$(1,410,586)	$52,172,302

The scheduled maturities of securities held to maturity at December 31, 2006 are shown below. Mortgage-backed securities and collateralized mortgage obligations are classified in accordance with their estimated lives. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations.

	Held To Maturity Securities:
	Amortized Cost	Fair Value
Due in One Year or Less	$17,416,322	$17,268,961
Due from One Year to Five Years	34,599,606	34,035,203
Due from Five to Ten Years	3,908,656	3,875,382
Due after Ten Years	10,462,844	10,058,326

Total	$66,387,428	$65,237,872

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE B—INVESTMENT SECURITIES—Continued

Investment securities carried at $3,993,997 and $4,990,515 at December 31, 2006 and 2005 were pledged to secure public deposits and other purposes as permitted or required by law, respectively.

The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31, 2006 and 2005 are as follows:

	Less than Twelve Months		Over Twelve Months		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
December 31, 2006:
U.S. Government Agencies	$1,393	$4,502,250	$578,994	$31,709,300	$580,387	$36,211,550
States and Political Subdivisions	179,286	5,852,326	5,317	824,183	184,603	6,676,509
Collateralized Mortgage Obligations	—	—	46,879	1,560,353	46,879	1,560,353
Mortgage-Backed Securities	—	—	371,916	8,718,953	371,916	8,718,953

Total	$180,679	$10,354,576	$1,003,106	$42,812,789	$1,183,785	$53,167,365

December 31, 2005:
U.S. Government Agencies	$147,583	$7,331,706	$763,334	$30,013,513	$910,917	$37,345,219
States and Political Subdivisions	9,587	1,235,514	2,482	147,516	12,069	1,383,030
Collateralized Mortgage Obligations	8,227	687,849	43,906	1,570,657	52,133	2,258,506
Mortgage-Backed Securities	23,589	1,446,391	411,878	9,739,156	435,467	11,185,547

Total	$188,986	$10,701,460	$1,221,600	$41,470,842	$1,410,586	$52,172,302

As of December 31, 2006, the Bank has twenty-seven investment securities that have an unrealized loss position. The Bank purchased these investments at a discount relative to their face amount and the contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Bank’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, the Bank does not consider these investments to be other-than-temporarily impaired at December 31, 2006.

The Bank also has twenty-two investment securities that have an unrealized loss position as of December 31, 2006. The unrealized losses on these securities were caused by interest rate increases. Because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired as December 31, 2006.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE C—LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within the counties of Los Angeles and Orange. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries.

A summary of the changes in the allowance for loan losses as of December 31 follows:

	2006	2005
Balance at Beginning of Year	$781,330	$772,929
Additions to the Allowance Charged to Expense	60,000	50,000
Recoveries on Loans Charged Off	36,311	49,051

Total	877,641	871,980
Less Loans Charged Off	(79,953)	(90,650)

Total	$797,688	$781,330

The following is a summary of the investment in impaired loans, the related allowance for loan losses, income recognized thereon and information pertaining to nonaccrual and past due loans as of December 31:

	2006	2005
Recorded Investment in Impaired Loans	$45,705	$46,641

Related Allowance for Loan Losses	$4,111	$6,997

Average Recorded Investment in Impaired Loans	$41,000	$26,000

Interest Income Recognized for Cash Payments	$—	$—

Total Nonaccrual Loans	$45,705	$46,641

Total Loans Past-Due Ninety Days or More and Still Accruing	$—	$—

The Bank also originates loans for sale to governmental agencies and institutional investors. At December 31, 2006 and 2005, the Bank was servicing approximately $17,361,000 and $14,074,000, respectively in loans previously sold.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE D—PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2006	2005
Land	$2,024,831	$2,024,831
Bank Premises	415,089	174,792
Furniture, Fixtures, and Equipment	1,063,164	696,850
Leasehold Improvements	166,582	166,582

Total	3,669,666	3,063,055
Less Accumulated Depreciation and Amortization	(819,314)	(631,996)

Total	$2,850,352	$2,431,059

The Bank has entered into leases for two of its branches, which expire in 2007 and 2011. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses.

Total rent expense for the periods ended December 31, 2006 and 2005 was approximately $205,000 and $192,000, respectively.

The approximate future minimum annual payments for these leases are as follows:

Year	Amount
2007	$188,362
2008	55,265
2009	57,475
2010	59,774
2011	40,898

Total	$401,774

NOTE E—DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$47,997,671
2008 through 2009	13,104,913
2010 through 2011	7,988,354

Total	$69,090,938

Many of the Bank’s depositors maintain relatively large deposit balances. All of these deposits are relationship accounts rather than volatile purchased money accounts. At December 31, 2006 six depositors each controlled balances representing one-percent or more of the total Bank deposits. This concentration of deposits was offset by the December 31, 2006 balance in cash and cash equivalents and interest-bearing deposits in other banks, which represents readily available liquid assets.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE F—EMPLOYEE BENEFIT 401(k) PLAN AND DEFERRED COMPENSATION

Effective October 1, 1991, the Bank instituted a defined contribution 401(k) plan for its employees. To participate in the plan, the employees must contribute a minimum of 2% of their base salary. The bank’s contribution is 25% of the employee’s contribution to the plan. In order to receive the 2% maximum contribution the Bank offers, employees must contribute at least 8% of their salary. The Bank’s expense for 2006 and 2005 was $23,566 and $21,723, respectively.

The Bank has entered into deferred compensation agreements with key officers and board members. Under these agreements, the Bank is obligated to provide, upon retirement, a lifetime benefit for the employees and directors. The annual benefits range from $41,000 to $200,000 for key officers and $5,000 for directors, increased 2% annually after payments commence. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants. The expense incurred for these plans during 2006 and 2005 was $130,186 and $119,200, respectively. The Bank is the beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements. Such life insurance policies generated $107,926 in Bank income for 2006 and $100,288 for 2005.

NOTE G—OTHER EXPENSES

A summary of other expenses for the years ended December 31 is as follows:

	2006	2005
Advertising and Promotion	$150,271	$157,744
Data Processing	601,116	551,203
Insurance	84,676	76,474
Office Expenses	330,269	342,439
Legal Fees	60,416	54,705
Professional Fees	292,450	244,818
Regulatory Assessments	56,500	54,000
Other	325,558	303,211

Total	$1,901,256	$1,784,594

NOTE H—INCOME TAXES

The provision for income taxes included in the statements of income as of December 31 consists of the following:

	2006	2005
Current:
Federal	$718,075	$282,770
State	260,529	234,250

Total	978,604	517,020
Deferred	(35,000)	243,000

Total	$943,604	$760,020

The actual provision for income taxes is less than the “expected” provision for income taxes in 2006 and 2005 due to tax exempt income and state franchise taxes.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE H—INCOME TAXES—Continued

The following is a summary of the components of the net deferred tax assets recognized in the accompanying statements of condition as of December 31:

	2006	2005
Deferred Tax Assets:
Premises and Equipment Due to Depreciation Difference	$69,000	$44,000
Loan Fees Due to Tax Limitations	53,000	118,000
State Taxes	87,000	80,000
Deferred Compensation Plan	235,000	182,000
Other Assets/Liabilities	16,000	26,000

Total	460,000	450,000
Deferred Tax Liabilities:
Allowance for Loan Losses	(114,000)	(139,000)

Net Deferred Taxes	$346,000	$311,000

NOTE I—BORROWING ARRANGEMENTS

The Bank may borrow up to $3,000,000 overnight on an unsecured basis from a correspondent bank and $3,000,000 on a secured basis from the Federal Reserve Bank. As of December 31, 2006 no amounts were outstanding under these arrangements.

NOTE J—STOCK REPURCHASE PLAN

During 2004 the Bank received regulatory approval to repurchase up to 10,000 shares of the Bank’s stock through June 22, 2005. During 2005 the Bank repurchased 7,500 shares under the approved stock repurchase plan.

NOTE K—STOCK OPTION PLAN

The Bank’s 1995 Stock Option Plan (“the 1995 plan”) was approved by its shareholders. Under the terms of the 1995 plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 206,345 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant and generally vest over five years. The 1995 plan provides for accelerated vesting if there is a change of control, as defined in the plan. This plan expired during 2005.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE K—STOCK OPTION PLAN—Continued

A summary of the status of the Bank’s fixed stock option plan as of December 31, 2006 and changes during the year ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at Beginning of Year	149,830	$11.55
Granted	—	$—
Exercised	(82,952)	$10.22
Expired	(6,878)	$10.00

Outstanding at End of Year	60,000	$13.57	8.3 Years

Options Exercisable	29,000	$13.57	8.3 Years

The total intrinsic value of options exercised during the year ended December 31, 2006 was $1,073,798.

NOTE L—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks. The fair values of investment securities, including available-for-sale, are generally based on quoted market prices. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE L—FAIR VALUE OF FINANCIAL INSTRUMENTS—Continued

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of long term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The estimated fair value of financial instruments at December 31, 2006 and 2005 is summarized as follows: (dollar amounts in thousands)

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$5,878	$5,878	$9,082	$9,082
Federal Funds Sold	12,190	12,190	13,105	13,105
Interest-Bearing Deposits	3,708	3,708	5,382	5,382
Investment Securities, Held To Maturity	66,387	65,238	53,583	52,172
Loans	72,271	72,985	70,446	70,797
Federal Reserve Bank Stock	—	—	221	221
Accrued Interest Receivable	940	940	659	659
Cash Surrender Value of Life Insurance	3,006	3,006	2,898	2,898

Financial Liabilities:
Deposits	155,343	155,343	147,690	147,690
Accrued Interest Payable and Other Liabilities	1,142	1,142	902	902

NOTE M—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain directors and their related interests with which they are associated. In the Bank’s opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The balance of these loans outstanding was approximately $926,004 and $431,493 at December 31, 2006 and 2005, respectively. Unfunded commitments on loans granted to certain directors and their related interests amounted to $476,495 as of December 31, 2006.

Deposits from related parties held by the Bank at December 31, 2006 and 2005 amounted to $1,551,000 and $2,401,000, respectively.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE N—COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the statement of financial position.

The Bank’s exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2006 and 2005, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2006	2005
Commitments to Extend Credit	$7,205,000	$8,592,000
Standby Letters of Credit	1,159,000	422,000

Total	$8,364,000	$9,014,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer. The majority of the Bank’s commitments to extend credit and standby letters of credit are secured by real estate.

The Bank is involved in various litigation, which has arisen in the ordinary course of its business. In the opinion of management (based on the opinion of the Bank’s legal counsel), the disposition of such pending litigation will not have a material effect on the Bank’s financial statements.

NOTE O—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

SPECTRUM BANK

NOTES TO FINANCIAL STATEMENTS—Continued

December 31, 2006 and 2005

NOTE O—REGULATORY MATTERS —Continued

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual Capital		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital (to Risk-Weighted Assets)	$12,548	13.0%	$7,698	8.0%	$9,622	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$11,750	12.2%	$3,849	4.0%	$5,773	6.0%
Tier 1 Capital (to Average Assets)	$11,750	6.9%	$6,744	4.0%	$8,430	5.0%

As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)	$10,673	11.7%	$7,274	8.0%	$9,091	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$9,892	10.9%	$3,637	4.0%	$5,455	6.0%
Tier 1 Capital (to Average Assets)	$9,892	6.3%	$6,246	4.0%	$7,807	5.0%

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank’s undivided profits or the Bank’s net income for its last three fiscal years less the amount of any distribution made by the Bank to shareholders during the same period.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

STATEMENTS OF NET ASSETS TO BE SOLD

(Unaudited)

(In Thousands)

	June 30, 2007	June 30, 2006
Cash and Cash Equivalents	$18,488	$18,030
Investment Securities Held to Maturity	194	386
Loans	227,726	72,454
Allowance for Loan Losses	(979)	(593)

Net Loans	226,747	71,861
Premises and Equipment, Net	235	291
Other Assets	832	913

Total Assets	$246,496	$91,481

Non-Interest Bearing Deposits	$34,488	$6,709
Interest Bearing Deposits	73,549	39,345

Total Deposits	108,037	46,054
Short-Term Borrowings	118,710	26,400
Other Liabilities	1,375	996

Total Liabilities	228,122	73,450

Excess of Assets Acquired of Liabilities Assumed	$18,374	$18,030

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

(Unaudited)

YEAR TO DATE AMOUNTS (In Thousands)

	June 30, 2007	June 30, 2006
Interest Income
Loans	$7,801	$1,893
Investment Securities	21	10

Total Interest Income	7,822	1,903
Interest Expense
Deposits	1,189	404
Short-Term Borrowings	2,734	418

Total Interest Expense	3,923	823

Net Interest Income	3,899	1,081
Provision for Loan Losses	(344)	269

Net Interest Income after Provision for Loan Losses	4,243	811
Non Interest Income
Service Charges and Fees	126	78
Other Income	64	12

Total Non Interest Income	190	90
Direct Operating Expense
Salaries and Benefits	2,241	1,525
Occupancy and Equipment	298	205
Other Expense	1,092	1,403

Total Direct Operating Expense	3,631	3,133

Excess/(Deficit) of Direct Revenues over Direct Operating Expense	$802	$(2,231)

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTE TO UNAUDITED CARVE OUT FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited carve out statements of net assets to be sold by First National Bank Holding Company to Belvedere SoCal and the related statements of direct revenues and direct operating expenses (the “Statements”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for interim financial information and with the instructions to Form S-4. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying Statements should be read in conjunction with the audited carve out statements of net assets to be sold by First National Bank Holding Company to Belvedere SoCal and the related statements of direct revenues and direct operating expenses for the year ended December 31, 2006 and notes thereto included on page F-52. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Where appropriate, some items in the prior period financial statements have been reclassified to conform to the current presentation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of:

First National Bank Holding Company

Scottsdale, Arizona

We have audited the accompanying carve out statements of net assets to be sold by First National Bank Holding Company to Belvedere SoCal (the “Business”) as of December 31, 2006 and 2005, and the related statements of direct revenues and direct operating expenses for the year ended December 31, 2006 and from Inception (February 15, 2005) through December 31, 2005. These carve out financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve out financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying carve out financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements present the net assets expected to be sold and direct revenues and direct operating expenses of the Business as described in note 1, and are not intended to be a complete presentation as if the Business has operated as a separate entity. The Company is in the process of negotiating the final terms of the definitive agreement related to the sale of the Business. Consequently, the historical amounts of the net assets to be sold may change based on the terms of the final negotiations.

In our opinion, the carve out financial statements referred to above, subject to changes that may result from final negotiations, present fairly, in all material respects, the net assets to be sold of the Business as of December 31, 2006 and 2005, and the related statements of direct revenues and direct operating expenses for the year ended December 31, 2006 and from Inception (February 15, 2005) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Larson Allen LLP

Scottsdale, Arizona

September 13, 2007

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

STATEMENTS OF NET ASSETS TO BE SOLD

(In Thousands)

	December 31, 2006	December 31, 2005
ASSETS
Cash and Cash Equivalents	$6,729	$3,470
Investment Security Held to Maturity (Fair Value of $183 and $375, Respectively)	196	389
Loans	153,336	36,383
Allowance for Loan Losses	(1,323)	(324)

Net Loans	152,013	36,059
Property and Equipment, Net	244	157
Other Assets	1,439	270

Total Assets	$160,621	$40,345

LIABILITIES
Non-Interest Bearing Deposits	$30,661	$21,765
Interest Bearing Deposits	50,568	15,302

Total Deposits	81,229	37,067
Short-Term Borrowings	72,107	—
Other Liabilities	1,650	445

Total Liabilities	154,986	37,512

Excess of Assets Acquired over Liabilities Assumed	$5,635	$2,833

The accompanying notes are an integral part of these carve out financial statements.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

(in Thousands)

	Year Ended December 31, 2006	Inception (February 15, 2005) through December 31, 2005
Interest Income
Loans	$6,467	$997
Investment Securities	17	13

Total Interest Income	6,484	1,010
Interest Expense
Deposits	1,286	191
Short-Term Borrowings	1,512	293

Total Interest Expense	2,798	484

Net Interest Income	3,686	526
Provision for Loan Losses	999	324

Net Interest Income after Provision for Loan Losses	2,687	202
Noninterest Income
Service Charges and Fees	157	21
Other Income	271	60

Total Noninterest Income	428	81
Direct Operating Expenses
Salaries and Benefits	2,763	1,738
Occupancy and Equipment	491	458
Other Expense	2,641	1,306

Total Direct Operating Expenses	5,895	3,502

Excess of Direct Operating Expenses Over Direct Revenues	$(2,780)	$(3,219)

The accompanying notes are an integral part of these carve out financial statements.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Belvedere So-Cal Transaction

First National Bank Holding Company is in the process of negotiating the final terms of a definitive agreement with Belvedere So-Cal (SoCal) to purchase First Heritage Bank, N.A. Prior to the closing of the First Heritage Bank, N.A. acquisition, its balance sheet will be restructured so that SoCal will be only acquiring specified assets and assuming specified liabilities. The Business being acquired is not substantially the same as what is reflected in the stand-alone financial statements of First Heritage Bank, N.A. (FHBCA).

Organization and Business Activity

On February 15, 2005, First National Bank Holding Company (the Company) opened a newly chartered de-novo bank in Southern California. FHBCA operates under the regulatory authority of the Office of the Comptroller of the Currency (OCC). FHBCA provides a variety of financial services to individuals and small businesses through three offices in California.

FHBCA’s headquarters are in Newport Beach, CA.

Basis of Financial Statement Presentation

The accompanying financial statements have been prepared on a carve out basis from the books and records maintained by the Company. This portion of the Company (the “Business”) was not operated as a separate entity, but was an integrated part of the Company’s consolidated business.

The carve out financial statements include only the specific assets related to the Business that are expected to be sold. The deposit liabilities included in these carve out financial statements include all of the deposit balances from the historical financial statements of First Heritage Bank, N.A. at December 31, 2006 and 2005. Some of these deposit liabilities will not be assumed as a part of the acquisition because the accounts have been or will be closed prior to the date of the acquisition. Other liabilities included in these carve out financial statements represent those liabilities that will be assumed. The statements of direct revenue and direct operating expenses include the net revenues and operating expenses directly attributable to the financial services provided by the Business. Direct revenues include interest income and fee income on loans and deposits. Direct expenses include salaries and wages, fringe benefits, depreciation and amortization, rent as well as an allocation of certain direct administrative costs attributable to the support of the various financial services comprising the Business. Management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would be incurred on a stand-alone basis due to economies of scale, differences in management judgment, a requirement for more or fewer employees, or other factors. Future results of operations and financial position could differ materially from the historical amounts presented herein. The statements of direct revenues and direct operating expenses do not include corporate overhead, income taxes or any other indirect expenses not noted above.

Transaction systems (e.g. payroll, employee benefits, accounts receivable, accounts payable, loans and deposits, and fixed assets) used to account for and record financial transactions were not designed to track assets/liabilities and cash receipts/payments on a specific division basis. As such, full financial statements presenting the Business’ financial position, results of operations, and its cash flows in conformity with accounting principles generally accepted in the United States can not be provided

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

without unreasonable effort and expense. Management believes the omission of the full financial statements and other financial information related to the assets sold and liabilities assumed would not have a material impact on the reader’s understanding of the financial results, financial condition or related trends. As such, complete financial statements were not prepared as the Business was not maintained as a separate reporting unit.

Accounting Estimates

The preparation of the accompanying carve out financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. As discussed above, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the net assets to be sold had been accounted for as a separate Business, or of the future results.

Cash and Cash Equivalents

Cash and cash equivalents consist of balances on hand, cash items in the process of collection, and amounts on deposit with other financial institutions. At certain times the balance on deposit with other financial institutions may exceed FDIC Insurance limits. Cash and due from banks includes balances on deposit of $3,569 at December 31, 2006 and $1,097 at December 31, 2005 with First National Bank of Arizona and First National Bank of Nevada which are wholly owned subsidiaries of the Company.

Investment Securities

Investment securities are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The only investment security being sold is a mortgage backed security which is designated as held-to-maturity. Held-to-maturity securities are debt securities which management has the positive intent and ability to hold to maturity. These securities are stated at cost, as adjusted for accretion of discounts or amortization of premiums, computed by the interest method.

Declines in the fair value of individual securities below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the result in write-downs included in current earnings as realized losses. In determining other than temporary losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Business to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance using the simple interest method.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans, and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, peer loss experience, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

The unallocated component of the allowance reflects management’s assessment of various risk factors that are not adequately reflected in the loss models to determine the allocated component of the allowance. These factors include general economy and business conditions specific to the lending products and markets of the Business, credit quality and collateral value trends, loan concentrations, specific industry condition with portfolio segments and other such variables for which recent historical data do not provide a high level of precision for risk evaluation.

The Company accounts for impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended, which considers a loan impaired when it is probable that payment of principal and interest will not be collected in accordance with the contractual terms of the original loan agreement. The statement further requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral.

Short-Term Borrowings

Short-term borrowings represent the funding necessary to cover loan balances in excess of available deposit balances for the period. The Company’s internal Fed Funds rate is used as the funding rate to determine short-term borrowings interest expense.

Non-accrual Loans

The Business determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. Personal loans are typically charged off no later than 180 days delinquent. All interest accrued but not collected for loans that are placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual when all the principal and interest amounts contractually due

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

are brought current and future payments are reasonably assured. There were no loans on a non-accrual status at the end of 2006 or 2005.

Loan Origination and Commitment Fees

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Business is generally amortizing these amounts over the contractual life of the loan. Commitment fees based upon a percentage of a customer’s unused line of credit, and fees related to standby letters of credit are recognized over the commitment period.

Derivative Related Financial Instruments

The Business enters into interest rate swaps agreements with certain loan customers. The Business minimizes its market and liquidity risk by taking identical offsetting positions. There were no gains or losses on customer-related transactions in 2006 or 2005. At December 31, 2006 and 2005, the fair values of the respective other asset and other liability balances of the interest rate swap contracts outstanding were as follows:

	December 31, 2006
	Notional Amount	Fair Value	Fee Income
Interest Rate Swap Contracts	$14,656	$268	$227

	December 31, 2005
	Notional Amount	Fair Value	Fee Income
Interest Rate Swap Contracts	$4,500	$114	$59

Property and Equipment

Property and equipment include furniture, equipment and leasehold improvements. These assets are stated at cost less accumulated depreciation which is computed on the straight-line method over the estimated useful lives of the asset. Furniture and equipment lives range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Repair and maintenance costs are expensed when incurred.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 2—INVESTMENT SECURITIES

The amortized cost and fair values of the investment security which has been designated as being held-to-maturity is summarized below:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
Mortgage Backed Security	$196	$—	$(13)	$183

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
Mortgage Backed Security	$389	$—	$(14)	$375

No investment securities were sold in 2005 or 2006.

The expected maturity of the mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE 3—LOANS RECEIVABLE

A summary of the balances of loans is as follows:

	December 31,
	2006	2005
Commercial Loans	$94,327	$31,646
Real Estate Loans	59,495	4,578
Personal Loans	345	295
Other	62	—

Total Loans	154,229	36,519
Less:
Allowance for Loan Losses	(1,323)	(324)
Net Deferred Loan Fees	(893)	(136)

Loans, Net	$152,013	$36,059

An analysis of the allowance for loan losses follows:

	December 31,
	2006	2005
Balance, Beginning of Year	$324	$—
Provision for Loan Losses	999	324
Charged Off	—	—
Recoveries	—	—

Balance, End of Year	$1,323	$324

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 4—PROPERTY AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

	December 31,
	2006	2005
Leasehold Improvements	$44	$—
Furniture and Equipment	323	197

	367	197
Accumulated Depreciation	(123)	(40)

Total	$244	$157

Depreciation expense for 2006 and 2005 amounted to $83 and $40, respectively.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Operating Leases

The Business is operated out of leased facilities pursuant to the terms of non-cancelable operating lease agreements. At December 31, 2006, future minimum rental commitments pertaining to banking premises under various operating leases are as follows:

Amount
Year Ending December 31,
2007	$303
2008	174
2009	131
2010	136
2011	—
Thereafter	—

Total	$744

The leases contain options to extend for periods from three to ten years. Total rent expense for 2006 and 2005 amounted to $422 and $288, respectively.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 6—OTHER ASSETS

Other assets consisted of the following:

	Year Ended December 31,
	2006	2005
Accrued Interest and Fees Receivable	$1,106	$144
Interest Rate Swap Contracts	268	114
Prepaid Expenses	2	—
Software, Net	4	8
Other	59	4

Total	$1,439	$270

NOTE 7—ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	Year Ended December 31,
	2006	2005
Accrued Interest	$64	$13
Reserve for Unfunded Commitments	496	125
Interest Rate Swap Contracts	268	114
Other Accrued Expenses and Liabilities	822	193

Total	$1,650	$445

NOTE 8—DEPOSITS

A summary of the balances of deposits is as follows:

	December 31,
	2006	2005
Demand Deposit Accounts	$30,661	$21,765
NOW Accounts	7,438	70
Money Market Deposit Accounts	15,723	6,984
Savings Accounts	439	—
Certificate of Deposit Accounts	26,968	8,247

Total Deposits	$81,229	$37,066

The aggregate amounts of certificate of deposit accounts in denominations of $100 or more at December 31, 2006 and 2005 were $6,387 and $1,791, respectively.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 8—DEPOSITS—Continued

At December 31, 2006, the scheduled maturities of certificates of deposit accounts are as follows:

Amounts
Year Ending December 31,
2007	$25,475
2008	1,068
2009	352
2010	23
2011	—
Thereafter	50

Total	$26,968

NOTE 9—EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) Plan whereby employees are eligible to participate in the Plan at the start of the next quarter after three consecutive months of employment. Employees may contribute up to 50% of their compensation subject to certain limits based on federal tax laws. The Company has provided for a matching contribution equal to 50% of the first 6% of an employee’s compensation contributed to the Plan in 2006 and 2005. Matching contributions vest to the employee immediately. For 2006 and 2005, expense attributable to the Plan amounted to $50 and $32, respectively.

NOTE 10—SHORT-TERM BORROWINGS

Fed Funds purchased from sister banks First National Bank of Arizona and First National Bank of Nevada at market rates is as follows:

	2006	2005
First National Bank of Arizona
Unsecured Federal Funds Line	$—	$—
Interest Rate—Fed Funds	5.500%	4.625%
First National Bank of Nevada
Unsecured Federal Funds Line	$72,107	$—
Interest Rate—Fed Funds	5.500%	4.625%

The internal Fed Funds rate used for short-term borrowings is set to the Wells Fargo Fed Funds purchased rate on a daily basis.

NOTE 11—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Credit Related Financial Instruments

The Business is a party to credit related financial instruments with off balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the carve out financial statements.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 11—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK—Continued

The Business’s exposure to credit loss is represented by the contractual amount of these commitments. The Business follows the same credit policies in making commitments as it does for on balance sheet instruments.

At December 31, 2006 and 2005, the following credit related financial instruments were outstanding whose contract amounts represent credit risk:

	Year Ended December 31,
	2006	2005
Commitments to Grant Loans	$259,744	$61,641
Commercial and Standby Letters of Credit	$3,270	$3,250

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Business, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Commercial and standby letters of credit are conditional commitments issued by the Business to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Business generally holds collateral supporting those commitments if deemed necessary. None of these letters of credit were unsecured at December 31, 2006 and 2005.

Interest Rate Risk

The Business assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in the falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Business’s overall interest rate risk.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Business’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosure About Fair Value of Financial Instruments, excludes certain financial instruments and all non-financial instruments from disclosure requirements. Accordingly, aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Business.

The following methods and assumptions were used by the Business in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents, Accrued Interest Receivable, and Accrued Interest Payable

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities

Fair value for the investment security was based on a quoted market price.

Loans Receivable

For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for personal loans, commercial real estate and investment property mortgage loans, commercial and industrial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities.

Short-Term Borrowings

The carrying amounts of short-tem borrowings maturing within ninety days approximate their fair values.

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS—Continued

Off-Balance Sheet Instruments

Fair values of off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values, and related carrying amounts, of the Business’s financial instruments are as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and Cash Equivalents	$6,729	$6,729	$3,470	$3,470
Securities Held-to-Maturity	196	183	389	375
Loans	152,013	151,984	36,059	36,025
Other Assets—Swap Contracts	268	268	114	114
Accrued Interest Receivable	1,106	1,106	144	144

Financial Liabilities:
Deposits	81,229	81,209	37,067	37,100
Short-Term Borrowings	72,107	72,107	—	—
Other Liabilities—Swap Contracts	268	268	114	114
Accrued Interest Payable	64	64	13	13

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS—CONTINUED

The following unaudited balance sheets as of December 31, 2006 and 2005 and the related statements of operations for the year ended December 31, 2006 and from inception (February 15, 2005) through December 31, 2005 represent the historical financial statements of First Heritage Bank, N.A.

Balance Sheets (Unaudited)

(In Thousands except per share amounts)

	December 31, 2006	December 31, 2005
ASSETS
Cash and Due From Banks	$6,729	$3,470
Investment Securities Held to Maturity	196	389
Federal Reserve Stock	535	326
Loans	202,961	126,856
Allowance for Loan Losses	(405)	(60)

Net Loans	202,556	126,796
Premises and Equipment	154	35
Other Assets	1,752	206

Total Assets	$211,922	$131,222

LIABILITIES AND EQUITY
Liabilities:
Non-Interest Bearing Deposits	$31,631	$21,780
Interest Bearing Deposits	50,508	15,301

Total Deposits	82,139	37,081
Short-Term Borrowings	109,800	75,150
Other Liabilities	1,718	614

Total Liabilities	193,657	112,845

Equity:
Common Stock, $5.00 Par Value, 1,000 Shares Authorized, 200 Shares Issued and Outstanding	1	1
Surplus	19,999	19,999
Retained Earnings (Deficit)	(1,735)	(1,623)

Total Equity	18,265	18,377

Total Liabilities and Equity	$211,922	$131,222

BUSINESS OF FIRST NATIONAL BANK HOLDING COMPANY

NOTES TO CARVE OUT FINANCIAL STATEMENTS—Continued

INFORMATION AS OF DECEMBER 31, 2006 AND

INCEPTION (FEBRUARY 15, 2005) THROUGH DECEMBER 31, 2005

(In Thousands)

NOTE 13—FIRST HERITAGE BANK, N.A. (UNAUDITED)—CONTINUED

Statements of Operations (Unaudited)

(In Thousands except for per share amounts)

	Year Ended December 31, 2006	Inception (February 15, 2005) through December 31, 2005
Interest Income
Loans	$13,296	$5,399
Investment Securities	49	68

Total Interest Income	13,345	5,467
Interest Expense
Deposits	1,284	191
Short-Term Borrowings	7,631	3,189

Total Interest Expense	8,915	3,380

Net Interest Income	4,430	2,087
Provision for Loan Losses	345	60

Net Interest Income after Provision for Loan Losses	4,085	2,027
Noninterest Income
Service Charges and Fees on Deposit Accounts	156	21
Other	253	59

Total Noninterest Income	409	80
Noninterest Expense
Salaries and Benefits	3,079	1,656
Occupancy and Equipment	454	347
Other	1,146	2,728

Total Noninterest Expense	4,679	4,731

Income (Loss) Before Income Taxes	(185)	(2,624)
Income Tax Expense (Credit)	(72)	(1,001)

Net Income (Loss)	$(113)	$(1,623)

Basic Income (Loss) Per Share	$(566)	$(8,115)

AP PENDIX A

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

dated as of February 1, 2007

and amended on April 23 and August 7, 2007

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

dated as of February 1, 2007

and amended on

April 23 and August 7, 2007

by and between

Belvedere SoCal

and

Professional Business Bank

joined in by

Belvedere Capital Fund II L.P.

AGREEMENT TO MERGE

AND PLAN OF REORGANIZATION

THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (“Agreement”) is entered into as of February 1, 2007, among Belvedere SoCal, a corporation organized under the laws of California (“SoCal”) located in San Francisco, California, and Professional Business Bank, a California banking corporation (“Seller”), located in Pasadena, California, and joined in by Belvedere Capital Fund II L.P., a Delaware limited partnership (“Fund”).

RECITALS:

A. Fund believes it is in its best interest to establish SoCal so that it may acquire Seller.

B. SoCal and Seller believe that it would be in their respective best interests and in the best interests of Seller’s shareholders for Seller to merge with and into a banking subsidiary to be formed and wholly owned by SoCal (the “Merger”), all in accordance with the terms set forth in this Agreement and applicable law.

C. The respective boards of directors of SoCal and Seller have adopted by at least majority vote resolutions approving and authorizing the Merger, this Agreement and the transactions contemplated herein.

D. SoCal and Fund and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

E. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

A G R E E M E N T

IN CONSIDERATION of the premises and mutual covenants hereinafter contained, SoCal, Fund and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND DETERMINATIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Affiliated Investor” means any investment entity controlled by the Fund or Belvedere Capital Partners II LLC, or any investment entity which by written agreement has given the Fund or Belvedere Capital Partners II LLC control over its investment in SoCal.

“Agreement of Merger” means the Agreement of Merger substantially in the form attached as Exhibit A.

“Award” means a right of any kind, contingent or accrued, to acquire or receive shares of Seller Stock or benefits measured by the value of Seller Stock, and each award of any kind consisting of shares of Seller Stock that may be held, awarded, outstanding, payable or reserved for issuance under a Seller Benefit Arrangement or Seller Stock Option Plan, other than Seller Stock Options.

“Benefit Arrangement” means any plan or arrangement maintained or contributed to by a Party, including an “employee benefit plan” within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

“CGCL” shall mean the California General Corporations Law.

“Cash Election” shall have the meaning given such term in Section 2.7(a).

“Cash Proration Factor” shall have the meaning given such term in Section 2.7(d).

“Certificates” shall have the meaning given such term in Section 2.5(b).

“Change in Recommendation” shall have the meaning given such term in Section 6.6.

“Charter Documents” means, with respect to any business organization, any certificate of incorporation, or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

“Closing” means the consummation of the Merger on the Effective Day at the main office of SoCal or at such other place as may be agreed upon by the Parties.

“Code” shall have the meaning given such term in the Recitals.

“Combination Cash Election” shall have the meaning given such term in Section 2.7(a).

“Combination Stock Election” shall have the meaning given such term in Section 2.7(a).

“Competing Transaction” shall have the meaning given such term in Section 6.11.

“Confidential Information” means all information exchanged heretofore or hereafter between Seller and their affiliates and agents, on the one hand, and SoCal and Fund and their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and shareholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Consents” means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

“Consideration for Stock” means the product of (x) the Per Share Cash Consideration, multiplied by (y) the Seller Shares.

“DFI” means the California Department of Financial Institutions.

“Disclosure Letter” means a disclosure letter from the Party making the disclosure and delivered to the other Party.

“DPC Property” means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder’s business records as such.

“Effective Day” means the day on which the Effective Time occurs.

“Effective Time” shall have the meaning given such term in Section 2.2.

“Election” shall have the meaning given such term in Section 2.7(a).

“Election Deadline” shall have the meaning given such term in Section 2.7(b).

“Election Form” shall have the meaning given such term in Section 2.7(a).

“Election Form Record Date” shall have the meaning given such term in Section 2.7(a).

“Encumbrances” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, Rule or otherwise.

“Environmental Laws” shall have the meaning given such term in Section 4.23.

“Equity Securities” means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

“ERISA Compliance Agreement” means an ERISA compliance agreement substantially in the form of Exhibit H.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means U.S. Stock Transfer Corporation, or such other financial institution appointed by SoCal to reflect the exchange contemplated by Section 2.5 hereof.

“Exchange Fund” shall have the meaning given such term in Section 2.5.

“Exchange Ratio” means 0.87 of a share of SoCal Stock for a share of Seller Stock.

“Executive Officer” means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation and, in the case of Seller, shall mean Seller’s Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and Director of Corporate Banking.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements of Seller” means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Seller and the related opinions thereon for the years ended December 31, 2003, 2004 and 2005 and the unaudited statements of financial condition and statements of operations and cash flow of Seller for the nine months ended September 30, 2006.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Fully Diluted SoCal Stock” shall mean the number of shares of SoCal Stock calculated on a fully diluted basis which shall be equal to the sum of (X) the number of shares of SoCal Stock outstanding immediately after the Effective Time, plus (Y) the number of shares of SoCal Stock which could be acquired pursuant to the exercise of all of the substitute options granted pursuant to Section 9.2 (based on the Treasury Stock method of calculating earnings per share under Financial Accounting Standard No. 128), plus (Z) the number of shares of SoCal Stock which could be acquired pursuant to the exercise of all the warrants issued pursuant to Section 2.10.

“Fund” shall have the meaning given such term in the introductory clause.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“Hazardous Materials” shall have the meaning given such term in Section 4.23.

“Holder of Seller Stock” shall have the meaning given such term in Section 2.7(c).

“Immediate Family” shall mean a Person’s spouse, parents, in-laws, children and siblings.

“Insurance Amount” shall have the meaning given such term in Section 5.6.

“IRS” shall mean the Internal Revenue Service.

“Intellectual Property” shall have the meaning given such term in Section 4.27.

“Investment Securities” means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

“Mailing Date” shall have the meaning given such term in Section 2.7(a).

“Management Agreement” means a management agreement substantially in the form of Exhibit D.

“Material Adverse Effect” means, with respect to any Party, any change, circumstance or effect, individually or in the aggregate, that is materially adverse (i) to the business, results of operations, prospects, or condition (financial or otherwise), of such Party and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks generally, except to the extent such change disproportionately adversely affects such Party, (B) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities, (C) actions or omissions by Seller taken with the prior written permission of SoCal or upon the recommendation of SoCal or required under this Agreement, or (D) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes in general or regional economic or market conditions have a disproportionate adverse effect on such Party, or (ii) to the ability of such Party to timely consummate the transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in Section 2.1(a).

“Non-Compete Agreement” shall mean an agreement substantially in the form attached as Exhibit B.

“Operating Loss” shall have the meaning given such term in Section 4.22.

“Option Value” means the product of (x) the Seller Options, multiplied by (y) the difference between (i) the Per Share Cash Consideration and (ii) the Seller Options Average Exercise Price.

“Party” means SoCal, Fund or Seller.

“Per Share Cash Consideration” is $23.00.

“Performance Options” means the Seller Stock Options identified by an asterisk in Schedule 4.2 of Seller’s Disclosure Letter as vesting only upon satisfaction of certain performance criteria.

“Permit” means any United States federal, foreign, state, local or other license, permit, franchise, and certificate of authority, order of approval necessary or appropriate under applicable Rules.

“Person” means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

“Proxy Statement” means the proxy statement used to solicit proxies for the Seller Shareholders’ Meeting to approve the Merger.

“Reasonable Expenses” means the reasonable, itemized expenses of SoCal and Fund in connection with the Merger and the transaction contemplated hereby, including, but not limited to, legal, auditing, due diligence, data, travel and telephone, from the date that discussions of the Merger began through either the Effective Time or, if this Agreement is terminated, the date of termination.

“Related Group of Persons” means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

“Required Stock Amount” shall have the meaning given such term in Section 2.7(c).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants, and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“Rule” means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

“S-4” has the meaning set forth in Section 7.1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning given such term in the introductory clause.

“Seller Benefit Arrangement” shall have the meaning given such term in Section 4.18.

“Seller Options” means the amount of Seller Stock Options outstanding at the Effective Time.

“Seller Options Average Exercise Price” means the aggregate amount of capital represented by the Seller Options (if you multiply each Seller Option by its exercise price) divided by the Seller Options.

“Seller Property” shall have the meaning given such term in Section 4.23.

“Seller Scheduled Contracts” shall have the meaning given such term in Section 4.25.

“Seller Shareholders’ Meeting” shall have the meaning given such term in Section 7.1(a).

“Seller Shares” means the number of shares of Seller Stock outstanding at the Effective Time.

“Seller Stock” means the common stock, no par value of Seller.

“Seller Stock Option Plan” means Seller’s 2001 Stock Option Plan, as amended.

“Seller Stock Options” means the stock options issued pursuant to Seller Stock Option Plan and as listed on Seller’s Disclosure Letter pursuant to Section 4.2.

“Small Cash Election” shall have the meaning given such term in Section 2.7(d).

“SoCal” shall have the meaning given such term in the introductory clause.

“SoCal Bank” means the California banking corporation to be established by SoCal.

“SoCal Bank Stock” means the common stock no par value of SoCal Bank.

“SoCal Stock” means the common stock, no par value, of SoCal.

“SoCal Stock Option” means any option issued pursuant to the SoCal Stock Plan.

“SoCal Stock Plan” means an equity compensation plan providing for the grant of awards to acquire SoCal Stock, including stock options, to be adopted by the board of directors and shareholders of SoCal prior to the Effective Time.

“Stock Designated Shares” shall have the meaning given such term in Section 2.7(d).

“Stock Election” shall have the meaning given such term in Section 2.7(a).

“Stock Proration Factor” shall have the meaning given such term in Section 2.7(d).

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Surviving Bank” means the SoCal Bank as the California banking corporation surviving the Merger of Seller with and into SoCal Bank.

“Tank” shall have the meaning given such term in Section 4.23.

“Third Party Consent” shall have the meaning given such term in Section 5.6(b).

“To the knowledge” shall have the meaning given such term in Section 11.13.

“Total Consideration” shall mean the sum of the Consideration for Stock plus the Option Value.

“Undesignated Shares” shall have the meaning given such term in Section 2.7(a).

“Voting Agreement” shall mean an agreement substantially in the form attached as Exhibit C.

“Warrant” means a warrant to purchase a share of SoCal Stock to be issued pursuant to the warrant agreement, substantially in the form attached as Exhibit E.

“Well” shall have the meaning given such term in Section 4.23.

ARTICLE 2

CONSUMMATION OF THE MERGER

2.1 The Merger; Plan of Reorganization.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, Seller will be merged with and into SoCal Bank (the “Merger”) and the separate corporate existence of Seller shall cease. SoCal Bank shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Bank”), and shall continue to exist as a California banking corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Pursuant to the Agreement of Merger, the name of SoCal Bank shall be changed to Professional Business Bank at the Effective Time. All assets, rights, franchises, titles and interests of Seller in and to every type of property (real, personal and mixed, including all the right, title and interest to Seller’s names, trade names, service marks and the like) and choses in action shall be transferred to and vested in Surviving Bank by virtue of the Merger without any deed or other transfer, and SoCal Bank, without order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests in the same manner and to the same extent that such rights, franchises and interests were held by Seller at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Seller, and all debts, liabilities, obligations and contracts of Seller, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Seller shall be those of Surviving Bank; and all rights of creditors or other obligees and all liens on property of Seller shall be preserved unimpaired.

(b) The Charter Documents of SoCal Bank as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law, the members of the board of directors and the Executive Officers of SoCal Bank immediately prior to the Merger shall continue in their respective positions after the Merger and be the board of directors and Executive Officers of SoCal Bank and the operations of SoCal Bank shall continue in effect after the Merger.

2.2 Effective Time. The Closing shall take place as soon as practicable following (i) the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, (ii) receipt of approval of all required Governmental Entities for the Merger, and (iii) the expiration of all required waiting periods, or such other time and date as to which the Parties may agree. The Merger shall be effective upon the filing of the Agreement of Merger with the DFI. Such time is referred to herein as the “Effective Time.”

2.3 Conversion of Shares. At the Effective Time and pursuant to the Agreement of Merger:

(a) Each outstanding share of Seller Stock shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.7, either:

(1)	0.87 of a share of SoCal Stock; or

(2)	cash in the amount of the Per Share Cash Consideration.

(b) Each outstanding share of SoCal Bank Stock shall remain outstanding and shall not be converted or otherwise affected by the Merger.

(c) If, following the date of this Agreement and prior to the Effective Time, the outstanding shares of SoCal Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or a record date with respect to any of the foregoing shall occur during such period, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Seller Stock the same economic effect as contemplated by this Agreement prior to the consummation of such event.

2.4 Certain Exceptions and Limitations. (A) No fractional shares of SoCal Stock shall be issued in the Merger and, in lieu thereof, each holder of Seller Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying such fractional share interest by the Per Share Cash Consideration; and (B) any perfected dissenter’s shares shall receive the consideration provided for in Chapter 13 of the CGCL.

2.5 Exchange Procedures.

(a) As of the Effective Time, SoCal shall have deposited with the Exchange Agent for the benefit of the holders of shares of Seller Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of SoCal Stock issuable pursuant to Sections 2.3 and funds in an amount equal to the sum (i) the product of (A) the difference between the Seller Shares and the Required Stock Amount (total shares outstanding—Required Stock Amount), multiplied by (B) the Per Share Cash Consideration, and (ii) the amount required under Section 2.4(B) and (iii) fractional shares of SoCal Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the “Exchange Fund”).

(b) SoCal shall direct the Exchange Agent to mail on the Mailing Date (as hereinafter defined) to each holder of record of a certificate or certificates of Seller Stock (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) an Election Form (as hereinafter defined), and (iii) instructions for use in effecting the surrender of the Certificates. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SoCal, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration provided herein (subject to the provisions of Section 2.7), and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Seller Stock, the transfer of ownership which is not registered in the transfer records of Seller, the consideration provided herein will be paid if the Certificate representing such Seller Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration provided herein. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Seller Stock should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of SoCal, such bond in form and substance and with surety reasonably satisfactory to SoCal and thereafter shall be entitled to receive the consideration provided herein. No interest shall be paid on the Per Share Cash Consideration.

(c) No dividends or other distributions declared or made after the Effective Time with respect to SoCal Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate who is to receive SoCal Stock pursuant to the provisions hereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate by a holder receiving SoCal Stock pursuant to the provisions hereof, there shall be paid to the record holder of the certificates representing whole shares of SoCal Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of SoCal Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SoCal Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of SoCal Stock.

(d) As of the Effective Time, there shall be no further registration of transfers on the stock transfer books of Seller or SoCal of the shares of Seller Stock, which were outstanding immediately prior to the Effective Time.

(e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Seller following the passage of six months after the Effective Time shall be delivered to SoCal, upon demand, and any shareholders of Seller who have not theretofore complied with this Section 2.5 shall thereafter look only to SoCal for payment of their claim for the consideration provided herein.

(f) Neither SoCal nor Seller shall be liable to any holder of shares of Seller Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SoCal Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of SoCal Stock for the account of the Persons entitled thereto. Former shareholders of record of Seller who are to receive shares of SoCal Stock pursuant to the provisions hereof shall be entitled to vote after the Effective Time at any meeting of SoCal shareholders the number of whole shares of SoCal Stock into which their respective shares of Seller Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing SoCal Stock in accordance with the provisions of this Agreement.

2.6 Non-Compete and Voting Agreements. Concurrently with the execution of this Agreement, Seller shall cause each of its non-officer directors to enter into a Non-Compete Agreement in the form attached hereto as Exhibit B, and each of its directors and Executive Officers to enter into a Voting Agreement in the form attached hereto as Exhibit C.

2.7 Election and Proration Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing Seller Stock shall pass only upon delivery of such Certificates to the Exchange Agent) in such form as SoCal and Seller shall mutually agree (“Election Form”) shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Seller and SoCal shall mutually agree (“Mailing Date”) to each holder of record of Seller Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”). SoCal shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Stock after the Election Form Record Date and prior to the Election Deadline (as defined below), and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) SoCal Stock (a “Stock Election”) with respect to all of such holder’s Seller Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Seller Stock, or (iii) a specified number of shares of Seller Stock to receive SoCal Stock (a “Combination Stock Election”) and a specified number of shares of Seller Stock to receive cash (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Seller Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. California time on or before the 30th day following the Mailing Date, or such later time and date as SoCal and Seller may mutually agree prior to the Effective Time (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Seller Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and SoCal shall cause the certificates representing such shares of Seller Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of SoCal required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither SoCal nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) For purposes of this Section 2.7, the following definitions shall apply:

(i) “Required Stock Amount” shall mean an amount equal to forty-seven and one-half percent (47.5%) of the Seller Shares.

(ii) “Holder of Seller Stock” shall mean (i) a holder of Seller Stock as of the Election Form Record Date and (ii) those optionees of Seller who have delivered the notice provided for in Section 2.8(a).

(d) SoCal shall use its best efforts to cause the Exchange Agent to effect the allocation among the holders of Seller Stock of rights to receive SoCal Stock or cash in the Merger as follows:

(i) If the conversion of shares of Seller Stock for which Cash Elections and Combination Cash Elections shall have effectively been made would result in a number of shares of SoCal Stock being issued that is greater than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Cash Elections or Combination Cash Elections have been made] would be entitled to receive SoCal Stock,) then, to the extent necessary so that the number of shares of SoCal Stock to be issued in the Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) shares of Seller Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

(2) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration;

(3) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Required Stock Amount by (y) the total number of shares of Seller Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each Holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(a) the number of shares of SoCal Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

(b) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares Seller Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(ii) If the conversion of the shares of Seller Stock for which Cash Elections and Combination Cash Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of SoCal Stock being issued that is less than the Required Stock Amount (which shall be determined for this purpose on the assumption that all shares of Seller Stock [other than those for which Stock Elections or Combination Stock Elections have been made] would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of SoCal Stock to be issued in the Merger shall be equal to the Required Stock Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(1) each Holder of Seller Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of SoCal Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Election or Combination Stock Election;

(2) the Exchange Agent shall allocate on a pro rata basis to holders of Undesignated Shares so much of the SoCal Stock as shall be necessary so that the shares of SoCal Stock to be received by those holders, when combined with the number of shares of SoCal Stock for which a Stock Election or Combination Stock Election has been made shall be equal to at least the Required Stock Amount. If all Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together are still less than the Required Stock Amount, then;

(3) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Required Stock Amount (less the sum of shares for which an effective Stock Election and Combination Stock Election has been made, plus all the Undesignated Shares) by (y) the total number of shares of Seller Stock with respect to which effective Cash Elections and Combination Cash Elections were made (less the sum of shares for which effective Small Cash Elections (as hereinafter defined) were made). Each Holder of Seller Stock who made an effective Cash Election, except for an effective Small Cash Election, or Combination Cash Election shall be entitled to:

(a) cash equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor; and

(b) the number of shares of SoCal Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Seller Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

Shares of Seller Stock for which effective Small Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration for each share of Seller Stock covered by such Small Cash Election. “Small Cash Election” shall mean an effective Cash Election made for 1,250 or fewer shares of Seller Stock held of record by such holder. Any Combination Cash Election shall not be deemed to be a “Small Cash Election” even if the number of shares of Seller Stock for which cash is elected in such Combination Cash Election is for 1,250 or fewer shares.

(iii) If the aggregate number of shares of Seller Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of SoCal Stock being issued that is equal to the Required Stock Amount,

(1) the shares of Seller Stock for which effective Stock Elections and Combination Stock Elections have been made shall be converted into the right to receive SoCal Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Seller Stock covered by such Stock Elections and Combination of Stock Elections;

(2) the shares of Seller Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

(3) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.7(d), the aggregate value of the shares of SoCal Stock that would be issued pursuant to the Merger (valued at $23.00) is less than the Required Stock Amount or more than the Required Stock Amount, SoCal shall be authorized to reallocate shares of SoCal Stock and cash among the holders of the Seller Stock in good faith and in such a manner as SoCal reasonably determines to be fair and equitable, or to vary the number of shares of SoCal Stock to be issued in the Merger, in a manner such that the number of shares of SoCal Stock to be issued in the Merger shall be equal to the Required Stock Amount.

(e) The calculations required by Section 2.7(d) shall be prepared by SoCal prior to the Effective Time and furnished to Seller at least two (2) Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of SoCal Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

2.8 Stock Options for Seller Stock.

(a) Subject to the terms of the Seller Stock Option Plan, each person who holds one or more options to purchase Seller Stock shall be permitted to exercise (i) any vested options at any time up to the Effective Time or (ii) any options at the Effective Time on an accelerated and fully exercisable basis pursuant to the last paragraph of Section 8 of the Seller Stock Option Plan. Any exercise of options at the Effective Time will be effected by paying to SoCal the per share exercise price multiplied by the number of option shares so exercised. Seller shall notify each optionee of the provisions of this subsection within five (5) Business Days after the Mailing Date. Any optionee who has (i) notified Seller and SoCal prior to the Election Deadline of his or her intent to exercise their option, in whole or in part, at the Effective Time and (ii) submitted to the Exchange Agent an effective, properly completed Election Form prior to the Election Deadline in accordance with the provisions of Section 2.7, shall have the right to participate in the election contemplated by Section 2.7 as to the option shares that he or she intends to exercise to the same extent as if such shares were owned of record on the Election Form Record Date.

(b) Prior to the Effective Time, Seller shall offer to each employee of Seller whose employment will be terminated without cause on or before the Effective Time as a result of the Merger the opportunity to receive a cash payment at the Effective Time in exchange for the cancellation of any or all of the options to purchase Seller Stock held by each such employee. The amount of such payment to persons accepting and consenting to the offer shall equal (i) the difference between the Per Share Cash Consideration and the per share exercise price of the cancelled options, (ii) multiplied by the number of option shares so cancelled. Such payment shall be reduced by any and all applicable withholding taxes. Such offer shall be made in compliance with state and federal securities laws and regulations and other applicable law.

(c) For any options not exercised at the Effective Time of the Merger or not cashed out at the Effective Time, each optionee shall receive substitute options from SoCal pursuant to Section 9.2.

(d) Performance Options shall be accelerated so that they are exercisable at the Effective Time (notwithstanding whether or not the performance criteria have been met) for shares of Seller Stock. Such options may be exercised at the Effective Time by paying to SoCal the per share exercise price multiplied by the number of performance option shares so exercised. Any Performance Options not exercised at the Effective Time shall be null and void and without further force and effect.

2.9 Corporate Governance. As of the Effective Time, SoCal’s Charter Documents shall be in the form attached as Exhibit F. SoCal’s board of directors, at the Effective Time, will include two members designated by Seller from its board of directors who shall be reasonably acceptable to SoCal. At the Effective Time, the same two directors referenced in the previous sentence will also be appointed to the board of directors of the Surviving Bank.

2.10 Warrants for SoCal Stock. As of the Effective Time, SoCal shall issue Warrants with a strike price of $0.01 per share as follows:

(a) To Seller shareholders who will continue as shareholders in SoCal, a number of Warrants equal to two percent (2%) of the Fully Diluted SoCal Stock; and

(b) To Fund, a number of Warrants equal to six percent (6%) of the Fully Diluted SoCal Stock.

(c) No fractional Warrants shall be issued and, in lieu thereof, each holder who would otherwise be entitled to receive a fractional Warrant shall receive an amount in cash equal to the product (calculated to the nearest hundredth) obtained by multiplying such fractional Warrant by the Per Share Cash Consideration.

2.11 [Intentionally Left Blank]

2.12 Other Agreements. As of the Effective Time, SoCal and the Fund shall enter into the Management Agreement and the ERISA Compliance Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SOCAL AND FUND

SoCal and Fund represent and warrant to Seller as follows:

3.1 Incorporation, Standing and Power.

(a) SoCal has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and, at the Effective Time, will be registered as a bank holding company under the BHC Act. SoCal has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Neither the scope of the business of SoCal nor the location of any of its properties requires that SoCal be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a Material Adverse Effect.

(b) Fund has been duly established and is validly existing as a limited partnership in good standing under the laws of the State of Delaware and is registered as a bank holding company under the BHC Act. Belvedere Capital Partners II LLC is the general partner of the Fund.

(c) Each of SoCal and Fund has full power and authority to execute and deliver, and to perform its obligations under, the Agreement.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SoCal consisted of 20,000,000 shares of SoCal Stock, of which 1,000 shares were outstanding and 20,000,000 shares of preferred stock, of which no shares are outstanding. All the outstanding shares of SoCal Stock were owned by Fund and were duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. There were no outstanding options, warrants or other rights in or with respect to the unissued shares of SoCal Stock or any other securities convertible into such stock, and SoCal is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

(b) Immediately prior to the Effective Time, the authorized capital stock of SoCal will consist of 20,000,000 shares of SoCal Stock, of which a number of shares equal to 52.5% of the Seller Shares will be outstanding and 20,000,000 shares of preferred stock, of which no shares will be outstanding. All of the then outstanding shares of SoCal Stock will be owned by Fund or by the Fund and Affiliated Investors and will be duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except pursuant to this Agreement and the Warrants, there will be no outstanding options, warrants or other rights in or with respect to the unissued shares of SoCal Stock or any other securities convertible into such stock, and SoCal will not be obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock; provided, however, that nothing contained herein shall limit the right of SoCal to issue stock options and stock awards after the Effective Time pursuant to the SoCal Stock Plan.

3.3 Authority of SoCal. The execution and delivery by SoCal and Fund of this Agreement and, subject to the requisite approval of the shareholders of SoCal, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SoCal and Fund, respectively, and this Agreement is a valid and binding obligation of SoCal and Fund, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the execution and delivery by SoCal or Fund of this Agreement, the consummation of the Merger or the transactions contemplated herein, nor compliance by SoCal or Fund with any of the provisions hereof, will: (a) violate any provision of its respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which it is a party, or by which SoCal or Fund or any of their respective properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) assuming that the Consents referred to in the following sentence are duly obtained, violate any Rule applicable to SoCal or Fund or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of SoCal or Fund, and no Consent of any Person or shareholder approval, is required in connection with the execution and delivery by SoCal or Fund of this Agreement or the consummation by SoCal of the Merger and the transactions contemplated hereby, except (i) the approval of the Merger and the transactions contemplated hereby by SoCal as the sole shareholder of SoCal Bank; (ii) such Consents as may be required by Governmental Entities including, without limitation, the effectiveness of the S-4 and any Blue Sky permits and approvals; (iii) the approval of this Agreement and the transactions contemplated hereby by the shareholders of SoCal; and (iv) as otherwise set forth in SoCal’s Disclosure Letter.

3.4 Available Funds. Immediately prior to the Effective Time, SoCal and Fund, on a consolidated basis, will have cash and cash equivalents sufficient to pay or cause to be paid the cash portion of the Total Consideration.

3.5 SoCal Bank. On and as of immediately prior to the Effective Time,

(a) SoCal Bank is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California and all of its outstanding capital stock is owned by SoCal. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of SoCal Bank’s capital stock or any other securities convertible into such stock, and SoCal Bank is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. SoCal Bank’s deposits are insured by the FDIC in the manner and to the extent provided by law. Since the date of its incorporation, SoCal Bank has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) SoCal Bank has full power and authority (corporate and other) to execute and deliver, and to perform its obligations under, the Agreement of Merger. The execution, delivery and performance of the Agreement of Merger by SoCal Bank and the consummation of the transactions contemplated by the Agreement of Merger have been duly authorized by all necessary corporate or other action on the part of SoCal Bank and will not (A) violate any provision of its Charter Documents or any provision of any applicable Rule, or (B) require any consent of any person or entity under, conflict with, terminate or result in a breach of or accelerate the performance required by any of the terms of, any contract or other agreement to which SoCal Bank is a party or by which it is bound, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) thereunder, which, in any such event, could have a Material Adverse Effect upon the ability of SoCal Bank to consummate the Merger.

(c) SoCal Bank has duly executed and delivered the Agreement of Merger and it constitutes a valid, binding and enforceable obligation of SoCal Bank, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

3.6 Litigation. Neither SoCal nor the Fund is a party to any pending or, to their knowledge, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or which, individually or in the aggregate, is otherwise reasonably likely to hinder or delay consummation of the transactions contemplated by this Agreement. There is no private or governmental suit, claim, action, investigation or proceeding pending, nor to SoCal’s or the Fund’s knowledge is one threatened, against SoCal, the Fund or SoCal Bank, or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of SoCal, the Fund or SoCal Bank. There are no judgments, decrees, stipulations or orders against SoCal, the Fund or SoCal Bank enjoining them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of SoCal or SoCal Bank.

3.7 Compliance with Laws and Regulations. Neither SoCal nor Fund is in default under or in breach of any provision of their Charter Documents or any Rule promulgated by any Governmental Entity having authority over them or any agreement with any Governmental Entity, where such default or breach would have a Material Adverse Effect.

3.8 Regulatory Approvals. To the respective knowledge of SoCal and Fund, neither SoCal nor Fund has any reason to believe that it would not receive all required Consents from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

3.9 Licenses and Permits. Each of SoCal and Fund has all licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The properties and operations of SoCal are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

3.10 Brokers and Finders. Neither SoCal nor Fund is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability by SoCal or Fund to any broker or finder.

3.11 Performance of Obligations. SoCal and Fund has each performed all of the material obligations required to be performed by it to date and is not in material default or breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To the knowledge of SoCal and Fund, no party with whom they have an agreement that is material to their business is in material default thereunder.

3.12 Absence of Material Change. Since the inception of SoCal’s business and since December 31, 2005 for the Fund, there has not occurred any event that has had or may reasonably be expected to have a Material Adverse Effect.

3.13 Disclosure. No representation or warranty contained herein, nor any information delivered or to be delivered by Fund or SoCal pursuant to this Agreement (including in the Proxy Statement), contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller’s Disclosure Letter, which identifies exceptions by specific section references (provided that any information set forth in any one section of the Seller Disclosure Letter shall be deemed to apply to each other applicable section or subsection thereof if its relevance to the information called for in such section or subsection is reasonably apparent), Seller represents and warrants to SoCal as follows:

4.1 Incorporation, Standing and Power. Seller has been duly incorporated and is validly existing as a banking corporation in good standing under the laws of the State of California and is authorized by the DFI to conduct a general banking business. Seller’s deposits are insured by the FDIC in the manner and to the extent provided by law. Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Neither the scope of the business of Seller nor the location of any of its properties requires that Seller be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would have a Material Adverse Effect.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Seller consists of (A) 10,000,000 shares of Seller Stock, of which 1,991,434 shares are outstanding and (B) 10,000,000 shares of preferred stock, of which no shares are outstanding. All the outstanding shares of Seller Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in Seller’s Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Seller Stock or any other securities convertible into such stock, and Seller is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock. Seller’s Disclosure Letter sets forth a list (i) of all Seller Stock Options, including the name of the optionee, the number of shares of Seller Stock to be issued pursuant to the option and the exercise price of the option and (ii) for each other Seller Award, the name of the grantee or holder, the date of the grant and the number of shares of Seller Stock subject to such Award.

4.3 Subsidiaries. The Seller’s Disclosure Letter sets forth each of the Seller’s Subsidiaries, if any, and the ownership interest of the Seller in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Seller have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Seller authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of the Seller, the Seller does not beneficially own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

4.4 Financial Statements. Seller has previously furnished to SoCal a copy of the Financial Statements of Seller. The Financial Statements of Seller: (a) fairly present in all material respects the financial condition of Seller as of the respective dates indicated and results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. Based upon the respective Independent Auditor’s Reports, the audits of Seller have been conducted in accordance with generally accepted auditing standards. The books and records of Seller are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Seller and (ii) of liabilities incurred since December 31, 2005 in the ordinary course of business and consistent with past practice, Seller has no liabilities, whether absolute, accrued, contingent or otherwise.

4.5 Authority of Seller. The execution and delivery by Seller of this Agreement and, subject to the requisite approval of the shareholders of Seller, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in Seller’s Disclosure Letter, neither the execution and delivery by Seller of this Agreement, the consummation of the Merger or the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will: (a) violate any provision of Seller’s Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Seller is a party, or by which Seller or any of Seller’s properties or assets is bound, if in any such circumstances, such event could have a Material Adverse Effect; or (c) assuming that the Consents referred to in the following sentence are duly obtained, violate any Rule applicable to Seller or any of Seller’s properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Seller, and no Consent of any Person, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; (ii) such Consents as may be required by Governmental Entities including, without limitation, the effectiveness of the S-4 and any Blue Sky permits and approvals;; and (iii) as otherwise set forth in Seller’s Disclosure Letter.

4.6 Insurance. Seller has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Seller’s Disclosure Letter, Seller has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Seller’s Disclosure Letter, Seller is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Seller’s Disclosure Letter sets forth a list of all policies of insurance carried and owned by Seller, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Seller is sufficient for compliance by Seller with all material requirements of law and regulations and agreements to which Seller is subject or is a party and, except as set forth in Seller’s Disclosure Letter, will continue unchanged after the Effective Time.

4.7 Title to and Condition of Assets. Seller’s Disclosure Letter sets forth a summary of all items of personal property and equipment with a net book value of $25,000 or more, or having an annual lease payment of $10,000 or more, owned or leased by Seller. Seller has good and marketable title to all such material personal property and equipment owned by it, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Seller; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not reasonably likely to have a Material Adverse Effect, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, or (d) as set forth in Seller’s Disclosure Letter. To the knowledge of Seller, all such material personal property and equipment used by Seller are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto.

4.8 Real Estate. Seller’s Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Seller, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Seller is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Seller is a party. Seller has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Seller’s Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or subleases in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Seller, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller; or (d) as set forth in Seller’s Disclosure Letter. Seller, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by Seller, as identified in Seller’s Disclosure Letter, and, to the knowledge of Seller, there has not occurred under any such lease any breach, violation or default. Except as set forth in Seller’s Disclosure Letter and except with respect to deductibles under insurance policies set forth in Seller’s Disclosure Letter, Seller has not experienced any material uninsured damage or destruction with respect to the properties identified in Seller’s Disclosure Letter. Seller enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which Seller is the lessee, and, to the knowledge of Seller, all leases to which Seller is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Seller is not in default with respect to any such lease, and to its knowledge no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Seller’s Disclosure Letter.

4.9 Litigation. Except as set forth in Seller’s Disclosure Letter, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Seller’s knowledge is one threatened, against Seller, or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Seller. There are no judgments, decrees, stipulations or orders against Seller enjoining it or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Seller. To the knowledge of Seller, Seller is not a party to any pending or threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement or which, individually or in the aggregate, is otherwise reasonably likely to hinder or delay consummation of the transactions contemplated by this Agreement.

4.10 Taxes. Except as set forth in Seller’s Disclosure Letter, Seller has filed all federal and foreign income tax returns, all material state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by Seller and has paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Seller’s Disclosure Letter, Seller has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Seller in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Seller and, to the extent required by GAAP, reflected in the Financial Statements of Seller, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Seller’s Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Seller and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Seller; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Seller and lists each tax case of Seller currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent’s report issued to Seller within the last twelve (12) months. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Seller. To the knowledge of Seller, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Seller’s Disclosure Letter.

4.11 Compliance with Laws and Regulations. Except as set forth in Seller’s Disclosure Letter, Seller is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a Material Adverse Effect.

4.12 Performance of Obligations. Seller has performed all of the material obligations required to be performed by it to date and is not in material default or breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Seller’s knowledge, no party with whom it has an agreement that is material to its business is in material default thereunder.

4.13 Employees. There are no controversies pending or to Seller’s knowledge, threatened between Seller and any of its employees that are likely to have a Material Adverse Effect. Seller is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

4.14 Brokers and Finders. Except as provided in Seller’s Disclosure Letter with copies of any such agreements attached, Seller is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and, except as provided in Seller’s Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

4.15 Absence of Material Change. Since December 31, 2005, the business of Seller has been conducted in all material respects only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Seller’s Disclosure Letter, there has not occurred since December 31, 2005 any event that has had or may reasonably be expected to have a Material Adverse Effect.

4.16 Licenses and Permits. Seller has all licenses and permits necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not have a Material Adverse Effect. The properties and operations of Seller are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

4.17 Undisclosed Liabilities. Except for those liabilities that are disclosed or fully reserved against in the Financial Statements of Seller and for liabilities incurred in the ordinary course of business consistent in nature and amount with past practice in prior periods, since December 31, 2005, Seller has not incurred any liability that, either individually or in the aggregate, has had or is reasonably like to have a Material Adverse Effect.

4.18 Employee Benefit Plans.

(a) Except as set forth in Seller’s Disclosure Letter, Seller does not have any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “multiemployer plan” as defined in Section 3(37) of ERISA, any “defined benefit pension plan” within the meaning of Section 3(35) of ERISA and Seller has not ever sponsored or maintained any such multiemployer plan or defined benefit pension plan.

(b) Seller’s Disclosure Letter sets forth copies and descriptions of each Benefit Arrangement maintained or otherwise contributed to by Seller (such plans and arrangements being collectively referred to herein as “Seller Benefit Arrangements”). Except as set forth in Seller’s Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31, 2005. Except as set forth in Seller’s Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Seller since December 31, 2005, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 2005. Except as set forth in Seller’s Disclosure Letter, there is no contract, agreement or Benefit Arrangement covering any employee of Seller which individually or collectively could give rise to the payment of any amount which would constitute an “excess parachute payment,” as such term is defined in Section 280(G) of the Code.

(c) Except as set forth in Seller’s Disclosure Letter, with respect to all Seller Benefit Arrangements, Seller is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

(d) Except as set forth in Seller’s Disclosure Letter, each Seller Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Seller within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

(e) Notwithstanding any statement or indication in this Agreement to the contrary, except as set forth on Seller’s Disclosure Letter, there are no Seller Benefit Arrangements as to which Seller or SoCal will be required to make any contribution or to make any other payments, whether on behalf of any of the current employees, directors or officers of Seller or on behalf of any other person after the Closing. Seller has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Arrangement, or to modify or change any existing Seller Benefit Arrangement.

(f) Except as set forth in Seller’s Disclosure Letter: None of the Seller Benefit Arrangements nor any trust created thereunder has an “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, Seller has no unfunded liability under ERISA in respect of any of the Benefit Arrangements. Seller has made all contributions and paid all amounts due and owing under all of the Seller Benefit Arrangements. Each of the Seller Benefit Arrangements that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter that it is so qualified from the

Internal Revenue Service and Seller does not know of any fact, which could adversely affect the qualified status of any such Benefit Arrangement. All amendments required to bring all of the Seller Benefit Arrangements into conformity with all of the applicable provisions of ERISA, the Code, COBRA, HIPAA and all other applicable laws have been made. All contributions required to be made to each of the Seller Benefit Arrangements under the terms of the Seller Benefit Arrangements, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of Seller properly reflect all amounts required to be accrued as liabilities to date under each of the Seller Benefit Arrangements.

(g) Except as set forth in Seller’s Disclosure Letter, to Seller’s knowledge there has not occurred and there does not exist (i) any pending litigation or controversy against any of the Seller Benefit Arrangements or against Seller as the “Employer” or “Sponsor” under the Benefit Arrangements or against the trustee, fiduciaries or administrators of any of the Benefit Arrangements or (ii) any pending or threatened investigation, proceeding, lawsuit, dispute, action or controversies involving any of the Seller Benefit Arrangements, the administrator or trustee of any of the Benefit Arrangements with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Benefit Arrangements, any service provider to any of the Benefit Arrangements or any other person whatsoever.

(h) Except as set forth in Seller’s Disclosure Letter, Seller has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity; (iii) individuals who have provided services to Seller as independent contractors for more than six months or who may otherwise be eligible to participate in any of the Seller Benefit Arrangements or to an extent that would reasonably be expected to result in the disqualification or loss of preferred tax status of any of the Seller Benefit Arrangements or the imposition of penalties or excise taxes with respect to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other governmental entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

4.19 Intentionally Left Blank.

4.20 Accounting Records. Seller maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Seller, which is not easily, and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

4.21 Loan Portfolio. Seller’s Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Seller of $25,000 or more, that have been classified by itself, any external loan reviewer or grader, its bank examiners or auditors (external or internal) as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification; and (b) all loans due to Seller as to which any payment of principal, interest or any other amount is 30 days or more past due. Seller’s allowance for loan losses is and will be at the Effective Time in accordance (i) with its existing methodology for determining the adequacy of its allowance for loan losses, (ii) with GAAP in all materials respects and (iii) with all applicable regulatory requirements of any Governmental Entity.

4.22 Operating Losses. Seller’s Disclosure Letter sets forth any Operating Loss in excess of $10,000, which has occurred at Seller during the period after December 31, 2005. To the knowledge of Seller, no action has been taken or omitted to be taken by an employee of Seller that has resulted in the incurrence by Seller of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 2005, which, net of any insurance proceeds payable in respect thereof, would exceed $10,000. “Operating Loss” means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

4.23 Environmental Matters. Except as set forth in Seller’s Disclosure Letter, to the knowledge of Seller, (i) Seller is in compliance with all Environmental Laws for which the noncompliance with which, or the presence of which, would have a Material Adverse Effect; (ii) there are no Tanks which have been utilized for Hazardous Materials or Wells on or about any Seller Property; (iii) there is no Hazardous Materials contamination on, below or above the surface of, or migrating to or from Seller Property; (iv) Seller does not have loans outstanding secured by real property that is not in compliance with Environmental Laws, for which the noncompliance with which, or the presence of which, would have a Material Adverse Effect, or which has a leaking Tank containing Hazardous Materials or upon which there is Hazardous Materials contamination on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, to the knowledge of Seller, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Seller or concerning property securing Seller’s loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller Property or property securing Seller loans, relating to the foregoing representations (i)—(iv), for which the noncompliance with which, or the presence of which would have a Material Adverse Effect. “Seller Property” shall mean real estate currently owned, leased, or otherwise used by Seller, or in which it has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Seller its capacity as a trustee or otherwise. For purposes of this Agreement, the term “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of applicable Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment with jurisdiction over Seller, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Tank” shall mean treatment or storage tanks or sumps and associated piping conveyance devices. “Well” shall mean water, gas or oil wells and associated piping conveyance devices. “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 USC 9601, et seq.); the Resource Conservation and Recovery Act (42 USC 6901, et seq.); the Clean Air Act, as amended (42 USC 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 USC 1251, et seq.); the Toxic Substances Control Act, as amended (15 USC 2601, et seq.); the Occupational Safety and Health Act, as amended (29 USC 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 USC 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 USC 801, et seq.); the Safe Drinking Water Act (42 USC 300f, et seq.); and all comparable applicable state and local laws; laws of other applicable jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde foam insulation. For purposes of this Section only, “knowledge” shall mean the actual knowledge of Seller without the imposition of any duty of inquiry beyond that required in Seller’s lending policies.

4.24 Community Reinvestment Act. Seller received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any concerns regarding Seller’s compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

4.25 Material Contracts. Except as set forth in Seller’s Disclosure Letter (all items listed or required to be listed in Seller’s Disclosure Letter as a result of this Section being referred to herein as “Seller Scheduled Contracts”), Seller is not a party or otherwise subject to:

(a) any employment agreement (other than employment agreements terminable by Seller on not more than 30 days’ notice without penalty and which will not in any respect be affected by a change of control of Seller) with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any current or former director, officer or employee of Seller;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract providing for annual payments by or to Seller in excess of $10,000 per annum;

(c) any contract or agreement that would restrict SoCal or SoCal Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

(d) any collective bargaining agreement or other such contract or agreement with any labor organization;

(e) any lease of real or personal property providing for annual lease payments by or to Seller in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Seller is lessor and leases of real property presently used by Seller as banking offices.

(f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Seller (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of Seller’s business) in personal property having a value of $25,000 or more;

(g) any stock purchase, Stock Option, Award, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Seller;

(h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

(i) any agreement for the sale of any property or assets in which Seller has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

(j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Seller);

(k) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business and customary agreements with vendors providing goods or services to Seller where the potential indemnity obligations thereunder are not reasonably expected to be material to Seller;

(l) any supply, maintenance or landscape contracts not terminable by Seller without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

(m) any agreement disclosed pursuant to this Section 4.25 which would be terminable other than by Seller as a result of the consummation of the transactions contemplated by this Agreement;

(n) any contract of participation with any other bank in any loan entered into by Seller subsequent to December 31, 2005 in excess of $25,000, or any sales of assets of Seller with recourse of any kind to Seller, or any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(o) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 per annum or more to or by Seller other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit to the Seller’s customers in the ordinary course of Seller’s business;

(p) any other material agreement, arrangement or understanding not made in the ordinary course of business;

(q) any written agreement, supervisory agreement, resolution, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the DFI, FDIC, FRB or any other regulatory agency;

(r) any agreement, arrangement or understanding relating to the election or retention in office of any present or former director, officer or employee of Seller; or

(s) any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

True copies of all Seller Scheduled Contracts, including all amendments and supplements thereto, are attached to Seller’s Disclosure Letter.

4.26 Regulatory Approvals. To the knowledge of Seller, except as described in Seller’s Disclosure Letter, Seller has no reason to believe that all required Consents from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement would not be received without the imposition of a materially burdensome condition in connection with the approval of any such application.

4.27 Intellectual Property. Except as set forth in Seller’s Disclosure Letter, Seller owns or is licensed or otherwise entitled to use (in each case, free and clear of any material liens) all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business (the “Intellectual Property”). The use of any Intellectual Property by Seller does not, to Seller’s knowledge, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller with respect to any material Intellectual Property owned by and/or licensed to Seller. Seller has not received any written notice of any pending claim with respect to any Intellectual Property used by Seller and no Intellectual Property owned and/or licensed by Seller is being used of enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.28 Bank Secrecy Act. Except as set forth in Seller’s Disclosure Letter, Seller has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 USC 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

4.29 Absence of Adverse Agreements. Seller is not subject to any judgment, order, decree or Rule of any court or other Governmental Entity or authority which now or in the future may have a Materially Adverse Effect.

4.30 Disclosure. Neither the Seller Financial Statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by Seller pursuant to this Agreement (including in the Proxy Statement), contains or shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

AGREEMENTS WITH RESPECT TO CONDUCT OF

SOCAL AFTER THE DATE HEREOF

SoCal covenants and agrees with Seller as follows:

5.1 Material Adverse Effect. SoCal will promptly notify Seller (i) of any event of which SoCal obtains knowledge which may have a Material Adverse Effect on SoCal, SoCal Bank or Fund; or (ii) in the event SoCal determines that it is possible that the conditions to the performance of Seller set forth in Sections 8.1 and 8.3 may not be satisfied.

5.2 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, SoCal shall amend or supplement the SoCal Disclosure Letter provided for herein pertaining to SoCal as necessary so that the information contained therein accurately reflects the then current status of SoCal and shall transmit copies of such amendments or supplements to Seller in accordance with Section 11.12 of this Agreement. Such update of the SoCal Disclosure Letter shall not in any way affect the representations and warranties set forth in Article 3.

5.3 SoCal Bank. Prior to the Effective Time, SoCal will take all necessary action to cause (i) SoCal Bank to be organized, (ii) SoCal Bank to become a wholly-owned subsidiary of SoCal, (iii) the board of directors and shareholder of SoCal Bank to approve the transactions contemplated by this Agreement, and (iv) SoCal Bank to take all actions reasonably deemed by SoCal to be necessary or appropriate in order to cause the Merger to be consummated on the terms and subject to the conditions provided in this Agreement.

5.4 Consents and Approvals.

(a) SoCal will cooperate with Seller in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the transactions contemplated in this Agreement. SoCal’s cooperation hereunder shall include, but not be limited to, providing all information concerning SoCal as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that the consent of a third party (“Third Party Consent”) with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of SoCal that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, SoCal shall use its best efforts to obtain such Consent prior to the Effective Time.

(c) SoCal and Fund shall promptly take action necessary to obtain all Consents that are required in connection with the consummation by SoCal and Fund of the Merger and the transactions contemplated hereby, including (i) such Consents as may be required by Governmental Entities, and (ii) the effectiveness of the S-4 and any Blue Sky permits and approvals.

5.5 Compliance with Rules. SoCal shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of SoCal.

5.6 Insurance and Indemnification.

(a) SoCal shall permit Seller to use its best efforts to extend the discovery period of its directors’ and officers’ liability insurance for a period of up to forty-eight (48) months with respect to all matters arising from facts or events which occurred before the Effective Time for which Seller would have had an obligation to indemnify its directors and officers; provided, however, that the total costs to Seller and SoCal of the premiums for such coverage shall not exceed an aggregate of $ 32,000 (the “Insurance Amount”). If SoCal is unable to maintain or obtain the insurance called for by this Section 5.6 as a result of the preceding provision, SoCal shall use best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such. If SoCal shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SoCal shall assume the obligations set forth in this Section 5.6.

(b) For a period of forty-eight (48) months after the Effective Time, SoCal shall, and shall cause its Subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in Seller’s Charter Documents as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

(c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Seller and his or her heirs and representatives. There shall be no duplication of benefits pursuant to Section 5.6 (a) and (b).

5.7 Quotation of SoCal Stock; Exchange Act Reports; S-8 Registration Statement.

(a) As soon as possible following the Effective Time, SoCal shall take all required action to cause the SoCal Stock to be quoted on the OTC Bulletin Board and shall thereafter continue to take such further actions as may be required to maintain SoCal Stock as eligible for quotation on the OTC Bulletin Board; provided, however, the provisions of the second clause of this sentence shall be deemed to be satisfied if SoCal Stock is admitted to trading on a national securities exchange, including Nasdaq. SoCal shall use its best efforts to have two market makers for the SoCal Stock at all times.

(b) From the Effective Time to December 31, 2008, SoCal shall file with the SEC all reports required by Section 15(d) of the Exchange Act, whether or not the obligation to file such reports may have been suspended under the Rules.

(c) As promptly as practicable after the Effective Time, SoCal shall use its reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 in connection with the SoCal Stock Plan, including the substitute options to be granted pursuant to Section 9.2 hereof, and will use its reasonable best efforts to have such registration statement declared effective under the Securities Act as promptly as practicable after it is filed.

5.8 Disclosure of Information. SoCal has provided to Seller all material information relating to all pending acquisitions, mergers and related transactions involving SoCal, including, without limitation, those transactions described in the press release issued on behalf of SoCal and the Fund on August 1, 2007, will continue to provide to Seller all material information relating to such acquisitions, mergers and related transactions from and after the date of this Agreement until the Effective Time.

ARTICLE 6

AGREEMENTS WITH RESPECT TO

CONDUCT OF SELLER AFTER THE DATE HEREOF

Seller covenants and agrees with SoCal as follows:

6.1 Access.

(a) Seller will authorize and permit SoCal, its representatives, accountants and counsel, to have access in such manner as will not unreasonably interfere with the conduct of the businesses of Seller, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as SoCal may reasonably request. Seller shall permit SoCal, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Seller with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as SoCal considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Seller, obtaining any necessary orders, Consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Seller. Seller will cause Vavrinek, Trine, Day & Co., to make available to SoCal, its accountants, counsel and other agents, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of Seller as may be requested by SoCal in connection with its review of the foregoing matters. Notwithstanding any of the foregoing, Seller shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information or contravene any Rule but Seller shall use its best efforts to make appropriate substitute disclosure arrangements, to the extent practicable.

(b) A representative of SoCal or Fund shall be invited by Seller to attend all regular and special board of directors and committee meetings of Seller from the date hereof until the Effective Time. Seller shall inform SoCal of all such board meetings at least 5 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of SoCal shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Seller under this Agreement or where such attendance would jeopardize Seller’s attorney-client privilege.

6.2 Material Adverse Effect; Reports; Financial Statements; Filings.

(a) Seller will promptly notify SoCal (i) of any event of which Seller obtains knowledge which may have a Material Adverse Effect; (ii) in the event Seller determines that it is possible that the conditions to the performance of SoCal set forth in Sections 8.1 and 8.2 may not be satisfied; (iii) of any event, development or circumstance other than the transactions contemplated by this Agreement that, to the best knowledge of Seller, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Seller of the services of any Executive Officer of Seller; or (iv) of the scheduling or commencement of any examination or audit by a Governmental Entity.

(b) Seller will furnish to SoCal, as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within five (5) Business Days after it is prepared or becomes available to Seller, (i) a copy of any report submitted to the board of directors of Seller and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto provided, however, that Seller need not furnish SoCal any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Seller under this Agreement; (ii) monthly and quarterly unaudited balance sheets and statements of operations, and changes in shareholders’ equity for Seller; (iii) as soon as available, all letters and communications sent by Seller to its shareholders and all reports filed by Seller with the DFI, FDIC and any other Person; and (iv) such other reports as SoCal may reasonably request relating to Seller.

(c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Seller, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Seller for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

6.3 Conduct of Business.

(a) Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Seller shall not, without prior written Consent of SoCal (which Consent shall not be unreasonably withheld and which Consent [except with respect to subparagraph (29) of this Section 6.3(a)] shall be deemed granted if within five (5) Business Days of SoCal’s receipt of written notice of a request for prior written Consent, written notice of objection is not received by Seller):

(1) amend, modify, terminate or fail to renew or preserve its material Permits;

(2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Seller Scheduled Contract or any other material contract or agreement to which Seller is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

(3) enter into any agreement or contract that would be required to be included as a Seller Scheduled Contract providing for payments in excess of $25,000 per annum;

(4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

(5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Seller Stock;

(6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary, bonus or employee benefits of any non-exempt employee or agent except in the ordinary course of business and consistent with past practice or established practices; or pay any severance or similar payment to any Person other than pursuant to an agreement disclosed in the Seller Disclosure Letter;

(7) grant any promotion or any increase in the rate of pay to any employee or pursuant to any profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any employee except in the ordinary course of business and consistent with past practice or established practices or pay any severance or similar payment to any Person other than pursuant to an agreement disclosed in the Seller Disclosure Letter;

(8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by law or any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

(9) except for the exercise of Seller Stock Options outstanding on the date hereof, issue, sell, or grant any Equity Securities of Seller, any Award, any other securities (including long term debt), or any rights, options or securities to acquire any stock of Seller Stock, or any Equity Securities of Seller, or any other securities (including long term debt) of Seller;

(10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Seller, or split, combine or reclassify any shares of its capital stock or other Equity Securities;

(11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Seller or any rights, options, or securities to acquire any Equity Securities of Seller;

(12) amend or modify its Charter Documents;

(13) make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect as of the date hereof;

(14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000;

(15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

(16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury, or in the ordinary course of business and consistent with past or established practices;

(17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by SoCal in writing; file or amend any United States federal, foreign, state or local tax return without SoCal’s prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

(18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Seller Benefit Arrangement in effect on the date of this Agreement to which Seller is a party or bound;

(19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to SoCal;

(20) agree or make any commitment to take any actions prohibited by this Section 6.3;

(21) change any of Seller’s basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Seller’s business or operations, except such changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by any Governmental Entity;

(22) take any action which would or is reasonably likely to (i) adversely affect the ability to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Seller’s ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions as set forth in Article 8 herein not being satisfied;

(23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

(24) sell any Investment Security prior to maturity, except in the ordinary course of business;

(25) knowingly take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368 of the Code;

(26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

(27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

(28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings (30 days or less) made at prevailing market rates and terms;

(29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $150,000 on an unsecured basis or $500,000 on a secured basis. Consent shall be deemed granted if within two (2) Business Days of written notice delivered to SoCal’s board of directors and Fund’s general partner, written notice of objection is not received by Seller (for purposes of this subparagraph, written notice shall include notice by email); and

(30) except as required by applicable Rule or the DFI or the FDIC, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use best efforts to avoid any material increase in Seller’s aggregate exposure to interest rate risk.

(b) Between the date hereof and the Effective Time, Seller shall:

(1) duly observe and conform in all material respects to all lawful requirements applicable Seller’s business and conduct Seller’s business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practice;

(2) use its best efforts to maintain its assets and properties in good condition and repair, normal wear and tear excepted;

(3) promptly upon learning of such information, advise SoCal in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Seller Stock prior to the record date fixed for the Seller Shareholders’ Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

(4) promptly notify SoCal regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Seller, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Seller;

(5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement; and

(6) cooperate with SoCal in keeping all of its current insurance policies and coverage effective after the Effective Time with such modifications as SoCal may reasonably request. Seller’s cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its insurers as may be required for such discussions.

6.4 Certain Loans and Other Extensions of Seller. Seller will promptly inform SoCal of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Seller as “Watch List,” “Substandard,” “Doubtful,” “Loss” or any comparable classification. Seller will furnish to SoCal, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

(a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

(d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

(e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

(f) loans or leases (including any commitments) by Seller to any director, officer, or employee of Seller, or any shareholder holding 5% or more of the capital stock of Seller, including with respect to each such loan or lease, the identity and, to the best knowledge of Seller, the relation of the borrower to Seller, the loan or lease type and the outstanding and undrawn amounts;

(g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

(h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

(i) loans or leases written down during the previous month, including with respect to each the original amount, the write-off amount, credit type and office;

(j) other real estate or assets owned, stating with respect to each its credit type;

(k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

(l) extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, originated on or after the date of the schedule previously provided to SoCal (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

(m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $100,000, showing with respect to each, the credit type and the office.

6.5 Disclosure Letter. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Seller shall amend or supplement the Seller Disclosure Letter provided for herein pertaining to Seller as necessary so that the information contained therein accurately reflects the then current status of Seller and shall transmit copies of such amendments or supplements to SoCal in accordance with Section 11.12 of this Agreement. Such update of the Seller Disclosure Letter shall not in any way affect the representations and warranties set forth in Article 4.

6.6 Change of Recommendation. The board of directors of Seller shall not, in a manner adverse to SoCal, (x) withdraw, modify or qualify, or propose to withdraw, modify or qualify, such recommendation, (y) take any action or make any statement in connection with the Seller Shareholders’ Meeting inconsistent with such recommendation or (z) recommend any Competing Transaction (as defined in Section 6.11) (any action referred to in clause (x), (y) or (z) being a “Change in Recommendation”). Notwithstanding the foregoing, the board of directors of Seller shall be permitted to take the actions described in clauses (x) through (z) above if Seller has complied in all material respects with Section 6.11.

6.7 Consents and Approvals.

(a) Seller will cooperate with SoCal in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the transactions contemplated in this Agreement. Seller’s cooperation hereunder shall include, but not be limited to, providing all information concerning Seller and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

(b) To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Seller or that is contemplated in this Agreement is required in connection with the transactions contemplated in this Agreement, Seller shall obtain such Consent prior to the Effective Time.

6.8 Preservation of Employment Relations Prior to Effective Time. Seller will use its best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Seller through the Effective Time.

6.9 Compliance with Rules. Seller shall comply with the requirements of all applicable Rules, the noncompliance with which would have a Material Adverse Effect.

6.10 Seller Benefit Arrangements. At the Effective Time, the Seller Stock Option Plan shall be terminated, without the imposition of any liability therefor to SoCal, SoCal Bank or Seller except as provided in Sections 2.8 and 9.2. Subject to Section 9.1, all other Seller Benefit Arrangements will be assumed by SoCal Bank at the Effective Time.

6.11 No Shop. Seller shall not, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Seller shall promptly notify SoCal (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Seller: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing twenty-five percent (25%) or more of the assets of Seller; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing twenty-five percent (25%) or more of the voting power of Seller; a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Seller Stock; a solicitation of proxies in opposition to approval of the Merger by Seller shareholders; or a public announcement by another Person (besides SoCal) of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.11 or elsewhere in this Agreement, nothing shall prevent Seller from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a

Competing Transaction to the holders of Seller Stock if and only if, prior to participating in any of the foregoing, (A) the board of directors of Seller concludes in good faith that the Competing Transaction is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction more favorable to holders of Seller Stock from a financial point of view than the transaction contemplated by this Agreement; (B) the board of directors of Seller determines in good faith, taking into consideration the written advice of outside counsel, that participating in any such action is necessary or advisable for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least 48 hours prior to providing any information or data to any Person or entering into discussion or negotiations with any Person, the board of directors of Seller notifies SoCal and Fund of such inquiries, proposals or offers received by, any information requested from, or any such discussion or negotiations sought to be initiated or continued with Seller and thereafter shall keep SoCal informed, on a prompt basis, of the status and terms of any such proposals or offers and the status of any discussions or negotiations.

6.12 Affiliates. Prior to the Effective Time, (a) Seller shall deliver to SoCal a letter identifying all persons who are then “affiliates” of Seller for purposes of Rule 145 under the Securities Act and (b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use best efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit G. Seller shall use best efforts to obtain from any person who becomes an affiliate of Seller after Seller’s delivery of the letter referred to above, and on or prior to the date of the Seller Shareholders’ Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit G hereto as soon as practicable after obtaining such status.

6.13 Access to Operations. Seller shall afford to SoCal and its authorized agents and representatives, access to the operations, books, and other information relating to Seller for the sole purpose of assuring an orderly transition of operations, including any data processing conversion, in the Merger. SoCal shall give reasonable notice for access to Seller, and the date and time of such access will then be mutually agreed to by SoCal and Seller. SoCal’s access shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations and which does not interfere with the ability of Seller to consummate the transactions contemplated by this Agreement.

6.14 Access to Employees. SoCal and Fund shall have the right, but not the obligation, prior to the Effective Day, to provide training to employees of Seller who will become employees of the Surviving Bank. Such training shall be at the expense of SoCal and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by SoCal. At the request of SoCal, SoCal shall compensate employees, in accordance with Seller’s customary policies and practices, for the employee’s time being trained by SoCal. Seller shall cooperate with SoCal to make such employees available for such training prior to Closing. All travel and other reimbursable expense incurred by the employee for training are SoCal’s responsibility, subject to Section 11.1(a). Nothing in this Section is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than SoCal, Fund or Seller.

ARTICLE 7

FURTHER COVENANTS OF SOCAL AND SELLER

7.1 Shareholder Meeting; S-4 and Proxy Statement.

(a) Seller will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the “Seller Shareholders’ Meeting”) to be held as soon as practicable, for the purpose of voting on this Agreement and the Merger. In connection with the Seller Shareholders’ Meeting, (i) the board of directors of Seller shall, subject to the board’s fiduciary duties, recommend shareholder approval of the Merger, this Agreement and related matters; and (ii) Seller shall use its reasonable best efforts to obtain such shareholder approval by the largest possible percentage. Notwithstanding the foregoing, in no event shall Seller be required to convene the Seller Shareholders’ Meeting less than thirty-five (35) days after the Proxy Statement is first mailed to Seller’s shareholders.

(b) As promptly as practicable, SoCal and Seller shall cooperate with each other and exercise their best efforts to prepare and file with the SEC a registration statement on Form S-4 (the “S-4”), in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4 and further agree that the information provided by each Party shall be the sole responsibility of that Party. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. SoCal shall pay all third party costs (except Seller’s legal and accounting fees and printing and mailing expenses) associated with the preparation and filing of the S-4 and with obtaining all Blue Sky permits and approvals, including the filing fees with the SEC and Blue Sky regulators; provided, however, that SoCal shall pay all third party costs, including Seller’s legal and accounting fees and printing and mailing expenses, associated with the preparation, filing and dissemination of any amendment or supplement to the S-4 and/or Proxy Statement that is required or reasonably necessary due to any change in the terms of any other acquisition, merger or related transaction involving SoCal after the date on which the S-4 is first declared effective by the SEC. At the time the S-4 becomes effective, the S-4 will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Seller’s shareholders, at the time of the Seller Shareholders’ Meeting and at the Effective Time, the prospectus included as part of the S-4, as amended or supplemented by any amendment or supplement filed by SoCal, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading.

(d) After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Seller and SoCal to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

(e) SoCal shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of SoCal Stock pursuant to this Agreement.

7.2 Filings. Each of the Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable Rules enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

7.3 Applications. SoCal will promptly prepare and file, or cause to be prepared and filed, any applications or notices to bank regulatory agencies necessary to consummate the transactions contemplated hereby. SoCal shall afford Seller a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing thereof as well as all correspondence and comment letters relating to such applications. The Parties covenant and agree that the Proxy Statement and all applications to the appropriate Governmental Entities for approval or Consent to the transactions contemplated hereby, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. SoCal will use its best efforts to obtain all required regulatory approvals or Consents and Seller shall cooperate with SoCal in such efforts.

7.4 Further Assurances. SoCal and Seller agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Merger and the transactions contemplated in this Agreement. SoCal and Seller agree to take such further action as may reasonably be requested to facilitate consummation of the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

7.5 Establishment of Accruals. If requested by SoCal, ten (10) Business Days immediately prior to the Effective Time, Seller shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those to be adopted by SoCal (as such practices and methods are to be applied to Seller from and after the Effective Time) and reflect SoCal’s plans with respect to the conduct of Seller’s business following the Merger and to provide for the costs and expenses relating to the consummation by Seller of the transactions contemplated by this Agreement. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation or warranty of Seller contained in the Agreement or be deemed to have a Material Adverse Effect.

ARTICLE 8

CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

8.1 Conditions to Each Party’s Obligations to Close. The respective obligations of SoCal and Seller to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Seller.

(b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the forms contemplated by this Agreement, unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

(c) On or before October 31, 2007 or, if the S-4 shall not have been declared effective on or before September 15, 2007, November 30, 2007, the Parties shall have received any required Consent from the FRB, the DFI and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement and in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to SoCal or the Surviving Bank after the Merger that SoCal concludes would have a Material Adverse Effect on any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Seller, at or prior to the Effective Time, and all required waiting periods shall have expired.

(d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by Seller and SoCal to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

(e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a Material Adverse Effect.

(f) The S-4 shall have been declared effective, shall not be the subject of any stop order or proceedings seeking or threatening a stop order and all Blue Sky permits and approvals shall have been obtained.

(g) Seller and SoCal shall have received from Manatt, Phelps & Phillips, LLP, an opinion reasonably satisfactory to each of them to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to Seller, SoCal, or SoCal Bank, nor shall the issuance of SoCal Stock result in the recognition of gain or loss by the holders of Seller Stock who receive such stock in connection with the Merger, and that such holders will be entitled to carryover the basis of their Seller Stock and tack holding periods relating thereto. Such counsel may require and rely upon representations contained in certificates of officers of Seller and SoCal, reasonably satisfactory in form and substance to it.

8.2 Additional Conditions to Obligations of SoCal to Close. The obligations of SoCal to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the Merger, and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the board of directors and shareholders of Seller.

(b) The representations and warranties of Seller contained in Article 4 of this Agreement shall have been true and correct (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and SoCal shall have received a certificate to that effect dated the Effective Time and executed on behalf of Seller by its chief executive officer and chief financial officer. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

(c) Each of the covenants and agreements of Seller contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and SoCal shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Seller.

(d) During the period from the date of this Agreement to the Effective Time, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a Seller Material Adverse Effect, whether or not such event, change or effect is reflected in Seller’s Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and SoCal shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Seller.

(e) Concurrently with the execution of this Agreement, SoCal shall have received executed versions of Non-Compete Agreements and Voting Agreements from the persons identified in Section 2.6.

(f) SoCal shall have received from each person named in the letter or otherwise referred to in Section 6.12 of this Agreement an executed copy of Exhibit G.

(g) SoCal shall have received satisfactory evidence that the Seller Stock Option Plan has been treated as provided in Section 6.10 of this Agreement.

(h) SoCal shall have received the written resignation of each director of Seller dated as of the Effective Date.

8.3 Additional Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the Merger and the other transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

(a) All actions necessary to authorize the execution, delivery and performance of this Agreement, consummation of the Merger and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the respective boards of directors and shareholders of SoCal.

(b) The representations and warranties of SoCal and the Fund contained in Article 3 of this Agreement shall be true and correct (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Seller shall have received a certificate to that effect dated the Effective Time and executed by SoCal. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of SoCal to consummate the transactions contemplated by this Agreement.

(c) The covenants and agreements of SoCal to be performed at or before the Effective Time shall have been duly performed in all material respects; and Seller shall have received one or more certificates to that effect dated the Effective Time and executed by SoCal.

(d) During the period from the date of this Agreement to the Effective Time, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or could reasonably be expected to have a SoCal Material Adverse Effect, whether or not such event, change or effect is reflected in SoCal’s Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Seller shall have received a certificate to that effect dated the Effective Time and executed by SoCal.

(e) In the event there is a material adverse change to the terms of any other acquisition, merger or related transaction involving SoCal between the date of this Amendment and the Effective Time, other than a termination of one or both of those transactions described in the press release issued on behalf of SoCal and the Fund on August 1, 2007, Seller’s board of directors shall have received an updated opinion from Keefe, Bruyette & Woods, Inc. that the merger is fair to Seller’s shareholders from a financial view notwithstanding such material change.

ARTICLE 9

EMPLOYEE BENEFITS

9.1 Employee Benefits.

(a) Following the Closing, employees of the Seller will have the opportunity to continue their at-will employment with the Surviving Bank; provided, however, that nothing herein contained shall be deemed to change such employees’ at-will status nor to create a contract of employment with any such employee.

(b) Except for the Seller Stock Option Plan, the Parties shall use their best efforts to cause all other Seller Benefit Arrangements to be assumed by the Surviving Bank at the Effective Time. Employees of Seller shall continue to participate in the Seller Benefit Arrangements to the same extent as immediately prior to the Effective Time. Each of Seller’s employees will be credited for eligibility, participation and vesting purposes with such employee’s respective years of past service with Seller (or other prior service so credited by Seller) and all accrued vacation and sick time shall be carried over. SoCal anticipates conducting a review of the Seller Benefit Arrangements after the Closing and nothing herein contained shall (i) restrict the rights of SoCal to make changes or replace one or more of the Seller Benefit Arrangements nor (ii) create any rights in any person to continue to participate in Seller Benefit Arrangements other than as otherwise provided by law.

9.2 Substitute Stock Options. SoCal shall grant, as of the Effective Time, substitute stock options to each Seller optionee who has at the Effective Time an outstanding Seller Stock Option. Each substitute stock option so granted by SoCal to replace a Seller Stock Option shall be 100% vested and shall be exercisable for that number of whole shares of SoCal Stock equal to the product of (A) the number of shares of Seller Stock that were purchasable under such Seller Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of SoCal Stock. Further, each substitute stock option so granted by SoCal to replace a Seller Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Seller Stock at which such Seller Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. Each substitute option shall have a duration equal to the remaining duration of the Seller Stock Option for which it is substituted. Any substitute option granted by the SoCal to replace a Seller Stock Option which is an incentive stock option will, to the extent legally permissible, be an incentive stock option.

ARTICLE 10

TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

10.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Seller as follows, and in no other manner:

(a) By mutual Consent of SoCal and Seller;

(b) By SoCal or Seller, (i) if any conditions set forth in Section 8.1 shall not have been met by October 31, 2007; provided, however, that if the S-4 shall not have been declared effective on or before September 15, 2007, then only if any condition set forth in Section 8.1 shall not have been met by November 30, 2007, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies any approval, Consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, the Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, Consent or authorization requested;

(c) By SoCal, if any conditions set forth in Section 8.2 shall not have been met, or by Seller, if any conditions set forth in Section 8.3 shall not have been met, by August 31, 2007, or such earlier time as it becomes apparent that such condition cannot be met;

(d) By SoCal, if Seller should (i) materially breach any of its representations or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default;

(e) By Seller, if SoCal should (i) materially breach any of its representation or warranties contained herein or (ii) materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, and in either case, such breach and/or default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged breach and/or default; or

(f) By SoCal, if the shareholders of Seller fail to approve this Agreement and the Merger by the requisite vote at the Seller Shareholders’ Meeting.

10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees sustained or incurred by the other Party in connection with negotiating and implementing the transactions contemplated in this Agreement).

10.3 Waiver of Conditions. If any of the conditions specified in Section 8.2 have not been satisfied, SoCal may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 8.3 have not been satisfied, Seller may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

ARTICLE 11

GENERAL

11.1 Expenses/Termination Expenses.

(a) [Intentionally Left Blank]

(b) Seller hereby agrees that, if this Agreement is terminated and such termination did not result primarily from the failure of the condition set forth in Section 8.3(e), it will promptly (and in no event later than two (2) Business Days after termination) reimburse Fund for all of its Reasonable Expenses in an amount not to exceed $250,000.

(c) Seller hereby agrees that if (i) (W) the board of directors of Seller fails to recommend approval of this Agreement and the Merger to the stockholders of Seller or effects a Change in Recommendation, and this Agreement and the Merger are not approved by the stockholders of Seller by the requisite vote at the Seller Stockholders’ Meeting, or (X) a Competing Transaction is proposed between the date hereof and the time of the Seller Stockholders’ Meeting and the stockholders of Seller fail to approve this Agreement and the Merger under circumstances where the board of directors of Seller continuously maintained its favorable recommendation of this Agreement and the Merger, or (Y) this Agreement is terminated after a Competing Transaction is proposed, or (Z) this Agreement is terminated after a willful breach by Seller and (ii) after the occurrence of (W), (X), (Y) or (Z), either a definitive agreement relating to a Competing Transaction is executed by Seller, or a Competing Transaction is consummated, within 12 months after the termination of this Agreement, then, upon the earlier to happen of the entering into of a definitive agreement for a Competing Transaction or of the consummating of the Competing Transaction, Seller shall promptly (and in no event later than two (2) Business Days following such event) pay the Fund a termination fee of $1,000,000, representing liquidated damages, payable by wire transfer of immediately available funds to an account specified by SoCal.

(d) The amounts set forth in Section 11.1 (b) and (c) are in the nature of liquidated damages and do not constitute a penalty. The Parties agree that it would be impracticable or extremely difficult to fix actual damages and the amounts set forth in Section 11.1 (b) and (c) are reasonably intended to compensate for expenses incurred in connection with the negotiation of this Agreement and any lost opportunity resulting from the pendency of the transactions contemplated by this Agreement. Upon payment of an amount by Seller pursuant to Section 11.1 (b) and (c), each of SoCal and the Fund waives any and all rights to any payments, damages, amounts, costs, fees or other expenses, and agrees that it shall not bring any action, suit or proceeding of any kind to recover any amounts in connection with any breach of this Agreement. If Seller fails to promptly pay the Fund any amounts due under Section 11.1 within the time period specified therein, Seller shall pay all costs and expenses (including attorneys’ fees) incurred by SoCal or the Fund, as applicable, from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made. Notwithstanding anything to the contrary contained herein, the Parties agree that payment by Seller of the amount set forth in Section 11.1(b) shall not constitute a waiver or release of any rights to any payments, damages, amount, costs, fees or other expenses that Seller may otherwise have pursuant to this Agreement.

(e) Except as otherwise provided in this Section and in Section 7.1, all expenses incurred by SoCal or Seller in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

(f) Fund hereby agrees that, if this Agreement is terminated primarily from the failure of the condition set forth in Section 8.3(e), it will promptly (and in no event later than two (2) Business Days after termination) reimburse Seller for all of its reasonable, itemized expenses in connection with the Merger and the transactions contemplated hereby from August 31, 2007 through the date of termination, including, but not limited to, legal, auditing, due diligence, data, travel and telephone.

11.2 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Seller.

11.3 Disclosure Letter; Exhibits; Integration. Each Disclosure Letter and exhibit delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, the exhibits and any other agreement entered into on the date hereof by the Parties constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

11.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Rule to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 8 hereof.

11.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal court of the United States of America for the Central District of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

11.6 No Assignment. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by SoCal or Seller, in whole or in part, without the prior written Consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

11.7 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.8 Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

11.9 Publicity and Reports. SoCal and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior Consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

11.10 Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the DFI, the FRB, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use best efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party), provided that such return does not violate document retention policies of such Party; and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

11.11 Specific Performance. Notwithstanding the provisions of Section 11.1 concerning liquidated damages, Seller and SoCal each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

11.12 Notices. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person, (b) telexed, (c) telecopied or (d) sent by email (provided that any notice given pursuant to clauses (b), (c) and (d) is also mailed by certified or registered mail, postage prepaid), as follows:

If to SoCal or Fund, addressed to:

Mr. Jae H. Lim
Belvedere Capital
One Maritime Plaza, Suite 825
San Francisco, CA 94111

Fax No. (415) 434-9918
Email: jlim@belvederecapital.com

With a copy addressed to:

John F. Stuart, Esq.
Reitner, Stuart & Moore
1319 Marsh Street
San Luis Obispo, CA 93401

Fax No. (805) 545-8599
Email: john@reitnerandstuart.com

If to Seller, addressed to:

Mr. William Baribault
Chairman of the Board
Professional Business Bank
199 South Los Robles Avenue, Suite 130
Pasadena, CA 91101

Fax No. (626) 395-7233
Email: wbaribault@henry.com

With a copy addressed to:

William T. Quicksilver, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA 90064

Fax No. (310) 312-4224
Email: wquicksilver@manatt.com

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12.

11.13 Knowledge. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted, provided, however, that Seller will be deemed to have “knowledge” of a particular fact or matter if any of the following persons has actual knowledge of such fact or matter or if any such person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonably inquiry into such areas of Seller’s business that are under such individual’s general area of responsibility: Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Director of Corporate Banking and Senior Vice President & Branch Banking Administrator.

11.14 Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

11.15 Attorneys’ Fees. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

11.16 Termination of Representations, Warranties and Covenants. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time, except Sections 5.6 and 5.7.

11.17 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

WITNESS, the signature of Belvedere SoCal as of the 1st day of February, 2007, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

BELVEDERE SOCAL

By:	/s/ ALISON DAVIS	By:	/s/ JUSTIN EVANS
	President & Chief Executive		Secretary
Officer

WITNESS, the signature of Belvedere Capital Fund II L.P. as of the 1st day of February, 2007, set by its General Partner pursuant its authority:

BELVEDERE CAPITAL FUND II L.P.

By:	/s/ JAE H. LIM
Member
Belvedere Capital Partners II LLC

WITNESS, the signature of Professional Business Bank, as of the 1st day of February, 2007, set by its President and Chief Executive Officer and its Secretary, pursuant to a resolution of its board of directors, acting by at least a majority:

PROFESSIONAL BUSINESS BANK

By:	/s/ NORMAN BROYER	By:	/s/ MICHAEL W. MCCALL
	President & Chief Executive		Secretary
Officer

APPENDIX B

FAIRNESS OPINION OF

KEEFE, BRUYETTE & WOODS, INC.

August 7, 2007

The Board of Directors

Professional Business Bank

199 South Los Robles, Suite 130

Pasadena, CA 91101

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Professional Business Bank (“Acquiree”) of the consideration offered in the proposed merger (the “Merger”) of Belvedere SoCal (“Acquiror”) and Acquiree, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 1, 2007, as amended as of April 23, 2007 and as of August 7, 2007, between Acquiree and Acquiror (the “Agreement”). Pursuant to the terms of the Agreement and specifically described in Sections 1.1 and 2.3 of the Agreement, at the Effective Time, each outstanding share of Acquiree common stock, will be converted into and exchangeable for the right to receive 0.87 shares of Acquiror common stock or $23.00 per share in cash, subject to election procedures and 52.5% of the aggregate consideration to be in cash. Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement. You have requested our opinion as of August 7, 2007 as investment bankers as to the fairness, from a financial point of view, to the shareholders of Professional Business Bank of the consideration offered in the proposed merger of Acquiror and Acquiree, pursuant to the terms of the Agreement and Plan of Merger. You have requested that our opinion as of August 7, 2007 also cover the fairness from a financial point of view, to the shareholders of Professional Business Bank, of the consideration offered in the proposed merger of Acquiror and Acquiree, pursuant to the terms of the Agreement and Plan of Merger and considering the terms of Acquiror’s proposed acquisition of either or both of Spectrum Bank (“Spectrum”) and First Heritage Bank, N.A. (“First Heritage”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Acquiree and Acquiror, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Acquiree and Acquiror for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Acquiree. We have acted exclusively for the Board of Directors of Acquiree in rendering this fairness opinion and will receive a fee from Acquiree for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Acquiree and Acquiror and the Merger, including among other things, the following: (i) the Agreement, as amended; (ii) the Annual Reports to Stockholders and regulatory filings for the three years ended December 31, 2006, of Acquiree; (iii) certain interim reports to stockholders and regulatory filings of Acquiree and certain other communications from Acquiree to its stockholders; (iv) the Agreement to Merge and Plan of Reorganization, dated as of July 13, 2007, between Acquiror and Spectrum in the form

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provided to us by Acquiror; (v) the term sheet entered into as of June 19, 2007, between Acquiror and First National Bank Holding Company, the parent of First Heritage, in the form provided to us by Acquiror; and (vi) other financial information concerning the businesses and operations of Acquiree furnished to us by Acquiree and of Acquiror, Spectrum and First Heritage furnished to us by Acquiror for purposes of our analysis.

We have also held discussions with senior management of Acquiree and Acquiror regarding the past and current business operations, regulatory relations, financial condition and future prospects of Acquiree and Acquiror and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial information for Acquiree, Spectrum and First Heritage with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us by Acquiree and Acquiror or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to Acquiree, we have relied upon the management of Acquiree as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. With respect to Acquiror, Spectrum and First Heritage, we have relied upon the management of Acquiror as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Acquiree is adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Acquiree or Acquiror or Spectrum or First Heritage, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Acquiree, as well as Spectrum and First Heritage; (ii) the assets and liabilities of Acquiree, as well as Spectrum and First Heritage; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration in the Merger is fair, from a financial point of view, to the shareholders of Professional Business Bank. Based upon and subject to the foregoing, it is also our opinion that, as of the date hereof, the consideration in the Merger is fair, from a financial point of view, to the shareholders of Professional Business Bank if Acquiror also acquires either or both of Spectrum or First Heritage.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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APPENDIX C

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

CALIFORNIA CORPORATIONS CODE

CHAPTER 13

DISSENTERS’ RIGHTS

SECTION 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)	Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)	Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)	Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)	Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20.	Indemnification of Directors and Officers

Belvedere SoCal, as a California corporation, is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Articles of Incorporation and Bylaws of Belvedere SoCal provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors’ and Officers’ Liability Insurance

Belvedere SoCal presently does not maintain a policy of directors’ and officers’ liability insurance but anticipates obtaining such a policy in the future.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Exhibit
2.1	Agreement to Merge and Plan of Reorganization, dated February 1, 2007 and amended on April 23, 2007—Appendix A of the Proxy Statement—Prospectus

2.2	Amendment to Agreement to Merge and Plan of Reorganization, dated April 23, 2007*

2.3	Second Amendment to Agreement to Merge and Plan of Reorganization, dated August 7, 2007*

2.4	Agreement to Merge and Plan of Reorganization, dated July 13, 2007 with Spectrum Bank*

3.1	Articles of Incorporation of Belvedere SoCal—in the form to be in effect at the effective time of the merger*

3.2	Bylaws of Belvedere SoCal as revised—in the form to be in effect at the effective time of the merger*

4.1	Specimen share certificate*

5.1	Opinion of Reitner, Stuart & Moore*

8.1	Tax Opinion of Manatt, Phelps & Phillips, LLP*

10.1	Management Agreement as revised (to be executed at the effective time of the merger)*

10.2	Warrant Agreement as revised (to be executed at the effective time of the merger)*

10.3	Fee Agreement*

23.1	Consent of Keefe, Bruyette & Woods, Inc.

23.2	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Professional Business Bank)

23.3	Consent of William Baribault*

23.4	Consent of Larry D. Tashjian*

23.5	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1)

23.6	Consent of Reitner, Stuart & Moore (included in Exhibit 5.1)

23.7	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Spectrum Bank)

23.8	Consent of Larson Allen LLP (accountants for First National Bank Holding Company and First Heritage Bank, N.A.)

24	Power of Attorney*

99.1	Form of Proxy for Professional Business Bank*

*	previously filed

(b) Financial Statement Schedules

All schedules are omitted because the required information is not applicable or is included in the financial statements of Professional Business Bank and the related notes.

(c) The opinion of Keefe, Bruyette & Woods, Inc., is included as Appendix B to this joint proxy statement-prospectus in Part 1 of this Registration Statement.

Item 22.	Undertakings

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registration pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-4 and authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned in San Francisco, State of California on September 21, 2007.

BELVEDERE SOCAL

By:	/s/ ALISON DAVIS
Alison Davis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ALISON DAVIS	Chief Executive Officer,	September 21, 2007
ALISON DAVIS	Director

*	Chairman	September 21, 2007
ALAN LANE

/s/ JAE LIM	Chief Financial Officer	September 21, 2007
JAE LIM	Director

* By:	/s/ ALISON DAVIS
Alison Davis
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit

23.1	Consent of Keefe, Bruyette & Woods, Inc.

23.2	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Professional Business Bank)

23.7	Consent of Vavrinek, Trine, Day & Co., LLP (accountants for Spectrum Bank)

23.8	Consent of Larson Allen LLP (accountants for First National Bank Holding Company and First Heritage Bank, N.A.)